Filed Pursuant to Rule 424(b)(3)
Registration No. 333-103264
PROSPECTUS

$150,000,000

IPC Acquisition Corp.

11.50% Senior Subordinated Notes due 2009

       The 11.50% senior subordinated notes due 2009 offered hereby were issued on June 26, 2002 in exchange for the 11.50% senior subordinated notes due 2009 originally issued on December 20, 2001. We refer to the notes issued in the exchange and the original notes collectively as the notes.

       We will pay interest on the notes on June 15 and December 15 of each year. The first payment was made on June 15, 2002. We have the option to redeem all or a portion of the notes at any time on or after December 15, 2005 at the redemption prices set forth in this prospectus. Prior to December 15, 2004, we may, at our option, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes at the redemption price set forth in this prospectus. The notes were issued only in registered book-entry form, in denominations of $1,000 and integral multiples of $1,000.

       The notes are guaranteed by each of our current domestic restricted subsidiaries and will be guaranteed by each of our future domestic restricted subsidiaries. None of our foreign subsidiaries will guarantee the notes. The notes and the subsidiary guarantees rank behind all of our and our subsidiary guarantors’ current and future indebtedness, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the subsidiary guarantees. The notes rank equally with all of our and our subsidiary guarantors’ future senior subordinated indebtedness. The notes are effectively subordinated to all debt of our subsidiaries that do not guarantee the notes.

       We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

       Six private equity funds managed by affiliates of Goldman, Sachs & Co. own substantially all of the equity of the issuer.

       See “Risk Factors” beginning on page 11 to read about factors you should consider before buying the notes.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

       This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in such transactions. We will not receive any of the proceeds of such sales.

Goldman, Sachs & Co.

Prospectus dated November 12, 2003.

WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
UNAUDITED PRO FORMA FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
UNITED STATES FEDERAL TAX CONSEQUENCES
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
IPC ACQUISITION CORP. AND PREDECESSOR INDEX TO FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF OPERATIONS

WHERE YOU CAN FIND MORE INFORMATION	ii
FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	11
USE OF PROCEEDS	22
CAPITALIZATION	22
SELECTED HISTORICAL FINANCIAL DATA	23
UNAUDITED PRO FORMA FINANCIAL INFORMATION	26
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
BUSINESS	61
MANAGEMENT	74
PRINCIPAL STOCKHOLDERS	81
RELATED PARTY TRANSACTIONS	83
DESCRIPTION OF CERTAIN INDEBTEDNESS	85
DESCRIPTION OF NOTES	89
UNITED STATES FEDERAL TAX CONSEQUENCES	131
ERISA CONSIDERATIONS	136
PLAN OF DISTRIBUTION	138
LEGAL MATTERS	138
EXPERTS	138
INDEX TO FINANCIAL STATEMENTS	F-1

In this prospectus:

•	except with respect to the notes and unless the context otherwise requires, the “company,” “we,” “our” or “us” refers to IPC Acquisition Corp., the issuer of the notes, and its subsidiaries;

•	“IPC Information Systems” refers to the divisions and assets that we purchased from Global Crossing Ltd., Asia Global Crossing Ltd. and their respective affiliates on December 20, 2001 and includes (1) 100% of the common stock of IPC Information Systems, Inc. and 100% of the ordinary shares of Asia Global Crossing IPC Trading Systems Australia Pty Ltd. and (2) various assets related to the operations of these businesses; and

•	unless otherwise indicated, all references in this prospectus to fiscal years are to the twelve months ended September 30 of the year indicated.

       NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

WHERE YOU CAN FIND MORE INFORMATION

       This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information in that registration statement. For further information with respect to us and the notes, see the registration statement, including the exhibits.

       We file reports and other information with the Securities and Exchange Commission pursuant to the information requirements of the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC’s public reference room in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov. The indenture governing the notes requires us to file reports and other information required to be filed with the SEC and provide such information to holders of the notes regardless of whether we are subject to the reporting requirements of the Securities Exchange Act.

       Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.

FORWARD-LOOKING STATEMENTS

       This prospectus includes “forward-looking statements,” as defined by federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could” and similar expressions identify forward-looking statements.

       All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

       Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	risks associated with substantial indebtedness, leverage and debt service;

•	performance of our business and future operating results;

•	risks of competition in our existing and future markets;

•	loss or retirement of any key executives;

•	risks related to the notes and to high yield securities generally;

•	general business and economic conditions;

•	market acceptance issues, including the failure of products or services to generate anticipated sales levels; and

•	the other risks described as “Risk Factors” beginning on page 11.

       All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of

ii

new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

TRADEMARKS AND TRADE NAMES

       We own or believe we have the right to use trademarks, trade names and service marks that we use in conjunction with the operation of our business, including, among others, IPC Information SystemsTM, IQMXTM, and ICMXTM. This prospectus includes trademarks, trade names and service marks owned by third parties.

iii

PROSPECTUS SUMMARY

       This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and our financial statements and related notes.

The Company

General

       Our primary business is the design, manufacture, installation and service of turret systems for the trading operations of the financial community, which includes investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers and insurance companies. Turrets are specialized telephone systems that are designed for high reliability and provide users instant access to hundreds of dedicated telephone lines that are directly connected to other trading partners and customers. Traders, brokers and salespersons occupy desks known as trading positions from which they trade various financial instruments including stocks, bonds, currencies, and futures using turrets. We are the leader in the turret industry, based on our base of approximately 110,000 turrets and related equipment installed in trading positions worldwide. We also install and service the cabling infrastructure and networks within buildings that connect voice and data communications devices for traders and others in the global financial, trading and exchange trading industries, as well as sell network voice and data services to customers primarily in the financial community. Our customers include JPMorgan Chase, Morgan Stanley, Deutsche Bank, Barclays Bank, Bear Stearns, Citigroup/ Salomon Smith Barney, Goldman Sachs, Lehman Brothers, Dresdner Bank and Bank of America. We have offices in 18 major financial centers and our installed base of turret systems is located in 47 countries, with the majority located in the United States. As of September 30, 2003, we provide maintenance, service and support to more than 669 customers.

       We manage our business through three major operating units called Trading Systems, Information Transport Systems, or I.T.S., and Network Services. For the period from November 15, 2001 (date of initial capitalization) to September 30, 2002, Trading Systems accounted for approximately 83% of our revenues and approximately 99% of our net loss and I.T.S. accounted for approximately 17% of our revenues and approximately 1% of our net loss. Our Network Services unit was created on April 30, 2003 and did not, therefore, account for any of our revenues in the 2002 fiscal year. For the nine months ended June 30, 2003, Trading Systems accounted for approximately 78% of our revenues and approximately 79% of our net loss, I.T.S. accounted for approximately 20% of our revenues and approximately (1%) of our net loss and Network Services accounted for approximately 2% of our revenues and approximately 22% of our net loss.

       Our operations include both domestic and international sales. For the period from November 15, 2001 (date of initial capitalization) to September 30, 2002, domestic sales accounted for approximately 74% of our total consolidated revenues and international sales accounted for approximately 26% of our total consolidated revenues. Sales in the United Kingdom accounted for approximately 17% of our total consolidated revenues, or approximately 67% of our international revenues, during this period. For the nine months ended June 30, 2003, domestic sales accounted for approximately 76% of our total consolidated revenues and international sales accounted for approximately 24% of our total consolidated revenues. Sales in the United Kingdom accounted for approximately 19% of our total consolidated revenues, or approximately 81% of our international revenues, during this period.

       For the 2001 fiscal year, our predecessor had a working capital deficit of approximately $52 million, a net loss of approximately $13 million and an accumulated deficit of approximately $33 million. For the period from November 15, 2001 (date of initial capitalization) to September 30, 2002, we had a working capital surplus of approximately $44 million, a net loss of approximately $9 million and an accumulated deficit of approximately $9 million. For the nine months ended June 30, 2003, we had a working capital surplus of approximately $32 million, a net loss of approximately $2 million and an accumulated deficit of approximately $11 million.

       Trading Systems. Our Trading Systems unit designs, manufactures, sells, installs and maintains turret systems. Our turret systems can support up to 4,000 trading positions and 23,000 telephone lines, and can be networked to build one integrated trading floor across multiple sites. The largest trading floor that currently uses our products has approximately 2,500 trading positions and approximately 14,600 telephone lines.

       We have found that demand for new turret systems is primarily event-driven. We believe the key events that drive demand are:

•	physical facility moves of trading positions;

•	customer decisions to upgrade technology;

•	the standardization of trading platforms worldwide; and

•	the addition of new trading positions due to customer growth.

Facility moves are triggered primarily by:

•	beneficial real estate pricing or lease/sublease arrangements;

•	merger and acquisition activity among firms;

•	obsolescence of trading facilities; and

•	headcount changes beyond current facility capacity.

Disaster recovery and contingency planning have gained increasing importance among our customers and we anticipate increased growth in this area. In addition, categories such as derivatives, the emergence of new specialty firms such as sector-focused hedge funds, and the expansion of firms internationally drive new purchase orders for turret systems. Demand is also fueled by customer decisions to upgrade technology and standardize trading platforms worldwide.

       Trading Systems has five major focus areas:

•	Advanced Communication Systems. We provide highly reliable voice communications between institutional traders, their trading counterparties and their associated middle and back office support personnel. We believe our flagship Alliance MX trading platform, which is the back office system that manages voice communication from turret users, is currently the industry’s most widely used platform and is used by a majority of our customers. To meet evolving client needs, we also offer turrets and other products that integrate voice, data, and video at the trading position utilizing Voiceover Internet Protocol, or VoIP, technology. VoIP is the method by which voice communication is delivered from one computer to another over a network. Our VoIP turret, known as the IQMX system, is the first turret in the industry to utilize VoIP technology. As of September 30, 2003, we have delivered approximately 13,000 IQMX positions.

•	Application Development. We develop software applications that integrate our turret systems into our customers’ business environments. Our applications are a strategic extension of our turret systems, providing value-added solutions that help to automate trading activities. In addition, we have published our application program interface, or API, to allow third-party software vendors to deploy software solutions that interoperate with our turret systems.

•	Rich Media Delivery. Rich Media delivery allows users to access Internet Protocol, or IP, based media services, including broadcast television and streaming online programming on the turret. Enabled by broadband IP connectivity, we believe Rich Media services are beginning to change the way people communicate and access information. We address this market opportunity through our TraderVision desktop video application that runs on our IQMX.

•	Professional Services. Our project management, field service, and development organizations provide a variety of customized services to our customers to support the needs of their complex trading floors. Customized product and application development is coordinated through an experienced staff of more than 90 professionals, with significant experience in trading communications.

•	Service and Support. Global service and support are an important part of Trading Systems’ value. Our 24-hour-a-day, 7-day-a-week global operations organization supports clients in 36 countries through both contract-based maintenance services and on an as-needed basis. Often these services involve teams of dedicated on-site personnel. Because of the mission-critical nature of our products, our service standards are higher than those typically offered for other commercial products. We also receive service revenues through moves, adds and changes, or MACs, of existing trading positions. In addition, in June 2003, we launched a new service called Managed Services, which is a suite of services that can manage trading floor voice operations and all associated infrastructure worldwide.

       Information Transport Systems. Our I.T.S. unit provides physical connectivity within buildings among both voice and data communications devices, including turret systems, telephone switching equipment, traditional telephone systems, facsimile machines, computer networks and video conference facilities. The I.T.S. organization targets its business towards medium to large companies in the New York metropolitan area. I.T.S. also bundles its services with Trading Systems products so that customers, construction consultants and general contractors can benefit from a turnkey trading floor solution from a single vendor. Because information and communications systems are mission-critical functions, many customers prefer that the same company installs and maintains their turret systems and the cabling that supports them.

       Network Services. Our Network Services unit, which was created in April 2003 after we acquired Gains International (US) Inc. and Gains International (Europe) Limited from GS Capital Partners 2000, L.P., or GSCP 2000, and other private equity funds affiliated with Goldman, Sachs & Co., provides network voice and data services to customers primarily in the financial community. The Network Services unit operates primarily out of its network operating centers in New York City and London and currently connects trading counter-parties across six continents.

Our Strategy

The key elements of our strategy are to:

•	Generate revenue growth through replacement sales, technology upgrades and trading floor expansions.

•	Expand the addressable market by developing new products and services, such as our Managed Services suite of services, acquiring new service offerings such as our Network Services unit, and capitalizing on new trends.

•	Increase our market share through organic growth and opportunistic acquisitions.

•	Continue our track record of service excellence.

       Our corporate headquarters are located at 88 Pine Street, New York, NY 10005 and our telephone number is (212) 825-9060. We maintain a site on the World Wide Web at http://www.ipc.com; however, the information found on our website is not part of this prospectus.

Recent Developments

Refinancing of Senior Secured Credit Facilities

       On September 4, 2003, we announced the amendment and restatement of our senior secured credit facilities. The amended and restated senior secured credit facilities consist of a $55.0 million term loan and a $25.0 million revolving credit facility. We used the amended and restated senior secured credit facilities primarily to repay existing senior debt. The amended and restated senior secured credit facilities will reduce borrowing costs and provide greater covenant flexibility than the previous senior secured credit facilities. The amended and restated senior secured credit facilities mature on September 2, 2008.

Purple Voice Acquisition

       IPC UK Holdings Limited, or IPC UK, one of our subsidiaries, entered into a series of transactions with Purple Voice Holdings Limited, or Purple Voice, a business-to-business IP software company that provides VoIP solutions to the financial community. As a result of these transactions, which closed on August 1, 2003:

•	IPC UK acquired approximately 40% of the currently outstanding common shares (calculated on a non-diluted basis) of Purple Voice, together with a warrant for additional shares from certain minority shareholders of Purple Voice, for approximately $120,000;

•	IPC UK invested $1.0 million in a 7% secured convertible note due September 2007 issued by Purple Voice, which is convertible into 49% of Purple Voice’s share capital on a fully diluted basis;

•	the remaining shareholders of Purple Voice granted a call option to IPC UK, which permits IPC UK to acquire the remaining issued share capital of Purple Voice for an aggregate amount of $0.8 million, plus an earn-out of up to $9.0 million, dependent on certain revenue targets being met; and

•	IPC Information Systems, Inc. and Purple Voice entered into an agreement under which IPC Information Systems, Inc. has been appointed Purple Voice’s exclusive reseller worldwide.

       We have consolidated Purple Voice in our consolidated financial statements as of August 1, 2003 in accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”.

Results of Operations for the Fiscal Year Ended September 30, 2003

       We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, we expect the full fiscal year 2003 results to reflect revenue between $263-$266 million and gross margin of approximately $112-$114 million; however, actual results may be different.

The Notes

       The following is a brief summary of the terms of the notes. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus.

Issuer	IPC Acquisition Corp., a Delaware corporation.

Securities Offered	$150 million in aggregate principal amount of 11.50% senior subordinated notes due 2009.

Maturity Date	December 15, 2009.

Interest Payment Dates	June 15 and December 15 of each year.

Guarantors	The notes are guaranteed by each of our current domestic restricted subsidiaries and will be guaranteed by each of our future domestic restricted subsidiaries. None of our foreign subsidiaries will guarantee the notes. If we cannot make payments on the notes when they are due, the subsidiary guarantors must make those payments instead. At June 30, 2003, our non- guarantor subsidiaries held approximately 22.0% of our consolidated assets and for the nine months ended June 30, 2003, our non-guarantor subsidiaries accounted for approximately 23.7% of our consolidated revenues.

Ranking	The notes and the subsidiary guarantees are senior subordinated debt. They rank behind all of our and our subsidiary guarantors’ current and future indebtedness, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the subsidiary guarantees. The notes rank equally with all of our and our subsidiary guarantors’ future senior subordinated indebtedness. The notes are effectively subordinated to all debt of our subsidiaries that do not guarantee the notes.

As of September 30, 2003:

• our total senior indebtedness was $55.0 million;

• our total senior subordinated indebtedness was approximately $150 million; and

• our subsidiaries had no outstanding debt.

In addition, as of that date, we were able to incur an additional $20.7 million of indebtedness under our revolving credit facility ($25.0 million revolving credit facility reduced by $4.3 million of outstanding letters of credit). We may also increase the committed amount under our amended and restated senior secured credit facilities by up to an additional $25.0 million so long as one or more lenders agrees to provide this incremental loan amount and other customary conditions are satisfied.

Optional Redemption	We may redeem the notes, in whole or in part, at any time beginning on December 15, 2005 at the redemption prices listed under “Description of Notes — Optional Redemption.”

In addition, before December 15, 2004, we may redeem up to 35% of the notes issued under the indenture with the proceeds from one or more equity offerings at the price listed under “Description of Notes — Optional Redemption.”

Offer to Repurchase	If we sell assets under some circumstances or experience specific kinds of changes of control, we must offer to repurchase the notes at the prices listed under “Description of Notes — Repurchase at the Option of Holders.”

Basic Covenants	The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

• incur indebtedness or issue preferred shares;

• pay dividends or make distributions in respect of our capital stock or to make other restricted payments;

• create liens;

• agree to payment restrictions affecting our restricted subsidiaries;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• enter into transactions with our affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Notes — Repurchase at the Option of Holders” and “— Certain Covenants.”

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before making an investment in the notes.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

       We were formed on November 13, 2001 to acquire IPC Information Systems. The table below presents combined summary historical financial data for our predecessors for the period from October 1, 1999 through June 14, 2000, the period from June 15, 2000 through September 30, 2000, the year ended September 30, 2001, and the period from October 1, 2001 through December 20, 2001. The table below also presents our consolidated summary historical financial data for the period from November 15, 2001 (date of initial capitalization) through September 30, 2002, the period from November 15, 2001 (date of initial capitalization) to June 30, 2002, and the nine months ended June 30, 2003. We had no operations prior to our acquisition of IPC Information Systems from Global Crossing and Asia Global Crossing on December 20, 2001. The summary historical financial data have been derived from audited financial statements except for the period from November 15, 2001 (date of initial capitalization) to June 30, 2002 and the nine months ended June 30, 2003, which have been derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for this period. In addition, the table below presents summary pro forma financial data for the year ended September 30, 2002, assuming the acquisition of IPC Information Systems by the company and the related financings occurred on October 1, 2001. The summary pro forma financial data is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition of IPC Information Systems by the company and the related financings had been completed as of October 1, 2001, nor is it necessarily indicative of future operating results. The information set forth below should be read in conjunction with the information under “Selected Historical Financial Data,” “Unaudited Pro Forma Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, related notes and other financial information included elsewhere in this prospectus.

	Predecessors(1)

	Period
	from	Period from		Period from	Period from	Period from
	October 1,	June 15,		October 1,	November 15,	November 15,		Pro Forma
	1999	2000	Fiscal Year	2001	2001	2001	Nine Months	Fiscal
	through	through	Ended	through	through	through	Ended	Year Ended
	June 14,	September 30,	September 30,	December 20,	September 30,	June 30,	June 30,	September 30,
	2000	2000	2001	2001	2002	2002	2003	2002

(dollars in millions)						(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Total revenues	$174.5	$103.7	$279.7	$58.8	$232.8	$155.3	$165.7	$291.6
Costs of goods sold (depreciation shown separately)(2)	102.5	79.8	164.6	32.8	161.1	118.4	94.7	193.9
Depreciation and amortization	0.5	0.2	0.8	0.2	0.8	0.5	1.2	1.0

Gross profit	71.5	23.7	114.3	25.8	70.9	36.4	69.8	96.7
Research and development expense	8.9	4.0	15.5	3.5	11.6	8.0	8.4	15.1
Selling, general and administrative expenses	29.5	12.2	33.5	17.1	34.6	21.2	30.9	51.7
Depreciation and amortization	6.6	13.8	47.8	10.5	14.3	9.4	14.3	18.5

Operating income (loss)	26.5	(6.3)	17.4	(5.4)	10.4	(2.2)	16.2	11.4
Interest expense, net	(16.1)	(5.7)	(27.9)	(6.0)	(21.5)	(14.7)	(18.7)	(27.7)
Other income (expense), net	–	–	2.0	–	(0.3)	(0.1)	3.3	(0.3)

Income (loss) before income taxes	10.4	(11.9)	(8.4)	(11.3)	(11.5)	(17.0)	0.8	(16.6)
Income tax provision (benefit)	4.1	(2.6)	4.4	(0.3)	(2.3)	(4.9)	2.6	(4.1)
Extraordinary loss on retirement of debt (net of income taxes of $7.3)	–	(10.6)	–	–	–	–	–	–

Net income (loss)	$6.3	$(19.9)	$(12.8)	$(11.0)	$(9.2)	$(12.1)	$(1.8)	$(12.5)

	Predecessors(1)

	Period
	from	Period from		Period from	Period from	Period from
	October 1,	June 15,		October 1,	November 15,	November 15,		Pro Forma
	1999	2000	Fiscal Year	2001	2001	2001	Nine Months	Fiscal
	through	through	Ended	through	through	through	Ended	Year Ended
	June 14,	September 30,	September 30,	December 20,	September 30,	June 30,	June 30,	September 30,
	2000	2000	2001	2001	2002	2002	2003	2002

(dollars in millions)						(unaudited)	(unaudited)	(unaudited)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$51.1	$18.9	$33.3	$15.2	$32.5	$26.7	$11.0	$46.1
Net cash provided by (used in) investing activities	(2.8)	(1.1)	(9.4)	(1.9)	(352.2)	348.5	4.5	(354.1)
Net cash provided by (used in) financing activities	(47.0)	(16.3)	(23.4)	(15.1)	343.6	372.3	(18.9)	328.4
Other Data:
EBITDA(3)	$33.6	$7.7	$68.1	$5.4	$25.1	$7.6	$35.0	$30.6
Depreciation and amortization	7.1	14.0	48.6	10.7	15.1	9.9	15.5	19.5
Capital expenditures	2.8	1.1	9.4	1.9	6.5	2.8	3.9	8.4
Ratio of earnings to fixed charges(4)	1.6x	–	–	–	–	–	1.0x	–
Deficiency of earnings to cover fixed charges	–	(11.9)	(8.4)	(11.3)	(11.5)	(17.0)	–	(16.6)

	December 31,	September 30,	June 30,
	2001	2002	2003

(dollars in millions)			(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$25.0	$25.3	$21.0
Net working capital	68.3	43.5	32.0
Total assets	517.7	430.2	440.5
Long-term debt	249.8	214.6	196.6
Total debt	255.0	221.1	202.4
Stockholder’s equity	138.6	137.0	144.1

(1)	Predecessors refers to the company as it operated (a) on a stand-alone basis through June 14, 2000 as IPC Information Systems, Inc. and (b) from June 15, 2000 through December 20, 2001 following the acquisition of IPC Information Systems, Inc. by Global Crossing. Accordingly, the financial statements periods are presented in the following manner:

(a)	Fiscal Year 2000 — for the period from October 1, 1999 to June 14, 2000, IPC Information Systems, Inc. operated as an independent company. On June 15, 2000, IPC Information Systems, Inc. was acquired by Global Crossing. The period from June 15, 2000 to September 30, 2000 is shown as a separate column as a result of the change in ownership.
(b)	Fiscal Year 2001 — for the period from October 1, 2000 through September 30, 2001, IPC Information Systems, Inc. operated under Global Crossing’s ownership.
(c)	Fiscal Year 2002 — for the period from October 1, 2001 to December 20, 2001, IPC Information Systems, Inc. operated under Global Crossing’s ownership. IPC Acquisition Corp. was formed and initially capitalized on November 15, 2001 and had no assets or operations until it acquired IPC Information Systems on December 20, 2001. The period from October 1, 2001 through December 20, 2001 and the period from November 15, 2001 (date of initial capitalization) through September 30, 2002 are shown as separate columns as a result of the change in ownership.
(d)	Fiscal Year 2003 — for the period from October 1, 2002 through June 30, 2003, we have operated as an independent company.

(2)	The period from June 15, 2000 through September 30, 2000 cost of goods sold reflects fair value inventory adjustments of $24.9 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. Fiscal year ended September 30, 2001 cost of goods sold reflects fair value inventory adjustments of $10.7 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. We had no operations prior to our acquisition of IPC Information Systems from Global Crossing on December 20, 2001. The period from November 15, 2001 (date of initial capitalization) through June 30, 2002 cost of goods sold reflects the fair value inventory adjustment of $34.3 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems in December 2001. The period from November 15, 2001 (date of initial capitalization) through September 30, 2002 costs of goods sold reflects fair value inventory adjustments of $34.3 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems in December 2001.

(3)	EBITDA represents earnings before interest, taxes, depreciation and amortization. We believe that EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period. We believe that our investors, as debt investors and not equity investors, are primarily focused on EBITDA rather than net income, as it is a useful indicator of operating performance and cash generated from operations exclusive of working capital changes.

Our management uses EBITDA as a measurement of operating performance because it assists us in comparing performance on a consistent basis as it removes the impact of our recent changes in ownership, including different capital structures and asset bases, from our operating results. Management also uses EBITDA as one of its core measures for planning and forecasting overall consolidated company and individual business unit expectations and for evaluating actual results against such expectations. We have consistently included EBITDA in presentations to our board of directors and investors to enable them to have the same consistent measurement basis of operating performance used by management. We also use EBITDA as a valuation methodology in assessing the fair value of our reporting units for required impairment testing. Further, we use EBITDA measurements for our compensation plans and overall strategy. The most significant component of the financial targets of our management incentive plan are measured and bonuses are paid based on achievement of such EBITDA targets and our overall strategy is directed towards pursuing development opportunities intended to increase EBITDA and/or the valuation multiple of EBITDA our businesses would command on a fair value basis.

However, EBITDA is not a measurement prepared in accordance with generally accepted accounting principles. In addition, other companies in our industry may calculate EBITDA differently than we do. Significant factors not captured by EBITDA include trends in our period over period revenue, profitability measured by gross margin and effective tax rate. The following table sets forth a reconciliation of EBITDA to net income for the periods indicated:

	Predecessors(1)

	Period
	from	Period from		Period from	Period from	Period from
	October 1,	June 15,		October 1,	November 15,	November 15,		Pro Forma
	1999	2000	Fiscal Year	2001	2001	2001	Nine Months	Fiscal Year
	through	through	Ended	through	through	through	Ended	Ended
	June 14,	September 30,	September 30,	December 20,	September 30,	June 30,	June 30,	September 30,
	2000	2000	2001	2001	2002	2002	2003	2002

(dollars in millions)						(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$6.3	$(19.9)	$(12.8)	$(11.0)	$(9.2)	$(12.1)	$(1.8)	$(12.5)
Depreciation and amortization	7.1	14.0	48.6	10.7	15.1	9.9	15.5	19.5
Interest expense, net	16.1	5.7	27.9	6.0	21.5	14.7	18.7	27.7
Income tax provision (benefit)	4.1	(2.6)	4.4	(0.3)	(2.3)	(4.9)	2.6	(4.1)
Extraordinary loss on retirement of debt (net of income taxes of $7.3)	–	10.5	–	–	–	–	–	–

EBITDA	$33.6	$7.7	$68.1	$5.4	$25.1	$7.6	$35.0	$30.6

(4)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include net income (loss) before taxes and fixed charges (adjusted for interest capitalized during the period). “Fixed charges” include interest, whether expensed or capitalized, amortization of deferred financing fees and the portion of rental expense that is representative of the interest factor in these rentals. For the period from June 15, 2000 to September 30, 2000, earnings were insufficient to cover fixed charges by $11.9 million because of the inclusion of the inventory fair value step-up in cost of sales of $24.9 million and the amortization of goodwill of $6.2 million from the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. For the year ended September 30, 2001, earnings were insufficient to cover fixed charges by $8.4 million, because of the inclusion of the inventory fair value step-up in cost of sales of $10.7 million and the amortization of goodwill of $21.1 million from the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. For the period from October 1, 2001 to December 20, 2001, earnings were insufficient to cover fixed charges by $11.3 million because of the year end intercompany charge of $6.9 million, the inclusion of $2.5 million of other bonus amounts and goodwill amortization of $4.7 million resulting from the ownership of IPC Information Systems by Global Crossing. For the period from November 15, 2001 (date of initial capitalization) to June 30, 2002, earnings were insufficient to cover fixed charges by $17.0 million because of the inclusion of the fair value step-up of inventory in cost of sales resulting from our acquisition of IPC Information Systems. For the period from November 15, 2001 (date of initial capitalization) to September 30, 2002, earnings were insufficient to cover fixed charges by $11.5 million because of the inclusion of the fair value step-up of inventory in cost of sales of $34.3 million resulting from the acquisition of IPC Information Systems in December 2001.

RISK FACTORS

       You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making an investment in the notes.

Risks Related to the Notes and the Offering

Our substantial indebtedness could affect our ability to meet our obligations under the notes and may otherwise restrict our activities.

       We have substantial indebtedness with significant debt service requirements. As of September 30, 2003, we had total indebtedness of approximately $205.0 million and $20.7 million available for future borrowings under the revolving credit facility of our amended and restated senior secured credit facilities ($25.0 million revolving credit facility reduced by $4.3 million of outstanding letters of credit).

       Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the notes;

•	require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to respond to business opportunities;

•	limit our ability to borrow additional funds, which may be necessary; and

•	subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

       We may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us from doing so. Our amended and restated senior secured credit facilities also permit additional borrowings of up to $25.0 million under a revolving credit facility, of which $20.7 million was available as of September 30, 2003 ($25.0 million revolving credit facility reduced by $4.3 million of outstanding letters of credit). In addition, under our amended and restated senior secured credit facilities, we can increase the committed amount under those facilities by up to an additional $25.0 million so long as one or more lenders agrees to provide this incremental loan amount and other customary conditions are satisfied. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Certain Indebtedness — The Amended and Restated Senior Secured Credit Facilities.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

       Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

       We believe our cash flow from operations, available cash and available borrowings under the revolving credit facility will be adequate to meet our current and long-term liquidity needs for at least the next few years. See “Management’s Discussion and Analysis of Financial Condition

and Results of Operations — Liquidity and Capital Resources — Capital Resources and Expenditures.”

       We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all.

The agreements governing the notes and our other debt impose restrictions on our business.

       The indenture governing the notes and the agreements governing our amended and restated senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. In addition, these covenants limit our ability and the ability of our restricted subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments;

•	create liens;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or lease all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

       Our amended and restated senior secured credit facilities also require us to satisfy a number of financial ratio tests.

       Our ability to comply with the agreements governing our indebtedness may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes or our amended and restated senior secured credit facilities. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be immediately due and payable. If we were unable to repay debt to our lenders, these lenders could proceed against the collateral securing that debt, if any. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes and repay the principal amount of the notes.

Your right to receive payments on the notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the subsidiary guarantees of the notes are junior to all of our subsidiary guarantors’ existing indebtedness and possibly to all of their future borrowings.

       The notes and the subsidiary guarantees rank behind all of our and our subsidiary guarantors’ existing indebtedness, other than trade payables, and all of our and their future borrowings, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior debt and senior debt of the subsidiary guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

       In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of specified non-payment defaults on senior debt.

       In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of our and the subsidiary guarantors’ subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our and their senior debt. However, because the senior debt is secured and because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in the proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates, or reorganizes.

       Some, but not all, of our subsidiaries have guaranteed the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of its indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us. At June 30, 2003, our non-guarantor subsidiaries held approximately 22.0% of our consolidated assets and for the nine months ended June 30, 2003, our non-guarantor subsidiaries accounted for approximately 23.7% of our consolidated revenues. See Note 11 to the condensed consolidated financial statements.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

       Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor under specific circumstances, including circumstances where the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in, or was about to engage in, a business or transaction for which the assets remaining with the guarantor was an unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

       The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

       On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

       Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our senior secured credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes — Repurchase at the Option of Holders.”

We cannot assure you that any public market for our notes will develop or be sustained.

       The notes were issued to, and we believe these securities are currently owned by, a relatively small number of beneficial owners. The notes are not listed on any national securities exchange or automated quotation system. Goldman, Sachs & Co., one of the initial purchasers, currently makes a market in the notes. Goldman, Sachs & Co. is not obligated to make a market in the notes, and any such market-making activities may be discontinued at any time without notice. Therefore, there can be no assurance that an active market for any of the notes will develop or be sustained. If an active public market does not develop, the market price and liquidity of the notes may be adversely affected.

       If an active public trading market develops for the notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, our financial condition, our operating results and the market for similar securities. Depending on these and other factors, the notes may trade at a discount. Historically, the market for non-investment grade debt has been volatile in terms of price. It is possible that the market for the notes will be volatile. This volatility in price may affect your ability to resell your notes or the timing of their sale.

       Because we are an affiliate of Goldman, Sachs & Co., Goldman, Sachs & Co. will be required to deliver a current “market-maker” prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the notes, which may affect its ability to continue market-making activities. We have agreed to make a “market-maker” prospectus available to Goldman, Sachs & Co. to permit it to engage in market-making transactions. However, our registration rights agreement also provides that we may allow the market-maker prospectus to cease to be effective and usable if: (1) our board of directors determines in good faith that such action is in our best interests, or (2) the prospectus contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As a result, the liquidity of the secondary market for the notes may be materially adversely affected by the unavailability of a current “market-maker” prospectus.

Risks Related to Our Business

Because our customers are concentrated in the global financial, trading and exchange trading industries, our revenues may decline during periods of economic downturn that impact these sectors.

       Historically, almost all of our revenues have been derived from sales to customers in the global financial, trading and exchange trading industries. When these industries suffer economic downturns, it is likely that we will experience a decline in revenues which could have a material adverse effect on our financial condition and results of operations. In times of economic downturn, including the current period of economic downturn, our customers may defer purchasing and installing our products. Recent and continued reductions in the number of our customers’ employees could reduce the demand for new or replacement turret systems.

New or enhanced products or services that we may develop or offer, including our Network Services or our Managed Services, may not achieve market acceptance and we may not be able to develop new or enhanced products or services in anticipation of or in response to ongoing technological changes or customer needs.

       We undertake significant research and development expense prior to marketing any new product or service. If new products or services that we introduce do not gain acceptance, not only will we lose sales as a result of not having developed a product or service that the market accepts, but we will have used our resources ineffectively. In addition, the failure to develop or offer new and innovative products or services that meet or anticipate ongoing technological changes, including rapid and significant changes in the telecommunications industry, and customer needs on a timely and cost-competitive basis could have a material adverse effect on our financial condition and results of operations.

Our revenues and operating results may fluctuate significantly from period to period.

       Our revenues and operating results could fluctuate significantly from period to period. Given the relatively large sales price of our trading systems and our recognition of revenue principally upon completion of installations, a limited number of system installations may account for a substantial portion of revenues in any particular period. As a result of these and other factors, we could experience significant fluctuations in revenues and operating results in future periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our business could be adversely affected by competition.

       The markets in which we operate are comprised of a number of global and regional competitors, including global and national alliances. In addition, the continuing trend toward business combinations and strategic alliances in the telecommunications industry may create significant new competitors for us. Some of our current and potential competitors have greater financial, engineering, manufacturing and other resources than we do. Competing with these companies will require continued investment by us in engineering, research and development, marketing and customer service and support. There can be no assurance that we will successfully make these investments. In addition, we face competition from dominant local providers that have long-standing relationships with our target customers. Due to some competitors’ relationships with our target customers, it may be difficult for us to significantly increase our penetration in some markets.

Because our intellectual property is critical to our success, our revenue and earnings growth would suffer if we were unable to adequately protect our intellectual property.

       Because our products rely on proprietary technology and will likely continue to rely on technological advancements for market acceptance, we believe that the protection of our intellectual property rights is important to the success of our business. To protect these rights, we rely on a combination of patent, copyright, trademark and trade secret laws. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our software documentation and other proprietary information.

       Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. It is difficult for us to monitor unauthorized uses of our products. The steps we have taken may not prevent unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If we are unable to protect our intellectual property from infringement, other companies may be able to use our intellectual property to offer competitive products at lower prices. We may not be able to effectively compete against these companies.

We rely on unpatented proprietary know-how and trade secrets.

       We rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. However, these methods may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets. Furthermore, no assurance can be given that claims or litigation asserting infringement of intellectual property rights will not be initiated in the future seeking damages or an injunction against the sale of our products or that we would prevail in any litigation. This litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

Our business could be adversely affected by labor disputes.

       In the United States, approximately 370 of our employees are represented by collective bargaining units. Approximately 330 of these employees are within the New York metropolitan area and are subject to a labor pooling agreement. Although we consider our relations with our employees to be generally good, we cannot assure you that we will not experience work stoppages, strikes or slowdowns in the future. A prolonged work stoppage, strike or slowdown could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that, upon expiration of any of our existing collective bargaining agreements, new agreements will be reached without union action or that any new agreement will be on terms satisfactory to us. Moreover, we cannot assure you that our non-union facilities will not become subject to labor union organizing efforts. If any of our current non-union facilities were to unionize, we would incur increased risk of work stoppages and possibly higher labor costs.

Loss of key executive officers could weaken our business expertise and other business plans.

       Our success depends to a significant degree upon the continued contributions of our senior management team and technical, marketing and sales personnel. Our employees may voluntarily terminate their employment with us at any time. There is competition for qualified employees and personnel and there is a limited number of persons with relevant knowledge and experience. The loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives. We believe that the growth and future success of our business will depend in large part on our continued ability to attract, motivate and retain highly-skilled qualified personnel.

We rely on single source suppliers for some key components of our products. Any disruption in our relationship with these sources could increase our product costs and reduce our ability to supply our products on a timely basis.

       We currently rely on single source suppliers of selected hardware, software and network connectivity components used by us to provide our products and services. We have from time to time experienced delays in the receipt of these components. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, more importantly, by practical considerations. A failure by a supplier to deliver quality products or network connectivity on a timely basis, or the inability to develop alternative sources if and as required, could result in delays or cause us to incur unanticipated expenses, which could materially adversely affect our business and results of operations.

       In addition, we purchase selected custom product components for our manufacturing operation primarily from single source suppliers. The disruption of the current flow of supplies could impair our ability to manufacture products or cause us to incur costs, including payment of engineering expenses to prospective vendors, associated with the development of alternative sources. A disruption also could result in delays in product shipments or cause us to incur unanticipated expenses, which could have a material adverse effect on our financial condition and results of operations.

In the event of a catastrophic loss of our manufacturing facility, our business would be adversely affected.

       Our sole manufacturing facility is in Westbrook, Connecticut. While we maintain insurance covering the facility, including business interruption insurance, a catastrophic loss of all or a portion of the facility could have a material adverse effect on us.

We are controlled by a group of stockholders, and there may be conflicts of interest between our stockholders and the holders of the notes that impair our ability to achieve our business plan.

       Private equity funds affiliated with Goldman, Sachs & Co., including GSCP 2000, own substantially all of our common stock. Goldman, Sachs & Co. may be deemed to be able to exercise control over some of our activities. GSCP 2000 may seek minority stockholders to invest in up to 20% of our common stock. Each of our significant stockholders, together with their affiliates, has other business activities in addition to its ownership position in us. It is possible that the stockholders may exercise their control in ways that serve their individual interests but do not serve the best interests of the holders of the notes.

Changes in federal, state or international telecommunications regulations or delays in completing agreements with incumbent local exchange carriers could adversely affect our Network Services business.

       Our Network Services business provides telecommunications services that are subject to extensive federal, state and international regulations. The interpretation and enforcement of laws and regulations by the regulatory authorities that administer them vary and could limit our ability to provide telecommunications network services. In addition, the Federal Communications Commission and relevant state public utility commissions exercise extensive authority to regulate ownership of transmission facilities, provision or connection of services, and the terms and conditions under which our telecommunications network services are provided. Delays in receiving required regulatory approvals, or the enactment of new and adverse regulations or regulatory requirements, as well as any future legislative, judicial and regulatory agency actions, may have a material adverse effect on our ability to perform our obligations under the contracts to which we are a party. We also rely on incumbent local exchange carriers to provide telecommunications network services. Delays in completing agreements with the incumbent local exchange carriers may have a material adverse effect on our ability to perform our obligations under the network service contracts to which we are a party.

Arthur Andersen LLP, the independent public accountant that audited the financial statements of IPC Information Systems for periods prior to October 1, 2001, has not consented to our use or incorporation by reference of its audit opinion and has been convicted of obstruction of justice, which may adversely affect the ability of Arthur Andersen to satisfy any claims that may arise out of its audits of those financial statements.

       Arthur Andersen is the independent public accountant that audited the financial statements of IPC Information Systems for periods prior to October 1, 2001. Arthur Andersen was convicted in June 2002 of obstruction of justice in connection with the U.S. government’s investigation of Enron Corp. Events arising out of this conviction most likely will adversely affect the ability of Arthur Andersen to satisfy any claims that may arise out of Arthur Andersen’s audits of those financial statements. Additionally, because the personnel responsible for the audits of those financial statements are no longer employed by Arthur Andersen, we have not received Arthur Andersen’s consent with respect to the use of those financial statements and the related audit report; accordingly, if those financial statements are inaccurate, your ability to make a claim against Arthur Andersen may be limited or prohibited.

Risks Related to Global Crossing and Asia Global Crossing

       On December 20, 2001, we purchased IPC Information Systems from Global Crossing and Asia Global Crossing, Ltd. and various of their affiliates pursuant to a purchase agreement. We and various of our subsidiaries also entered into a network services, channel sales and transition services agreement with Global Crossing and various other parties that obligated us to market or resell Global Crossing’s channel network services to our customers and restricted our ability to supply telecommunications services to any third party or to own a network capable of providing these services to any third party.

       On January 28, 2002, Global Crossing and 54 of its subsidiaries filed petitions for relief under Chapter 11 of Title 11 of the United States Code. On October 17, 2002, Global Crossing filed a Joint Plan of Reorganization with the bankruptcy court and sought, among other things, to reject the purchase agreement relating to the IPC Information Systems acquisition.

       On March 13, 2003, we entered into a settlement and rejection agreement with Global Crossing. Pursuant to the settlement and rejection agreement, all of the remaining obligations under the purchase agreement relating to the IPC Information Systems acquisition were terminated. We also entered into an amendment to the network services, channel sales and transition services agreement. Under the amendment, among other things, we no longer have any obligation to market or resell Global Crossing’s channel network services to our customers and certain restrictions on our ability to compete with Global Crossing have been suspended.

       The following is a discussion of the risks related to our relationships with Global Crossing and Asia Global Crossing arising from these events.

We face risks associated with being a member of Global Crossing’s consolidated group for federal and state income tax purposes.

       IPC Information Systems, Inc. and its subsidiaries were included in the Global Crossing consolidated return for federal income tax purposes for the year 2001. Federal law provides that each member of an affiliated group that files a consolidated return is liable for the group’s entire tax obligation. Thus, to the extent Global Crossing or other members of the group fail to make any federal income tax payments required of them by law for 2001, we could be liable for the shortfall. Global Crossing has advised us that it does not believe that it had federal income tax liability for 2001. We cannot independently verify this information and we can give no assurance that this information is correct. If Global Crossing’s federal income tax liability is significant and it is imposed on us, the liability could have a material adverse effect on our financial condition and results of operations. Similar principles may apply for state income tax purposes in states where IPC Information Systems, Inc. and its subsidiaries were included in Global Crossing’s combined or consolidated return for periods prior to our acquisition of those companies.

As a result of the termination of the purchase agreement relating to the acquisition of IPC Information Systems, we may be liable for additional tax liabilities. Such liabilities could have a material adverse effect on our financial condition and results of operations.

       As a result of the termination of the purchase agreement, Global Crossing has been relieved of all of its obligations under the purchase agreement, including, among other things, indemnifying the company for tax liabilities that may be imposed upon IPC Information Systems, Inc. and its subsidiaries for periods prior to and including the date of the IPC Information Systems acquisition. Therefore, in the event that any tax liabilities are imposed, as a result of an audit or otherwise, on IPC Information Systems, Inc. and/or its subsidiaries for periods prior to and including the date of the IPC Information Systems acquisition, we may be required to pay those taxes and are no longer able to seek indemnification from Global Crossing. As of September 30, 2003, the aggregate amount of taxes for which we have received notices of taxes due from various jurisdictions and recognized as tax liabilities under purchase accounting is approximately $6.5 million. We estimate that the range of our exposure for additional tax liabilities is from $0 to $36 million. In computing our estimated range of potential tax liabilities, we took into account tax returns in certain jurisdictions where the statutes of limitations have not yet expired. Under those tax returns as filed, the remaining liability is zero. Although we believe that all those tax returns have been filed correctly, such returns may be audited and additional taxes may be assessed. Payment by us of a significant amount of these potential tax liabilities could have a material adverse effect on our financial condition and results of operations, requiring us to seek additional financing. In that event, we cannot assure you that we will be able to obtain additional financing on commercially reasonable terms, or at all.

We may be restricted from expanding our business to include the supply of telecommunications services unrelated to our existing business.

       At the closing of the IPC Information Systems acquisition, we entered into a network services, channel sales and transition services agreement with Global Crossing and various affiliates of Global Crossing. Pursuant to that agreement, except in connection with our existing businesses, we are restricted from supplying telecommunications services to any third party or from owning a network capable of providing those services to any third party. Although these restrictions were suspended as long as Global Crossing remains in bankruptcy pursuant to amendments to the network services, channel sales and transition services agreement, the amendments were not signed by Asia Global Crossing Asia Pacific Commercial, Ltd., a former Global Crossing affiliate that was an original signatory to this agreement. Accordingly, with respect to Asia Global Crossing Asia Pacific Commercial, Ltd., the non-compete restrictions contained in the original network services, channel sales and transition services agreement have not been suspended and our ability to engage in certain new lines of business activities in Asia may be restricted. Although we do not believe these restrictions will have a significant effect on our business plan, these restrictions may prevent us from expanding our business operations to include the supply of telecommunications services to third parties in Asia.

As a result of Global Crossing’s bankruptcy, we may continue to be liable for guarantees of obligations of former affiliated companies.

       Prior to the completion of the IPC Information Systems acquisition, IPC Information Systems, Inc. guaranteed various obligations of affiliates of Global Crossing and remains liable for some of these obligations to the extent Global Crossing or its affiliates fail to satisfy these obligations. These guaranteed liabilities relate primarily to equipment lease obligations, employee obligations and real estate lease obligations. At the closing of the IPC Information Systems acquisition, Global Crossing certified the amounts of these guaranteed obligations and other liabilities at $20.8 million and that amount was deducted from the purchase price and deposited into a bank account in our name pursuant to the terms of the purchase agreement. There can be no assurance that the amounts certified by Global Crossing included all the amounts actually guaranteed. Under the purchase agreement, we were permitted to withdraw funds from the account holding the deferred purchase price if we satisfied any of the guaranteed obligations or other liabilities. Through August 31, 2003, we paid approximately $13.5 million of these contingent liabilities and withdrew funds in the corresponding amount from the account holding the deferred purchase price. As a result of Global Crossing’s bankruptcy, Global Crossing may not be required to pay any of the remaining contingent liabilities that we guaranteed. In addition, it is unlikely that we would be released from any of the obligations until those obligations have been satisfied or the statutes of limitations on any claim asserted under the guarantees has expired. If these liabilities are not paid by the former affiliated companies or Global Crossing and we are not released from these obligations, we would be liable to pay any of the remaining outstanding obligations. Furthermore, as a result of the termination of the purchase agreement, we are no longer able to seek indemnification from Global Crossing for any of these liabilities that we may be required to pay.

The sale of the shares and assets representing the business by Global Crossing and Asia Global Crossing and their affiliates could be avoided by a court under federal or state fraudulent conveyance laws and your right to receive payment under the notes could be materially adversely affected.

       The sale of the shares and assets representing the business sold by Global Crossing and Asia Global Crossing and their respective affiliates could constitute a “fraudulent conveyance” if, in a lawsuit by an unpaid creditor or representatives of the creditors of Global Crossing or Asia Global Crossing, such as a trustee in bankruptcy or Global Crossing or Asia Global Crossing as debtors in possession, a court were to find, under applicable federal or state fraudulent conveyance law, that (A) Global Crossing or Asia Global Crossing sold the shares and assets with intent to hinder, delay or defraud its creditors or (B)(1) Global Crossing or Asia Global Crossing received less than reasonably equivalent value or fair consideration for the shares and assets and (2) Global Crossing or Asia Global Crossing, at the time of the sale, (a) was insolvent, (b) was rendered insolvent by reason of the sale, (c) was engaged in, or was about to engage in, a business or transaction for which the assets remaining with Global Crossing or Asia Global Crossing constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

       Although we believe that Global Crossing and Asia Global Crossing did not sell the shares and assets representing the business with the intent to hinder, delay or defraud its creditors and further believe that the acquisition consideration paid for the shares and assets was reasonably equivalent value or fair consideration, no assurances can be given that a court would reach the same conclusion. If a court were to determine that the sale of the shares and assets representing the business by Global Crossing and Asia Global Crossing was a fraudulent conveyance under applicable federal or state fraudulent conveyance laws, the sale could be avoided and a creditor or representative of creditors of Global Crossing or Asia Global Crossing, such as a trustee in Global Crossing’s or Asia Global Crossing’s bankruptcy case or Global

Crossing or Asia Global Crossing as debtors in possession, could recover the shares and assets or receive from us the value of the shares and assets for the benefit of the creditors of Global Crossing or Asia Global Crossing. However, if the sale is avoided as a fraudulent conveyance but the court finds that we acted in good faith, we should have a lien on or may retain our interest in the shares and assets to secure repayment to us of an amount equal to the purchase price paid therefor and depending on applicable law, we may also have a lien in an amount equal to the lesser of the actual costs of any improvements made by us subsequent to the purchase, less realized and accrued profits, or the increase in the value of the shares and assets as a result of any improvements. Subject to the foregoing, we believe that in Global Crossing’s and Asia Global Crossing’s bankruptcy cases the sale of the shares and assets representing the business to us should not be held to have been made in violation of applicable federal or state fraudulent conveyance laws. Nevertheless, the determination of what constitutes reasonably equivalent value or fair consideration, insolvency or unreasonably small capital, or good faith will be based upon the particular facts and circumstances, and no assurance can be given as to what standards a court would apply in making that determination or that a court would determine that we acted in good faith or that Global Crossing or Asia Global Crossing received reasonably equivalent value or fair consideration for the shares and assets representing the business.

Payments made by Global Crossing to us following the closing of the acquisition of IPC Information Systems could be avoided under federal or state preference laws.

       On January 16, 2002, Global Crossing paid us $3.0 million based upon a revised estimate of the working capital and customer advances. That payment may be subject to challenge as a “preference” under federal bankruptcy law if, in a lawsuit by a trustee in bankruptcy, Global Crossing as a debtor in possession or possibly a committee of creditors, a court were to find that the payment was a transfer of an interest of property of Global Crossing that:

•	was made to or for the benefit of a creditor;

•	was for or on account of an antecedent debt owed by Global Crossing before that transfer was made;

•	was made while Global Crossing was insolvent (a company is presumed to have been insolvent on and during the 90 days preceding the date the company’s bankruptcy petition was filed);

•	was made on or within 90 days before Global Crossing’s bankruptcy filing; and

•	permitted a creditor to receive more than it would have received in a Chapter 7 liquidation case under applicable bankruptcy laws.

       If the court were to determine that the payment was avoidable as a preference, we would be required to return that payment to Global Crossing’s estate.

USE OF PROCEEDS

       This prospectus is delivered in connection with the sale of the notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

       The following table sets forth our consolidated capitalization on an actual basis as of June 30, 2003. This table should be read in conjunction with our financial statements and related notes and the unaudited pro forma financial statements included elsewhere in this prospectus.

As of
June 30, 2003

(dollars in
millions)
Cash	$21

Long-term debt, including current portion of long term debt:
Revolving credit facility(1)(3)	$—
Term loan(2)(3)	52
Senior subordinated notes	150

Total debt(4)	202

Stockholders’ equity	144

Total capitalization	$346

(1)	We had the ability to borrow up to $15.0 million pursuant to a revolving credit facility, of which $10.7 million was available as of June 30, 2003. Under our amended and restated senior secured credit facilities, which was entered into on September 2, 2003, we have the ability to borrow up to $25.0 million pursuant to a revolving credit facility, of which $20.7 million was available as of September 30, 2003.

(2)	As of September 30, 2003, we had a $55.0 million term loan outstanding under our amended and restated senior secured credit facilities.

(3)	We may also increase the committed amount of the revolving credit facility and/or term loan under our amended and restated senior secured credit facilities by up to an additional $25.0 million so long as one or more lenders agrees to provide this incremental loan amount and other customary conditions are satisfied.

(4)	As of September 30, 2003, total debt was $205.0 million after giving effect to borrowings under our amended and restated senior secured credit facilities.

SELECTED HISTORICAL FINANCIAL DATA

       The table below presents combined selected historical financial data for our predecessors for the year ended September 30, 1999, the period from October 1, 1999 through June 14, 2000, the period from June 15, 2000 through September 30, 2000, the year ended September 30, 2001 and the period from October 1, 2001 through December 20, 2001. In addition, the table below presents our consolidated selected historical financial data for the period from November 15, 2001 (date of initial capitalization) through September 30, 2002. We had no operations prior to our acquisition of IPC Information Systems from Global Crossing on December 20, 2001. The historical financial information for the year ended September 30, 1999, the period from October 1, 1999 through June 14, 2000, the period from June 15, 2000 through September 30, 2000, the year ended September 30, 2001, the period from October 1, 2001 through December 20, 2001 and the period from November 15, 2001 (date of initial capitalization) through September 30, 2002 have been derived from audited financial statements. The table below also presents the selected historical financial data for the fiscal year ended September 30, 1998, the period from November 15, 2001 (date of initial capitalization) to June 30, 2002 and the nine months ended June 30, 2003, which has been derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for this period. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, related notes, and other financial information included elsewhere in this prospectus.

Predecessors(1)

Period from	Period from	Period from	Period from	Period from	Nine
Fiscal Year	Fiscal Year	October 1,	June 15,	Fiscal Year	October 1,	November 15,	November 15,	Months
Ended	Ended	1999 through	2000 through	Ended	2001 through	2001 through	2001 through	Ended
September 30,	September 30,	June 14,	September 30,	September 30,	December 20,	September 30,	June 30,	June 30,
1998	1999	2000	2000	2001	2001	2002	2002	2003

(dollars in millions)	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Total revenue	$260.1	$265.7	$174.5	$103.7	$279.7	$58.8	$232.8	$155.3	$165.7
Cost of goods sold (depreciation shown separately)(2)	153.6	159.3	102.5	79.8	164.6	32.8	161.1	118.4	94.7
Depreciation and amortization	0.8	0.7	0.5	0.2	0.8	0.2	0.8	0.5	1.2

Gross profit	105.7	105.7	71.5	23.7	114.3	25.8	70.9	36.4	69.8
Research and development expense	8.3	9.8	8.9	4.0	15.5	3.5	11.6	8.0	8.4
Selling, general and administrative expenses	49.2	36.9	29.5	12.2	33.5	17.1	34.6	21.2	30.9
Depreciation and amortization	5.8	7.8	6.6	13.8	47.8	10.5	14.3	9.4	14.3

Operating income (loss)	42.4	51.2	26.5	(6.3)	17.4	(5.4)	10.4	(2.2)	16.2
Interest expense, net	(6.8)	(20.3)	(16.1)	(5.7)	(27.9)	(6.0)	(21.5)	(14.7)	(18.7)
Other income (expense), net	—	0.4	—	—	2.0	—	(0.3)	(0.1)	3.3

Income (loss) before income taxes	35.6	31.3	10.4	(11.9)	(8.4)	(11.3)	(11.5)	(17.0)	0.8
Income tax provision (benefit)	14.7	12.2	4.1	(2.6)	4.4	(0.3)	(2.3)	(4.9)	2.6
Extraordinary loss on retirement of debt (net of income taxes of $7.3)	—	—	—	(10.6)	—	—	—	—	—

Net income (loss)	$20.9	$19.1	$6.3	$(19.9)	$(12.8)	$(11.0)	$(9.2)	$(12.1)	$(1.8)

Other Data:
EBITDA(3)	$49.0	$60.1	$33.6	$7.7	$68.1	$5.4	$25.1	$7.6	$35.0
Ratio of earnings to fixed charges(4)	4.2	x	2.5	x	1.6	x	—	—	—	—	—	1.0	x
Deficiency of earnings to cover fixed charges	—	—	—	(11.9)	(8.4)	(11.3)	(11.5)	(17.0)	—

	Predecessors(1)

	September 30,	September 30,	September 30,	September 30,	December 31,	September 30,	June 30,
	1998	1999	2000	2001	2001	2002	2003

(dollars in millions)	(unaudited)						(unaudited)
Balance Sheet Data (at period end):
Cash	$26.8	$4.9	$3.2	$4.5	$25.0	$25.3	$21.0
Net working capital	57.4	70.1	(6.3)	(52.2)	68.3	43.5	32.0
Total assets	236.2	226.3	531.4	489.1	517.7	430.2	440.5
Long-term debt	189.5	222.7	—	—	249.8	214.6	196.6
Total debt	189.5	242.7	—	—	255.0	221.1	202.4
Stockholders’ equity	(33.1)	(87.3)	318.6	244.0	138.6	137.0	144.1

(1)	Predecessors refers to the company as it operated (a) on a stand-alone basis through June 14, 2000 as IPC Information Systems, Inc. and (b) from June 15, 2000 through December 20, 2001 following the acquisition of IPC Information Systems, Inc. by Global Crossing. Accordingly, the financial statements periods are presented in the following manner:

(a)	Fiscal Year 1998 — for the period from October 1, 1997 to September 30, 1998, IPC Information Systems, Inc. operated as an independent company.
(b)	Fiscal Year 1999 — for the period from October 1, 1998 to September 30, 1999, IPC Information Systems, Inc. operated as an independent company.
(c)	Fiscal Year 2000 — for the period from October 1, 1999 to June 14, 2000, IPC Information Systems, Inc. operated as an independent company. On June 15, 2000, IPC Information Systems, Inc. was acquired by Global Crossing. The period from June 15, 2000 to September 30, 2000 is shown as a separate column as a result of the change in ownership.
(d)	Fiscal Year 2001 — for the period from October 1, 2000 through September 30, 2001, IPC Information Systems, Inc. operated under Global Crossing’s ownership.
(e)	Fiscal Year 2002 — for the period from October 1, 2001 to December 20, 2001, IPC Information Systems, Inc. operated under Global Crossing’s ownership. IPC Acquisition Corp. was formed and initially capitalized on November 15, 2001 and had no assets or operations until it acquired IPC Information Systems on December 20, 2001. The period from October 1, 2001 through December 20, 2001 and the period from November 15, 2001 (date of initial capitalization) through September 30, 2002 are shown as separate columns as a result of the change in ownership.
(f)	Fiscal Year 2003 — for the period from October 1, 2002 through June 30, 2003, we have operated as an independent company.

(2)	The period from June 15, 2000 through September 30, 2000 cost of goods sold reflects fair value inventory adjustments of $24.9 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. Fiscal year ended September 30, 2001 cost of goods sold reflects fair value inventory adjustments of $10.7 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. We had no operations prior to our acquisition of IPC Information Systems from Global Crossing on December 20, 2001. The period from November 15, 2001 (date of initial capitalization) through June 30, 2002, cost of goods sold reflects the fair value inventory adjustment of $34.3 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems in December 2001. The period from November 15, 2001 (date of initial capitalization) through September 30, 2002 costs of goods sold reflects fair value inventory adjustments of $34.3 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems in December 2001.

(3)	EBITDA represents earnings before interest, taxes, depreciation and amortization. We believe that EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period. We believe that our investors, as debt investors and not equity investors, are primarily focused on EBITDA rather than net income, as it is a useful indicator of operating performance and cash generated from operations exclusive of working capital changes.

Our management uses EBITDA as a measurement of operating performance because it assists us in comparing performance on a consistent basis as it removes the impact of our recent changes in ownership, including different capital structures and asset bases, from our operating results. Management also uses EBITDA as one of its core measures for planning and forecasting overall consolidated company and individual business unit expectations and for evaluating actual results against such expectations. We have consistently included EBITDA in presentations to our board of directors and investors to enable them to have the same consistent measurement basis of operating performance used by management. We also use EBITDA as a valuation methodology in assessing the fair value of our reporting units for required impairment testing. Further, we use EBITDA measurements for our compensation plans and overall strategy. The most significant component of the financial targets of our management incentive plan are measured and bonuses are paid based on achievement of such EBITDA targets and our overall strategy is directed towards pursuing development opportunities intended to increase EBITDA and/or the valuation multiple of EBITDA our businesses would command on a fair value basis.

However, EBITDA is not a measurement prepared in accordance with generally accepted accounting principles. In addition, other companies in our industry may calculate EBITDA differently than we do. Significant factors not captured by EBITDA include trends in our period over period revenue, profitability measured by gross margin and effective tax rate. The following table sets forth a reconciliation of EBITDA to net income for the periods indicated:

	Predecessors(1)

			Period from
			October 1,	Period from		Period from	Period from	Period from	Nine
	Fiscal Year	Fiscal Year	1999	June 15,	Fiscal Year	October 1,	November 15,	November 15,	Months
	Ended	Ended	through	2000 through	Ended	2001 through	2001 through	2001 through	Ended
	September 30,	September 30,	June 14,	September 30,	September 30,	December 20,	September 30,	June 30,	June 30,
	1998	1999	2000	2000	2001	2001	2002	2002	2003

(dollars in millions)	(unaudited)							(unaudited)	(unaudited)
Net income (loss)	$20.9	$19.1	$6.3	$(19.9)	$(12.8)	$(11.0)	$(9.2)	$(12.1)	$(1.8)
Depreciation and amortization	6.6	8.5	7.1	14.0	48.6	10.7	15.1	9.9	15.5
Interest expense, net	6.8	20.3	16.1	5.7	27.9	6.0	21.5	14.7	18.7
Income tax provision (benefit)	14.7	12.2	4.1	(2.6)	4.4	(0.3)	(2.3)	(4.9)	2.6
Extraordinary loss on retirement of debt (net of income taxes of $7.3)	—	—	—	10.5	—	—	—	—	—

EBITDA	$49.0	$60.1	$33.6	$7.7	$68.1	$5.4	$25.1	$7.6	$35.0

(4)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings “ include net income (loss) before taxes and fixed charges (adjusted for interest capitalized during the period). “Fixed charges “ include interest, whether expensed or capitalized, amortization of deferred financing fees and the portion of rental expense that is representative of the interest factor in these rentals. For the period from June 15, 2000 to September 30, 2000, earnings were insufficient to cover fixed charges by $11.9 million because of the inclusion of the inventory fair value step-up in cost of sales of $24.9 million and the amortization of goodwill of $6.2 million from the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. For the year ended September 30, 2001, earnings were insufficient to cover fixed charges by $8.4 million because of the inclusion of the inventory fair value step-up in cost of sales of $10.7 million and the amortization of goodwill of $21.1 million from the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. For the period from October 1, 2001 to December 20, 2001, earnings were insufficient to cover fixed charges by $11.3 million because of the year end intercompany charge of $6.9 million, the inclusion of $2.5 million of other bonus amounts and goodwill amortization of $4.7 million resulting from the ownership of IPC Information Systems by Global Crossing. For the period from November 15, 2001 (date of initial capitalization) to June 30, 2002, earnings were insufficient to cover fixed charges by $17.0 million because of the inclusion of the fair value step-up of inventory in cost of sales resulting from our acquisition of IPC Information Systems. For the period from November 15, 2001 (date of initial capitalization) to September 30, 2002, earnings were insufficient to cover fixed charges by $11.5 million because of the inclusion of the fair value step-up of inventory in cost of sales of $34.3 million resulting from the acquisition of IPC Information Systems in December 2001.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

       Set forth below is the unaudited pro forma combined statement of operations of the company for the year ended September 30, 2002, assuming the acquisition of IPC Information Systems and the related financings occurred on October 1, 2001 (the first day of the period presented).

       The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent the results of operations of the company for the year ended September 30, 2002 had the acquisition of IPC Information Systems and related financings occurred as of the beginning of the period, or to project the results for any future period.

       The unaudited pro forma combined financial information of the company gives effect to (a) the acquisition of IPC Information Systems, (b) the offering of the notes, (c) term loan borrowings under our previous senior secured credit facilities, (d) the purchase accounting adjustments associated with the acquisition of IPC Information Systems, (e) the common equity contribution and (f) the related fees and expenses. The unaudited pro forma financial information of the company assumes that no post-closing working capital adjustments will be made in connection with the acquisition of IPC Information Systems.

       The unaudited pro forma combined financial information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus and the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION

IPC ACQUISITION CORP.

PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended September 30, 2002
(dollars in millions)

	Predecessor

	Historical for the	Historical for the
	Period	Period
	October 1, 2001	November 15, 2001	Net
	to December 20,	to September 30,	Pro Forma		Combined
	2001	2002	Adjustments		Pro Forma

Total revenue	$58.8	$232.8	$—		$291.6
Cost of goods sold (depreciation shown separately)	32.8	161.1 (a)	—		193.9
Depreciation and amortization	0.2	0.8	—		1.0

Gross profit	25.8	70.9	—		96.7

Research and development	3.5	11.6	—		15.1
Selling, general and administrative	17.1	34.6	—		51.7
Depreciation	1.2	3.2	—		4.4
Goodwill amortization	4.7	—	(4.7	)(b)	—
Intangibles amortization	4.6	11.1	(1.6	)(b)	14.1

Income (loss) from operations	(5.4)	10.4	6.3		11.4
Interest expense, net	(6.0)	(21.5)	(0.2	)(c)	(27.7)
Other Income (expense), net	0.1	(0.4)	—		(0.3)

Income (loss) before income taxes	(11.3)	(11.5)	6.1		(16.6)
Income tax provision (benefit)	(0.3)	(2.3)	(1.5	)(d)	(4.1)

Net income (loss)	$(11.0)	$(9.2)	$7.6		$(12.5)

See Notes to Unaudited Pro Forma Financial Information.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Items Not Reflected in Unaudited Pro Forma Financial Information

       The unaudited pro forma financial information does not reflect adjustments for the following items, which management believes should be considered in evaluating the financial condition and results of operations of the company: (1) the selling, general and administrative costs set forth in the pro forma combined statement of operations include an allocation of $6.9 million from Global Crossing for the period from October 1, 2001 to December 20, 2001; and (2) the company believes that IPC Information Systems would have incurred $6.9 million of additional selling, general and administrative costs on an annual basis had IPC Information Systems operated as a stand-alone entity. These costs would have been for stand-alone finance, information technology, administrative, legal and tax compliance and personnel expenses. No adjustment has been made in the pro forma combined statement of operations for these expected additional costs.

Pro Forma Notes and Adjustments

       (a) Historical cost of goods sold for the period from November 15, 2001 (date of initial capitalization) to September 30, 2002 includes $34.3 million of additional costs as a result of the step-up in inventory resulting from the allocation of the purchase price in connection with the acquisition of IPC Information Systems by the company.

       (b) This adjustment reflects the elimination of amortization of goodwill and identifiable intangibles with indefinite lives in accordance with accounting standard Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as well as the value and estimated lives of the other identifiable intangible assets.

       (c) This adjustment reflects the elimination of the historical interest expense allocated by Global Crossing on the intercompany note and the recording of the interest expense of $5.6 million for the notes and borrowings under the then existing senior secured credit facilities and amortization of debt issuance costs of $0.6 million for the period from October 1, 2001 to December 20, 2001. These amounts assume an interest rate of 7 1/2% on borrowings under the then existing senior secured credit facilities, which reflects the actual rate on this debt as of the closing date.

       (d) This adjustment reflects the additional income tax expense attributable to the pro forma adjustments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

       You should read the following discussion of our financial condition and results of operations with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

       Our primary business is the design, manufacture, installation and service of turret systems for the trading operations of the financial community, which includes investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers and insurance companies. Turrets are specialized telephone systems that are designed for high reliability and provide users instant access to hundreds of dedicated telephone lines that are directly connected to other trading partners and customers. Traders, brokers and salespersons occupy desks known as trading positions from which they trade various financial instruments including stocks, bonds, currencies and futures using turrets. We are the leader in the turret industry, based on our base of approximately 110,000 turrets and related equipment installed in trading positions worldwide. We also install and service the cabling infrastructure and networks within buildings that connect voice and data communications devices for traders and others in the global financial, trading and exchange trading industries, as well as sell network voice and data services to customers primarily in the financial community.

       Our major operating units are Trading Systems, I.T.S., and Network Services. Trading Systems reports (1) sales of turret systems to distributors and direct sales and installations of turret systems as “Product sales and installation,” and (2) revenue from turret system maintenance, including annual and multi-year service contracts, and from MACs to existing turret system installations as “Service”. I.T.S. reports (1) revenue from the design, integration and implementation of cabling infrastructure projects, including local and wide area networks, and from sales of intelligent network products, such as hubs, bridges and routers, as “Product sales and installation” and (2) revenue from on-site maintenance of customer cable infrastructures and from the provision of outsourcing services for the support, expansion and upgrading of existing customer networks as “Service”. Network Services records the sale of voice and data services as “Service”.

       Revenue from product sales and installation is recognized upon completion of the installation or, for contracts that are completed in stages and include contract specified milestones, upon achieving such contract milestones, and delivery and customer acceptance of a fully functional system. Revenue from sales to distributors is recognized upon shipment. Customers are generally progress-billed prior to the completion of the installations. The revenue related to these advance payments is deferred until the system installations are completed or specified milestones are attained. Costs incurred on uncompleted contracts and stages are accumulated and recorded as inventory awaiting installation. In addition, contracts for annual recurring turret and I.T.S. services are generally billed in advance, and are recorded as revenue ratably (on a monthly basis) over the contractual periods. Revenue from MACs to turret systems is recognized upon completion, which generally occurs in the same month or the month following the order for services. Revenue from our Network Services unit, which provides voice and data services to the financial community, is billed in advance and recorded ratably (on a monthly basis) over the contractual period, which range from three months to one year.

       Cost of revenue for Trading Systems and I.T.S. includes material and labor associated with the installation of a project or the service performed. Cost of revenue for Network Services includes charges from carriers for bandwidth relating to services provided to customers.

       Our revenues and operating results could fluctuate significantly from period to period. Given the relatively large sales price of our trading systems and our recognition of revenue only upon completion of installations or specified contract milestones, a limited number of system installations may account for a substantial portion of revenues in any particular period. As a result of these and other factors, we could experience significant fluctuations in revenues and operating results in future periods. In addition, our customers are concentrated in the global financial, trading and exchange trading industries and our revenues may decline during periods of economic downturn that impact those sectors.

Our Strategy

       The key elements of our strategy are to:

•	Generate revenue growth through replacement sales, technology upgrades and trading floor expansions. Regular turnover of our installed base is driven primarily by customers’ facility moves, mergers or consolidations and the development of new trading markets and products. Additionally, other factors, such as customer business initiatives, including global trading platform standardization, regulatory developments, and customer expansion affect turnover, as customers require more flexible, efficient and technologically advanced turret systems. By developing new systems, such as IQMX, that address these factors in a timely, proactive fashion, we believe we can increase overall turnover rates, as customers are motivated to replace older, less-advanced equipment with our latest most-advanced product offerings.

•	Expand the addressable market by developing new products and services and capitalizing on new trends. We believe there is an opportunity to increase our revenues by strategically broadening our product portfolio, enhancing our technology architecture and addressing new developments in the marketplace. Examples of our efforts include:

•	Providing voice, data and video communications. The introduction of our IQMX product with expansion modules provides the ability to communicate by exchanging text (such as Chat and Instant Messaging programs) and video (such as popular desktop video conferencing systems) as quickly and easily as the communications systems currently allow traders to do so with voice. By creating a communications system that utilizes IP to deliver communications, and by combining this delivery methodology with the expansion modules that support exchanging text and video in addition to voice, we eliminate the need for our customers to purchase stand-alone equipment to deliver these solutions and leverage our installed base, service and delivery capabilities and desktop presence.

•	Developing applications. Application integration and development is driven by the need to create a seamless and efficient work environment in much the same way that increasingly sophisticated call centers were developed in the mid-1990s. We have demonstrated our capability in this market through sales of our Consumer Telephony Integration, or CTI, products which allow telephony devices to communicate with computers.

•	Increasing our penetration of disaster recovery and contingency planning markets. We intend to further penetrate the growing disaster recovery and business continuity market. We believe we can effectively leverage our leading market position and customer relationships to drive future business in this area from both existing customers and emerging third-party providers.

•	Penetrating middle office support positions. In June 2002, we released the ICMX, a VoIP intercom module, and a member of our IQMX family of turret products. The ICMX extends intercom functionality by providing hands-free communication between sites, a unified numbering plan, group calls and all calls and support for hoot and hollar applications, an open broadcast system which allows a trader to communicate with a large group of traders located around the world. Compact in size and with features designed specifically for support functions off a trading floor, we believe the ICMX will position us to penetrate a large number of trading support positions.

•	Increase our product offerings. With the acquisition of Gains International (US) Inc. and Gains International (Europe) Limited in April 2003, we created a new business unit called Network Services. Our Network Services unit provides network voice and data services that connect traders across six continents. In addition, in June 2003, we launched a suite of services under the name Managed Services. Managed Services are a set of premium, specialized services that deliver fully managed connectivity to trading floors worldwide. We believe we can provide these services to customers in combination with sales of our turrets. With several different service products being offered, we believe we can provide complete service to our customers’ trading floors worldwide.

•	Increase our market share through organic growth and opportunistic acquisitions. We intend to continue to increase our market share by (1) converting customers from competitors’ systems to our own, (2) further expanding into currently under-penetrated markets, (3) winning competitive bids for new installation opportunities, and (4) expanding geographically into areas where we are not already a market leader. We plan to achieve these objectives through a combination of expanding our direct presence, continuing our new product development efforts and making strategic acquisitions and/or alliances.

•	Continue and leverage our track record of service excellence. We believe our high level of customer service differentiates us from our competition, positions us to capture more revenue from our existing client base by providing value-added services, and allows us to maintain our pricing and profitability.

Recent Events

Refinancing of Senior Secured Credit Facilities

       On September 4, 2003, we announced the amendment and restatement of our senior secured credit facilities. The amended and restated senior secured credit facilities consist of a $55.0 million term loan and a $25.0 million revolving credit facility. We used the amended and restated senior secured credit facilities primarily to repay existing senior debt. The amended and restated senior secured credit facilities will reduce borrowing costs and provide greater covenant flexibility than the previous senior secured credit facilities. The amended and restated senior secured credit facilities mature on September 2, 2008.

Purple Voice Acquisition

       IPC UK, one of our subsidiaries, entered into a series of transactions with Purple Voice, a business-to-business IP software company that provides VoIP solutions to the financial community. As a result of these transactions, which closed on August 1, 2003:

•	IPC UK acquired approximately 40% of the currently outstanding common shares (calculated on a non-diluted basis) of Purple Voice, together with a warrant for additional shares from certain minority shareholders of Purple Voice for approximately $120,000;

•	IPC UK invested $1.0 million in a 7% secured convertible note due September 2007 issued by Purple Voice, which is convertible into 49% of Purple Voice’s share capital on a fully diluted basis;

•	the remaining shareholders of Purple Voice granted a call option to IPC UK, which permits IPC UK to acquire the remaining issued share capital of Purple Voice for an aggregate amount of $0.8 million, plus an earn-out of up to $9.0 million, dependent on certain revenue targets being met; and

•	IPC Information Systems, Inc. and Purple Voice entered into an agreement under which IPC Information Systems, Inc. has been appointed Purple Voice’s exclusive reseller worldwide.

       We have consolidated Purple Voice in our consolidated financial statements as of August 1, 2003 in accordance with FIN 46, “Consolidation of Variable Interest Entities”.

Results of Operations for the Fiscal Year Ended September 30, 2003

       We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, we expect the full fiscal year 2003 results to reflect revenue between $263-$266 million and gross margin of approximately $112-$114 million; however, actual results may be different.

Comparison of the Nine Months Ended June 30, 2003 (“YTD 2003”) to the Nine Months Ended June 30, 2002 (“YTD 2002”).

       The amounts presented for the nine months ended June 30, 2002 represents the sum of the amounts separately reported for the pre-acquisition period from October 1, 2001 to December 20, 2001 and the post-acquisition period from December 21, 2001 to June 30, 2002.

       The following table sets forth, as a percentage of consolidated revenue, our condensed consolidated statements of operations for the periods indicated. The following table also presents, as a percentage of unit revenue, our statements of operations for our three major operating units for the periods indicated.

	YTD 2003				YTD 2002

		Trading		Network		Trading		Network
	Consolidated	Systems	I.T.S.	Services	Consolidated	Systems	I.T.S.	Services

Revenue:
Product sales and installations	54%	49%	78%	0%	65%	65%	69%	—
Service	46%	51%	22%	100%	35%	35%	31%	—

	100%	100%	100%	100%	100%	100%	100%	—

	YTD 2003				YTD 2002

		Trading		Network		Trading		Network
	Consolidated	Systems	I.T.S.	Services	Consolidated	Systems	I.T.S.	Services

Cost of goods sold (depreciation shown separately):
Product sales and installations	33%	24%	73%	0%	51%	49%	61%	—
Service	24%	23%	22%	56%	20%	18%	27%	—
Depreciation and amortization	1%	1%	0%	6%	0%	1%	0%	—

	58%	48%	95%	62%	71%	68%	88%	—

Gross profit	42%	52%	5%	38%	29%	32%	12%	—
Research and development	5%	7%	0%	0%	5%	6%	0%	—
Selling, general and administrative expense	19%	21%	5%	46%	18%	20%	7%	—
Depreciation and amortization	8%	11%	0%	0%	9%	11%	1%	—

Income (loss) from operations	10%	13%	0%	(8)%	(4)%	(5)%	4%	—
Other income (expense):
Interest expense, net	(11)%	(15)%	0%	0%	(10)%	(12)%	0%	—
Other income (expense), net	2%	3%	0%	0%	0%	0%	0%	—

Income (loss) before income taxes	1%	1%	0%	(8)%	(14)%	(17)%	4%	—
Income tax expense (benefit)	2%	(2)%	0%	1%	(3)%	(3)%	0%	—

Net income (loss)	(1)%	(1)%	0%	(9)%	(11)%	(14)%	4%	—

Revenue

       The following table sets forth our consolidated revenue and revenue as reported for our three major operating units.

	Consolidated

	YTD	YTD	$	%
	2003	2002	Change	Change

	(dollars in thousands)
Revenue:
Product sales and installations	$89,224	$140,107	$(50,883)	(36)%
Service	76,456	74,015	2,441	3%

Total	$165,680	$214,122	$(48,442)	(23)%

	Trading Systems Division

	YTD	YTD	$	%
	2003	2002	Change	Change

	(dollars in thousands)
Revenue:
Product sales and installations	$63,068	$115,956	$(52,888)	(46)%
Service	65,056	63,143	1,913	3%

Total	$128,124	$179,099	$(50,975)	(28)%

	I.T.S. Division

	YTD	YTD	$	%
	2003	2002	Change	Change

	(dollars in thousands)
Revenue:
Product sales and installations	$26,156	$24,151	$2,005	8%
Service	7,400	10,872	(3,472)	(32)%

Total	$33,556	$35,023	$(1,467)	(4)%

	Network Services Division

	YTD	YTD	$	%
	2003	2002	Change	Change

	(dollars in thousands)
Revenue:
Product sales and installations	$—	$—	$—	—
Service	4,000	—	4,000	—

Total	$4,000	$—	$4,000	—

     Consolidated

       The overall decline in the global economy has caused our customers to extend their planning and implementation cycles. While we expect this downward trend to continue, there can be no certainty as to the degree or duration of this downturn. We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, we expect our fiscal year 2003 consolidated product sales and installation and service revenues to be approximately $263-$266 million; however, the actual amount could be lower. For YTD 2003, no single customer accounted for 10% or more of total revenues.

Product Sales and Installations

       The decrease in product sales and installation revenue of $50.9 million in YTD 2003 from YTD 2002 was primarily due to the completion of several large (more than $2.0 million) installation projects in YTD 2002 totaling $49.2 million compared to several large installation projects totaling $23.5 million in YTD 2003. In addition, a higher volume of medium (between $1.0 and $2.0 million) and small (less than $1.0 million) installation projects were completed in YTD 2002 totaling $20.2 million and $70.7 million, respectively, compared to medium and small installation projects completed in YTD 2003 totaling $16.5 million and $49.2 million, respectively. The higher volume in YTD 2002 was primarily due to disaster recovery projects resulting from the events of September 11, 2001. We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, we expect our product sales and installation revenue to be approximately $155-$158 million for the 2003 fiscal year; however, the actual amount may be lower.

Service

       The increase in service revenue of $2.4 million in YTD 2003 from YTD 2002 was primarily due to increases of $1.9 million from our Trading Systems unit and $4.0 million from our Network Services unit, partially offset by a $3.5 million decrease from our I.T.S. unit. We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, we expect our service revenue to be approximately $105-$108 million for the 2003 fiscal year; however, the actual amount may be lower.

Trading Systems

Product Sales and Installations

       The decrease in product sales and installation revenue of $52.9 million in YTD 2003 from YTD 2002 was primarily due to the completion in YTD 2002 of five large installation projects aggregating $38.3 million and a higher volume of medium and smaller installation projects, primarily resulting from the events of September 11, 2001, completed in YTD 2002 as compared to one large installation project completed for $3.7 million and a lower volume of medium size and smaller size installation projects completed in YTD 2003.

       We believe the demand for new turret systems is primarily event driven, the result of physical facility moves of trading positions, customer decisions to upgrade technology, the standardization of trading platforms worldwide, and the addition of new trading positions due to customer growth. Large facility moves and mergers can also result in large installation projects, which cause uneven revenue streams period over period. The change in our product sales and installation revenue in YTD 2003 over YTD 2002 was not significantly affected by a change in the price of our products; instead, we believe it was affected principally by the number and size of turret systems purchased by our customers.

Service

       The increase in service revenue of $1.9 million in YTD 2003 from YTD 2002 was primarily due to growth in our existing service customer base, recovery of revenue lost as a result of the events of September 11, 2001, and the purchase of the Hitachi, Ltd. trading system service base outside of Japan on March 29, 2002.

I.T.S.

Product Sales and Installations

       The increase in product sales and installation revenue of $2.0 million in YTD 2003 from YTD 2002 was primarily due to two large projects completed totaling $19.8 million in YTD 2003, offset by three large projects totaling $10.9 million and a higher volume of medium and small projects completed in YTD 2002.

Service

       The decrease in service revenue of $3.5 million in YTD 2003 from YTD 2002 was primarily due to a large customer merger in the financial industry, which resulted in continued but lower service requirements for that customer. In addition, we believe the decline in service was caused by the general decline in the real estate and construction activities within our customer base.

Network Services

Service

       Service revenue for our Network Services unit was $4.0 million in YTD 2003. We received no revenue from Network Services in YTD 2002 as we created Network Services in April 2003.

Cost of Revenue

       The following table sets forth our consolidated cost of revenue and our cost of revenue as reported for our three major operating units. Cost of revenue for our Trading Systems and I.T.S. divisions includes the costs of equipment sold, the costs of parts used for service of the equipment, labor to install the equipment sold, labor to provide service, warehouse and project management costs and the depreciation of the equipment in our manufacturing and assembly facility. Cost of revenue for our Network Services division includes the costs to lease local and long distance circuits and depreciation of the equipment. Cost of revenue for YTD 2002 includes a charge resulting from the amortization of the step-up in inventory of $34.3 million, relating to the IPC Information Systems acquisition. This purchase accounting inventory fair value step-up is a non-cash GAAP adjustment that is recorded when a company is acquired as we were in December 2001. Since the adjustment has been fully recognized in income as of September 30, 2002, the cost of inventory in the 2003 fiscal year and beyond will not be impacted by this adjustment.

	Consolidated

	YTD	%	YTD	%	%
	2003	of Rev.	2002	of Rev.	Change

	(dollars in thousands)
Product sales and installations	$55,308	62%	$108,643	78%	(16)%
Service	39,417	52%	42,628	58%	(6)%
Depreciation and amortization	1,152	1%	751	0%	1%

Total	$95,877	58%	$152,022	71%	(13)%

	Trading Systems Division

	YTD	%	YTD	%	%
	2003	of Rev.	2002	of Rev.	Change

	(dollars in thousands)
Product sales and installation	$30,937	49%	$87,368	75%	(26)%
Service	29,820	46%	32,948	52%	(6)%
Depreciation and amortization	898	1%	751	0%	1%

Total	$61,655	48%	$121,067	68%	(20)%

	I.T.S. Division

	YTD	%	YTD	%	%
	2003	of Rev.	2002	of Rev.	Change

	(dollars in thousands)
Product sales and installations	$24,371	93%	$21,275	88%	5%
Service	7,357	99%	9,680	89%	10%
Depreciation and amortization	—	0%	—	0%	0%

Total	$31,728	95%	$30,955	88%	7%

	Network Services Division

	YTD	%	YTD	%	%
	2003	of Rev.	2002	of Rev.	Change

	(dollars in thousands)
Product sales and installations	$—	—%	$—	0%	0%
Service	2,240	56%	—	0%	56%
Depreciation and amortization	254	6%	—	0%	6%

Total	$2,494	62%	$—	0%	62%

Consolidated

Product Sales and Installations

       Consolidated product sales and installation cost of revenue as a percentage of revenue decreased by 16% in YTD 2003 as compared to YTD 2002 primarily due to the inclusion of $33.5 million of inventory fair value step-up in YTD 2002, partially offset by lower margins attained in our I.T.S. unit and a higher percentage of I.T.S. installations and third party products sold compared to Trading Systems products sold in YTD 2003. I.T.S. installations and third party products have a higher cost of revenue than Trading Systems manufactured products. We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, we expect our product sales and installation cost of revenue to be approximately $92-$95 million for the 2003 fiscal year; however, the actual amount may be higher.

Service

       Consolidated service cost of revenue as a percentage of revenue decreased by 6% in YTD 2003 from YTD 2002 primarily due to an increase in contract maintenance services, which have a higher gross profit margin than non-contract MAC services, as well as the inclusion of $0.8 million of inventory fair value step-up in YTD 2002. We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, we expect our service cost of revenue for the 2003 fiscal year to be approximately $53-$56 million; however, the actual amount may be higher.

Trading Systems

Product Sales and Installations

       Trading Systems product sales and installation cost of revenue as a percentage of revenue decreased by 26% in YTD 2003 from YTD 2002 primarily due to the inclusion of $32.3 million of inventory fair value step-up in YTD 2002, as well as higher margins generated from the sale of the IQMX trading system in YTD 2003. The margins relating to our IQMX trading system have increased in YTD 2003 when compared to YTD 2002 as result of the acceptance in the marketplace of the IQMX and a more cost-efficient manufacturing process.

Service

       Trading Systems service cost of revenue as a percentage of revenue decreased by 6% in YTD 2003 from YTD 2002 primarily due to an increase in contract maintenance services, which have a higher gross profit margin than non-contract MAC services, as well as the inclusion of $0.8 million of inventory fair value step-up in YTD 2002.

I.T.S.

Product Sales and Installations

       I.T.S. product sales and installation cost of revenue as a percentage of revenue increased by 5% in YTD 2003 from YTD 2002 primarily due to two large contracts sold at a higher than normal discount in YTD 2003, partially offset by the inclusion of $1.2 million of inventory fair value step-up in YTD 2002. The general decline in real estate and construction activities within our customer base has resulted in more competitive pricing on installation project bids.

Service

       I.T.S. service cost of revenue as a percentage of revenue increased by 10% in YTD 2003 from YTD 2002 primarily due to the general decline in the real estate and construction activities within our customer base. As a result of such business decline and due to increased manpower required to meet certain project completion deadlines, we have experienced a decrease in margins.

     Network Services

          Service

       Network Services service cost of revenue as a percentage of revenue was 56% in YTD 2003. We had no cost of revenue for our Network Services unit in YTD 2002 as Network Services was created in April 2003.

Research and Development Expense

	Consolidated

	YTD	YTD	$	%
	2003	2002	Change	Change

	(dollars in thousands)
Research and development	$8,447	$11,481	$(3,034)	(26)%

       Research and development efforts are focused on the next generation of the Trading Systems products, applications, and enhancements of our current product lines.

       Research and development expenses decreased by $3.0 million in YTD 2003 from YTD 2002 primarily due to planned reductions of both headcount and discretionary spending. We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, we expect research and development expense to be approximately $10-12 million for the 2003 fiscal year; however, the actual amount may be higher.

Selling, General and Administrative Expense

	Consolidated

	YTD	YTD	$	%
	2003	2002	Change	Change

	(dollars in thousands)
Selling, general & administrative expense	$30,856	$38,357	$(7,501)	(20)%

       Selling, general and administrative expenses decreased by $7.5 million in YTD 2003 from YTD 2002 primarily due to the inclusion of $2.5 million of employee bonuses related to the IPC Information Systems acquisition and a $6.9 million charge for corporate related services from Global Crossing in YTD 2002 offset by the inclusion of expenses for our Network Services unit totaling $1.8 million in YTD 2003. These corporate related service charges represent a calculation of the allocation to IPC Information Systems of the cost of services such as treasury, payroll, tax compliance, legal and other professional fees, which was partially offset by an increase in headcount and expenses associated with the set-up of our operations as a stand-alone entity and higher professional fees in YTD 2003. We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, we expect selling, general and administrative expenses to be approximately $45-$48 million for the 2003 fiscal year; however, the actual amount may be higher.

Depreciation and Amortization

	Consolidated

	YTD	YTD	$	%
	2003	2002	Change	Change

	(dollars in thousands)
Depreciation and amortization	$14,267	$19,935	$(5,668)	(28)%

       Depreciation and amortization expense decreased by $5.7 million in YTD 2003 from YTD 2002 primarily due to the adoption of SFAS 142, in which goodwill and indefinite lived intangible assets are no longer subject to periodic amortization. This standard was adopted by us as of December 20, 2001, resulting in no further amortization subsequent to that date.

Interest Expense, net

	Consolidated

	YTD	YTD	$	%
	2003	2002	Change	Change

	(dollars in thousands)
Interest expense, net	$18,690	$20,665	$(1,975)	(10)%

       Interest expense, net decreased by $2.0 million in YTD 2003 from YTD 2002 reflecting our September 2002 excess cash flow repayment and a prepayment made on our term loan in March 2003, which reduced our outstanding indebtedness.

Provision for Income Taxes

       Our effective tax rate for YTD 2003 was 301.8% compared to 18.5% in YTD 2002.

       Our effective tax rate reflects our foreign, federal and state taxes, non-deductibility of foreign losses for federal tax purposes, the non-deductibility of certain expenses, and, for fiscal year 2003, taxable income at several of our foreign subsidiaries, which, combined with the lower absolute amount of pre-tax income for YTD 2003 as compared to the absolute amount of pre-tax loss for YTD 2002, generates a more significant impact on our effective tax rate.

Net Income (loss)

	Consolidated

	YTD	YTD	$	%
	2003	2002	Change	Change

	(dollars in thousands)
Net loss	$(1,780)	$(23,105)	$(21,325)	(92)%

       Net loss decreased by $21.3 million in YTD 2003 from YTD 2002 due in part to non-cash GAAP adjustments made to the fair value of our inventory related to the acquisition of IPC Information Systems. The amount of inventory fair value adjustments included as cost of revenue for YTD 2002 was $34.3 million while there was no impact in YTD 2003. There will be no impact to net income in fiscal year 2003 and beyond for these adjustments. In addition, the net loss in YTD 2002 was unfavorably impacted by corporate related service charges from Global Crossing, which represented an allocation to IPC Information Systems, Inc. for the cost of services, such as treasury, payroll, tax compliance, legal and other professional fees, totaling $6.9 million.

We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, for the full 2003 fiscal year, we expect a return to net income primarily due to the projected increase in consolidated product sales and installation revenue, the completion of the inventory fair value adjustments charged to cost of revenue in FY 2002 and a reduction in selling, general and administrative costs primarily due to the exclusion of the intercompany charges we received in the past from Global Crossing; however, actual results may differ. We cannot predict when an economic recovery will occur in the financial community and likewise cannot predict whether, when and to what extent we will show an increase in revenue or profitability for the 2004 fiscal year.

Comparison of the Year Ended September 30, 2002 (“FY 2002”) to the Year Ended September 30, 2001 (“FY 2001”) and FY 2001 to the Year Ended September 30, 2000 (“FY 2000”).

       The amounts presented below for the fiscal year ended September 30, 2002 represent the sum of the amounts separately reported for the pre-IPC Information Systems acquisition period from October 1, 2001 to December 20, 2001 and the post-IPC Information Systems acquisition period from December 21, 2001 to September 30, 2002. The amounts presented below for the fiscal year ended September 30, 2000 represent the sum of the amounts separately reported for the period before we were acquired by Global Crossing from October 1, 1999 to June 14, 2000 and the post-acquisition period from June 15, 2000 to September 30, 2000.

       The following table sets forth, as a percentage of consolidated revenue, our condensed consolidated statements of operations for the periods indicated. The following table also presents, as a percentage of unit revenue, our statements of operations for our Trading Systems and I.T.S. units for the periods indicated. The following table does not present our statement of operations for our Network Services unit as it was created in April 2003.

	FY 2002			FY 2001			FY 2000

		Trading			Trading			Trading
	Consolidated	Systems	I.T.S.	Consolidated	Systems	I.T.S.	Consolidated	Systems	I.T.S.

Revenue:
Product sales and installations	66%	64%	73%	65%	63%	73%	65%	64%	71%
Service	34%	36%	27%	35%	37%	27%	35%	36%	29%

	100%	100%	100%	100%	100%	100%	100%	100%	100%

Cost of goods sold (depreciation shown separately):
Product sales and installations	48%	43%	66%	38%	32%	62%	46%	41%	66%
Service	19%	18%	24%	21%	20%	23%	20%	19%	22%
Depreciation and amortization	1%	1%	—	1%	1%	—	1%	1%	—

	67%	62%	90%	59%	52%	85%	66%	60%	88%

Gross profit	33%	38%	10%	41%	48%	15%	34%	40%	12%
Research and development	5%	6%	0%	6%	7%	0%	5%	6%	0%
Selling, general and administrative expense	18%	20%	7%	12%	13%	6%	15%	17%	8%
Depreciation and amortization	9%	10%	1%	17%	22%	1%	7%	9%	1%

Income from operations	2%	2%	2%	6%	6%	8%	7%	8%	3%

	FY 2002			FY 2001			FY 2000

		Trading			Trading			Trading
	Consolidated	Systems	I.T.S.	Consolidated	Systems	I.T.S.	Consolidated	Systems	I.T.S.

Other income (expense):
Interest expense, net	(9)%	(11)%	0%	(10)%	(13)%	0%	(8)%	(10)%	0%
Other income (expense), net	0%	0%	0%	1%	1%	0%	0%	1%	0%

Income (loss) before income taxes	(8)%	(10)%	2%	(3)%	(6)%	8%	(1)%	(1)%	3%
Income tax expense (benefit)	(1)%	(1)%	0%	2%	2%	0%	1%	1%	0%

Income (loss) before extraordinary charge	(7)%	(9)%	2%	(5)%	(8)%	8%	(2)%	(2)%	3%
Extraordinary loss on retirement of debt	—	—	—	—	—	—	(3)%	(3)%	—

Net income (loss)	(7)%	(9)%	2%	(5)%	(8)%	8%	(5)%	(5)%	3%

Revenue

       The following table sets forth our consolidated revenue and our revenue as reported for our Trading Systems and I.T.S. units.

	Consolidated

			$	%			$	%
	FY 2002	FY 2001	Change	Change	FY 2001	FY 2000	Change	Change

	(dollars in thousands)
Revenue:
Product sales and installations	$192,194	$181,267	$10,927	6%	$181,267	$181,482	$(215)	0%
Service	99,370	98,430	940	1%	98,430	96,727	1,703	2%

Total	$291,564	$279,697	$11,867	4%	$279,697	$278,209	$1,488	1%

	Trading Systems Division

			$	%			$	%
	FY 2002	FY 2001	Change	Change	FY 2001	FY 2000	Change	Change

	(dollars in thousands)
Revenue:
Product sales and installations	$154,690	$138,165	$16,525	12%	$138,165	$141,225	$(3,060)	(2)%
Service	85,704	82,851	2,853	3%	82,851	80,550	2,301	3%

Total	$240,394	$221,016	$19,378	9%	$221,016	$221,775	$(759)	0%

	I.T.S. Division

			$	%			$	%
	FY 2002	FY 2001	Change	Change	FY 2001	FY 2000	Change	Change

	(dollars in thousands)
Revenue:
Product sales and installations	$37,504	$43,102	$(5,598)	(13)%	$43,102	$40,257	$2,845	7%
Service	13,666	15,579	(1,913)	(12)%	15,579	16,177	(598)	(4)%

Total	$51,170	$58,681	$(7,511)	(13)%	$58,681	$56,434	$2,247	4%

  Comparison of FY 2002 to FY 2001

     Consolidated

          Product sales and installations

       The increase in revenue of $10.9 million in FY 2002 from FY 2001 was primarily due to an increase of $16.5 million from our Trading Systems unit that was partially offset by a decrease of $5.6 million from our I.T.S. unit. As expected, the uncertainty of the financial markets since the events of September 11, 2001 caused consolidated revenues for the second half of FY 2002 to be lower compared to the first half of FY 2002. We believe that this uncertainty, combined with the overall decline in the global economy, caused our customers to extend their planning and implementation cycles. For the periods presented, no single customer accounted for 10% or more of total revenues.

          Service

       The increase in revenue of $0.9 million in FY 2002 from FY 2001 was primarily due to an increase of $2.8 million from our Trading Systems unit that was partially offset by a decrease of $1.9 million from our I.T.S. unit.

     Trading Systems

          Product sales and installations

       The increase in product sales and installation revenue of $16.5 million in FY 2002 from FY 2001 was primarily due to the completion of two large installation projects totaling $26.1 million during FY 2002, while there were no installations of comparable size completed in FY 2001. The change in our installation revenue in FY 2002 over FY 2001 was not significantly affected by a change in the price of our products; instead, we believe it was affected more by the number and size of turret systems purchased by our customers.

       We believe the demand for new turret systems was primarily event driven, the result of physical facility moves of trading positions, customer decisions to upgrade technology, the standardization of trading platforms worldwide, and the addition of new trading positions due to customer growth. Large facility moves and mergers can also result in large installation sales that can cause uneven revenue stream year over year, as well as quarter over quarter.

          Service

       The increase in service revenue of $2.9 million in FY 2002 from FY 2001 was primarily due to growth of the existing customer base and the purchase of the Hitachi, Ltd. trading system service base outside of Japan. This increase was partially offset by the loss of service revenue from several trading floors as a result of the events of September 11, 2001.

     I.T.S.

          Product sales and installations

       The decrease in product sales and installation revenue of $5.6 million in FY 2002 from FY 2001 was primarily due to a higher number of small jobs completed in FY 2001, which generate less installation revenue than larger-size jobs. We believe this was caused by the general decline in the construction, real estate, and general contracting industries. The revenue associated with these larger-size jobs was $13.2 million in FY 2002 compared to $16.9 million in FY 2001.

          Service

       The decrease in service revenue of $1.9 million in FY 2002 from FY 2001 was primarily due to a large customer merger in the financial industry in the second half of FY 2001, which resulted in continued but lower service requirements for that customer in FY 2002.

  Comparison of FY 2001 to FY 2000

Consolidated

Product sales and installations

       Revenue from installation projects decreased $0.2 million in FY 2001 from FY 2000, with a decrease of $3.0 million in Trading Systems offsetting an increase of $2.8 million in our I.T.S. unit for the period. For the periods presented, no single customer accounted for 10% or more of total revenues.

Service

       The increase in revenue of $1.7 million in FY 2001 from FY 2000 was primarily due to an increase of $2.3 million in service revenue from our Trading Systems unit that was partially offset by a decrease of $0.6 million in revenue from our I.T.S. unit.

Trading Systems

Product sales and installations

       The decrease in product sales and installation revenue of $3.1 million in FY 2001 from FY 2000 was primarily due to a higher volume of large installation projects totaling approximately $26.0 million completed in FY 2000 compared to approximately $21.0 million in FY 2001. The change in our product sales and installation revenue in FY 2001 from FY 2000 was not significantly affected by a change in the price of our products; instead, we believe it was affected more by the number and size of turret systems purchased by our customers. We believe the demand for new turret systems was primarily event driven, the result of physical facility moves of trading positions and the addition of new trading positions due to customer growth. Large facility moves and mergers can also result in large installation sales that can cause uneven revenue stream year over year, as well as quarter over quarter.

Service

       The increase in service revenue of $2.3 million in FY 2001 from FY 2000 was primarily due to the expansion of the service customer base, as well as the acquisition of two distributors in Australia and Singapore.

I.T.S.

Product sales and installations

       The increase in product sales and installation revenue of $2.8 million in FY 2001 from FY 2000 was primarily due to a higher volume of large installation projects completed in FY 2001 as compared to FY 2000.

Service

       The decrease in service-related revenue of $0.6 million in FY 2001 from FY 2000 was primarily due to a large customer merger in the financial industry in the second half of FY 2001, which resulted in continued but lower service requirements for that customer for the remainder of FY 2001.

Cost of Revenue

       The following table sets forth our consolidated cost of revenue and our cost of revenue as reported for our Trading Systems and I.T.S. units. Cost of revenue includes the costs of equipment sold, the costs of parts used for service of the equipment, labor to install the equipment sold, labor to provide service, warehouse and project management costs and the depreciation of the equipment in our manufacturing and assembly facility. Cost of revenue for FY 2002, FY 2001 and FY 2000 include a charge resulting from the amortization of the step-up in inventory of $34.3 million, $10.7 million and $24.9 million, respectively. This purchase accounting inventory fair value step-up is a non-cash GAAP adjustment that is recorded when a company is acquired as we were in December 2001 and June 2000. Since the adjustment has been fully recognized in income as of September 30, 2002, the cost of inventory in the 2003 fiscal year and beyond will not be impacted by this adjustment.

	Consolidated

		% of		% of	%		% of		% of	%
	FY 2002	Rev.	FY 2001	Rev.	Change	FY 2001	Rev.	FY 2000	Rev.	Change

	(dollars in thousands)
Cost of revenue:
Product sales and installations	$138,474	72%	$106,252	59%	13%	$106,252	59%	$127,335	70%	(11)%
Service	55,481	56%	58,349	59%	(3)%	58,349	59%	54,961	57%	2%
Depreciation and amortization	1,031	1%	834	1%	0%	834	1%	649	1%	0%

Total	$194,986	67%	$165,435	59%	8%	$165,435	59%	$182,945	66%	(7)%

	Trading Systems Division

		% of		% of	%		% of		% of	%
	FY 2002	Rev.	FY 2001	Rev.	Change	FY 2001	Rev.	FY 2000	Rev.	Change

	(dollars in thousands)
Cost of revenue:
Product sales and installations	$104,452	68%	$70,018	51%	17%	$70,018	51%	$90,001	64%	(13)%
Service	43,193	50%	44,607	54%	(4)%	44,607	54%	42,418	53%	1%
Depreciation and amortization	1,031	1%	834	1%	0%	834	1%	649	1%	0%

Total	$148,676	62%	$115,459	52%	10%	$115,459	52%	$133,068	60%	(8)%

	I.T.S. Division

		% of		% of	%		% of		% of	%
	FY 2002	Rev.	FY 2001	Rev.	Change	FY 2001	Rev.	FY 2000	Rev.	Change

	(dollars in thousands)
Cost of revenue:
Product sales and installations	$34,022	91%	$36,234	84%	7%	$36,234	84%	$37,334	93%	(9)%
Service	12,288	90%	13,742	88%	2%	13,742	88%	12,543	78%	10%
Depreciation and amortization	—	0%	—	0%	0%	—	0%	—	0%	0%

Total	$46,310	91%	$49,976	85%	6%	$49,976	85%	$49,877	88%	(3)%

  Comparison of FY 2002 to FY 2001

Consolidated

       Cost of revenue for FY 2002 includes a charge resulting from the amortization of the step-up in inventory of $34.3 million (relating to our acquisition of IPC Information Systems, Inc. in December 2001) and cost of revenue for FY 2001 reflects a charge of $10.7 million (relating to the June 2000 acquisition of IPC Information Systems, Inc. by Global Crossing). This purchase accounting inventory fair value step-up is a non-cash GAAP adjustment that is recorded when a company is acquired as we have been in the two respective years.

Product sales and installations

       The increase in product sales and installation cost of revenue of 13% as a percentage of revenue in FY 2002 from FY 2001 was primarily due the inclusion of $33.5 million of inventory fair value step-up in FY 2002 as compared to $10.7 million in FY 2001. Also, lower margins were realized from sales of the IQMX, as well as lower margins realized on large installations in both the Trading Systems and I.T.S. units. The lower margins for the IQMX are typical with the introduction of a new voice trading system.

Service

       The decrease in service cost of revenue of 3% as a percentage of revenue in FY 2002 from FY 2001 was primarily due to the sale of services by our Trading Systems unit, which have higher margins and comprised a larger percentage of total service revenue for FY 2002, which was partially offset by the inclusion of $0.8 million of inventory fair value step-up in FY 2002 as compared to no inventory fair value step-up in FY 2001.

Trading Systems

                   Product sales and installations

       The increase in product sales and installation cost of revenue of 17% as a percentage of revenue in FY 2002 from FY 2001 was primarily due to the inclusion of $32.3 million of inventory fair value step-up in FY 2002 as compared to $9.7 million in FY 2001, as well as lower margins attained from sales of the IQMX. The lower margins for the IQMX are typical with the introduction of a new voice trading system. In addition, our largest installation in FY 2002 included the installation of the IQMX, which was sold to a global customer at a higher than normal discount.

Service

       The decrease in service cost of revenue of 4% as a percentage of revenue in FY 2002 from FY 2001 was primarily due to an increase in maintenance revenue, which has higher margins than MAC revenue, which was partially offset by the inclusion of $0.8 million of inventory fair value step-up in FY 2002 as compared to no inventory fair value step-up in FY 2001.

I.T.S.

Product sales and installations

       The increase in product sales and installation cost of revenue of 7% as a percentage of revenue in FY 2002 from FY 2001 was primarily due to the inclusion of $1.2 million of inventory fair value step-up in FY 2002 as compared to $1.0 million in FY 2001, as well as lower margins associated with certain large installations in FY 2002. These lower margins in FY 2002 were mainly due to pricing pressures resulting from the decline in market conditions.

Service

       The increase in service cost of revenue of 2% as a percentage of revenue in FY 2002 from FY 2001 was primarily due to the loss of high margin revenue from one customer that was principally offset by higher margins realized from disaster recovery work in FY 2002.

Comparison of FY 2001 to FY 2000

Consolidated

       Cost of revenue decreased by 7% in FY 2001 from FY 2000. Cost of revenue for FY 2001 and FY 2000 includes a charge resulting from the amortization of the step-up in inventory of $10.7 million and $24.9 million, respectively (relating to the June 2000 acquisition of IPC Information Systems, Inc. by Global Crossing). This purchase accounting inventory fair value step-up is a non-cash GAAP adjustment that is recorded when a company is acquired as we had been in FY 2000.

Product sales and installations

       The decrease in product sales and installation cost of revenue of 11% as a percentage of revenue in FY 2001 from FY 2000 was primarily due to the inclusion of $23.0 million of inventory fair value step-up in FY 2000 as compared to $10.7 million in FY 2001, as well as higher margins realized in both the Trading Systems and I.T.S. units.

Service

       The increase in service cost of revenue of 2% as a percentage of revenue in FY 2001 from FY 2000 was primarily due to lower margins realized in both the Trading Systems and I.T.S. operating units, which was partially offset by the inclusion of $1.9 million of inventory fair value step-up in FY 2000 as compared to no inventory fair value step-up in FY 2001.

Trading Systems

Product sales and installations

       The decrease in product sales and installation cost of revenue of 13% as a percentage of revenue in FY 2001 from FY 2000 was primarily due to the inclusion of $20.6 million of inventory fair value step-up in FY 2000 as compared to $9.7 million in FY 2001, as well as the sale in FY 2001 of various products that sell at higher margins.

Service

       The increase in service cost of revenue of 1% as a percentage of revenue in FY 2001 from FY 2000 was primarily due to the growth in service revenue in the European and Asia Pacific regions in FY 2001. The customers in these regions are primarily serviced by subcontractors, who generally have higher costs than company-supplied direct labor. This increase in service cost of revenue was offset by the inclusion of $1.7 million of inventory fair value step-up in FY 2000 as compared to no inventory fair value step-up in FY 2001.

I.T.S.

Product sales and installations

       The decrease in product sales and installation cost of revenue of 9% as a percentage of revenue in FY 2001 from FY 2000 was primarily due to the inclusion of $2.4 million of inventory fair value step-up in FY 2000 as compared to $1.0 million in FY 2001, as well as higher margins associated with the larger sized installations that made up a higher percentage of revenue in FY 2001.

Service

       The increase in service cost of revenue of 10% as a percentage of revenue in FY 2001 from FY 2000 was primarily due to the loss of high margin revenue from one customer, which was partially offset by the inclusion of $0.2 million of inventory fair value step-up in FY 2000 as compared to no inventory fair value step-up in FY 2001.

Research and Development Expense

	Consolidated

			$	%			$	%
	FY 2002	FY 2001	Change	Change	FY 2001	FY 2000	Change	Change

	(dollars in thousands)
Research and development	$15,136	$15,502	$(366)	(2)%	$15,502	$12,878	$2,624	20%

       Research and development efforts are focused on the next generation of Trading Systems products, applications, and enhancements of our current product lines. Our investments in research and development on a year-to-year basis reflected above are substantially the same from period to period. We expect to adjust our research and development expenditures downward by 20% or more in the future in an effort to reduce fixed costs; however, the actual decrease may be less.

     Comparison of FY 2002 to FY 2001

       Research and development expenses decreased by $0.4 million in FY 2002 from FY 2001 due primarily to our effort to reduce fixed costs.

     Comparison of FY 2001 to FY 2000

       The increase of $2.6 million in research and development expense in FY 2001 from FY 2000 was primarily due to our efforts to expand our CTI product offerings and develop software products for the application modules that are sold with our IQMX turret systems.

Selling, General and Administrative Expense

	Consolidated

			$	%			$	%
	FY 2002	FY 2001	Change	Change	FY 2001	FY 2000	Change	Change

	(dollars in thousands)
Selling, general and administrative expense	$51,686	$33,541	$18,145	54%	$33,541	$41,682	$(8,141)	(20)%

     Comparison of FY 2002 to FY 2001

       Selling, general and administrative expenses increased by $18.1 million in FY 2002 from FY 2001 primarily due to the inclusion of additional expenses in FY 2002 that were necessary for us to operate as a stand alone entity. Also, the increase in FY 2002 reflects the inclusion of $2.5 million of employee bonuses related to the acquisition of IPC Information Systems and a $6.9 million charge for corporate related services from Global Crossing in FY 2002, compared to only a $1.9 million charge for corporate related services from Global Crossing in FY 2001. These corporate related service charges represent an allocation to IPC Information Systems, Inc. for the cost of services such as treasury, payroll, tax compliance, legal and other professional fees. We have completed a work force reduction to address our expectation for a reduction in revenue in fiscal year 2003. We expect our selling, general and administrative expenses in fiscal year 2003 to decrease by approximately 10% from FY 2002 primarily due to the exclusion of the intercompany charges we received in the past from Global Crossing, a reduction in our workforce and the elimination of other discretionary spending; however, our actual selling, general and administrative expenses in fiscal year 2003 may reflect a smaller reduction, if any.

     Comparison of FY 2001 to FY 2000

       Selling, general and administrative expenses decreased by $8.1 million in FY 2001 from FY 2000 primarily due to a non-recurring merger related charge of $4.8 million in FY 2000 relating to the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000, as well as a reduction in general and administrative expenses in FY 2001 resulting from the integration of various corporate functions with Global Crossing.

Depreciation and Amortization

	Consolidated

			$	%			$	%
	FY 2002	FY 2001	Change	Change	FY 2001	FY 2000	Change	Change

	(dollars in thousands)
Depreciation and amortization	$24,771	$47,801	$(23,030)	(48)%	$47,801	$20,437	$27,364	134%

     Comparison of FY 2002 to FY 2001

       The decrease of $23.0 million in depreciation and amortization in FY 2002 from FY 2001 was primarily due to the adoption in FY 2002 of SFAS 142, in which goodwill and indefinite lived intangible assets are no longer subject to periodic amortization, as well as a change in the carrying amount of amortizable intangible assets resulting from the acquisition of IPC Information Systems.

     Comparison of FY 2001 to FY 2000

       The increase of $27.4 million in depreciation and amortization in FY 2001 from FY 2000 was primarily due to an increase in the carrying amount of amortizable intangible assets relating to Global Crossing’s acquisition of IPC Information Systems, Inc. in June 2000.

Interest Expense, net

	Consolidated

			$	%			$	%
	FY 2002	FY 2001	Change	Change	FY 2001	FY 2000	Change	Change

	(dollars in thousands)
Interest expense, net	$27,520	$27,871	$(351)	(1)%	$27,871	$21,828	$6,043	28%

     Comparison of FY 2002 to FY 2001

       Interest expense, net in FY 2002 remained relatively flat, decreasing by $0.4 million as compared to FY 2001. Interest expense, net in FY 2002 was primarily related to interest on our outstanding notes and indebtedness under our senior secured credit facilities. Interest expense, net in FY 2001 was primarily related to interest charged by Global Crossing for cash funding of our operations.

     Comparison of FY 2001 to FY 2000

       The increase of $6.0 million in interest expense, net in FY 2001 from FY 2000 was primarily due to the interest that was charged by Global Crossing in FY 2001 for intercompany borrowings following its acquisition of IPC Information Systems, Inc., relating to the extinguishment of our predecessor’s 10 7/8% Senior Discount Notes due 2008 and previous revolving credit facility and the cash funding of our operations.

Provision for Income Taxes

       Our effective tax rate for FY 2002, FY 2001 and FY 2000 was 11.4%, (52.3)% and (29.6)%, respectively. The comparability of these periods is significantly impacted by the acquisition of IPC Information Systems in FY 2002 and Global Crossing’s acquisition of IPC Information Systems, Inc. in FY 2000 and reflects the tax impact of purchase accounting as well as the jurisdictions in which our income is generated.

       As of September 30, 2002, we recognized deferred tax assets related to our US federal and state net operating loss carryforwards of approximately $8.9 million. In determining whether it is more likely than not that we will realize the benefits of the net deferred tax assets from US operations, we considered all available evidence, both positive and negative. The principal factors that led us to recognize these benefits were:

• US results of operations for the period ended September 30, 2002 reported a loss before income taxes of $22.1 million, after reflecting charges of $34.3 million resulting from the fair-value inventory adjustments under the purchase price allocation (which, as a result of the Internal Revenue Code Section 338(h)(10) tax election, jointly made by us and Global Crossing, also generates deductions for income tax purposes);

• US results of operations for fiscal 2003, 2004 and subsequent years are expected to generate sufficient taxable income to fully utilize these tax loss carryforwards; and

• our conclusion that the net US deferred tax assets were generated by an event (our acquisition of IPC Information Systems in December 2001), rather than a continuing condition.

Net Income (loss)

	Consolidated

			$	%			$	%
	FY 2002	FY 2001	Change	Change	FY 2001	FY 2000	Change	an

	(dollars in thousands)
Net loss	$(20,228)	$(12,831)	$(7,397)	58%	$(12,831)	$(13,627)	$796	(6)%

Comparison of FY 2002 to FY 2001

       Net loss increased in FY 2002 from FY 2001 by $7.4 million. The net losses in FY 2002 and FY 2001 were primarily due to non-cash GAAP adjustments made to the fair value of the inventory of our company related to the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000 and our acquisition of IPC Information Systems in December 2001. These adjustments increase the carry value of the inventory to its fair value at the acquisition date, which effectively reduces the gross profit on the sale of such inventory to a nominal amount. The amount of inventory fair value adjustments included as cost of revenue for FY 2002 and FY 2001 was $34.3 million and $10.7 million, respectively, and will not impact net income in upcoming years. In addition, the net loss in FY 2002 and FY 2001 was unfavorably impacted by corporate related service charges from Global Crossing, which represents an allocation to IPC Information Systems, Inc. for the cost of services, such as treasury, payroll, tax compliance, legal and other professional fees, totaling $6.9 million and $1.9 million in FY 2002 and FY 2001, respectively, which will not be incurred in upcoming years, and a $22.8 million decrease in depreciation and amortization in FY 2002. This decrease is primarily due to the adoption in FY 2002 of SFAS No. 142, in which goodwill and indefinite lived intangible assets are no longer subject to periodic amortization, as well as a change in the carrying amount of amortizable intangible assets resulting from the acquisition of IPC Information Systems. We have not finalized our financial results for the fiscal year ended September 30, 2003. Based on preliminary information, for the

2003 fiscal year, we expect a return to net income primarily due to the completion of the inventory fair value adjustments charged to cost of revenue in FY 2002 and a reduction in selling, general and administrative costs due to the exclusion of the intercompany charges we received in the past from Global Crossing; however, actual results may differ. We cannot predict when an economic recovery will occur in the financial community and likewise cannot predict whether, when and to what extent we will show increased revenue.

Comparison of FY 2001 to FY 2000

       Net loss decreased in FY 2001 from FY 2000 by $0.8 million. The net losses in FY 2001 and FY 2000 was primarily due to a non-cash GAAP adjustment made to the fair value of the inventory of our company related to the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. This adjustment increases the value of the inventory to the extent that the normal profit related to the sale of this inventory is eliminated. The amount of profit eliminated during FY 2001 and FY 2000 was $10.7 million and $24.9 million, respectively. In addition, the net loss in FY 2001 was impacted by corporate related service charges from Global Crossing, which represents an allocation to IPC Information Systems, Inc. for the cost of services, such as treasury, payroll, tax compliance, legal and other professional fees, totaling $1.9 million, and an increase in depreciation and amortization of $27.5 million from FY 2000. This increase is primarily due to the increase in the carrying amount of amortizable intangible assets related to Global Crossing’s acquisition of IPC Information Systems, Inc. in June 2000.

Liquidity and Capital Resources

       For YTD 2003, FY 2002, FY 2001 and FY 2000, we satisfied our operating cash requirements through cash provided by operations, capital loans, financing, intercompany financing from Global Crossing in FY 2001 and FY 2000 and bank lines of credit. Our principal uses of cash were to fund working capital requirements, operating losses, capital expenditures and repayment of borrowings. Non-operating cash requirements relating to the transfer of ownership of us in FY 2002 and FY 2000 are detailed below.

  The Senior Secured Credit Facilities

       On December 20, 2001, we entered into the senior secured credit facilities comprised of a $105.0 million term loan and a $15.0 million revolving credit facility. The senior secured credit facilities include negative covenants that, among other things, restrict us and our subsidiaries’ ability to: incur additional indebtedness (including guarantees of certain obligations); create liens; engage in mergers, consolidations, liquidations and dissolutions; sell assets; enter into capital leases; pay dividends or make other payments in respect of capital stock; make acquisitions; make investments, loans and advances; enter into transactions with affiliates; make payments with respect to or modify subordinated debt instruments; enter into sale and leaseback transactions; change the fiscal year or lines of business; and enter into agreements with negative pledge clauses or clauses restricting subsidiary distributions.

       The senior secured credit facilities also contain minimum interest coverage and fixed charge coverage ratios and maximum senior secured and total leverage ratios.

       On September 2, 2003, we amended and restated our existing credit facilities. The amended and restated senior secured credit facilities consist of a $25.0 million revolving credit facility and a $55.0 million term loan; provided, however, that we can increase the committed amount under these facilities by up to $25.0 million so long as one or more lenders agrees to provide this incremental commitment and other customary conditions are satisfied. The term loan was borrowed in full at closing, but as of September 30, 2003, we have not borrowed against the revolving credit facility. The amount available under the revolving credit facility is reduced by outstanding letters of credit of $4.3 million as of September 30, 2003.

       Mandatory prepayments of the amended and restated senior secured credit facilities are required upon the occurrence of certain events, including certain asset sales, equity issuances and debt issuances, as well as from 75% of our excess cash flow in fiscal year 2003 and 50% of excess cash flow thereafter. Excess cash flow is defined in our amended and restated credit agreement, as: (1) the sum of net income, interest expense, provisions for taxes, depreciation expense, amortization expense, other non-cash items affecting net income and to the extent included in calculating net income, expenses incurred by us in connection with an amendment of the then existing credit agreement, certain restructuring expenses and prepayment premiums in connection with prepayment of loans under the then existing credit agreement, plus (2) a working capital adjustment less (3) scheduled repayments of debt, capital expenditures, cash interest expense and provisions for taxes based on income.

       As required under the terms of our then existing senior secured credit facilities, we made mandatory excess cash flow repayments of $30.0 million and $0.8 million on September 30, 2002 and December 29, 2002, respectively, based upon 75% of our excess cash flow for the period ended September 30, 2002.

       The term loans also amortize quarterly as described in the “Description of Certain Indebtedness — The Amended and Restated Senior Secured Credit Facilities.”

  The Senior Subordinated Notes

       On December 20, 2001 we issued $150.0 million in aggregate principal amount of 11.50% senior subordinated notes to fund a portion of the consideration for the IPC Information Systems acquisition. Under the terms of the indenture governing the notes, we may, subject to certain restrictions, issue additional notes up to a maximum aggregate principal amount of $250.0 million. The notes mature on December 15, 2009. The notes are general unsecured obligations, are subordinated in right of payment to all existing and future senior debt, including the amended and restated senior secured credit facilities, are pari passu in right of payment with any future senior subordinated indebtedness, and are unconditionally guaranteed by certain of our domestic restricted subsidiaries. Interest on the notes accrue at the rate of 11.50% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2002.

       The indenture governing the notes contains covenants that impose significant restrictions on us. These restrictions include limitations on our ability to: incur indebtedness or issue preferred shares; pay dividends or make distributions in respect of capital stock or to make other restricted payments; create liens; agree to payment restrictions affecting restricted subsidiaries; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into transactions with affiliates; and designate subsidiaries as unrestricted subsidiaries.

       During the course of the year, our liquidity reflects our mandatory payment obligations of principal and interest under both our amended and restated senior secured credit facilities and our notes. The mandatory interest and principal payments under the amended and restated senior secured credit facilities are due at the end of each quarter. The interest payments required by the notes of $8.6 million payable in June and December of each year impact our liquidity during those particular months. Additionally, in any such year that we generate excess cash flow, the mandatory prepayment required under our amended and restated senior secured credit facilities must be made within 90 days of our fiscal year end.

Settlement and Rejection Agreement

       On March 13, 2003, we entered into a settlement and rejection agreement with Global Crossing. Pursuant to the settlement and rejection agreement, all of the remaining obligations under the purchase agreement relating to the acquisition of IPC Information Systems were terminated. In addition, we and Global Crossing mutually released each other for all prior claims.

The bankruptcy court entered an order on March 14, 2003 approving the settlement and rejection agreement.

       Under the terms of the settlement and rejection agreement, we have deposited $5.2 million in a new escrow account. Global Crossing received $3.2 million from the escrow account upon the filing of certain tax returns for periods prior to and including the date of the acquisition of IPC Information Systems. Global Crossing will receive the remaining $2.0 million from the escrow account after a $2.0 million irrevocable letter of credit is issued on behalf of us. We will have the right to draw on that letter of credit in the event Global Crossing’s affiliate fails to make any payments due to us pursuant to a sublease for office space at 67-73 Worship Street in London, England.

       We believe that all tax returns required to be filed in respect of IPC Information Systems, Inc. and its subsidiaries for periods prior to and including the date of the acquisition of IPC Information Systems, have now been filed. These returns consist of consolidated tax returns with Global Crossing, and, where required by law, separate tax returns for IPC Information Systems, Inc. and/or its subsidiaries.

       As a result of the termination of the purchase agreement, Global Crossing has been relieved of all of its obligations under the purchase agreement, including, among other things, indemnifying us for tax liabilities that may be imposed upon IPC Information Systems, Inc. and its subsidiaries for periods prior to and including the date of the acquisition of IPC Information Systems. Therefore, in the event that any tax liabilities are imposed, as a result of an audit or otherwise, on IPC Information Systems, Inc. and/or its subsidiaries for these periods prior to and including the date of the acquisition of IPC Information Systems, we may be required to pay those taxes and are no longer able to recover indemnification from Global Crossing. As of September 30, 2003, the aggregate amount of taxes for which we have received notices of taxes due from various jurisdictions and recognized as tax liabilities under purchase accounting is approximately $6.5 million. We estimate that the range of our exposure for additional tax liabilities is from $0 to $36 million. In computing the estimated range of potential tax liabilities, we took into account tax returns in certain jurisdictions where the statutes of limitations have not yet expired. Under those tax returns as filed, the remaining liability is zero. Although we believe that all those tax returns have been filed correctly, such returns may be audited and additional taxes may be assessed (or refunds may be granted). Payment by us of a significant amount of these potential tax liabilities could have a material adverse effect on our financial condition and results of operations, requiring us to seek additional financing. In that event, we cannot assure you we will be able to obtain additional financing on commercially reasonable terms, or at all.

       Pursuant to the settlement and rejection agreement, Global Crossing has also paid to us approximately $2.2 million for payroll and federal tax refunds received by it for periods prior to and including the date of the acquisition of IPC Information Systems. Global Crossing is also required to pay us any future tax refunds or credits it receives applicable to IPC Information Systems, Inc. and its subsidiaries for these periods.

Comparison of YTD 2003 to YTD 2002

       Cash provided by operating activities was $11.0 million for YTD 2003 as compared to $42.0 million for YTD 2002. This decrease of $31.0 million was primarily due to decreases from changes in accounts receivable in inventory as compared with the prior period, offset in part by increases in cash from increased customer advances and the lower net loss. In the YTD 2002 period, we benefited from cash inflows from the improvement of working capital through the decrease of accounts receivable and inventory balances. The improvement of accounts receivable for YTD 2002 was a direct result of improved collections both in the US and internationally. The progress in this area during YTD 2002 plateaued during YTD 2003 and balances are being maintained at a more comparable level. The change in inventory balances relates to the timing of the completion of jobs under contract until they are completed and realized through the statement of income. The inventory balance at June 30, 2003 reflects several projects currently underway versus no installation projects of comparable size in YTD 2002. These factors were partially offset by the increase in customer advances compared with the prior period, which represent collections on billings for jobs that have not yet been completed, combined with a smaller net loss in YTD 2003 as compared to YTD 2002.

       Cash provided by investing activities was $4.5 million for YTD 2003 as compared to cash used of $350.4 million for YTD 2002. Cash provided by investing activities for YTD 2003 related to the net cash received of $4.2 million as a result of the settlement and rejection agreement with Global Crossing, combined with the cash provided by our acquisition of the Gains entities on April 30, 2003 totaling $4.1 million relating to the existing cash on hand of the Gains entities at the date of acquisition. The acquisition of the Gains entities provided cash to us as the consideration for the transaction was non-cash and paid in our common stock. Upon acquisition of the Gains entities, the existing cash on their balance sheet results in a cash inflow. This activity was partially offset by capital expenditures of $3.9 million in YTD 2003. Cash used in investing activities for YTD 2002 related almost exclusively to cash used to fund the acquisition of IPC Information Systems.

       Cash used in financing activities was $18.9 million for YTD 2003 as compared to cash provided by financing activities of $357.1 million for YTD 2002. Cash used in financing activities in YTD 2003 represented the voluntary prepayment of $14.0 million of principal on our previous senior secured credit facilities in addition to the normal amortization repayment of principal as required under the terms of our previous senior secured credit facilities and $0.3 million of cash used in financing activities related to debt issuance costs from the amendment to our previous senior secured credit facilities. Cash provided by financing activities in YTD 2002 included $140 million of common equity contribution from a group led by GSCP 2000 and its affiliates, the proceeds from the sale of $150 million of senior subordinated notes, and the borrowing of $105 million under our senior secured credit facilities. These inflows were partially offset by outflows of $15.1 million of intercompany activity that occurred prior to the acquisition of IPC Information Systems and issuance costs for the financing of the IPC Information Systems acquisition.

       The effect of exchange rate changes on cash represents increases and decreases in various currencies when translated into US dollars. As an international company, we are subjected to currency fluctuation risk, which resulted in a net decrease of cash of approximately $0.9 million in YTD 2003 as compared to a decrease of $0.8 million in YTD 2002. Currently our largest currency exposure is to the British Pound and the Canadian Dollar, although we have additional exposure, to a lesser extent, to the Euro, Australian Dollar, Japanese Yen, Hong Kong Dollar and Singapore Dollar.

Comparison of FY 2002 to FY 2001

       Cash provided by operating activities was $47.8 million for FY 2002 as compared to $33.3 million for FY 2001. This increase of $14.5 million reflects improvements to our working capital position, including a reduction of accounts receivable through improved collections and reduced inventory levels due to the completion of certain large jobs.

       Cash used in investing activities in FY 2002 of $354.2 million reflects $345.8 million used for the acquisition of IPC Information Systems and $8.4 million of capital expenditures. Cash used in investing activities in FY 2001 of $9.4 million related exclusively to capital expenditures.

       Cash provided by financing activities was $328.4 million for FY 2002 as compared to $23.4 million for FY 2001. This increase of $305.0 million was primarily due to the financing activity resulting from the acquisition of IPC Information Systems. Cash inflows in FY 2002 included $140 million of common equity contribution from a group led by GSCP 2000 and its affiliates, the proceeds from the sale of $150 million of senior subordinated notes, and the borrowing of $105 million under our previous senior secured credit facilities. These inflows were partially offset by outflows of $15.1 million of intercompany activity that occurred prior to the acquisition of IPC Information Systems, $3.9 million of principal repayment under the amortization schedule in our previous senior secured credit facilities and an excess cash flow repayment of $30 million required under our credit agreement. Cash inflows in FY 2001 related primarily to proceeds from intercompany borrowings from our former parent.

       The effect of exchange rate changes on cash represents increases and decreases in various currencies when translated into US dollars. As an international company, we are subjected to currency fluctuation risk, which resulted in a net decrease of cash of approximately $0.5 million for FY 2002 as compared to an increase of $0.9 million for FY 2001.

Comparison of FY 2001 to FY 2000

       Cash provided by operating activities was $33.3 million in FY 2001 as compared to $70.0 million in FY 2000. Cash provided by operating activities in FY 2001 was primarily due to $20.8 million of customer advances and collections on jobs not yet completed, which was partially offset by cash outflows of $18.9 million relating to accounts payable and other accrued expenses. Cash provided by operating activities in FY 2001 also included net income, after adding back non-cash charges, of $23.4 million, which was primarily related to the amortization of goodwill and intangible assets, as well as net decreases of various other assets net of liabilities. Cash from operating activities in FY 2000 was primarily due to a reduction in inventory of $22.1 million due to job completions, and a reduction in various other assets and liabilities of $33.0 million, which was partially offset by an increase in accounts receivable of $16.0 million. Cash provided by operating activities in FY 2000 also included net income of $30.9 million after adding back $44.5 million of non-cash charges. These non-cash charges primarily related to the extinguishment of our predecessor’s 10 7/8% Senior Discount Notes due 2008 and repayments of our predecessor’s previous revolving credit facility.

       Cash used in investing activities was $9.4 million in FY 2001 as compared to $3.8 million in FY 2000. Cash used in investing activities for both years related exclusively to capital expenditures used to fund our research and development efforts and the purchase of advanced machinery and equipment in our manufacturing facility.

       Cash used in financing activities was $23.4 million in FY 2001 as compared to $63.3 million in FY 2000. FY 2001 financing activity consisted almost exclusively of repayments of borrowings to Global Crossing. FY 2000 financing activity consisted of cash used to pay off our predecessor’s 10 7/8% Senior Discount Notes due 2008 and repayments of our predecessor’s previous revolving credit facility. The remaining financing activity in FY 2000 related to net proceeds from funding by Global Crossing for daily operations.

     Capital Resources and Expenditures

       We expect that our capital expenditures for fiscal year 2003 will be approximately $7.5 million; however, actual capital expenditures for fiscal year 2003 may be greater. We expect to increase spending on capital expenditures in subsequent years, but are limited to the amount of capital expenditures in any fiscal year by our capital expenditure covenant in our amended and restated credit agreement. The limits imposed by our amended and restated credit agreement are $8.0 million for the 2003 fiscal year and $12.0 million thereafter. We have no off balance sheet arrangements.

       Our primary future uses of cash will be to fund interest expense and principal repayments on our debt, capital expenditures, research and development efforts and working capital as needed for potential strategic acquisitions and/or alliances. Our primary future sources of cash will be cash flows from operations and, if necessary, borrowings under the revolving credit facility. At September 30, 2003, we had $25.8 million of unrestricted cash. The amount of unrestricted cash on our balance sheet was affected by both the voluntary prepayment of debt under our previous senior secured credit agreement and the settlement agreement with Global Crossing mentioned above. Additionally, we had liquidity available to us of $20.7 million through our $25.0 million revolving credit facility under our amended and restated senior secured credit facilities, under which there were no amounts outstanding at September 30, 2003 ($25.0 million revolving credit facility reduced by outstanding letters of credit of $4.3 million at September 30, 2003).

       Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future, which is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

       Since the acquisition of IPC Information Systems, our cash generated from the operations of the business, has been sufficient to meet our cash needs. Based on our forecasts, we believe that this trend will continue and our cash flow from operations, available cash and available borrowings under our revolving credit facility will be adequate to meet our current and long-term liquidity needs for at least the next few years. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all.

Contractual Obligations and Other Commercial Commitments

       The following summarizes our contractual obligations at June 30, 2003, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

	Payments Due by Period

		Less
		than	1-3	4-5	After 5
	Total	1 Year	Years	Years	Years
(dollars in thousands)
Contractual Obligations:
Deferred Compensation Agreements	$5,322	$633	$1,491	$955	$2,243
Deferred Purchase Consideration	3,128	3,128	—	—	—
Long-Term Debt	202,446	5,827	27,680	18,939	150,000
Operating Leases	29,951	5,964	9,673	8,156	6,158

Total Contractual Cash Obligations	$240,847	$15,552	$38,844	$28,050	$158,401

	Amount of Commitment Expiration Per Period

	Total	Less
	Amounts	than	1-3	4-5	Over 5
	Committed	1 Year	Years	Years	Years

Other Commercial Commitments:
Line of Credit	$—	$—	$—	$—	$—
Standby Letters of Credit	4,250	4,250	—	—	—
Guaranties for Global Crossing Affiliates	5,230	2,256	2,974	—	—

Total Commercial Commitments	$9,480	$6,506	$2,974	$—	$—

Recent Accounting Pronouncements

       In August 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, which requires entities to record the fair value of the estimated liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes an amount equal to the present value of the estimated liability by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. We adopted SFAS 143 on October 1, 2002. Management does not believe the adoption of this standard will have a material impact on our consolidated financial statements.

       In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, “Accounting for Impairment of Long-Lived Assets” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary and Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion). This statement was adopted by us on October 1, 2002. The adoption of this standard did not have a material impact on our consolidated financial statements.

       In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS 145 eliminates the requirement under SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, to report gains and losses from extinguishments of debt as extraordinary items in the income statement. Accordingly, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. Upon adoption of this pronouncement, any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods that does not meet the criteria of Opinion 30 for such classification should be reclassified to conform with the provisions of SFAS 145. We adopted SFAS 145 on October 1, 2002. The adoption of this standard did not have a material impact on our consolidated financial statements.

       In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which nullified Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. We are required to adopt the provisions of SFAS 146 effective for exit or disposal activities initiated after December 31, 2002. We adopted SFAS No. 146 on December 31, 2002. The adoption of this standard did not have a material impact on our consolidated financial statements.

       In November 2002, the EITF reached a consensus on Issue 00-21, “Multiple-Deliverable Revenue Arrangements”. EITF 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The consensus mandates how to identify whether goods or services or both which are to be delivered separately in a bundled sales arrangement should be accounted for separately because they are “separate units of accounting.” The guidance can affect the timing of revenue recognition for such arrangements, even though it does not change rules governing the timing or pattern of revenue recognition of individual items accounted for separately. The final consensus will be applicable to agreements entered into in fiscal periods beginning after June 15, 2003 with early adoption permitted. Additionally, companies will be permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, “Accounting Changes.” We are assessing, but at this point do not believe, the adoption of EITF 00-21 will have a material impact on our consolidated financial statements.

       In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” or FIN 45. This interpretation elaborates on disclosures to be made by a guarantor in its interim and annual financial statements with regard to its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002, and we have adopted those requirements for our financial statements for the nine months ended June 30, 2003. The initial recognition and initial measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The adoption of the recognition and initial measurement requirements of FIN 45 are not expected to have a material impact on our consolidated financial statements. We applied FIN 45 in connection with the March 13, 2003 settlement and rejection agreement with Global Crossing. We have reflected the fair value of guarantees on behalf of Global Crossing in our June 30, 2003 condensed consolidated financial statements.

       In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. SFAS 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002 and are included in our condensed consolidated financial statements.

       In January 2003, the FASB issued FIN 46, which requires variable interest entities (commonly referred to as SPE’s) to be consolidated by the primary beneficiary of the entity if certain criteria are met. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired before February 1, 2003, the provisions of FIN 46 become effective for us during the fourth quarter of the 2003 calendar year. For variable interest entities acquired prior to February 1, 2003, any difference between the net amount added to the balance sheet and the amount of any previously recognized interest in the variable interest entity will be recognized as a cumulative effect of an accounting change. We are currently evaluating the provisions of FIN 46 but do not believe the adoption will have a significant impact on our consolidated financial statements. In connection with the Purple Voice transaction, the guidance of FIN 46 required us to consolidate Purple Voice into the consolidated financial statements starting August 1, 2003.

       In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS 149 amends and clarifies financial reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45, and amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively, with the exception of certain SFAS No. 133 implementation issues that were effective for all fiscal quarters prior to June 15, 2003. Any such implementation issues should continue to be applied in accordance with their respective effective dates. The adoption of SFAS 149 is not expected to have a material impact on our consolidated financial statements.

       In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have a material impact on our consolidated financial statements.

Summary of Critical Accounting Policies

       The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we continually evaluate our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

       We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

     Revenue Recognition

       Revenue from product sales and installation is recognized upon completion of the installation or, for contracts that are completed in stages and include contract specified milestones, upon achieving such contract milestones, and delivery and customer acceptance of a fully functional system. Revenue from sales to distributors is recognized upon shipment. Customers are generally progress-billed prior to the completion of the installations. The revenue related to these advance payments is deferred until the system installations are completed or specified milestones are attained. Costs incurred on uncompleted contracts and stages are accumulated and recorded as inventory awaiting installation. In addition, contracts for annual recurring turret and I.T.S. services are generally billed in advance, and are recorded as revenue ratably (on a monthly basis) over the contractual periods. Revenue from moves, adds and changes to turret systems is recognized upon completion, which generally occurs in the same month or the month following the order for services. Revenue from our Network Services unit is billed in advance and recorded ratably (on a monthly basis) over the contractual period, which range from three months to one year.

     Inventories

       Inventories are stated at the lower of FIFO (first in, first out) cost or market but not in excess of net realizable value. Inventory costs include all direct manufacturing costs and applied overhead. Allowances are established based on management’s estimate of inventory on hand that is potentially obsolete or for which its market value is below cost.

     Impairment of Long-Lived Assets

       We review long-lived assets, including property, plant and equipment and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the assets and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. No impairments have occurred to date.

     Income Taxes

       In accordance with SFAS No. 109, “Accounting for Income Taxes”, we recognize deferred income taxes for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is “more likely than not” to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Although realization is not assured, management believes it is more likely than not that the recorded deferred tax assets will be realized. Additionally, deferred tax liabilities are regularly reviewed to confirm that the amounts recorded are appropriately stated. All such evaluations require significant management judgments.

       For periods prior to the acquisition of IPC Information Systems, we had filed a consolidated federal tax return and separate and combined state tax returns with our parent. For purposes of the accompanying combined financial statements for the period October 1, 2001 to December 20, 2001, income taxes have been prepared in accordance with SFAS 109 and SEC Staff Accounting Bulletin Topic 1B, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries”, utilizing the separate return method. Resulting payables for taxes have been recorded as adjustments to the intercompany accounts. For periods subsequent to December 20, 2001, we are required to file separate stand-alone tax returns.

     Business Combinations

       During the 2002 fiscal year, the acquisition of IPC Information Systems required significant estimates and judgments related to the fair value of assets acquired and liabilities assumed. Certain of the liabilities are subjective in nature. These liabilities have been reflected in the purchase accounting based upon the most recent information available, and principally include Federal and state payroll taxes, state sales taxes, state income taxes and payroll, VAT, and income taxes in several foreign countries. The ultimate settlement of such liabilities may be for amounts which are different from the amounts presently recorded.

     Other Matters

       We do not have any off balance sheet financial arrangements.

Quantitative and Qualitative Disclosures About Market Risk

       Market risks relating to our operations result primarily from changes in interest rates and changes in foreign exchange rates. We monitor our interest rate and foreign exchange rate exposures on an ongoing basis. We have not entered into any interest rate hedging contracts.

       As an international company, we are exposed to foreign currency risk. In order to minimize the risk caused by currency fluctuations, we entered into two foreign currency hedging contracts, commonly known as collars, in the third quarter of the 2002 fiscal year with notional amounts of £4 million and £6 million, or approximately $6.3 million and $9.4 million, respectively, assuming an exchange rate of £1 to $1.5715, and maturity dates of September 13, 2002 and September 18, 2002, respectively. We used these collars to minimize exchange rate risk when repatriating funds from our UK subsidiary. We repatriated these funds in September 2002 in connection with our required bank debt repayments. The currency hedged was the British Pound. Under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, we are required to recognize all derivatives as either assets or liabilities in the consolidated statement of financial position and measure those instruments at fair value. As of September 30, 2002, we recognized a loss of $0.3 million as a component of other income and expense in the consolidated statement of operations in connection with the settlement of these collars. As of September 30, 2003, there was no foreign currency hedging instruments or other derivatives outstanding.

       The following table provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Due to current economic conditions, the fair market value of our then existing senior secured credit facilities at June 30, 2003 was below its carrying amount. Although there were reductions in the prime and LIBOR interest rates in the period from the issuance on December 20, 2001 to June 30, 2003, they did not affect the interest rate on the then existing senior secured credit facilities.

	Fair Value on	Future Principal Payments
	June 30,
	2003	2003	2004	2005	2006	2007	Thereafter	Total

	(in millions)
Long-Term Debt:
Fixed Rate:
Senior Subordinated Notes, Interest payable at 11.50%, maturing 2009	$159.0	$—	$—	$—	$—	$—	$150.0	$150.0

Variable Rate:
Senior Secured Credit Facilities — Term Loan (7.5% at June 30, 2003)	$51.9	$1.4	$5.8	$5.8	$29.9	$9.5	$—	$52.4

BUSINESS

Overview

       Our primary business is the design, manufacture, installation and service of turret systems for the trading operations of the financial community, which includes investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers and insurance companies. Turrets are specialized telephone systems that are designed for high reliability and provide users instant access to hundreds of dedicated telephone lines that are directly connected to other trading partners and customers. Traders, brokers and salespersons occupy desks known as trading positions from which they trade various financial instruments including stocks, bonds, currencies, and futures using turrets. We are the leader in the turret industry, based on our base of approximately 110,000 turrets and related equipment installed in trading positions worldwide. We also install and service the cabling infrastructure and networks within buildings that connect voice and data communications devices for traders and others in the global financial, trading and exchange trading industries, as well as sell network voice and data services to customers primarily in the financial community. Our customers include JPMorgan Chase, Morgan Stanley, Deutsche Bank, Barclays Bank, Bear Stearns, Citigroup/ Salomon Smith Barney, Goldman Sachs, Lehman Brothers, Dresdner Bank and Bank of America. We have offices in 18 major financial centers and our installed base of turret systems is located in 47 countries, with the majority located in the United States. As of September 30, 2003, we provide maintenance, service and support to more than 669 customers.

       We manage our business through three major operating units called Trading Systems, I.T.S., and Network Services. For the period from November 15, 2001 (date of initial capitalization) to September 30, 2002, Trading Systems accounted for approximately 83% of our revenues and approximately 99% of our net loss and I.T.S. accounted for approximately 17% of our revenues and approximately 1% of our net loss. Our Network Services unit was created on April 30, 2003 and did not, therefore, account for any of our revenues in the 2002 fiscal year. For the nine months ended June 30, 2003, Trading Systems accounted for approximately 78% of our revenues and approximately 79% of our net loss, I.T.S. accounted for approximately 20% of our revenues and approximately (1%) of our net loss and Network Services accounted for approximately 2% of our revenues and approximately 22% of our net loss.

       Our operations include both domestic and international sales. For the period from November 15, 2001 (date of initial capitalization) to September 30, 2002, domestic sales accounted for approximately 74% of our total consolidated revenues and international sales accounted for approximately 26% of our total consolidated revenues. Sales in the United Kingdom accounted for approximately 17% of our total consolidated revenues, or approximately 67% of our international revenues during this period. For the nine months ended June 30, 2003, domestic sales accounted for approximately 76% of our total consolidated revenues and international sales accounted for approximately 24% of our total consolidated revenues. Sales in the United Kingdom accounted for approximately 19% of our total consolidated revenues, or approximately 81% of our international revenues during this period.

       For the 2001 fiscal year, our predecessor had a working capital deficit of approximately $52 million, a net loss of approximately $13 million and an accumulated deficit of approximately $33 million. For the period from November 15, 2001 (date of initial capitalization) to September 30, 2002, we had a working capital surplus of approximately $44 million, a net loss of approximately $9 million and an accumulated deficit of approximately $9 million. For the nine months ended June 30, 2003, we had a working capital surplus of approximately $32 million, a net loss of approximately $2 million and an accumulated deficit of approximately $11 million.

History

       Our business was established in 1973 as Interconnect Planning Corporation to provide telephone equipment specifically designed for the financial trading community. The business originally went public in 1983. In 1986, it was acquired by Contel Corporation and became known as Contel IPC. Shortly thereafter, Contel IPC opened our current manufacturing facility in the United States and commenced operations in the United Kingdom. In 1990, Contel was acquired by GTE, and in October 1991, GTE sold the business to Richard and Peter Kleinknecht and others who renamed the business IPC Information Systems, Inc. In October 1994, IPC Information Systems, Inc. completed an initial public offering, and in April 1998, Citicorp Venture Capital Ltd. acquired the business. In December 1998, we purchased the assets of Reuters Voice Systems, a business unit of Reuters Group PLC, which included 9,000 trading positions. In June 1999, we acquired V-Band Corporation, which included 17,000 trading positions. In June 2000, IPC Information Systems, Inc. was acquired by Global Crossing Ltd., and in July 2001, Global Crossing sold our Asian operations to Asia Global Crossing Ltd. In November 2001, IPC Acquisition Corp. was incorporated by a group led by GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., to acquire IPC Information Systems from Global Crossing Ltd. and its affiliates. IPC Acquisition Corp. did not have any assets or operations prior to its acquisition of IPC Information Systems. In December 2001, Global Crossing and its affiliates sold IPC Information Systems to IPC Acquisition Corp. In March 2002, we purchased the international customer base and related assets of the turret business of Hitachi, Ltd., which included approximately 1,800 positions. In April 2003, we acquired Gains International (US) Inc. and Gains International (Europe) Limited, which provided voice and data services to the financial community, from GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. IPC Information Systems, Inc., a Delaware corporation, which we expect to convert to a Delaware limited liability company.

Trading Systems

       Our Trading Systems unit designs, manufactures, sells, installs and maintains turret systems. Our turret systems can support up to 4,000 trading positions and 23,000 telephone lines, and can be networked to build one integrated trading floor across multiple sites. The largest trading floor that currently uses our products has approximately 2,500 trading positions and approximately 14,600 telephone lines. These turret systems incorporate a proprietary design, including many features designed to increase trader productivity, such as (1) expanded access to telephone lines, (2) rapid call completion, (3) high voice quality, (4) built-in redundancy, (5) trader mobility, (6) personalized call button layouts and (7) the ability to implement system upgrades via software changes as opposed to hardware changes. We anticipate that the continuing emphasis on disaster recovery and contingency planning will lead to increased purchases of new turret systems and related services by our customers.

  Industry Overview

       The turret systems industry is characterized by a small number of manufacturers who have developed highly specialized voice communications systems sold primarily to companies in the financial community. Traders require highly reliable, “non-blocking” simultaneous access to multiple lines which cannot be provided by traditional telephone systems used by companies. Turret systems must be highly reliable because of the time-sensitive nature of trading activity and the high potential opportunity cost of a service outage. As a result, product reliability is one of the most significant factors in choosing among turret system vendors. Other factors include service quality and the ability to provide a standardized technology platform on a global basis. We believe our market leadership is based on our success in meeting customer requirements.

       We have found that demand for new turret systems is primarily event-driven. We believe the key events that drive demand are: (1) physical facility moves of trading positions; (2) customer decisions to upgrade technology; (3) the standardization of trading platforms worldwide; and (4) the addition of new trading positions due to customer growth. Facility moves are triggered primarily by (a) beneficial real estate pricing or lease/sublease arrangements, (b) merger and acquisition activity among firms, (c) obsolescence of trading facilities and (d) headcount changes beyond current facility capacity. Disaster recovery and contingency planning have gained increasing importance among our customers and we anticipate increased growth in this area. In addition, categories such as derivatives, the emergence of new specialty firms such as sector-focused hedge funds, and the expansion of firms internationally drive new purchase orders for turret systems. Demand is also fueled by customer decisions to upgrade technology and standardize trading platforms worldwide.

       Organizational Structure

       Trading Systems has five major focus areas:

•	Advanced Communication Systems. We provide highly reliable voice communications between institutional traders, their trading counterparties and their associated middle and back office support personnel. We believe our flagship Alliance MX trading platform, which is the back office system that manages voice communications from turret users, is currently the industry’s most widely used platform and is used by a majority of our customers. To meet evolving client needs, we also offer turrets and other products that integrate voice, data, and video at the trading position utilizing VoIP technology. Our VoIP turret, known as the IQMX system, is the first turret in the industry to utilize VoIP technology. As of September 30, 2003, we have delivered approximately 13,000 IQMX positions.

•	Application Development. We develop software applications that integrate our turret systems into our customers’ business environments. Our applications are a strategic extension of our turret systems, providing value-added solutions that help to automate trading activities. In addition, we have published our API to allow third-party software vendors to deploy software solutions that interoperate with our turret systems.

•	Rich Media Delivery. Rich Media delivery allows users to access IP-based media services, including broadcast television and streaming online programming on the turret. Enabled by broadband IP connectivity, we believe Rich Media services are beginning to change the way people communicate and access information. We address this market opportunity through our TraderVision desktop video application that runs on our IQMX.

•	Professional Services. Our project management, field service and development organizations provide a variety of customized services to our customers to support the needs of their complex trading floors. Customized product and application developments coordinated through an experienced staff of more than 90 professionals, with significant experience in trading communications.

•	Service and Support. Global service and support are an important part of Trading Systems’ value. Our 24-hour-a-day, 7-day-a-week global operations organization supports clients in 36 countries through both contract-based maintenance services and on an as-needed basis. Often these services involve teams of dedicated on-site personnel. Because of the mission-critical nature of our products, our service standards are higher than those typically offered for other commercial products. We also receive service revenues through MACs of existing trading positions.

       In June 2003, we launched a new service called Managed Services, which is a suite of services that can manage trading floor voice operations and all associated infrastructure worldwide. Through Managed Services, we can custom design a customer’s services suite to operate in tandem with their own resources, internal business processes and user needs.

       IPC Managed Services products include:

•	IPC Trader Voice Service. IPC Trader Voice Service can deliver a single trading floor communications solution globally. We can assume responsibility for the day-to-day operations of voice trading systems and related equipment to ensure a uniform user experience worldwide that is backed by a premium level of service.

•	IPC Connectivity Service. IPC Connectivity Service can simplify the complexity of circuit management while maintaining carrier diversity so that customers can stay in control of trading floor connectivity. We can design, provision, coordinate site installation and provide button-to-button testing for all voice and data circuits.

•	IPC Hoot and Holler service. IPC Hoot and Holler service is a secure, high quality conference solution that can support specialized hoot and holler design requirements. We can manage the entire process from network design through on-going monitoring and maintenance.

       Competition

       In the worldwide market for turret systems, our principal competitor is Syntegra, an affiliate of British Telecom. While we and Syntegra are the two largest providers of turret equipment and service worldwide, there are smaller competitors that have historically achieved strong market shares in their respective domestic markets. These competitors include Etrali S.A., an affiliate of France Telecom, Hitachi Ltd., and Siemens A.G. In the future, we expect additional competition from start-up entities and others that are developing both equipment and software based products and service offerings, including call center systems and other telephony software and equipment focused on deployment over the Internet. Although competitive pricing pressures could cause us to lose market share to these companies, we believe we are able to compete effectively due to the high quality of our products, our experience and reputation for providing outstanding service, our ability to provide a standardized technology platform on a global scale and our investment in research and development that focuses on new products and technologies. It has been those competitive strengths that have enabled us to be the industry leader in the turret market.

       Products and Services

       Our Trading Systems unit designs, manufactures, installs and maintains turret systems, highly specialized telephone systems that are used by traders, brokers and other salespersons in the financial trading industry to trade financial instruments, including stocks, bonds, currencies and futures. Within the trading operations of the financial community, traders, brokers and salespeople occupy desks known as trading positions from which they trade various financial instruments including stocks, bonds, currencies, and futures. A variety of equipment is located on top of these desks to enable traders to obtain information and communicate when making trades. This equipment includes computers, market data screens and turrets (known in Europe as dealerboards).

       Key features of our turret systems include:

Reliability. On a trading floor, a lost connection could result in a lost transaction, and the outage of the entire telecommunications system would mean that the traders would not be able to make transactions in response to real time market conditions, which could be damaging to a trading firm from a financial and reputational perspective. Our turret systems are designed with redundant equipment and circuitry that have parallel internal transmission paths to ensure that no single failure within the system can cause a failure of the entire system.

Call Capacity. Our turret systems are designed to allow every user to be on one or more telephone lines simultaneously without blocking other calls or the degrading of call setup speed. A typical turret system has two handsets for conversation and a number of speaker channels available for monitoring a large number of telephone lines. The turret system also allows many connections to be in progress simultaneously. For example, a broker may have a buyer on the left handset and a seller on the right handset while monitoring speaker channels for other trading activity. The Tradenet MX and the Alliance MX systems, discussed below, are designed to support up to 23,000 telephone lines in simultaneous use by up to 2,000 and 4,000 trading positions, respectively.

User Programmability and Mobility Our turret systems allow each trader to customize the system with personal speed-dial and direct connections and associated displays, and to store personal settings in memory in the system’s backroom switching equipment. A trader can access his customized settings from any other turret on the system at the same location or at any remote network-linked location.

       Our turret systems products and services include:

•	VoIP Desktop Turret Systems. We believe our VoIP turret systems, branded IQMX, will simplify and expand traders’ ability to access and integrate information from all sources — voice, video and data — on one platform and enhance the opportunities for creating new tools and advanced network services that accommodate traders’ needs for instantly accessible and readily managed information from all sources. IQMX includes four basic modules:

•	The Control Module is the primary building block of the turret system. It includes controls for two handsets, a telephone keypad, ten soft keys and 30 dynamic buttons per page. These give end-users access to as many as 600 lines.

•	The Application Module is designed around a high-resolution, full color touch screen. The module includes 40 on-screen dynamic buttons per page, eight soft keys and the equivalent of a Slimline CIearDeal™ 8-channel speaker module. The application module is capable of delivering new services, including broadcast television, streaming media and the Internet.

•	The 4-Channel Speaker Module consists of four programmable channels, volume control knobs and a speaker. Additional speakers can be added to support up to 32 channels per position.

•	The Button Module includes 30 hard buttons that may access up to 600 lines across multiple pages and an integrated 8-channel speaker module.

Customers can combine these modules for flexibility to meet a trader’s button and speaker requirements.

•	Voice Trading Systems — Desktop Trading Consoles. We have developed a variety of desktop trading consoles including:

•	ICMX. The ICMX is a VoIP intercom module built for the Alliance MX platform. It extends intercom functionality to managers, support staff and other non-traders, providing hands-free communication between sites, a unified numbering plan, group calls and all calls and support for hoot and holler applications.

•	MX Slimline. MX Slimline consoles offer the same basic features and functions as our IQMX turret offering, with more traditional network connections as opposed to VoIP.

•	Slimline ClearDeal. The Slimline ClearDeal speaker is similar in operation to the IQMX 4-channel speaker, but with a capacity of 8 speaker channels. Like the MX Slimline turret, the ClearDeal does not make use of VoIP technology.

•	TradePhone MX. The TradePhone MX is a multi-button telephone that is designed to operate with both the Tradenet MX and the Alliance MX switching platforms. This product is targeted at support personnel located off the trading floor who communicate directly with traders. The TradePhone MX is a cost effective solution that provides the functionality of a turret system in a scaled down version.

•	ExchangeFone II. Specialized products such as our ExchangeFone telephone system were designed specifically for exchange floors and work with our Alliance MX voice trading system and the Tradenet MX.

•	Voice Trading Systems — Backroom Switching Platforms. We have developed a variety of backroom switching platforms. Our backroom switching platforms include:

•	Tradenet MX. Introduced in 1992, Tradenet MX is our first digital system. The fully digital proprietary system, based on a fault tolerant switch, is not vulnerable to isolated component failure. Its distributed architecture design provides reliability by harnessing the computing power of multiple SUN® Microsystems SPARC microprocessors throughout the system and provides rapid and easily programmable switching of voice calls. Tradenet MX is designed to allow software upgrades without major hardware upgrades, which enables us to respond rapidly to market developments or to a customer’s request.

•	Alliance MX. Introduced in 1997, the Alliance MX offers all of the same functionality as the Tradenet MX but provides higher density configurations, four times the switching bandwidth, universal slots, on-demand selective recording and a simplified power distribution system.

•	Alliance VS/MX. Alliance VS/MX is the backroom switching platform offered to small offices with up to 32 traders. The Alliance VS/MX system chassis is housed in a reduced size cabinet and plugs into a standard electrical outlet. Alliance VS/MX is a digital connectivity panel with universal slots which enables it to provide traditional voice functions and gives it the ability to act as a gateway to the data network.

•	Alliance MX Integrated Recorder. One integral part of the trading environment is call recording. It can resolve problem trades, reduce liability insurance premiums and train new recruits. By incorporating the recording function into the Alliance MX system, Trading Systems offers increased recording capacity, plus advanced features such as trader-initiated recording, call marking for quick retrieval, selective recording and trader-controlled playback with quick access to the last 10 calls.

•	Integrated Software Applications. We have developed software applications to complement our turret systems.

•	TradeSmart CTI. CTI is the method by which computers communicate with telephone systems. The TradeSmart CTI is a suite of software applications that allows traders and their support staff to enhance their productivity, profitability and effectiveness. These applications allow traders to, among other things, prioritize incoming calls to maximize profitability, as well as provide a call log history that gives traders information on the nature of incoming calls.

•	Application Programming Interface. API enables clients’ programming staff and third-party vendors to develop integrated applications for our voice trading systems. Many customers have comprehensive, in-house programming staffs to build all of their trading floor applications. We complement them by providing a Software

Developer’s Kit, or SDK, a tool that allows developers to write software applications that access the Alliance MX turret system.

•	Custom-Developed Applications. Our professional services department is dedicated to delivering customers solutions that enhance their trading systems. These solutions may include elements from the TradeSmart CTI standardized product offerings, as well as customized software that solves specific business problems. Custom-developed applications extend the functionality of the Alliance MX turret systems and integrate the turret system with other applications running on the trading desk.

•	Purple Voice. With our recent investment in Purple Voice, we plan to provide users such as researchers, analysts, and retail brokers who are based off the main trading floor with seamless access to audio broadcasts, intercom calls, group calls and hoot and hollar broadcasts regardless of the user’s location. Purple Voice software operates on standard personal computers over existing corporate data networks and will integrate with our turret systems via the Alliance MX switch.

•	TradeCentral Applications Platform and IP-Video. We have also developed video applications to complement our turret systems. The first applications were launched in June 2002:

•	TraderVisionTM Streaming Video. TraderVision is a video application that allows traders to access media services, including broadcast television and streaming online programming via the IQMX applications module. Up to 30 channels are supported.

•	TradeCentralTM Applications Platform. TradeCentral is the platform used to operate applications on the IQMX applications module. It also permits third-party software vendors to deploy software solutions that operate on our IQMX applications module.

•	Turret System Installation, Maintenance and Support. The installation of a turret system involves extensive planning to ensure that all materials and labor are coordinated to be completed on-time and within budget. Detailed analysis is performed, defining all required features and lines. The cabling infrastructure is installed and tested prior to delivery of backroom switching equipment. The desktop consoles are installed and the complete system is rigorously tested. In addition to turret system installation, we provide contractual maintenance services to our customers, which provide us with recurring revenue which in fiscal year 2002 accounted for $85.7 million, or 35.7% of Trading Systems total revenues of $240.4 million and in the nine months ended June 30, 2003, accounted for $65.1 million, or 51% of Trading Systems total revenues of $128.1 million.

            Sales and Marketing

       Our Trading Systems sales efforts are organized on a global basis to promote relationships with, and to provide enhanced services to, customers that have significant global operations. The organization is managed through three regions. The regions and associated direct offices include: (1) the Americas — which includes Atlanta, Boston, Chicago, Cincinnati, Connecticut, Dallas, Houston, Los Angeles, Minneapolis, New Jersey, New York, Philadelphia, San Francisco and Toronto; (2) Europe, the Middle East and Africa, or EMEA, which includes London, Milan, Paris and Zurich; and (3) Asia Pacific, which includes Hong Kong, Singapore, Sydney and Tokyo.

       Distributors are used in emerging markets, in territories where the installed base does not support a direct presence and where language and cultural differences require a local presence. Key areas covered by distributors include: (1) Latin and South America, including Argentina, Brazil, the Caribbean, Chile, Mexico and Venezuela; (2) Europe, the Middle East and Africa, including Italy, Portugal, Russia, Saudi Arabia, Scandinavia, South Africa, Spain, Sweden,

Turkey and the United Arab Emirates; and (3) Asia, including India, Indonesia, Japan, Korea, Malaysia, New Zealand, Philippines, Taiwan and Thailand.

       Accounts are classified as either global or regional. Global accounts are assigned a global account director to manage and coordinate account activity on a global basis. Regional account managers are assigned to both global and regional accounts to support local selling efforts. This approach allows the sales management team to coordinate account strategies across regions in order to provide a seamless support infrastructure for global financial institutions. Customers designated as global accounts benefit from standard pricing, volume purchase agreements and a single point of contact for their global communications requirements.

       We manage our business through the Sales Information System, or SIS, that tracks and forecasts five quarters of customer demand on a job-by-job basis. This system is used by our sales and finance departments to project quarterly results, and by our manufacturing department to assist in schedule production and procurement.

       An SIS report is maintained for each direct office or distributor. It is updated and managed on a bi-weekly basis through the regional sales organizations. The results and the overall performance of the business are consolidated automatically and reviewed at a monthly business review by our sales, finance, operations, manufacturing and engineering departments.

Information Transport Systems

       Our I.T.S. unit provides physical connectivity within buildings among both voice and data communications devices, including turret systems, telephone switching equipment, traditional telephone systems, facsimile machines, computer networks and video conference facilities. The I.T.S. organization targets its business towards medium to large companies in the New York metropolitan area. I.T.S. also bundles its services with Trading Systems products so that customers, construction consultants and general contractors can benefit from a turnkey trading floor solution from a single vendor. Because information and communications systems are mission–critical functions, many customers prefer that the same company installs and maintains their turret systems and the cabling that supports them.

            Industry Overview

       Integrated high-speed internal data communications networks are critical to many companies. Companies are installing increasingly complex computing environments centered around local area networks, or LANs, and wide area networks, or WANs, that connect networked desktop personal computers and workstations, printers, telecommunications equipment, file servers and facsimile machines. As network requirements have grown and network designs have become more complex, many companies have chosen to outsource their LAN/ WAN design, installation and maintenance needs to independent specialists.

            Organizational Structure

       Our I.T.S. unit has two major focus areas:

•	Structured Cabling Systems. Providing a customer with cabling infrastructure includes several distinct phases: network design, documentation, installation, certification and ongoing service and maintenance. I.T.S. offers its cabling infrastructure customers design input on various system elements, including diversity of cable routing, uninterruptible power systems, security safeguards and cable management systems. I.T.S. has narrowed its focus on the higher margin components of design, installation and support of LANs, WANs and data connectivity and reduced its involvement in the more competitive and lower margin cabling infrastructure projects. I.T.S. places special emphasis on the testing and certification phases of the project because today’s high-speed networks demand that products be installed in accordance with strict manufacturer specifications.

•	Network Maintenance and Support. I.T.S. offers a broad line of post-installation maintenance and support services to customers for MACs or as part of a technical services contract. These contracts provide customers with access to a wide range of our technical and operational resources, including network engineering analysis, on-site technical support, help desk support, user training and network reconfiguration. I.T.S. technicians maintain close relationships with their customer counterparts to ensure service reliability.

            Competition

       We have many competitors in the I.T.S. business due to the highly fragmented nature of the data networking market, which includes large public telecommunications companies and privately held electrical providers. Although a number of companies compete for parts of our I.T.S. business, and may have greater resources and skill sets, we believe that our expertise and our ability to support the full range of data network design and installation requirements of large national and international customers enable us to compete effectively in this market.

            Products and Services

       Our I.T.S. unit provides cabling infrastructure, design, implementation and maintenance services for high speed data networks, including LANs and WANs. This business line includes four major product and service areas: (1) value-added services; (2) networking products; (3) cabling infrastructure; and (4) network maintenance and support. Customers purchase these products and services on a stand-alone basis or in bundled combinations. All of our fiscal year 2002 I.T.S. revenue was from projects performed in the New York City metropolitan area. In addition, I.T.S. has a core group of highly skilled project managers and design engineers who are dispatched to manage installation projects. Our I.T.S. unit provides the following products and services:

•	Value-Added Services. We provide a wide range of value-added services, including network and trading room design, consulting, engineering implementation, project management, staging and operational testing of workstations and technology and operational outsourcing.

•	Networking Products. We market and service a full line of third-party manufactured networking products including LAN hubs, adapters, bridges, routers, network management software and protocol converters. We are a certified reseller of third-party networking products. We sell these products on a stand-alone basis or fully installed, configured and integrated with customer systems.

•	Cabling Infrastructure. Cabling infrastructure provides physical connectivity within buildings among communications devices, including turret systems, telephone switching equipment, traditional telephone systems, facsimile machines, computer networks and video conference facilities. Providing a customer with cabling infrastructure includes several distinct phases: network design, documentation, installation, certification and ongoing service and maintenance. We offer our cabling infrastructure customers design input on various system elements, including diversity of cable routing, uninterruptible power systems, security safeguards and cable management systems.

•	Network Maintenance and Support. We offer a broad line of post-installation maintenance and support services to customers for MACs or as part of a technical services contract. These contracts provide customers with access to a wide range of our technical and operational resources, including network engineering analysis, on-site technical support, help desk support, user training and network reconfiguration. These services provide us with a recurring revenue stream, which in fiscal year 2002 accounted for $13.7 million, or 26.7% of I.T.S. total revenues of $51.2 million, and in the nine months ended June 30, 2003, accounted for $7.4 million, or 22% of I.T.S. total revenues of $33.6 million.

            Sales and Marketing

       Through a coordinated sales and marketing effort with Trading Systems, I.T.S. is able to position itself early in the contract bid process. Sales of turret systems for a new or reconfigured trading floor have significantly more lead time than bidding and contracting for cabling services. As a result, I.T.S. often has knowledge regarding large projects in a customer’s pipeline before its competition. The ability to market and sell the I.T.S. product into the Trading Systems customer base is an important synergy that exists between the two units. I.T.S. has two employees dedicated to sales. Each has regional responsibility for developing and managing relationships with general contractors and construction consultants.

            Customers

       Our customers are concentrated primarily in the global financial, trading and exchange trading industries, which include investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers, and insurance companies. We also provide equipment and services to commodity trading operations in non-financial firms. Historically, almost all of our consolidated revenues have been derived from sales to customers in the financial trading community. Our customers include JPMorgan Chase, Morgan Stanley, Deutsche Bank, Barclays Bank, Bear Stearns, Citigroup/Salomon Smith Barney, Goldman Sachs, Lehman Brothers, Dresdner Bank and Bank of America, which were our top 10 customers for the 2002 fiscal year. These customers accounted for 43% of our consolidated revenue in the 2002 fiscal year. For the 2002 fiscal year, no customer accounted for 10% or more of our total consolidated revenues.

Network Services

            Industry Overview

       Our Network Services unit provides network voice and data services primarily to the financial community over a global network linking many major financial centers. The voice or data lines are provided to customers by linking the customer sites to the nearest point of the global network. Network Services, which has offices in New York and London, currently targets its business towards companies in the United States and Europe and connects trading counter-parties across six continents.

            Competition

       Competitors of our Network Services unit generally are the large telecommunications providers such as AT&T, MCI, Sprint, British Telecom, and Deutsche Telecom, as well as specialist telecommunication providers such as Global Crossing, Westcom, Etrali, Sector and Randianz. Management believes that our Network Services unit achieves a small market share when compared to our competitors. This niche market for telecommunications providers is extremely competitive, is highly price and performance sensitive and is subject to risk from technology change.

            Product and Services

       The following are some of the products and services that our Network Services unit provides:

•	Ring Down. This service provides an instantaneous connection between two parties.

•	Hoot and Holler Broadcast. Hoot and Holler Broadcast is a dedicated private network that allows multiple users to access a continuously open network line.

•	T1/E1. A T1/E1 is a digital transmission line used to link different locations together.

•	DS3. A DS3 is a high-speed digital transmission line used to link different locations together. DS3 lines have traditionally been used by our customers to support customer disaster recovery programs.

•	Corporate Virtual Private Network. Provides a customer with interoffice bandwidth used primarily to transfer data within a customer’s office.

            Customers

       Our customers are primarily in the financial community and include money brokers and investment banks. Tullett Liberty Investment Co., Garban Intercapital, GFI Holdings, Credit Suisse First Boston, Prebon Yamane, Deutsche Bank, Eurobrokers, Tradition Financial Services, JPMorgan Chase and Carl Kleim were our top ten customers for the period from May 1, 2003 to June 30, 2003.

Research and Development

       Our research and development efforts are driven by our sales and product management teams. Interoperability and integration of trading positions are a strategic focus. We utilize our core competencies in voice communications systems, application services and Rich Media delivery to provide solutions that meet the evolving needs of our customers. We work closely with our customers to understand their future requirements and invest in research and development to ensure that our products address customer needs.

       Historically, the research and development budget has represented 9% to 11% of new turret systems sales. The research and development budget is determined annually through the evaluation of each product category and its expected impact on revenue over the succeeding 24 months.

       For the periods October 1, 1999 to June 14, 2000, June 15, 2000 to September 30, 2000, fiscal year ended September 30, 2001, October 1, 2001 to December 20, 2001, November 15, 2001 (date of initial capitalization) to June 30, 2002, November 15, 2001 (date of initial capitalization) to September 30, 2002 and October 1, 2002 to June 30, 2003, we recorded expenses of $8.9 million, $4.0 million, $15.5 million, $3.5 million, $8.0 million, $11.6 million, and $8.4 million respectively, on research and development. As of June 30, 2003, we employed approximately 80 persons in the area of research, development and product engineering.

Manufacturing, Production and Properties

       We have two product development facilities that are located in Fairfield, Connecticut and Westbrook, Connecticut. Additionally, we lease our executive offices in New York City and our branch offices and sales offices in the United States, United Kingdom, Canada, Hong Kong, Australia, Japan, Italy, Germany and Singapore. The 32,000 square foot Fairfield facility is leased and houses the engineering organization. The 85,000 square foot Westbrook facility owned by us is used for production, with 30,000 square feet designated for assembly and testing, 30,000 square feet designated for warehousing and 25,000 square feet designated for administrative purposes. The production facility is scaleable and has sufficient capacity to meet the future anticipated demand. Although we carry insurance, including business interruption insurance, on the Westbrook facility, a calamity at the facility could have a material adverse effect on us.

       Prior to the completion of the acquisition of IPC Information Systems, we leased six floors at 67-73 Worship Street, London, England at an annual rate of approximately £565,000, or $942,000, assuming an exchange rate of £1 to $1.667. Of these six floors, we use one floor for office space and an affiliate of Global Crossing uses five floors for telecommunications and networking equipment. Under the lease, which expires in 2010, we remain liable to the landlord for all six floors. Pursuant to the purchase agreement with Global Crossing, we entered into a sublease for a portion of these premises with an affiliate of Global Crossing and the landlord has consented to that sublease. Through September 30, 2003, Global Crossing’s affiliate has made all of its required sublease payments.

Intellectual Property

       We rely on a combination of patents, trade secrets, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. We currently have 18 United States patents, including design patents. We also rely on unpatented know-how and trade secrets and employ various methods, including confidentiality agreements with employees and consultants, to protect our trade secrets and know-how.

Environmental Matters

       We are subject to various federal, state and local environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, there is no assurance that environmental legislation may not in the future be enacted or interpreted to create environmental liability with respect to our facilities or operations.

Employees

       As of September 30, 2003, we had 650 full-time non-union employees worldwide with 590 associated with Trading Systems, 10 associated with I.T.S. and 50 associated with Network Services. This includes 420 in North America, 180 in EMEA, and 50 in Asia. Of these, 75 were engaged in marketing and sales, 80 in research, 100 in manufacturing and 395 in branch operations, finance and corporate administration.

       As of September 30, 2003, approximately 370 of our United States workers are represented by collective bargaining units, including approximately 330 workers who are retained under labor pooling agreements that IPC Information Systems has entered into with Kleinknecht Electric Company, a New York corporation, or KEC-NY, and Kleinknecht Electric Company, a New Jersey corporation, or KEC-NJ, each a former affiliate of ours and companies owned by one of our minority stockholders. Under these agreements, KEC-NY and KEC-NJ are signatories to collective bargaining agreements with the union locals that represent these employees. In addition, pursuant to these agreements, KEC-NY and KEC-NJ are responsible for paying our employees, remitting payroll taxes and making any required contributions to any union benefit plans covering the employees. We reimburse KEC-NJ and KEC-NY for these expenses, pay them a total fee of $50,000 per month and have agreed to indemnify them for liabilities related to our employees. IPC Information Systems, Inc. has a standby letter of credit in place in favor of KEC-NY and KEC-NJ in an amount of $1.5 million for labor compensation and benefits related to these employees. The agreements also require IPC Information Systems, Inc. to indemnify the shareholders of KEC-NJ and KEC-NY for losses, up to $5 million, in the event we breach the agreement or otherwise cause the shareholders to be subject to multi-employer pension plan withdrawal liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended.

       We have never experienced a work stoppage. Management believes that current relations with labor are good and that existing union contracts will be renewed.

Legal Proceedings

       Except as described below and with respect to proceedings in the Global Crossing bankruptcy, we are not a party to any pending legal proceedings other than claims and lawsuits arising in the ordinary course of business. We believe these proceedings will not have a material adverse effect on our financial condition or results of operations.

       On June 27, 2000, an action was brought against several defendants, including IPC Communications, Inc., in the United States District Court for the Southern District of New York by two telecommunications cabling contractors alleging that IPC Communications, Inc. violated federal antitrust and New York state law by conspiring with the International Brotherhood of Electrical Workers Local Union Number 3, AFL-CIO, and five electrical contractors to exclude plaintiffs from telecommunications wiring and systems installation jobs in the New York City metropolitan area. Subsequently, the complaint was amended to add an additional plaintiff and an additional defendant contractor. We believe the suit is without merit. However, there can be no assurance that the resolution of this lawsuit will ultimately be favorable. Plaintiffs are seeking injunctive relief and damages from the defendants, jointly and severally, in excess of an aggregate of $75 million.

       On September 8, 2003, an action was brought against several defendants, including IPC Information Systems, Inc. and its President, in the United States District Court for the Eastern District of New York by Advance Relocation & Storage Co., Inc., a moving company. The complaint alleges that IPC Information Systems, Inc. and 23 other defendants violated the Racketeer Influenced and Corrupt Organizations Act and engaged in tortious interference with prospective business advantage by preventing the plaintiff from obtaining work as a mover in jobs performed in large commercial buildings in New York City. We believe the suit is without merit and intend to vigorously defend against all claims alleged against us in the complaint. Plaintiffs are seeking injunctive relief and damages from the defendants, jointly and severally, in an aggregate amount of approximately $7.0 million.

MANAGEMENT

       Our directors and executive officers are as follows:

Name	Age	Present Position

Lance Boxer	49	Chief Executive Officer and Director
Greg Kenepp	42	President, Chief Operating Officer and Director
Timothy Whelan	37	Chief Financial Officer
Michael Sheehan	51	Managing Director, Sales
Don Carlos Bell III	34	Senior Vice President, Marketing and Corporate Development
Colin Knight	62	President, EMEA
Jack Daly	37	Director
Robert Gheewalla	36	Director
Joseph Gleberman	45	Chairman of the Board
Eric Schwartz	40	Director

       Lance Boxer has been the Chief Executive Officer since July 2003 and a Director of our company since February 2002. From July 2002 to July 2003, Mr. Boxer was the interim President and Chief Executive Officer of Universal Access, a telecommunications service provider. From October 2001 to July 2002, Mr. Boxer was the President and Chief Executive Officer of Sphera Optical Network, Inc., an optical metropolitan network infrastructure provider which filed a petition for relief under Chapter 11 of Title 11 of the United States Code in February 2002. From July 2000 to June 2001, Mr. Boxer was President and Chief Executive Officer of XOSoft, a content delivery solutions provider. From October 1998 to June 2000, Mr. Boxer held a variety of positions at Lucent Technologies, serving most recently as President of Lucent’s Communications Software Group. Prior to that, Mr. Boxer held a variety of positions at MCI, serving most recently as Chief Information Officer from September 1995 to October 1998. He received a BS and an MBA from New York University.

       Greg Kenepp has been the President, Chief Operating Officer and a Director of our company since July 2003. From December 2001 to July 2003, Mr. Kenepp was the President and a Director of the company. From September 2001 to December 2001, Mr. Kenepp was President of IPC Information Systems, Inc. From July 2000 to September 2001, Mr. Kenepp was Senior Vice President of Global Crossing’s Financial Markets division, which included IPC Information Systems, Inc. and IXnet. From June 1995 to June 2000, Mr. Kenepp held a variety of positions at IPC Information Systems, Inc., serving most recently as Senior Vice President of Product Development. Prior to that, Mr. Kenepp held senior management positions at Integrated Network Corporation, a telecommunications company, and AT&T Bell Laboratories. He received a BS from Clarkson University and an MS from Stanford University.

       Timothy Whelan has been our Chief Financial Officer since December 2001. From January 2001 to December 2001, Mr. Whelan was the Sales and Marketing Chief Financial Officer of Global Crossing. From July 2000 to January 2001, Mr. Whelan was Divisional Chief Financial Officer of Global Crossing’s Financial Markets division. From December 1999 to June 2000, Mr. Whelan was Vice President, Finance and Chief Financial Officer of IPC Information Systems, Inc. and IXnet. Mr. Whelan was Vice President of IPC Information Systems, Inc. and IXnet from May 1999 to December 1999. Mr. Whelan is a certified public accountant and previously worked for Ernst & Young from 1992 to 1999. He previously spent four years as a U.S. Naval Officer.

       Michael Sheehan has been our Managing Director, Sales since August 2003. From December 2001 to August 2003, Mr. Sheehan was Senior Vice President, Global Sales of our company. From December 2000 to December 2001, Mr. Sheehan was Senior Vice President, Global Sales of IPC Information Systems, Inc. Since September 1987, Mr. Sheehan had held a variety of positions at IPC Information Systems, Inc., serving most recently as Vice President of Sales, New York and Eastern Region. From September 1986 to September 1987, Mr. Sheehan was a Senior Director at Walsh Lowe, a financial industry consulting firm. Prior to that, he held a variety of global account positions at AT&T.

       Don Carlos Bell III has been our Senior Vice President, Marketing and Corporate Development since May 2003. From August 2001 to May 2003, Mr. Bell was Vice President at Clearwire Technologies, a wireless broadband service provider. From July 1998 to August 2001, Mr. Bell was a member of the Investment Banking Division of Goldman, Sachs & Co. Mr. Bell earned a BS from St. John’s College and an MBA from the Wharton School of Business.

       Colin Knight has been our President, EMEA since October 2002. From August 2001 to October 2002, Mr. Knight was Vice President of Operations for mmO2 Ltd., a cellular and mobile data operator. From October 1987 to August 2001, Mr. Knight held a variety of positions at Syntegra, an affiliate of British Telecommunications that focuses on financial trading systems, serving most recently as its deputy managing director.

       Jack Daly has been a Director of our company since December 2001. Mr. Daly is a Vice President in the Principal Investment Area of Goldman, Sachs & Co., where he has worked since 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman, Sachs & Co. From 1991 to 1997, Mr. Daly was a Senior Instructor of Mechanical & Aerospace Engineering at Case Western Reserve University. He earned a BS and MS in Engineering from Case Western Reserve University and an MBA from the Wharton School of Business.

       Robert Gheewalla has been a Director of our company since December 2001. Mr. Gheewalla is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., where he has worked since 1994. He currently serves as a director for GT Group Telecom. He received a B.A. from Tufts University, an MSc from The London School of Economics while on a Fulbright Scholarship and an MBA from Harvard Business School.

       Joseph Gleberman has been Chairman of the Board since December 2001. Mr. Gleberman has been a Managing Director of Goldman, Sachs & Co. since 1996. From 1990 to 1996, Mr. Gleberman was a Partner of Goldman, Sachs & Co. Mr. Gleberman serves as a director of aaiPharma, Inc., BackWeb Technologies Ltd. and MCG Capital Corporation. He earned a BA in Engineering and an MA in Economics from Yale University and an MBA from Stanford University Graduate School of Business.

       Eric Schwartz has been a Director of our company since December 2001. Mr. Schwartz has been a Managing Director of Goldman, Sachs & Co. since 1996 and is currently Co-Chief Operating Officer of the Equities Division of Goldman, Sachs & Co., a position he has held since May 2000. From 1994 to 1996, Mr. Schwartz was a Partner of Goldman, Sachs & Co. From 1998 to May 2000, he was responsible for derivatives, convertibles, and Global Securities Services and, from 1991 to 1998, he worked in Equity Capital Markets. Mr. Schwartz earned a BSE from the University of Pennsylvania and an MBA from the Wharton School of Business.

Board of Directors

       Our board of directors currently consists of six directors.

Committees of the Board of Directors

       Our board of directors has two committees: an audit committee and a compensation committee. The audit committee recommends the annual appointment of auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The current members of the audit committee are Jack Daly, Robert Gheewalla and Lance Boxer. The compensation committee reviews and approves the compensation and benefits for our employees, directors and consultants, administers our employee benefit plans, authorizes and ratifies stock option grants and other incentive arrangements and authorizes employment and related agreements. The current members of the compensation committee are Greg Kenepp, Joseph Gleberman and Eric Schwartz.

Compensation of Directors

       Directors who are also our employees or employees of our principal stockholders will receive no additional compensation for their services as directors.

Indemnification of Directors and Officers

       As permitted by Delaware law, our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of our company will be eliminated or limited to the fullest extent permitted by Delaware law. Any repeal or modification by our stockholders or otherwise of the charter provision relating to the personal liability of directors will not adversely affect any right or protection of a director of our company existing at the time of such repeal or modification.

       In addition, our amended and restated bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to specified exceptions;

•	we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our certificate of incorporation, our bylaws or other agreements;

•	we may be required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

•	the rights conferred in the bylaws are not exclusive.

       We have purchased insurance on behalf of our directors and officers against various liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of our company, or that may arise out of their status as directors or officers of our company.

Employee Agreements

       Lance Boxer entered into an employment agreement, dated as of June 19, 2003, whereby he is to be employed as Chief Executive Officer reporting to the board of directors and will serve as a director of the company. The agreement has a three-year term and provides for Mr. Boxer to receive a signing bonus of $50,000, a minimum annual base salary of $350,000 and a discretionary cash bonus with a minimum annual target of $175,000. Mr. Boxer also receives medical, dental and other benefits that are commensurate with his position, including reimbursement for annual premiums on a $2 million life term insurance policy. Under his employment agreement, Mr. Boxer was granted an option to purchase 500,000 shares of our common stock pursuant to our 2002 Stock Option Plan. The company has a right to terminate Mr. Boxer’s employment with or without cause. If Mr. Boxer’s employment is terminated prior to the expiration of the term by the company without cause or by Mr. Boxer for good reason, the company must pay Mr. Boxer severance equal to his annual base salary and full target bonus payable in installments over a period of one year following the termination date. During the term of his employment and for one year thereafter, Mr. Boxer will be subject to restrictions on competition and the solicitation of customers and employees, and for all periods during and after the term, he will be subject to nondisclosure and confidentiality restrictions relating to the confidential information and trade secrets of the company and its affiliates.

       Greg Kenepp entered into an employment agreement, dated as of September 18, 2003, whereby he is to be employed as president and chief operating officer, reporting to the chief executive officer. The agreement has a three-year term and provides for Mr. Kenepp to receive a minimum annual base salary of $275,000 and a discretionary cash bonus with a minimum annual target of $137,500. Mr. Kenepp also receives medical, dental and other benefits that are commensurate with his position. The company has a right to terminate Mr. Kenepp’s employment with or without cause. If Mr. Kenepp’s employment is terminated prior to the expiration of the term by the company without cause, the company must pay Mr. Kenepp’s base salary and 75% of his target bonus payable in installments over a period of nine months following the termination date. During the term of his employment and for one year thereafter, Mr. Kenepp will be subject to restrictions on competition and the solicitation of customers and employees, and for all periods during and after the term, he will be subject to nondisclosure and confidentiality restrictions relating to the confidential information and trade secrets of the company and its affiliates.

       In connection with Stefanie Sovak’s resignation from her position as Senior Vice President, Business Development, the company entered into a separation and release agreement with Ms. Sovak, dated as of July 25, 2003. Under the agreement, Ms. Sovak agreed to continue to assist the company on special projects through a transition period ending on April 26, 2004. The agreement provides that during the transition period, Ms. Sovak will be paid at her base salary in effect prior to her resignation through the end of September 2003 and at an annual rate of $100,000 for the period beginning on October 1, 2003 and ending April 26, 2004. In addition, pursuant to the agreement, the company paid Ms. Sovak a lump sum of $100,000 in August 2003. During the transition period and for one year thereafter, Ms. Sovak will be subject to restrictions on competition and the solicitation of customers and employees, and during and after the transition period, she will be subject to nondisclosure and confidentiality restrictions relating to the confidential information and trade secrets of the company and its affiliates.

Executive Compensation

       The following table provides summary information concerning all compensation earned by our Chief Executive Officer, each of our other four most highly compensated executive officers for the fiscal year ended September 30, 2002 and 2003 and a former executive officer who would have qualified as one of our four most highly compensated officers but for the fact that the individual was not serving as an executive officer on September 30, 2003:

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
				Awards

				Securities
		Annual		Underlying	All Other
Name and Principal Position		SalCompens	ations(1)	Options	Compensation
					(2)

Lance Boxer(3)	2003	$71,400	$50,000	505,000	—
Chief Executive Officer	2002	—	—	5,000	—
Greg Kenepp	2003	$275,000	$127,900	78,200	$5,500
President and Chief Operating Officer	2002	$275,000	$175,000	105,000	—
Timothy Whelan	2003	$225,000	$104,600	31,800	$5,500
Chief Financial Officer	2002	$225,000	$140,000	56,250	—
Michael Sheehan	2003	$202,600	$69,800	3,000	$45,100
Managing Director, Sales	2002	$180,000	$170,000	52,500	$24,200
Colin Knight	2003	$208,900	—	27,000	$39,200
President, EMEA
Stefanie Sovak(4)	2003	$190,000	$192,200	3,000	$5,000
Senior Vice President, Business Development and Product Management	2002	$190,000	$140,000	52,500	—

(1)	2003 bonus amounts for all executive officers other than Mr. Boxer are for 2002 performance. Mr. Boxer’s 2003 bonus was paid as a sign on bonus. 2002 bonus amounts for all executive officers are for 2001 performance.

(2)	Includes commission payments and 401(k) matching contributions received during fiscal year 2003.

(3)	Mr. Boxer was appointed as our Chief Executive Officer in July 2003.

(4)	As of July 25, 2003, Ms. Sovak is no longer an executive officer of the company.

OPTION GRANTS IN THE LAST COMPLETED FISCAL YEAR

				Potential Realizable
				Value at Assumed
	Individual Grants			Annual Rates of
				Stock Price
	Number of			Appreciation for
	Securities			Option Term
	Underlying	Exercise
	Options	Price	Expiration	Gain at	Gain at
Name	Granted	($/Share)	Date(1)	5%(2)	10%(2)

Lance Boxer	500,000	$10.00	7/9/13	$3,150,000	$7,950,000
	5,000	$10.00	4/5/13	$31,500	$79,500
Greg Kenepp	70,000	$10.00	7/9/13	$441,000	$1,130,000
	8,200	$10.00	4/5/13	$51,660	$130,380
Timothy Whelan	25,000	$10.00	7/9/13	$157,500	$397,500
	6,800	$10.00	4/5/13	$42,840	$108,120
Michael Sheehan	3,000	$10.00	4/5/13	$18,900	$47,700
Colin Knight	27,000	$10.00	4/5/13	$170,100	$429,300
Stefanie Sovak(3)	3,000	$10.00	4/5/13	$18,900	$47,700

(1)	The expiration dates set forth in this column represent the latest dates on which the options could be exercised by the option holder if such option holder remained employed by us.

(2)	The dollar amounts set forth in these columns are based on assumed annual rates of stock appreciation from the market price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC, and do not represent our estimates or projection of the future appreciation of the value of our common stock.

(3)	As of July 25, 2003 Ms. Sovak is no longer an executive officer of the company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

       For each named executive officer, as of September 30, 2003, the following table provides:

•	the total number of shares of our common stock received upon the exercise of options during the fiscal year ending September 30, 2003;

•	the value realized upon such exercises; and

•	the total number of shares of our common stock underlying stock options held by the named executive officers (exercisable and unexercisable) as of September 30, 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year End		Fiscal Year End(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lance Boxer	—	—	1,250	508,750	—	—
Greg Kenepp	—	—	26,250	156,950	—	—
Timothy Whelan	—	—	14,062	73,988	—	—
Michael Sheehan	—	—	13,125	42,375	—	—
Colin Knight	—	—	—	27,000	—	—
Stefanie Sovak(2)	—	—	13,125	42,375	—	—

(1)	As of September 30, 2003, the value of shares of our common stock did not exceed the exercise price per share for the options in the above table. Management has made this determination based upon, among other factors, the value of our common stock as of December 20, 2001 (the date of the acquisition of IPC Information Systems), previous reports prepared by management and others, our operating performance and financial results, and our recent acquisitions.

(2)	As of July 25, 2003, Ms. Sovak is no longer an executive officer of the company.

2002 Stock Option Plan

       In February 2002, we adopted the 2002 Stock Option Plan. The option plan provides for the grant of options to purchase shares of our common stock to selected employees, officers, consultants and directors. The purpose of the option plan is to provide an incentive to employees, officers, consultants and directors to devote their abilities and industry to our success. The maximum number of shares that may be made the subject of options granted under the option plan is 1,150,000. Through June 30, 2003 we have granted 984,781 stock options with an option price of $10 per share under the option plan. We account for these options pursuant to APB Opinion No. 25 “Accounting for Stock Options Issued to Employees.” Accordingly, no compensation expense was recognized for these grants.

       The option plan is administered by the compensation committee of our board of directors, which determines the individuals to whom options are awarded, the number of shares subject to each award, the exercise price of the option and other terms and conditions of the awards. Unless otherwise provided by the compensation committee, an option becomes exercisable for 25% of the shares subject to the option on each of the first four anniversaries of the date the compensation committee grants the option. Options granted under the option plan are non-transferable and the shares acquired upon exercise of options are subject to certain transfer restrictions. The terms and conditions of each option are set forth in an option agreement.

       The option plan provides that the effect, if any, on an option upon a change in control or sale or the consummation of a merger, consolidation, or reorganization which results in certain of our current stockholders no longer owning any interests in us or any successor corporation will be set forth in the option agreement. Under the form option agreements that have been approved by our compensation committee for current use under the plan, upon a change in control, 50% of the unvested portion of each option will immediately become vested and exercisable. In the event an option holder’s employment is terminated by us for any reason other than cause or disability within one year following the change in control, the option will immediately become fully vested and exercisable and remain exercisable for 180 days. The form agreements also provide that in the event of a sale or the consummation of a merger, consolidation or reorganization which results in certain of our stockholders no longer having any ownership interest in us or any successor corporation, the option will become fully vested and exercisable.

Key Employee Equity Investment Plan

       In February 2002, we adopted the Key Employee Equity Investment Plan. Under the plan, certain key employees, officers and directors may be given the opportunity to purchase shares of our common stock at its current fair market value. The plan is administered by the compensation committee of our board of directors, which determines the individuals who may participate in the plan, the number of shares offered to each participant and the terms and conditions of each offer. Up to 100,000 shares in the aggregate may be sold under the plan. The shares will be subject to certain transfer restrictions. Prior to the adoption of the Sarbanes-Oxley Act in July 2002, all participants were permitted to pay for up to two-thirds of the purchase price with a promissory note that is secured by the purchased shares. Since the adoption of the Sarbanes-Oxley Act, certain participants may no longer be permitted to purchase shares under the plan with such promissory notes. Through June 30, 2003, 60,000 shares had been purchased under the plan by certain directors, officers and other key employees. Promissory notes received by us for shares purchased by directors, officers and other key employees prior to the adoption of the Sarbanes-Oxley Act totaled $0.4 million.

PRINCIPAL STOCKHOLDERS

       The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 2003 by (1) each person who is the beneficial owner of more than five percent of the outstanding shares of our common stock, (2) each of our directors, (3) each of our named executive officers, and (4) all of our executive officers and directors as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For the purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus.

	Shares Beneficially
	Owned

Name	Number	Percentage

5% Stockholders:
Entities affiliated with The Goldman Sachs Group, Inc.(a)	14,564,380	98.9%
Directors and named executive officers:
Lance Boxer	1,000	*
Greg Kenepp	12,000	*
Timothy Whelan	9,000	*
Stefanie Sovak	9,000	*
Michael Sheehan	2,000	*
Colin Knight	—	—
Jack Daly(b)	—	—
Robert Gheewalla(c)	—	—
Joseph Gleberman(d)	—	—
Eric Schwartz(e)	—	—
All directors and executive officers as a group (10 people)	24,000	*

*	Less than one percent.

(a)	Of these shares 8,279,500 shares are owned by GS Capital Partners 2000, L.P., 3,008,448 shares are owned by GS Capital Partners 2000 Offshore, L.P., 2,629,031 shares are owned by GS Capital Partners 2000 Employee Fund, L.P., 346,064 shares are owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, 200,887 shares are owned by Stone Street Fund 2000, L.P., and 100,450 shares are owned by Bridge Street Special Opportunities Fund, L.P. Affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general or managing partners or investment managers of these partnerships. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares owned by these partnerships to the extent that partnership or membership interests, as the case may be, in such partnerships are held by persons other than The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and its affiliates. The address of each of these partnerships, Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. is 85 Broad Street, New York, New York 10004.

(b)	Mr. Daly, who is a Vice President in the Principal Investment Area of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and its affiliates. The address for Mr. Daly is 85 Broad Street, New York, New York 10004.

(c)	Mr. Gheewalla, who is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by The Goldman Sachs

Group, Inc., Goldman, Sachs & Co. and its affiliates. The address for Mr. Gheewalla is 85 Broad Street, New York, New York 10004.

(d)	Mr. Gleberman, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and its affiliates. The address for Mr. Gleberman is 85 Broad Street, New York, New York 10004.

(e)	Mr. Schwartz, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and its affiliates. The address for Mr. Schwartz is 85 Broad Street, New York, New York 10004.

RELATED PARTY TRANSACTIONS

Goldman, Sachs & Co.

       GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. own substantially all of our common stock. Goldman, Sachs & Co., an affiliate of GSCP 2000 and its related investment funds, provided advisory and other services to GSCP 2000 and us in connection with sourcing, structuring and arranging the acquisition of IPC Information Systems and received fees of $8 million for those services. Goldman, Sachs & Co. also acted as an initial purchaser in the offering of our notes and an affiliate of Goldman, Sachs & Co. acted as the arranger and syndication agent under our senior secured credit facilities. In connection with these transactions, Goldman, Sachs & Co. and its affiliates received aggregate fees of approximately $9.3 million. The fees charged by Goldman, Sachs & Co. were commensurate with the fees that Goldman, Sachs & Co. charges for acting in a similar capacity on comparable transactions. Goldman, Sachs & Co. and its affiliates may in the future provide commercial banking, investment banking or other financial advisory services to us and our affiliates. Goldman, Sachs & Co. and/or its affiliates also purchase goods and services from us from time to time and may do so in the future.

       We provide project sales and installation and maintenance services negotiated on an arm’s-length basis to Goldman, Sachs & Co. Services provided by us are billed to Goldman, Sachs & Co, and settled through the collection of trade receivables and are consistent with pricing offered to comparable globally positioned customers. Revenue related to these services amounted to $4.5 million for the period from November 15, 2001 to September 30, 2002. For the period ending September 30, 2002, we have recorded on our balance sheet $1.1 million of trade receivables and $2.7 million of customer advances related to maintenance from Goldman, Sachs & Co. For the nine months ended June 30, 2003, revenue related to these services amounted to $3.9 million. For the period ending June 30, 2003, we have recorded on our balance sheet $2.8 million of trade receivables and $0.8 million of customer advances related to maintenance from Goldman, Sachs & Co.

       In connection with the amendment and restatement of our senior secured credit facilities in September 2003, Goldman Sachs Credit Partners L.P. acted as the sole lead arranger and syndication agent. Goldman Sachs Credit Partners L.P. received $0.6 million in fees for this service, which was commensurate with the fees that they charge for acting in a similar capacity on comparable transactions.

Gains Acquisition

       On April 30, 2003, we exercised our option to purchase Gains International (US) Inc. and Gain International (Europe) Limited from GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., who own substantially all of our common stock, for 664,380 shares of common stock valued at approximately $5.7 million plus the assumption of deferred consideration of $3.1 million and earn-out commitments up to a maximum of approximately $9.9 million based on current exchange rates. With the acquisition of these entities, we now offer network voice and data services to the financial services community under the name Network Services. This transaction followed the simultaneous completion of a transaction involving the sale of Gains International (US) Inc., Gains International (Europe) Limited and Gains International Asia Holdings Limited to entities formed by GSCP 2000 and its affiliates.

Stockholders Agreement

       We have entered into a stockholders agreement with GSCP 2000 and the other private equity funds affiliated with Goldman, Sachs & Co. who own our common stock and Richard Kleinknecht, a minority holder of our common stock. This agreement provides GSCP 2000 and the other Goldman, Sachs & Co. funds with various management rights, including the right to designate at least one member of our board of directors. The agreement also provides specified restrictions on Kleinknecht’s ability to transfer shares of our common stock. GSCP 2000 has advised us that it and the other Goldman, Sachs & Co. funds may seek additional minority stockholders to invest in up to approximately twenty percent of our common stock held by them. In connection with any investment by minority stockholders, we may enter into stockholders agreements with those minority stockholders. We expect any stockholders agreement to contain customary terms, including terms regarding corporate governance and other rights relating to the stockholders’ investment in our common stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The Amended and Restated Senior Secured Credit Facilities

       On August 29, 2003, we and certain of our domestic subsidiaries entered into an amended and restated credit agreement with a syndicate of financial institutions, Goldman Sachs Credit Partners L.P., as sole lead arranger and syndication agent, General Electric Capital Corporation, as administrative agent and collateral agent, and CIT Lending Services Corporation, as documentation agent. The following is a summary of the material terms and conditions of the amended and restated senior secured credit facilities and is qualified in its entirety by reference to the amended and restated credit agreement:

       The amended and restated senior secured credit facilities are comprised of (i) a $55.0 million term loan and (ii) a $25.0 million revolving credit facility; provided, however, we can increase the committed amount under these facilities by an amount of up to $25.0 million so long as one or more lenders agrees to provide this incremental commitment and other customary conditions are satisfied. We are the borrower under the amended and restated senior secured credit facilities. The maturity date of the loans is September 2, 2008. As of September 30, 2003, $55.0 million was outstanding under the term loan and we were able to incur an additional $20.7 million of indebtedness under our revolving credit facility ($25.0 million revolving credit facility reduced by $4.3 million of outstanding letters of credit).

Term Loans/ Prepayment

       The term loans amortize quarterly as follows:

(i) $137,500 each quarter beginning with the quarter ending December 2003 and ending on the quarter ending September 30, 2007; and

(ii) $13,200,000 each quarter beginning with the quarter ending December 2007 and ending on September 2, 2008.

       The term loans may be prepaid at any time; provided, however, if the term loans are prepaid on or prior to September 2, 2005 (other than (i) as a result of mandatory prepayments with respect to excess cash flow or (ii) regularly scheduled amortization), they are subject to a prepayment premium as follows:

(i) at 102% percent of the amount repaid if such repayment occurs on or prior to September 2, 2004; and

(ii) at 101% of the amount repaid if such repayment occurs after September 2, 2004 but on or prior to September 2, 2005.

       Borrowings and commitments under the amended and restated senior secured credit facilities are subject to mandatory prepayment as follows:

(i) 100% of net after tax cash proceeds of asset sales in excess of a threshold amount specified in the credit agreement subject to our ability to reinvest in certain circumstances;

(ii) 100% of the net after tax cash proceeds resulting from casualty or condemnation of assets subject to our ability to reinvest in certain circumstances;

(iii) 50% of the net cash proceeds from the issuance of any equity securities; provided that no such prepayment is required after the Senior Secured Leverage Ratio (as defined in the amended and restated senior secured credit facilities) is 0.90 to 1.00 or less;

(iv) 100% of the net cash proceeds resulting from the incurrence of indebtedness by us and some of our subsidiaries other than as otherwise permitted under the amended and restated senior secured credit facilities; and

(v) 75% of Consolidated Excess Cash Flow (as defined in the senior secured credit facilities) for the fiscal year ended 2003 and 50% of Consolidated Excess Cash Flow, thereafter, in either case less the amount of certain voluntary prepayments of debt made during such fiscal year.

Revolving Loans

       There is no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be prepaid at any time, in whole or in part, without premium or penalty and may be reborrowed at any time prior to September 2, 2008. A letter of credit subfacility is available in an amount on any date equal to the difference between outstandings under the revolving credit facility and the revolving credit facility commitment amount. At September 30, 2003, $4.3 million of letters of credit was outstanding under this subfacility.

Interest Rate Calculations

       Borrowings under the amended and restated senior secured credit facilities bear interest, at our option, at either (i) an index rate (defined as a floating rate equal to the higher of (i) the rate publicly quoted from time to time in the Wall Street Journal as the “index rate on corporate loans posted by at least 75% of the nations 30 largest banks and (ii) the Federal funds rate plus 50 basis points per annum.) plus the applicable margin (as defined below) (“the Index Rate Loans”) or (ii) the LIBOR rate (the rate (as adjusted for statutory reserve requirements for eurocurrency liabilities) for deposits in the London inter-bank market for a period of one, two, three or six months (as selected by us) (the “LIBOR Rate Loans”), in each case plus the applicable margin. The “applicable margin” is (A) on or prior to the date we deliver consolidated financial statements to the senior lenders for the fiscal year ended December 31, 2003 or thereafter if the Senior Secured Leverage Ratio (as defined in the credit agreement) is greater than 1.00:1.00 (i) with respect to LIBOR Rate Loans, 4.00% per annum; and (ii) with respect to Index Rate Loans, 3.00% per annum; and (B) at any time after delivery of such consolidated financial statements, if the Senior Secured Leverage Ratio is less than 1.00:1.00 (i) with respect to LIBOR Rate Loans, 3.50% per annum; and (ii) with respect to Index Rate Loans, 2.50% per annum.

       Interest is payable quarterly for Index Rate Loans and at the end of the relevant interest period (or quarterly in certain circumstances) for LIBOR Rate Loans. The default rate applicable to overdue payments under the amended and restated senior secured credit facilities is equal to 2% per annum in excess of the interest rate otherwise payable.

Fees and Expenses

       The amended and restated senior secured credit facilities require us to pay the following fees:

•	a commitment fee calculated at a rate equal to 0.5% per annum on the average daily unused portion of the revolving credit facility;

•	an annual administrative fee of $50,000 payable each year in advance;

•	letter of credit fees equal to 4.0% or 3.5% (if the Senior Secured Leverage Ratio is greater than or equal to 1:1 or is less than 1:1, respectively) per annum of the average aggregate daily maximum amount available to be drawn under all outstanding letters of credit issued under the amended and restated senior secured credit facilities; and

•	a letter of credit fronting fee payable to the letter of credit issuing bank equal to 0.5% per annum times the average maximum available to be drawn under such letter of credit.

       Additionally, we pay various other documentary and processing fees in connection with letters of credit.

Security

       Our obligations under the amended and restated senior secured credit facilities are secured by a first priority security interest in substantially all of our assets and the assets of our domestic subsidiaries (including substantially all of the personal, real and mixed property) and by a pledge of 100% of the shares of our domestic subsidiaries and 65% of the shares of the direct foreign subsidiaries.

Guarantee

       Our domestic subsidiaries have unconditionally guaranteed our obligations under the amended and restated senior secured credit facilities.

Representations and Warranties

       The amended and restated senior secured credit facilities contain representations and warranties customary for this type of financing.

Covenants and Conditions

       In addition to customary affirmative covenants, the amended and restated senior secured credit facilities include negative covenants that restrict the ability of us and our subsidiaries to:

•	incur additional indebtedness (including guarantees of certain obligations);

•	incur liens;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	enter into capital leases;

•	pay dividends or make other payments in respect of capital stock;

•	make acquisitions;

•	make investments, loans and advances;

•	make payments with respect to or modify subordinated debt instruments;

•	engage in transactions with affiliates;

•	enter into sale and leaseback transactions;

•	change the fiscal year or lines of business; and

•	enter into agreements with negative pledge clauses or clauses restricting subsidiary distributions.

       The amended and restated senior secured credit facilities also contain minimum interest coverage and fixed charge coverage ratios and maximum senior secured and total leverage ratios. The amended and restated senior secured credit facilities also contain a restriction on the amount of capital expenditures.

Events of Default

       The amended and restated senior secured credit facilities contain customary events of default, which include but are not limited to, the following:

(i) nonpayment of principal when due;

(ii) nonpayment of interest, fees and other amounts after the expiration of the applicable grace period;

(iii) cross default based on payment or other defaults with respect to one or more items of other indebtedness in excess of amounts specified in the amended and restated senior secured credit facilities;

(iv) breach of certain covenants (subject in the case of certain covenants to a cure period);

(v) material inaccuracy of the representations and warranties;

(vi) certain bankruptcy events;

(vii) certain judgments or attachments in excess of amounts specified in the amended and restated senior secured credit facilities;

(viii) any order, judgment or decree of dissolution which remains undischarged and unstayed for sixty days;

(ix) certain ERISA events;

(x) a change of control; and

(xi) the failure of the amended and restated senior secured credit facilities, any other credit document or any material provision thereof, the guarantees, the security agreements or any related documents to be in full force and effect.

DESCRIPTION OF NOTES

       You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “IPC” refers only to IPC Acquisition Corp. and not to any of its subsidiaries.

       The notes were issued pursuant to our indenture dated December 20, 2001 among IPC, the subsidiary guarantors and The Bank of New York, as Trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

       The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. Copies of the indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined under “— Certain Definitions” have the meanings assigned to them in the indenture.

       The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have the rights under the indenture.

Brief Description of the Notes and Guarantees

The Notes

       The notes:

•	are general unsecured obligations of IPC;

•	are subordinated in right of payment to all existing and future Senior Debt of IPC;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of IPC; and

•	are unconditionally guaranteed by the Guarantors.

The Guarantees

       The notes are guaranteed by all of IPC’s Domestic Restricted Subsidiaries.

       Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

       As of September 30, 2003, IPC and the Guarantors had total Senior Debt of approximately $55.0 million, and an additional $20.7 million available for borrowing as Senior Debt under our credit facility. As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.

       Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. At June 30, 2003, our non-guarantor subsidiaries held approximately 22.0% of our consolidated assets and for the nine months ended June 30, 2003, our non-guarantor subsidiaries accounted for approximately 23.7% of our consolidated revenues. See Note 11 to our condensed consolidated financial statements included at the back of this prospectus for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries and see “Risk Factors — Risks Related to the Notes and the Offering — Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.”

       As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

       IPC will issue notes with a maximum aggregate principal amount of $250.0 million, of which $150.0 million were issued in the exchange offer described on the cover page of this prospectus. IPC may issue additional notes under the indenture from time to time. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. IPC will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2009.

       Interest on the notes will accrue at the rate of 11.50% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2002. IPC will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

       Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30day months.

Methods of Receiving Payments on the Notes

       If a Holder has given wire transfer instructions to IPC, IPC will pay all principal, interest and premium and Special Interest, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless IPC elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

       The trustee will initially act as paying agent and registrar. IPC may change the paying agent or registrar without prior notice to the Holders of the notes, and IPC or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

       A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. IPC is not required to transfer or exchange any note selected for redemption. Also, IPC is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

       The notes are guaranteed by each of IPC’s current Domestic Restricted Subsidiaries and will be guaranteed by each of IPC’s future Domestic Restricted Subsidiaries. These Subsidiary Guarantees are joint and several obligations of the Guarantors. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes and the Offering—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

       A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than IPC or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

       Notwithstanding the foregoing, a Guarantor may consolidate or merge with or into another Guarantor or into IPC, and IPC may consolidate or merge with or into a Guarantor.

       The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of IPC, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of IPC, if the sale complies with the “Asset Sale” provisions of the indenture; or

(3) if IPC designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See “—Repurchase at the Option of Holders—Asset Sales.”

Subordination

       The payment of principal, interest and premium and Special Interest, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of IPC, including Senior Debt incurred after the date of the indenture.

       The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of IPC:

(1) in a liquidation or dissolution of IPC;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to IPC or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of IPC’s assets and liabilities.

       IPC also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from IPC or the holders of any Designated Senior Debt or the agent therefor.

       Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

       No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

       No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 180 days.

       If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

       IPC must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

       As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of IPC, Holders of notes may recover less ratably than creditors of IPC who are holders of Senior Debt. See “Risk Factors — Risks Related to the Notes and the Offering — Your right to receive payments on the notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the subsidiary guarantees of the notes are junior to all of our subsidiary guarantors’ existing indebtedness and possibly to all of their future borrowings.”

Optional Redemption

       At any time prior to December 15, 2004, IPC may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 111.500% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by IPC and its Subsidiaries); and

(2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

       Except pursuant to the preceding paragraph, the notes will not be redeemable at IPC’s option prior to December 15, 2005.

       On or after December 15, 2005, IPC may redeem, at any time or from time to time, all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage

2005	105.750%
2006	103.833%
2007	101.917%
2008 and thereafter	100.000%

Mandatory Redemption

       IPC is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

       If a Change of Control occurs, each Holder of notes will have the right to require IPC to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the

Change of Control Offer, IPC will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control or, at IPC’s option, prior to such Change of Control but after the public announcement thereof, IPC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. IPC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, IPC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

       On the Change of Control Payment Date, IPC will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by IPC.

       The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

       Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, IPC will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. IPC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

       The provisions described above that require IPC to make a Change of Control Offer following a Change of Control (or, at IPC’s option, following the public announcement thereof) will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that IPC repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. IPC will not be obligated to repurchase notes pursuant to a Change of Control Offer in the event it has exercised its right to redeem all of the notes pursuant to the indenture on or prior to the date on which the Change of Control Offer is required to be consummated.

       IPC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by IPC and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

       The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of IPC and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require IPC to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of IPC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

       IPC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) IPC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) to the extent such Asset Sale involves consideration in excess of $10.0 million, the fair market value is determined by IPC’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) except in the case of an Asset Swap, at least 75% of the consideration received in the Asset Sale by IPC or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on IPC’s most recent consolidated balance sheet, of IPC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee or purchaser or a third party on behalf of the transferor or purchaser of any such assets pursuant to a customary novation agreement that releases IPC or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by IPC or any such Restricted Subsidiary from such transferee that are converted by IPC or such Restricted Subsidiary within 30 days of receipt into cash, to the extent of the cash received in that conversion.

       Within 365 days after the receipt of any Net Proceeds from an Asset Sale, IPC and its Restricted Subsidiaries may apply those Net Proceeds at its option:

(1) to repay Senior Debt or debt of any Restricted Subsidiary that is not a Guarantor and, if the Senior Debt or any such debt of any Restricted Subsidiary that is not a Guarantor so repaid is revolving credit borrowings, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure;

(4) to acquire other assets that are used or useful in a Permitted Business; or

(5) to acquire Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

       Pending the final application of any Net Proceeds, IPC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

       Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, IPC will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, IPC may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

       IPC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, IPC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Senior Debt Limitations

       The agreements governing IPC’s outstanding Senior Debt provide that IPC may repurchase up to $25.0 million of notes, and provide that certain change of control events with respect to IPC will constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which IPC becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when IPC is prohibited from purchasing notes, IPC could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If IPC does not obtain such a consent or repay such borrowings, IPC will remain prohibited from purchasing notes. In such case, IPC’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Selection and Notice

       If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

       No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each

Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

       If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Incurrence of Indebtedness and Issuance of Preferred Stock

       IPC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and IPC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that IPC may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for IPC’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least:

(i) 2.00 to 1, in the case of any incurrence or issuance on or before December 31, 2002;

(ii) 2.25 to 1, in the case of any incurrence or issuance after December 31, 2002 and on or prior to December 31, 2003;

(iii) 2.50 to 1, in the case of any incurrence or issuance after December 31, 2003 and on or prior to December 31, 2004; or

(iv) 2.60 to 1, in the case of any incurrence or issuance after December 31, 2004;

in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

       The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by IPC and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of IPC and its Restricted Subsidiaries thereunder) not to exceed the greater of:

(a) $120.0 million less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made by IPC or any of its Restricted Subsidiaries since the date of the indenture with the Net Proceeds of Asset Sales and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit

Facility that have been made by IPC or any of its Subsidiaries since the date of the indenture as a result of the application of the Net Proceeds of Asset Sales; and

(b) 80% of the consolidated net book value of the consolidated accounts receivable and 25% of the net book value of the consolidated inventory, in each case of IPC and its Restricted Subsidiaries as of the end of IPC’s most recently ended fiscal quarter for which internal financial statements are available;

(2) the incurrence by IPC and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by IPC and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by IPC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (13), (14) or (15) of this paragraph;

(5) the incurrence by IPC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among IPC and any of its Restricted Subsidiaries; provided, however, that:

(a) if IPC or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of IPC, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than IPC or a Restricted Subsidiary of IPC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either IPC or a Restricted Subsidiary of IPC, will be deemed, in each case, to constitute an incurrence of such Indebtedness by IPC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by IPC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

(7) the guarantee by IPC or any of the Guarantors of Indebtedness of IPC or a Restricted Subsidiary of IPC that was permitted to be incurred by another provision of this covenant;

(8) Indebtedness of IPC or any of its Restricted Subsidiaries pursuant to (a) letters of credit, bankers’ acceptances or other similar instruments or obligations securing obligations incurred in the ordinary course of business (including those issued to government entities in connection with self-insurance under applicable workers’ compensation statutes) and (b) other letters of credit, bankers’ acceptances or other similar instruments or obligations in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of IPC and its Restricted Subsidiaries thereunder) not to exceed under this clause (b) $10.0 million in the aggregate outstanding at any one time; provided that, in each case contemplated by this clause (8), if any such letter of credit or other obligations is drawn upon, the account balance is repaid within 30 days of such draw;

(9) Indebtedness of IPC or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided however, that such Indebtedness is extinguished within five business days of incurrence;

(10) shares of preferred stock of a Restricted Subsidiary of IPC issued to IPC or another Restricted Subsidiary of IPC; provided that any subsequent transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to IPC or another Restricted Subsidiary of IPC) shall be deemed, in each case, to be an issuance of preferred stock that was not permitted by this clause (10);

(11) Indebtedness (A) under Currency Agreements; provided that such agreements (1) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (B) arising from agreements of IPC or a Restricted Subsidiary of IPC providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of IPC, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing any such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by IPC and its Restricted Subsidiaries in connection with any such disposition;

(12) Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to defease the notes as described below under “— Legal Defeasance and Covenant Defeasance”;

(13) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $20.0 million at any one time outstanding pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13);

(14) Indebtedness of IPC or any Restricted Subsidiary (a) represented by Capital Lease Obligations in an aggregate principal amount not to exceed $7.5 million at any time outstanding or (b) Indebtedness incurred or assumed to finance capital expenditures or in connection with the acquisition or development of real property, plant or equipment or the Capital Stock of a Restricted Subsidiary that owns such property, plant or equipment, in each case contemplated by this clause (b) incurred for the purpose of financing all or any part of the purchase price of such property, plant or equipment or Capital Stock in an aggregate principal amount not to exceed $15.0 million at any time outstanding, in each case contemplated by this clause (14), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14); and

(15) the incurrence by IPC or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $25.0 million;

provided, however, that in no event may the aggregate principal amount of Indebtedness outstanding at any one time pursuant to clauses (8)(b), (13), (14) and (15) above, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to any of such clauses, exceed $60.0 million.

       For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant:

(1) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, IPC will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

(2) Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on the date of the indenture in reliance on the exception provided by clause (1) of the definition of Permitted Debt;

(3) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of IPC as accrued; and

(4) for purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

       Notwithstanding the foregoing, IPC will not incur or suffer to exist, or permit any of its Restricted Subsidiaries or Unrestricted Subsidiaries to incur or suffer to exist, any Obligations with respect to an Unrestricted Subsidiary that would violate the provisions set forth in the definition of Unrestricted Subsidiary. Specifically, without limiting the generality of the foregoing, if an Unrestricted Subsidiary incurs Indebtedness that is not Non-Recourse Debt or any Indebtedness of an Unrestricted Subsidiary ceases to be Non-Recourse Debt, such Unrestricted Subsidiary will then cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of IPC as of such date.

Restricted Payments

       IPC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of IPC’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving IPC) other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of IPC;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving IPC) any Equity Interests of IPC or any person that beneficially owns, directly or indirectly, a majority of the Capital Stock of IPC;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof or a refinancing thereof within one year of the final maturity date thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default is continuing or would occur as a consequence of such Restricted Payment; and

(2) IPC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by IPC and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of IPC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the indenture to the end of IPC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) except as otherwise provided in clause (2) of the second paragraph of this covenant and in clause (5) of the definition of “Permitted Investments,” 100% of the aggregate net cash proceeds plus the fair market value of other property used or useful in a Permitted Business received by IPC since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of IPC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of IPC that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of IPC), plus

(c) the net reduction in any Restricted Investment that was made after the date of the indenture resulting from payments of interest on Indebtedness, dividends, repayment of loans or advances, or other transfers of assets, in each case to IPC or any Restricted Subsidiary of IPC, and the cash return of capital with respect to any Restricted Investment (less the cost of disposition, if any), plus

(d) to the extent that any Unrestricted Subsidiary of IPC is redesignated as a Restricted Subsidiary after the date of the indenture, the fair market value of IPC’s Investment in such Subsidiary as of the date of such redesignation, plus

(e) any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by IPC or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

       So long as (with respect to the following clauses 3, 4, 5, 6, 7 and 11) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of IPC or any Guarantor or of any Equity Interests of IPC or any Restricted Subsidiary of IPC in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of IPC) of, Equity Interests of IPC (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase, repayment or other acquisition of subordinated Indebtedness of IPC or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of IPC to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of IPC or any Restricted Subsidiary of IPC held by any member of IPC’s (or any of its Restricted Subsidiaries’) management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period plus the net proceeds of key person life insurance policies received after the date of the indenture (with amounts not used in any twelve-month period carried forward to the next twelve- month period);

(6) the repurchase of any subordinated Indebtedness or Disqualified Stock of IPC at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to “Repurchase at the Option of Holders — Change of Control”; provided that prior to consummating any such repurchase, IPC has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

(7) the repurchase of any subordinated Indebtedness or Disqualified Stock of IPC at a purchase price not greater than 100% of the principal amount of such Indebtedness in the event of an Asset Sale pursuant to a provision similar to the “Repurchase at the Option of Holders — Asset Sales” covenant; provided that prior to consummating any such repurchase, IPC has made the Asset Sale Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Asset Sale Offer;

(8) repurchases of Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) represent a portion of the exercise price of such options;

(9) the repurchase, redemption, retirement, refinancing, acquisition for value or payment of any Disqualified Stock in exchange for, or out of the net cash proceeds of the substantially concurrent issuance of new Disqualified Stock of IPC; provided that any such new Disqualified Stock has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced;

(10) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of IPC or preferred stock of its Restricted Subsidiaries issued or incurred in accordance with “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(11) other Restricted Payments by IPC or any Restricted Subsidiary in an aggregate amount not to exceed $15.0 million since the date of the indenture.

       The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by IPC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee.

No Senior Subordinated Debt

       IPC will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of IPC and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee.

Liens

       IPC will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any consensual Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

       IPC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to IPC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to IPC or any of its Restricted Subsidiaries;

(2) make loans or advances to IPC or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to IPC or any of its Restricted Subsidiaries.

       However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructuring (including rate increases), replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes, the exchange notes and the Subsidiary Guarantees;

(3) applicable law or any requirement of any regulatory body;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by IPC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions contained in (a) any lease governing a leasehold interest or (b) any supply, license or other agreement entered into in the ordinary course of business of IPC or any of its Restricted Subsidiaries;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or assets that restricts distributions by that Restricted Subsidiary or distributions of those assets pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) restrictions relating solely to Foreign Subsidiaries and created in connection with Indebtedness of such Foreign Subsidiaries incurred under clause (13) of the second paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13) restrictions contained in any other indenture governing debt securities of IPC that are not materially more restrictive, taken as a whole, than those contained in the indenture governing the notes; and

(14) restrictions on the transfer of assets that are the subject of a Capitalized Lease Obligation incurred in connection with Capitalized Lease Obligations incurred pursuant to clause (14) of the second paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

Merger, Consolidation or Sale of Assets

       IPC may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not IPC is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of IPC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) IPC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than IPC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) is a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than IPC) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of IPC under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) except in the case of a merger or consolidation of IPC with or into a Guarantor, immediately after such transaction, no Default or Event of Default exists; and

(4) except in the case of a merger or consolidation of IPC with or into a Guarantor, either:

(a) IPC or the Person formed by or surviving any such consolidation or merger (if other than IPC), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(b) on the date of such transaction after giving pro forma effect thereto and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the pro forma Fixed Charge Coverage Ratio of IPC will exceed the actual Fixed Charge Coverage Ratio of IPC as of such date.

       Notwithstanding the foregoing clauses (3) and (4):

(1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to IPC or to any other Restricted Subsidiary of IPC; and

(2) IPC may merge with an Affiliate incorporated in the United States solely for the purpose of reincorporating IPC in another jurisdiction,

       No violation of this covenant will be deemed to have occurred, as long as the requirements of clauses (1) and (2) in the preceding paragraph are satisfied.

       In addition, IPC may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among IPC and any of its Restricted Subsidiaries.

Transactions with Affiliates

       IPC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to IPC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by IPC or such Restricted Subsidiary with an unrelated Person; and

(2) IPC delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving the sale, purchase, lease or exchange of property or assets having a value in excess of $10.0 million, such transaction or series of related transactions has been approved by a majority of the Disinterested Directors (or, if there is only one Disinterested Director on IPC’s Board of Directors, such Disinterested Director) or the Board of Directors of IPC shall have received a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that such transaction or series of transactions is fair to the holders from a financial point of view.

       The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, compensation or indemnification arrangement entered into by IPC or any of its Restricted Subsidiaries in the ordinary course of business with employees, directors, officers or consultants;

(2) loans or advances to officers, directors, consultants and employees in the ordinary course of business or guarantees in respect thereof or otherwise made on their behalf (including any payments on such guarantees);

(3) any redemption of Capital Stock held by employees upon death, disability or termination of employment at a price not in excess of the fair market value thereof;

(4) the grant of stock options or similar rights to employees and directors of IPC;

(5) payment of reasonable directors fees;

(6) transactions between or among IPC and/or its Restricted Subsidiaries;

(7) transactions with a Person that is an Affiliate of IPC solely because IPC owns an Equity Interest in, or controls, such Person;

(8) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of IPC;

(9) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments;”

(10) payments by IPC or any of its Restricted Subsidiaries to Goldman, Sachs & Co. or any of its affiliates in connection with any financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the Board of Directors in good faith;

(11) sales of inventory or services to Goldman, Sachs & Co. or any of its affiliates in the ordinary course of business;

(12) transactions pursuant to the Stockholder Agreement as in effect on the date of the indenture as the same may be amended from time to time in any manner not materially less favorable to the Holders of the notes; and

(13) transactions pursuant to any agreement in effect on the date of the indenture as the same may be amended from time to time in any manner not materially less favorable to the Holders of the notes.

Additional Subsidiary Guarantees

       If IPC or any of its Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the indenture or if any Restricted Subsidiary of IPC becomes a Domestic Restricted Subsidiary after the date of the indenture, then any such Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created, or the date on which it became a Domestic Restricted Subsidiary; provided that this covenant does not apply to all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

       The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by IPC and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or Permitted Investments, or both as determined by IPC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Business Activities

       IPC will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to IPC and its Restricted Subsidiaries taken as a whole.

Reports

       Whether or not required by the SEC, so long as any notes are outstanding, IPC will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if IPC were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by IPC’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if IPC were required to file such reports.

       In addition, whether or not required by the SEC, IPC will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

       Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) default in performance of any covenant in the indenture or in the notes for 60 days after written notice to IPC by the trustee or to IPC and the trustee by the Holders of at least 25% in aggregate principal amount on the notes then outstanding;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by IPC or any of its Restricted Subsidiaries (or the payment of which is guaranteed by IPC or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal under any such instrument at maturity, and such unpaid portion exceeds $10.0 million individually or $10.0 million in the aggregate and is not paid, or such default is not cured or waived, within any grace period applicable thereto, unless such Indebtedness is discharged within 20 days of IPC or a Restricted Subsidiary becoming aware of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(5) failure by IPC or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(6) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to IPC or any of its Restricted Subsidiaries that are Significant Subsidiaries.

       In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to IPC, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding may declare all the notes to be due and payable immediately.

       Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

       The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the notes.

       IPC is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, IPC is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

       No director, officer, employee, incorporator or stockholder of IPC or any Guarantor, as such, will have any liability for any obligations of IPC or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

       IPC may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes outstanding and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of notes outstanding to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) IPC’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and IPC’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

       In addition, IPC may, at its option and at any time, elect to have the obligations of IPC and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

       In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) IPC must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and IPC must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, IPC has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) IPC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, IPC has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) IPC must deliver to the trustee an officers’ certificate stating that the deposit was not made by IPC with the intent of preferring the Holders of notes over the other creditors of IPC with the intent of defeating, hindering, delaying or defrauding creditors of IPC or others; and

(6) IPC must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

       Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

       Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

       Notwithstanding the preceding, without the consent of any Holder of notes, IPC, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of IPC’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of IPC’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes, including adding a Guarantor, or that does not adversely affect the legal rights under the indenture of any such Holder; or

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

       The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to IPC, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and IPC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable

Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) IPC or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) IPC has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

       In addition, IPC must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

       If the trustee becomes a creditor of IPC or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

       The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

       Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to IPC Acquisition Corp., Wall Street Plaza, 88 Pine Street, New York, New York 10005, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

       Except as set forth below, the notes will be issued in the form of one or more Global Notes (each, a “Global Note”). Each new Global Note will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee.

       Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See‘—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

       The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. IPC takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

       DTC has advised IPC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

       DTC has also advised IPC that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to the owners of beneficial interest in the Global Notes).

       Investors in Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note, may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

       Payments in respect of the principal of, and interest and premium and Special Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, IPC and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither IPC, the trustee nor any agent of IPC or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

       DTC has advised IPC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or IPC. Neither IPC nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and IPC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

       Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds.

       DTC has advised IPC that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

       Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither IPC nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

       A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies IPC that it is unwilling or unable to continue as depositary for the Global Notes and IPC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) IPC, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

       In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

       Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Settlement and Payment

       IPC will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. IPC will make all payments of principal, premium, if any, interest and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. IPC expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

       Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

       “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Restricted Subsidiary shall not be Acquired Debt.

       “Acquisition” means the acquisition of IPC Information Systems, Inc., Asia Global Crossing IPC Trading Systems Australia Pty Ltd. and certain related assets.

       “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

       “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of IPC and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of IPC’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

       Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among IPC and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to IPC or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(7) any disposition in connection with directors’ qualifying shares or investments by foreign nationals mandated by foreign law; and

(8) any disposition of obsolete, worn-out or surplus property.

       “Asset Swap” means the exchange by IPC or a Restricted Subsidiary of all or a portion of its property, business or assets, in the ordinary course of business, for property, businesses or assets which, or Capital Stock of a Person all or substantially all of the assets of which, are of a type used in the business of IPC on the date of the indenture or in a Permitted Business, or a combination of any such property, business, assets or Capital Stock of such a Person and cash or Cash Equivalents.

       “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

       “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

       “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

       “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

       “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances (or in the case of Foreign Subsidiaries, the foreign equivalent) with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the laws of the relevant jurisdiction or any political subdivision thereof which has a combined capital and surplus and undivided profits in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition;

(6) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

       “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of IPC and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of IPC;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of IPC, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of IPC are not Continuing Directors.

       “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

       “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3)(a) of the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments,” the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3)(a) of the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments,” the Net Income of any

Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) all extraordinary or nonrecurring gains and losses, costs, and restructuring and other charges (including without limitation any one-time costs incurred in connection with acquisitions) shall be excluded;

(6) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of IPC or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition by IPC or any Restricted Subsidiary of any Capital Stock of any Person shall be excluded;

(7) any gain or loss realized upon the termination of any employee pension benefit plan shall be excluded;

(8) any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards shall be excluded;

(9) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness shall be excluded;

(10) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP shall be excluded; and

(11) the amount of any actual cash benefit resulting from any election under 338(h)(10) of the Code shall be added.

       “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of IPC who:

(1) was a member of such Board of Directors on the date of the indenture;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) is a designee of a Principal or a Related Party of a Principal or was nominated by a Principal or a Related Party.

       “Credit Agreement” means that certain Credit and Guaranty Agreement, dated on or about December 20, 2001, among IPC, certain subsidiaries of IPC, Goldman Sachs Credit Partners L.P., The Bank of Nova Scotia, as Administrative Agent and Collateral Agent, and General Electric Capital Corporation, as Documentation Agent, and various lenders named therein.

       “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

       “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

       “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

       “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by IPC as “Designated Senior Debt.”

       “Disinterested Directors” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of IPC who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

       “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require IPC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that IPC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

       “Domestic Restricted Subsidiary” means any Restricted Subsidiary of IPC that (i) was formed under the laws of the United States or any state of the United States or the District of Columbia other than a Restricted Subsidiary of IPC that has no material assets other than Capital Stock of one or more Foreign Subsidiaries and other assets relating to an ownership interest in such Capital Stock or (ii) guarantees or otherwise provides direct credit support for any Indebtedness of IPC, including the notes.

       “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

       “Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock) of IPC or any entity that owns all of the Capital Stock of IPC; provided that such entity contributes the proceeds of such offer or sale to the common equity capital of IPC.

       “Existing Indebtedness” means Indebtedness of IPC and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture after giving effect to the Acquisition, until such amounts are repaid.

       “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense actually paid on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of IPC (other than Disqualified Stock) or to IPC or a Restricted Subsidiary of IPC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

       “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, including to refinance other Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter reference period.

       In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis (calculated in good faith by IPC’s chief financial officer), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) the consolidated interest expense attributable to interest on any Indebtedness (a) bearing a floating interest rate shall be computed as if the rate in effect on the

Calculation Date had been the applicable rate for the entire period and (b) that was not outstanding during the period for which the computation is being made but which bears, at the option of the borrower, a fixed or floating rate of interest, shall be computed by applying at the option of IPC either the fixed or floating rate;

(5) the consolidated interest expense attributable to interest on any working capital borrowings under a revolving credit facility shall be computed based upon the average daily balance of such working capital borrowings during the applicable period; and

(6) acquisitions and dispositions that have been made by any Person that has become a Restricted Subsidiary of IPC or been merged with or into IPC or any Restricted Subsidiary of IPC during the four-quarter reference period, or subsequent to the four-quarter reference period but prior to the Calculation Date, shall be calculated on a pro forma basis, including all of the calculations referred to above, assuming that all such acquisitions and dispositions had occurred on the first day of the referenced period.

       “Foreign Subsidiary” means any Restricted Subsidiary of IPC that is not a Domestic Restricted Subsidiary.

       “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise on the date of the Indenture.

       “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

       “Guarantors” means each of:

(1) each Domestic Restricted Subsidiary on the date of the indenture; and

(2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

       “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

       “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property which is due more than 6 months from the date of incurrence of the obligations with respect thereto (other than purchase price amounts held by the purchaser for future payment and escrowed funds), except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) is required to appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

       The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

provided that for purposes of determining the amount of any Indebtedness, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness.

       “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances or loans to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The term “Investment” shall exclude extensions of credit to customers on commercially reasonable terms in accordance with normal trade terms. If IPC or any Restricted Subsidiary of IPC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of IPC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of IPC, IPC will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of IPC’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption (“— Certain Covenants — Restricted Payments.”) The acquisition by IPC or any Restricted Subsidiary of IPC of a Person that holds an Investment in a third Person will be deemed to be an Investment by IPC or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

       “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

       “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

       “Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by IPC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

       “Non-Recourse Debt” means Indebtedness:

(1) as to which neither IPC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of IPC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of IPC or any of its Restricted Subsidiaries.

       “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

       “Permitted Business” means any business that derives a majority of its revenues from the business engaged in by IPC and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which IPC and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

       “Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person (other than a Principal and its Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of IPC that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

       “Permitted Investments” means:

(1) any Investment in IPC or in a Restricted Subsidiary of IPC;

(2) any Investment in Cash Equivalents;

(3) any Investment by IPC or any Restricted Subsidiary of IPC in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of IPC; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, IPC or a Restricted Subsidiary of IPC;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) Investments acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of IPC or acquired with the net cash proceeds received by IPC after the date of the indenture from the issuance and sale of Equity Interests (other than Disqualified Stock); provided that such net cash proceeds are used to make such Investment within 90 days of the receipt thereof and the amount of all such net cash proceeds will be excluded from clause (3)(b) of the first paragraph of the covenant described under the caption “— Certain Covenants — Restricted Payments;”

(6) any Investments received in good faith in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) Investments in any of the notes;

(9) intercompany Indebtedness of IPC or a Restricted Subsidiary of IPC described under clause (5) of the second paragraph under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10) Investments in existence on the date of the indenture or made pursuant to a legally binding written commitment in existence on the date of the indenture, in each case after giving effect to the Acquisition;

(11) Guarantees of Indebtedness of a Restricted Subsidiary of IPC given by IPC or another Restricted Subsidiary of IPC, in each case, in accordance with the terms of the indenture;

(12) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(13) Currency Hedging Obligations permitted by the indenture that are entered into in the ordinary course of business and not for speculative purposes;

(14) loans or advances to customers or suppliers in the ordinary course of business; and

(15) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of the indenture not to exceed $15 million.

       “Permitted Junior Securities” means:

(1) Equity Interests in IPC or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

       “Permitted Liens” means:

(1) Liens securing Senior Debt that were permitted by the indenture to be incurred;

(2) Liens in favor of IPC or the Guarantors;

(3) Liens on assets or Equity Interests of a Person existing at the time such Person is merged with or into or consolidated with IPC or any Restricted Subsidiary of IPC; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with IPC or the Restricted Subsidiary;

(4) Liens on assets existing at the time of acquisition thereof by IPC or any Restricted Subsidiary of IPC, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, performance bids, tenders or contracts, statutory and common law landlord’s liens or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens existing on the date of the indenture after giving effect to the Acquisition;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; and Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(8) Liens incurred in the ordinary course of business of IPC or any Restricted Subsidiary of IPC with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(9) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(10) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(11) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (2), (3), (4), (6), (12) and (15) of this definition, provided, however, that:

(a) such new Lien shall be limited to all or part of the same assets that secured the original Lien (plus improvements on such property) and

(b) the Indebtedness secured by such Lien at such time is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness);

(12) any Lien securing Indebtedness under Hedging Obligations or otherwise incurred to hedge interest rate risks that were permitted by the indenture to be incurred;

(13) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(14) Liens to secure Indebtedness of Foreign Subsidiaries permitted to be incurred under clause (13) of the second paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(15) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to IPC or another Restricted Subsidiary of IPC;

(16) any Lien securing Indebtedness permitted to be incurred under clause (8) of the second paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(17) any Lien securing Indebtedness permitted to be incurred under clause (14) of the second paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

       “Permitted Refinancing Indebtedness” means any Indebtedness of IPC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, restructure, supplement, defease or refund other Indebtedness of IPC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, restructured, supplemented, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) such Indebtedness is incurred either by IPC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

       “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

       “Principals” means each of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P. and Stone Street Fund 2000, L.P.

       “Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

       “Restricted Investment” means an Investment other than a Permitted Investment.

       “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

       “Senior Debt” means:

(1) all Indebtedness of IPC or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of IPC or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by IPC;

(2) any intercompany Indebtedness of IPC or any of its Subsidiaries to IPC or any of its Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the indenture.

       “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

       “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

       “Stockholders Agreement” means that certain Stockholders Agreement among IPC and the Principals dated as of the date of the indenture.

       “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

       “Unrestricted Subsidiary” means any Subsidiary of IPC or any successor to any of them that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with IPC or any Restricted Subsidiary of IPC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to IPC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of IPC;

(3) is a Person with respect to which neither IPC nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of IPC or any of its Restricted Subsidiaries.

       Any designation of a Subsidiary of IPC as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of IPC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” IPC will be in default of such covenant. The Board of Directors of IPC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of IPC of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

       “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

       “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

       “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

UNITED STATES FEDERAL TAX CONSEQUENCES

       The following summary describes, in the case of U.S. holders, the material U.S. federal income tax consequences and, in the case of non-U.S. holders, the material U.S. federal income and estate tax consequences, of the acquisition, ownership and disposition of the notes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to investors in light of their particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with notes held as capital assets within the meaning of the Internal Revenue Code, and does not address holders of the notes that may be subject to special rules. Holders that may be subject to special rules include

       • certain U.S. expatriates

       • financial institutions

       • insurance companies

       • tax-exempt entities

       • dealers in securities or currencies

       • traders in securities

       • holders whose functional currency is not the U.S. dollar, and

       • persons that hold the notes as part of a straddle, hedge, conversion or other integrated transaction.

       You should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

U.S. Federal Income Tax Consequences to U.S. Holders

       For purposes of this discussion, a U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes

       • a citizen or individual resident of the United States

       • a corporation or partnership created or organized in or under the laws of the United States or any of its political subdivisions

       • an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

       • a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Internal Revenue Code.

       Taxation of Stated Interest. In general, stated interest paid on a note will be included in the gross income of a U.S. holder as ordinary interest income at the time it is received or accrued in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

       Market Discount and Bond Premium. If a U.S. holder purchases a note at a price that is less than its principal amount, the excess of the principal amount over the U.S. holder’s purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than  1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. holder purchased the note.

       Under the market discount rules of the Internal Revenue Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the note to the maturity date of the note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

       If a U.S. holder purchases a note for an amount in excess of the amount payable at maturity of the note, the U.S. holder will be considered to have purchased the note with “bond premium” equal to the excess of the U.S. holder’s purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). A U.S. holder may elect to amortize the premium using a constant yield method over the remaining term of the note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder’s prior interest inclusions on the note, and finally as a carryforward allowable against the U.S. holder’s future interest inclusions on the note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

       Dispositions. Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the cost of the note increased by the amount of any market discount previously included in the U.S. holder’s gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to the note.

       Gain or loss recognized by a U.S. holder on the taxable disposition of a note generally will be capital gain or loss (except with respect to any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under “— U.S. Federal Income Tax Consequences to U.S. Holders — Taxation of Stated Interest” and, except as discussed above under “— U.S. Federal Income Tax Consequences to U.S. Holders — Market Discount and Bond Premium”, with respect to accrued market discount that has not previously been included in income). Such capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the disposition. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 20%. Subject to limited exceptions, capital losses cannot be used to offset ordinary income.

       Backup Withholding. In general, “backup withholding” may apply:

       • to payments of principal and interest made on a note, and

       • to payment of the proceeds of a sale or exchange of a note before maturity that are made to a non-corporate U.S. holder if the holder fails to provide a correct taxpayer identification number or otherwise fails to comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a U.S. holder’s U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service. Corporate U.S. holders are not subject to backup withholding. To avoid backup withholding, corporate holders may also be required to provide a correct taxpayer identification number.

U.S. Federal Income and Estate Tax Consequences to Non-U.S. holders

       For the purposes of the following discussion, a non-U.S. holder is a beneficial owner of a note that is not, for U.S. federal income tax purposes, a U.S. holder. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States:

       • on at least 31 days in the calendar year; and

       • for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

       See “U.S. Federal Income Tax Consequences to U.S. Holders” for a discussion of the U.S. federal income tax consequences applicable to a resident alien.

       Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

(a) payments of principal, premium, if any, and interest on a note by us or any of our paying agents (in its capacity as such) to a non-U.S. holder will not be subject to withholding of U.S. federal income tax under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest

• the non-U.S. holder does not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder

• the non-U.S. holder is not (x) a controlled foreign corporation that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (y) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code

• such interest is not effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, and

• either (A) the beneficial owner of the note certifies to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Internal Revenue Code and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the beneficial owner certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner a statement, under penalties of perjury, that it is not a “United States person” and provides the payor with a copy of this statement.

Non-U.S. holders may also be eligible for exemption or reduction from applicable U.S. withholding taxes if the non-U.S. holder is eligible for the benefits of an income tax treaty with the U.S. and satisfies applicable documentation requirements.

Treasury regulations provide alternative methods for satisfying the certification requirement described in this paragraph (a). These regulations may require a non-U.S. holder that provides an IRS form (as discussed in paragraph (c) below), or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number. These regulations generally also will require, in the case of a note held by a foreign partnership, that

• the certification described in paragraph (a) above be provided by the partners, and

• the partnership provide certain information, including a U.S. taxpayer identification number.

       Further, a look-through rule will apply in the case of tiered partnerships.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of that trade or business or, if an income tax treaty applies, and the non-U.S. holder maintains a U.S. “permanent establishment” to which the interest is generally attributable, interest on the note will be exempt from the withholding tax discussed in the preceding paragraph (a), provided that the holder furnishes a properly executed IRS form on or before any payment date to claim the exemption, but generally will be taxable income for U.S. federal income tax purposes, and, accordingly, generally will be taxable in the manner described above under “U.S. Federal Income Tax Consequences to U.S. Holders — Taxation of Stated Interest.”

(b) a non-U.S. holder will not be subject to U.S. federal income tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note (provided that, in the case of proceeds representing accrued interest, the conditions described in paragraph (a) above are met) unless

• in the case of gain, the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and specific other conditions are met, or

• the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, and if an income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by the non-U.S. holder; and

(c) a note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of death if, at the time of death

• the individual did not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder, and

• the income on the note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

A foreign corporation that is a holder of a note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

       Backup Withholding and Information Reporting. Interest paid to non-U.S. holders may be subject to information reporting and U.S. backup withholding tax. If you are a non-U.S. holder, you will be exempt from such backup withholding tax if you provide a Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption.

       The gross proceeds from the disposition of the notes may be subject to information reporting and backup withholding tax. If you sell the notes outside the U.S. through an office of a non-U.S. broker and the sales proceeds are paid to you outside the U.S., then the U.S. backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if you sell the notes through a non-U.S. office of a broker that:

• is a U.S. person

• derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the U.S.

• is a “controlled foreign corporation” for U.S. tax purposes, or

• is a foreign partnership, if at any time during its tax year:

• one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

• the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. Even if U.S. information reporting applies as described immediately above, backup withholding will not apply to such a payment of sales proceeds.

       If you receive payments of the proceeds of a sale of a note to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

       You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service.

ERISA CONSIDERATIONS

       The following is a summary of certain considerations associated with the purchase or holding of the notes, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, and entitles whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

General Fiduciary Matters

       ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, may be considered to be a fiduciary of the plan.

       In considering an investment in the notes of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Internal Revenue Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable similar laws. The prudence of a particular investment should be determined by the responsible fiduciary of a plan by taking into account the plan’s particular circumstances and all of the facts and circumstances of an investment in a note including, but not limited to, particular risks associated with the investment and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any notes it may purchase. Any insurance company proposing to invest assets of its general account in the notes should consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and any regulations thereunder published by the U.S. Department of Labor.

Prohibited Transaction Issues

       Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code and, in many circumstances, the transaction must be unwound. In addition, the fiduciary of the plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of notes by a plan with respect to which we or our affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under ERISA and/or the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may apply to the acquisition and holding of the notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting transactions involving life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied, or, if satisfied, that the scope of the relief will cover all acts that might be construed as prohibited transactions.

       Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any plan, if such acquisition and holding will constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable similar laws. Each initial investor of an exchange note and each subsequent transferee will, by its acquisition and/or holding be deemed to have represented and warranted that (1) it is not a plan, or other entity that is subject to prohibited transaction rules of ERISA, the Code or similar law or (2) its acquisition and/or holding of such note will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar provisions of similar laws.

       The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering an investment in the exchange notes on behalf of, or with the assets of any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any similar laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

PLAN OF DISTRIBUTION

       This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

       As of the date of this prospectus, six private equity funds affiliated with Goldman, Sachs & Co. own substantially all of our common stock. Goldman, Sachs & Co. has informed us that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific approval of such transactions by the customer.

       We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intends to make a market in the notes. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See “Risk Factors—Risks Related to the Notes and the Offering—We cannot assure you that any public market will develop or be sustained.”

       Goldman Sachs & Co. and its affiliates have provided us with commercial banking, investment banking or other financial advisory services in the past and may provide such services to us in the future. Goldman, Sachs & Co. acted as one of the initial purchasers in connection with the original sale of the notes and received customary fees and were reimbursed expenses incurred in connection therewith. See “Related Party Transactions — Goldman, Sachs & Co.”

       We and Goldman, Sachs & Co. have entered into an agreement with respect to the use by Goldman, Sachs & Co. of this prospectus. Pursuant to such agreement, we have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

       The validity of the notes will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

EXPERTS

       Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at September 30, 2002 and December 31, 2001 and for the period from November 15, 2001 (date of initial capitalization) to September 30, 2002 and the combined statements of operations, cash flows and stockholders’ equity of IPC Information Systems for the period from October 1, 2001 to December 20, 2001, as set forth in their reports. We have included these financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

       The combined balance sheets of IPC Information Systems as of September 30, 2001, and the related combined statements of operations, capital and cash flows for the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001 included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Arthur Andersen LLP was convicted in June 2002 of obstruction of justice in connection with the U.S. government’s investigation of Enron Corp. Events arising out of this conviction most likely will adversely affect the ability of Arthur Andersen LLP to satisfy any claims that may arise out of Arthur Andersen LLP’s audits of those financial statements.

IPC ACQUISITION CORP. AND PREDECESSOR

INDEX TO FINANCIAL STATEMENTS

Page

Condensed Consolidated Balance Sheets as of September 30, 2002 and June 30, 2003	F-2
Condensed Consolidated Statements of Operations for the period from October 1, 2001 to December 20, 2001, the period from November 15, 2001 (date of initial capitalization) to June 30, 2002, and the Nine Months ended June 30, 2003
F-3
Condensed Consolidated Statements of Cash Flows for the period from October 1, 2001 to December 20, 2001, the period from November 15, 2001 (date of initial capitalization) to June 30, 2002, and the Nine Months ended June 30, 2003
F-4
Notes to Condensed Consolidated Financial Statements	F-5
Report of Independent Auditors	F-36
Reprinted Copy of Report of Independent Public Accountants	F-37
Consolidated Balance Sheets as of September 30, 2001, December 31, 2001 and September 30, 2002	F-38
Consolidated Statements of Operations for the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000, the fiscal year ended September 30, 2001, the period from October 1, 2001 to December 20, 2001, and the period from November 15, 2001 (date of initial capitalization) to September 30, 2002
F-39
Consolidated Statements of Cash Flows for the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000, the fiscal year ended September 30, 2001, the period from October 1, 2001 to December 20, 2001, and the period from November 15, 2001 (date of initial capitalization) to September 30, 2002
F-40
Consolidated Statements of Stockholders’ Equity for the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000, the fiscal year ended September 30, 2001, the period from October 1, 2001 to December 20, 2001, and the period from November 15, 2001 (date of initial capitalization) to September 30, 2002
F-41
Notes to Consolidated Financial Statements	F-42

IPC ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)
(Unaudited)

	September 30,	June 30,
	2002	2003

ASSETS
Assets:
Cash	$25,294	$21,016
Restricted cash	7,272	–
Accounts receivable, net of allowance of $1,245 and $1,201, respectively	52,468	52,548
Inventories, net	22,218	43,367
Prepaid and other current assets	4,614	5,583

Total current assets	111,866	122,514
Property, plant and equipment, net	21,004	22,817
Goodwill	72,279	80,192
Intangible assets, net	209,132	200,800
Deferred financing costs, net	15,116	13,410
Other assets	835	811

Total assets	$430,232	$440,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current portion of long term debt	$6,460	$5,827
Accounts payable	4,530	4,953
Accrued expenses and other current liabilities	23,562	21,359
Current portion of deferred compensation	633	633
Income taxes payable	2,373	3,758
Customer advances on installation contracts	11,232	36,856
Deferred revenue on maintenance contracts	12,261	12,694
Current portion of guarantees on former parent obligations	–	1,353
Deferred purchase consideration	–	3,128
Deferred purchase price obligation	7,272	–

Total current liabilities	68,323	90,561
Term loan	64,602	46,619
Senior subordinated notes	150,000	150,000
Deferred taxes, net	7,190	4,657
Deferred compensation	3,119	3,049
Guarantees on former parent obligations	–	1,561

Total liabilities	293,234	296,447

Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 25,000,000 shares authorized; 14,060,000 and 14,724,380 shares issued and outstanding at September 30, 2002 and June 30, 2003, respectively	141	147
Paid in capital	140,159	145,846
Notes receivable for purchases of common stock	(383)	(392)
Accumulated deficit	(9,200)	(10,980)
Accumulated other comprehensive income	6,281	9,476

Total stockholders’ equity	136,998	144,097

Total liabilities and stockholders’ equity	$430,232	$440,544

The accompanying notes are an integral part of the condensed consolidated financial statements.

IPC ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)
(Unaudited)

	Predecessor

	Period from
	October 1,	Period from	Nine
	2001 to	November 15,	Months
	December	2001 to	Ended
	20,	June 30,	June 30,
	2001	2002	2003

Revenue:
Product sales and installations	$35,691	$104,416	$89,224
Service	23,089	50,926	76,456

	58,780	155,342	165,680

Cost of goods sold (depreciation shown separately):
Product sales and installations	18,869	89,774	55,308
Service	13,953	28,675	39,417
Depreciation and amortization	216	535	1,152

	33,038	118,984	95,877

Gross profit	25,742	36,358	69,803

Research and development	3,519	7,962	8,447
Selling, general and administrative expense	17,110	21,247	30,856
Depreciation and amortization	10,521	9,414	14,267

Income (loss) from operations	(5,408)	(2,265)	16,233

Other income (expense):
Interest expense, net	(5,987)	(14,678)	(18,690)
Other income (expense), net	49	(64)	3,339

Income (loss) before income taxes	(11,346)	(17,007)	882

Income tax expense (benefit)	(318)	(4,930)	2,662

Net loss	$(11,028)	$(12,077)	$(1,780)

The accompanying notes are an integral part of the condensed consolidated financial statements.

IPC ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)
(Unaudited)

	Predecessor

	Period from	Period from
	October 1,	November 15,	Nine Months
	2001 to	2001 to	Ended
	December 20,	June 30,	June 30,
	2001	2002	2003

Cash flows from operating activities:
Net loss	$(11,028)	$(12,077)	$(1,780)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,393	2,474	4,683
Amortization of intangibles	9,344	7,475	10,736
Amortization of deferred financing costs	—	1,564	2,016
Provision for doubtful accounts	1,018	445	248
Deferred income taxes	(4,761)	(8,368)	(2,533)
Employee deferred compensation charge	(19)	(46)	(70)
Changes in operating assets and liabilities:
Accounts receivables	4,702	25,223	2,146
Inventories	1,823	43,771	(21,149)
Prepaids and other current assets	(281)	(545)	(1,594)
Other assets	322	(16)	36
Accounts payable and accrued expenses	7,019	(9,520)	(9,049)
Income taxes payable	(988)	3,221	1,305
Customer advances and deferred revenue	9,326	(26,885)	26,057
Other liabilities	(2,623)	—	(9)

Net cash provided by operating activities	15,247	26,716	11,043

Cash flows from investing activities:
Capital expenditures	(1,902)	(2,785)	(3,851)
Proceeds from restricted cash account and other amounts in connection with Global Crossing settlement	—	—	9,419
Cash payments in connection with Global Crossing settlement	—	—	(5,200)
Cash payments for acquisitions	—	(345,746)	—
Cash acquired as a result of acquisitions	—	—	4,087

Net cash provided by (used in) investing activities	(1,902)	(348,531)	4,455

Cash flows from financing activities:
Repayments of intercompany borrowings	(15,134)	—	—
Principal payments on term loan	—	(2,625)	(18,616)
Debt issue costs for term loan amendment	—	—	(310)
Proceeds from term loan, net of issuance costs	—	98,600	—
Proceeds from senior subordinated notes, net of issuance costs	—	136,600	—
Proceeds from equity issuance, net	—	139,700	—

Net cash provided by (used in) financing activities	(15,134)	372,275	(18,926)

Effect of exchange rate changes on cash	(1,996)	1,180	(850)

Net increase (decrease) in cash	(3,785)	51,640	(4,278)
Cash, beginning of period	4,536	—	25,294

Cash, end of period	$751	$51,640	$21,016

Supplemental disclosures of cash flow information:
Cash paid during the periods for:
Income taxes	$1,338	$234	$4,320

Interest	$66	$12,830	$21,403

Supplemental disclosures of non-cash investing activities:
Value of common stock issued for the Gains acquisition			$5,693

The accompanying notes are an integral part of the condensed consolidated financial statements.

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003

1.	Basis of Presentation

       The accompanying unaudited condensed consolidated financial statements include the accounts of IPC Acquisition Corp. (the “Company”) and its wholly owned subsidiaries. The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and the requirements of Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include certain information and footnote disclosures required by accounting principles generally accepted in the United States for annual financial reporting and should be read in conjunction with the audited consolidated financial statements included in the Company’s Form 10-K/A amendment for the fiscal year ended September 30, 2002, as filed with the Securities and Exchange Commission on June 6, 2003.

       These unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods presented. Interim period operating results may not be indicative of the operating results to be expected for the full year or any other interim period.

       The combined financial statements for the period from October 1, 2001 to December 20, 2001 include the accounts of IPC Information Systems, Inc. (the “Predecessor”), including the Trading Systems division and Information Transport Systems division, operating divisions of a wholly owned subsidiary of Global Crossing Ltd. (“Global Crossing”), and Asia Global Crossing IPC Trading Systems Australia Pty. Ltd., an operating division of a wholly owned subsidiary of Asia Global Crossing Ltd. Intercompany balances and transactions have been eliminated.

       The unaudited condensed consolidated financial statements for the period from November 15, 2001 (date of initial capitalization) to June 30, 2002 and the nine months ended June 30, 2003 include the accounts of the Company and its wholly owned subsidiaries. The principal activity of the Company consists of the December 20, 2001 acquisition of the Predecessor (the “IPC Information Systems Acquisition”), and the results of operations of the acquired business from such date through June 30, 2003. Intercompany balances and transactions have been eliminated.

Revenue Recognition

       Revenue from product sales and installation is recognized upon completion of the installation or, for contracts that are completed in stages and include contract specified milestones, upon the satisfaction of such contract milestones, and delivery and customer acceptance of a fully functional system. Revenue from sales to distributors is recognized upon shipment. Customers are generally progress-billed prior to the completion of the installations. The revenue related to these advance payments is deferred until the system installations are completed or specified milestones are attained. Costs incurred on uncompleted contracts and stages are accumulated and recorded as inventory awaiting installation. In addition, contracts for annual recurring turret and I.T.S. services are generally billed in advance, and are recorded as revenue ratably (on a monthly basis) over the contractual periods. Revenue from moves, additions and changes, commonly known as MACs, to turret systems is recognized upon completion, which generally occurs in the same month or the month following the order for services. Revenue from the Company’s newly acquired Gains International (US) Inc. and Gains International (Europe) Limited division (collectively “Gains”), which provides voice and data

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

services to the financial community, is billed in advance and recorded ratably (on a monthly basis) over the contractual period, which is usually one year.

Goodwill and Other Intangible Assets

       Goodwill represents the excess of the cost over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions. For the period from October 1, 2001 to December 20, 2001 goodwill was amortized on a straight-line basis over the periods benefited, principally 10 years, and resulted in amortization of $4.7 million for such period.

       The Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”) “Goodwill and Other Intangible Assets” effective upon the IPC Information Systems Acquisition and, in accordance with SFAS No. 142, there is no amortization of goodwill and intangible assets that have indefinite useful lives for the period from November 15, 2001 to June 30, 2002 and the nine months ended June 30, 2003. However, such assets are tested for impairment at least annually using the two-step process specifically provided in the statement. Other intangible assets are carried at cost. Technology and customer relationships are amortized over the estimated useful lives of 7 and 20 years, respectively. Trade name has been deemed to have an indefinite life and will not be subject to amortization expense, but instead is subject to annual impairment tests in accordance with the provisions of SFAS No. 142. In determining that the trade name has an indefinite life, the Company considered the following factors: the ongoing active use of its trade name, which is directly associated with its market leading position in the turret business, the lack of any legal, regulatory or contractual provisions that may limit the useful life of the trade name, the lack of any substantial costs to maintain the asset, the positive impact on its trade name generated by its other ongoing business activities (including marketing and development of new technology and new products) and its commitment to products branded with its trade name over its 30 year history. The Company’s acquired trade name has significant market recognition and the Company expects to derive benefits from the use of such asset beyond the foreseeable horizon.

       The Company believes the recorded values of goodwill and trade name at June 30, 2003 in the amounts of $80.2 million and $18.8 million, respectively, are fully recoverable. The Company’s annual impairment test is performed in the fourth quarter of each fiscal year.

Stock-Based Compensation

       As permitted by Financial Accounting Standards Board (“FASB”) Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its employee option plans. Under APB 25, no compensation expense is recognized at the time of an option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of the grant and the number of shares to be issued pursuant to the exercise of such options are fixed on the date of the grant.

       Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS 123, and has been determined as if the Company had been accounting for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of the grant using a Black-Scholes option pricing model with

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

the following assumptions for the periods ended June 30, 2003 and June 30, 2002: weighted-average risk-free interest rate of 2.1% and 3.5%, respectively; no dividends; weighted-average volatility factor of the expected market price of the Company’s common stock of 90% and 74.2%, respectively, and a weighted-average expected life of the options of 4 and 5 years, respectively.

       The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

       For purposes of pro forma disclosures, the estimated fair value of options granted is amortized to expense over their vesting periods. The weighted-average grant date fair value of options granted during the nine months ended June 30, 2003 was $4.62. The Company’s pro forma net loss for all periods are shown below. These amounts may not necessarily be indicative of the pro forma effect of SFAS 123 for future periods in which options may be granted.

       The Company recorded no compensation expense under APB 25 for the periods presented. If the Company elected to recognize compensation expense based on the fair value of the options granted at grant date, as prescribed by SFAS 123, net loss would have been adjusted to the pro forma amounts indicated in the table below:

	Predecessor

	Period from	Period from
	October 1,	November 15,	Nine Months
	2001 to	2001 to	Ended
	December 20,	June 30,	June 30,
	2001	2002	2003

(dollars in thousands)
Reported net loss	$(11,028)	$(12,077)	$(1,780)
Add back total stock-based employee compensation determined under APB 25 intrinsic value method, net of tax	—	—	—
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effect	—	(140)	(531)

Net loss, pro forma	$(11,028)	$(12,217)	$(2,311)

Effects of Recently Issued Accounting Standards

       In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which requires entities to record the fair value of the estimated liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes an amount equal to the present value of the estimated liability by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Company adopted SFAS 143 on October 1, 2002. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

       In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS 121, “Accounting for Impairment of Long-Lived Assets” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary and Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion). SFAS 144 was adopted by the Company on October 1, 2002. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

       In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 eliminates the requirement under SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, to report gains and losses from extinguishments of debt as extraordinary items in the income statement. Accordingly, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“Opinion 30”). Upon adoption of this pronouncement, any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods that does not meet the criteria of Opinion 30 for such classification should be reclassified to conform with the provisions of SFAS 145. The Company adopted SFAS 145 on October 1, 2002. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

       In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”) which nullified EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF No. 94-3”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. The Company is required to adopt the provisions of SFAS 146 effective for exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS 146 on January 1, 2003. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

       In November 2002, the EITF reached a consensus on Issue 00-21, “Multiple-Deliverable Revenue Arrangements” (“EITF 00-21”). EITF 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The consensus mandates how to identify whether goods or services or both which are to be delivered separately in a bundled sales arrangement should be accounted for separately because they are “separate units of accounting.” The guidance can affect the timing of revenue recognition for such arrangements, even though it does not change rules governing

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

the timing or pattern of revenue recognition of individual items accounted for separately. The final consensus will be applicable to agreements entered into in fiscal periods beginning after June 15, 2003 with early adoption permitted. Additionally, companies will be permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, “Accounting Changes”. The Company is still assessing the impact of the adoption of EITF 00-21 but does not believe it will have a material impact on its condensed consolidated financial statements.

       In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). This interpretation elaborates on disclosures to be made by a guarantor in its interim and annual financial statements with regard to its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002, and the Company has adopted those requirements for its financial statements included in this Form 10-Q. The initial recognition and initial measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The Company applied FIN 45 in connection with the March 13, 2003 settlement and rejection agreement with Global Crossing (see Note 2). The Company has reflected the fair value of guarantees on behalf of Global Crossing in its June 30, 2003 condensed consolidated financial statements.

       In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”). SFAS 148 amends SFAS 123, and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002, and are included in these condensed consolidated financial statements.

       In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which requires variable interest entities (commonly referred to as SPE’s) to be consolidated by the primary beneficiary of the entity if certain criteria are met. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired before February 1, 2003, the provisions of FIN 46 become effective for the Company during the fourth quarter of the 2003 calendar year. For variable interest entities acquired prior to February 1, 2003, any difference between the net amount added to the balance sheet and the amount of any previously recognized interest in the variable interest entity will be recognized as a cumulative effect of an accounting change. We are currently evaluating the provisions of FIN 46 but do not believe the adoption will have a significant impact on the Company’s condensed consolidated financial statements. In connection with the Purple Voice transaction (see Note 12), the guidance of FIN 46 will require the Company to consolidate Purple Voice into the condensed consolidated financial statements starting August 1, 2003.

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

       In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies financial reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133). SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45, and amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively, with the exception of certain SFAS No. 133 implementation issues that were effective for all fiscal quarters prior to June 15, 2003. Any such implementation issues should continue to be applied in accordance with their respective effective dates. The adoption of SFAS 149 is not expected to have a material impact on the Company’s condensed consolidated financial statements.

       In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have a material impact on the Company’s condensed consolidated financial statements.

Comprehensive (Loss) Income

       The balance sheets and statements of operations of the Company’s foreign operations are measured using the local currency as the functional currency. Assets and liabilities of these foreign operations are translated at the period-end exchange rate and revenue and expense amounts are translated at the average rates of exchange prevailing during the period. The resulting foreign currency translation adjustments are accumulated as a component of other comprehensive (loss) income.

	Predecessor

	Period from	Period from
	October 1,	November 15,	Nine Months
	2001 to	2001 to	Ended
	December 20,	June 30,	June 30,
	2001	2002	2003

(dollars in thousands)
Reported net loss	$(11,028)	$(12,077)	$(1,780)
Translation adjustment, net of tax	(1,238)	743	2,013

Total comprehensive (loss) income	$(12,266)	$(11,334)	$233

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

2.     Acquisitions

The IPC Information Systems Acquisition

       The Company was formed in November 2001 by a group led by GS Capital Partners 2000, L.P., or GSCP 2000, and other private equity funds affiliated with Goldman, Sachs & Co. to acquire IPC Information Systems, Inc. and Asia Global Crossing IPC Trading Systems Australia Pty. Ltd. The Company did not have any assets or operations prior to its acquisition of IPC Information Systems. On December 20, 2001, the Company purchased 100% of the common stock of IPC Information Systems, Inc. and 100% of the ordinary shares of Asia Global Crossing IPC Trading Systems Australia Pty. Ltd. from Global Crossing and Asia Global Crossing, Ltd. and various of their affiliates. In addition, the Company acquired various assets owned by affiliates of Global Crossing and Asia Global Crossing related to the operation of these businesses. Under the purchase agreement, the total purchase price for the shares and assets was $360.0 million, subject to various adjustments for working capital and customer advances. As a result of the IPC Information Systems Acquisition, the Company owns the leader in the turret industry, based on its base of approximately 110,000 turrets and related equipment installed in trading positions worldwide.

       The following table summarizes the fair value of the assets acquired and the liabilities assumed at the date of the IPC Information Systems Acquisition. The purchase price on the date of the IPC Information Systems Acquisition exceeded the fair market value of the net assets acquired by approximately $77.3 million and was recorded as goodwill on the consolidated balance sheet. The factors that contributed to a purchase price that resulted in the recognition of goodwill include the market leading position of IPC Information Systems, Inc. in the turret industry and its ability to generate significant income from operations and cash flows from operating activities.

Condensed Balance Sheet (dollars in thousands)
Current assets	$153,732
Property, plant and equipment, net	21,163
Intangible assets, net	216,000
Goodwill	77,310
Other long-term assets	549

Total assets acquired	468,754

Current liabilities	102,666
Deferred taxes	12,430
Other long-term liabilities	3,358

Total liabilities assumed	118,454

Net assets acquired	$350,300

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

       The IPC Information Systems Acquisition was accounted for using the purchase method of accounting in accordance with FASB Statement No. 141, “Business Combinations” (“SFAS 141”). The following represents the allocation of the excess of the purchase price over the historical cost of the net tangible assets acquired at the date of the purchase:

(dollars in thousands)
Purchase price		$350,300
Estimated transaction costs		7,900

Total consideration		358,200
Historical cost of net tangible assets acquired		(43,020)

Excess of purchase price over net tangible assets acquired		$315,180

Allocation of excess purchase price:
Step-up inventory to fair value		$34,300
Deferred taxes		(12,430)
Residual goodwill		77,310
Identifiable intangibles:
Technology (7 year life)	$45,000
Trade names (indefinite life)	18,000
Customer relationships (20 year life)	153,000

Total identifiable intangibles		216,000

Total allocation of excess purchase price		$315,180

       At the closing, the purchase price was reduced by approximately $9.7 million to $350.3 million for estimated working capital and customer advance adjustments. On January 16, 2002, Global Crossing and its affiliates paid the Company $3.0 million based upon a revised estimate of the working capital and customer advances adjustments. On January 28, 2002, Global Crossing and 54 of its subsidiaries filed petitions for relief under Chapter 11 of Title 11 of the United States Code. On January 31, 2002, the Company delivered to Global Crossing and its affiliates its determination of the amount of working capital and customer advances as of the closing. Based on the Company’s calculation and under the purchase agreement related to the IPC Information Systems Acquisition, Global Crossing or various of its affiliates were obligated to pay the Company an additional amount of $4.8 million. However, in connection with a settlement and rejection agreement entered into by the Company and Global Crossing, dated as of March 13, 2003, Global Crossing was relieved of its obligation to pay the additional working capital amount.

       In connection with the settlement and rejection agreement with Global Crossing, the goodwill account has been reduced by $2.1 million from the amount recorded at September 30, 2002. This reduction to the goodwill account reflects the transfer of $7.3 million of restricted cash to cash and tax refunds in the amount of $2.2 million received from Global Crossing pursuant to the settlement and rejection agreement aggregating $9.5 million and $0.9 million of other net items and are partially offset by the payment of $5.2 million cash to a new escrow account pursuant to the settlement and rejection agreement and the assumption of $3.2 million of liabilities associated with pre-existing guarantees of real estate obligations that the Company may

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

be required to pay if Global Crossing fails to do so. As a result of the settlement and rejection agreement, the Company may no longer offset any payments relating to those guarantees from the payment by the Company to Global Crossing of any portion of the deferred purchase price. The September 30, 2002 goodwill balance of $72.3 million decreased $5.0 million from the amount initially recorded at December 20, 2001 of $77.3 million, primarily due to working capital adjustments to the purchase price and a reduction of certain estimated assumed and contingent liabilities, which were offset by the acquisition of the Hitachi Ltd. customer base and related assets on March 29, 2002 and foreign exchange adjustments related to the allocation of goodwill to the Company’s foreign operating units.

       The IPC Information Systems Acquisition was accounted for by the purchase method and acquired intangible assets were recognized apart from goodwill in accordance with SFAS 141. The purchase price, as adjusted for the working capital adjustments and the March 13, 2003 settlement and rejection agreement, exceeded the fair value of the net assets acquired by approximately $67.0 million. This excess has been recorded in the accompanying consolidated balance sheet as goodwill and has not been amortized in accordance with SFAS No. 142. SFAS No. 142 eliminates the requirement to amortize goodwill and intangible assets that have indefinite useful lives. However, it requires that such assets be tested for impairment at least annually using the guidance specifically provided in the statement. Accordingly, the Company’s consolidated financial statements for periods subsequent to the IPC Information Systems Acquisition are not comparable to any Predecessor period.

       The IPC Information Systems Acquisition was financed with the net proceeds from the issuance of the outstanding senior subordinated notes, borrowings under the senior secured credit facilities and a common equity contribution of $140.0 million by a group led by GSCP 2000 and its affiliates. Under the terms of the purchase agreement, approximately $20.8 million of the purchase price was not paid to Global Crossing at the closing. A portion of these deferred amounts was used to offset the Company’s payment of contingent equipment lease liabilities of former affiliates that the Company guaranteed. Through March 13, 2003, the Company had paid approximately $13.5 million of these contingent liabilities. On March 13, 2003, in connection with the settlement and rejection agreement that the Company entered into with Global Crossing, the Company was relieved of any obligation to make deferred purchase price payments to Global Crossing.

       Prior to the completion of the IPC Information Systems Acquisition, the Company leased six floors at 67-73 Worship Street, London, England at an annual rate of approximately £565,000, or $932,000, assuming an exchange rate of £1 to $1.6503. Of these six floors, the Company uses one floor for office space and an affiliate of Global Crossing uses five floors for telecommunications and networking equipment. Under the lease, which expires in 2010, the Company remains liable to the landlord for all six floors. Pursuant to the purchase agreement with Global Crossing, the Company entered into a sublease for a portion of these premises with an affiliate of Global Crossing and the landlord has consented to that sublease. Through June 30, 2003, Global Crossing’s affiliate has made all of its required sublease payments.

       At the closing of the IPC Information Systems Acquisition, the Company and various of its subsidiaries entered into a network services, channel sales and transition services agreement with Global Crossing and various other parties. Following the commencement of Global Crossing’s bankruptcy case, Global Crossing failed to perform various obligations under the network services, channel sales and transition services agreement. On March 11, 2002, the

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

Company filed a motion with the United States Bankruptcy Court for the Southern District of New York to compel Global Crossing to assume or reject this agreement. Thereafter, the Company negotiated with Global Crossing to resolve the issues raised in the motion and subsequently reached an agreement.

       On July 11, 2002, the bankruptcy court entered an order authorizing Global Crossing and its related subsidiaries to assume the network services, channel sales and transition services agreement, as amended. Under the amendment, certain of IPC Information Systems Inc.’s obligations under the agreement, including the non-compete restrictions, have been suspended until the effective date of a plan of reorganization under applicable bankruptcy laws of Global Crossing and its related subsidiaries. Following the emergence of Global Crossing and its related subsidiaries from its bankruptcy reorganization, under the terms of the agreement, as amended, IPC Information Systems, Inc. will be permitted to continue to perform any activity or provide any service that would be prohibited by the non-compete restriction so long as that activity or service was commenced while the non-compete restriction was suspended or that activity or service is performed pursuant to a definitive agreement entered into while the non-compete was suspended.

       On October 17, 2002, Global Crossing filed a Joint Plan of Reorganization, or the Plan, with the bankruptcy court. Global Crossing’s Plan provides that Global Crossing will assume various executory contracts and leases. The Plan further provides that any executory contract or lease not specifically identified by Global Crossing for assumption will be rejected as of the effective date of the Plan. The purchase agreement was not included among the contracts Global Crossing assumed under its Plan. As a result, the Company filed an objection to Global Crossing’s proposed rejection of the purchase agreement.

       On March 13, 2003, the Company entered into a settlement and rejection agreement with Global Crossing. Pursuant to the settlement and rejection agreement, all of the remaining obligations under the purchase agreement relating to the IPC Information Systems Acquisition were terminated, including Global Crossing’s obligation to pay any portion of the deferred purchase price and Global Crossing’s obligation to indemnify the Company for specific tax liabilities. In addition, the Company and Global Crossing mutually released each other for all prior claims. The bankruptcy court entered an order on March 14, 2003 approving the settlement and rejection agreement.

       Under the terms of the settlement and rejection agreement, the Company deposited $5.2 million in a new escrow account. Global Crossing received $3.2 million from the escrow account upon the filing of certain tax returns. Global Crossing will receive the remaining $2.0 million from the escrow account after a $2.0 million irrevocable letter of credit is issued on behalf of the Company. The Company will have the right to draw on that letter of credit in the event Global Crossing’s affiliate fails to make any payments due to the Company pursuant to the sublease for office space at 67-73 Worship Street in London, England.

       The Company believes that all tax returns required to be filed in respect of IPC Information Systems, Inc. and its subsidiaries for periods prior to and including the date of the IPC Information Systems Acquisition have now been filed. These returns consist of consolidated tax returns with Global Crossing, and, where required by law, separate tax returns for IPC Information Systems, Inc. and/or its subsidiaries.

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

       As a result of the termination of the purchase agreement, Global Crossing has been relieved of all of its obligations under the purchase agreement, including, among other things, indemnifying the Company for tax liabilities that may be imposed upon IPC Information Systems, Inc. and its subsidiaries for periods prior to and including the date of the IPC Information Systems Acquisition. Therefore, in the event that any tax liabilities are imposed, as a result of an audit or otherwise, on IPC Information Systems, Inc. and/or its subsidiaries for periods prior to and including the date of the IPC Information Systems Acquisition, the Company may be required to pay those taxes and is no longer able to seek indemnification from Global Crossing. As of the date of this filing, the aggregate amount of taxes for which the Company has received notices of taxes due from various jurisdictions and recognized as tax liabilities under purchase accounting is approximately $6.5 million. The Company estimates that the range of its exposure for additional tax liabilities is from $0 to $36 million. In computing its estimated range of potential tax liabilities, the Company took into account tax returns in certain jurisdictions where the statutes of limitations have not yet expired. Under those tax returns as filed, the remaining liability is zero. Although the Company believes that all those tax returns have been filed correctly, such returns may be audited and additional taxes may be assessed (or refunds may be granted). Payment by the Company of a significant amount of these potential tax liabilities could have a material adverse effect on the Company’s financial condition and results of operations, requiring the Company to seek additional financing. In that event, the Company cannot assure you that it will be able to obtain additional financing on commercially reasonable terms, or at all.

       Pursuant to the settlement and rejection agreement, Global Crossing has also paid over to the Company approximately $2.2 million for payroll and federal tax refunds received by it for periods prior to and including the date of the IPC Information Systems Acquisition. Global Crossing is also required to pay the Company any future tax refunds or credits it receives that are applicable to IPC Information Systems, Inc. and its subsidiaries for these periods.

       As part of the settlement and rejection agreement, the Company also entered into a second amendment to the network services, channel sales and transition services agreement. Under the second amendment, the Company no longer has any obligation to market or resell Global Crossing’s channel network services to its customers. In addition, the restrictions on the Company’s ability to compete with Global Crossing will terminate on June 20, 2004 (instead of December 20, 2004), or, on June 20, 2003 (instead of December 20, 2003) in connection with a business combination transaction with an unrelated third party that is or becomes a competitor of Global Crossing. Finally, pursuant to the settlement and rejection agreement, the Company will be permitted to use any other provider of network services for its own internal purposes provided its aggregate annual payments to Global Crossing and their subsidiaries is at least $48,000. Neither this second amendment nor the first amendment to the network services, channel sales and transition services agreement was signed by Asia Global Crossing Asia Pacific Commercial, Ltd., a former Global Crossing affiliate that was an original signatory to this agreement. Accordingly, with respect to Asia Global Crossing Asia Pacific Commercial, Ltd., the non-compete restrictions contained in the original network services, channel sales and transition services agreement have not been suspended and the Company’s ability to engage in certain new lines of business activities in Asia is restricted.

       Set forth below is the unaudited pro forma combined results of operations of the Company for the period October 1, 2001 to December 20, 2001, assuming the IPC Information Systems Acquisition and the related financings occurred as of the beginning of the period.

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

       The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent the results of operations of the Company for the period described above had the IPC Information Systems Acquisition and the related financings occurred as of the beginning of the period, or to project the results for any future period.

       The unaudited pro forma combined financial information gives effect to (a) the IPC Information Systems Acquisition (b) the offering of the outstanding senior subordinated notes, (c) term loan borrowings under the Company’s senior secured credit facilities, (d) the purchase accounting adjustments associated with the IPC Information Systems Acquisition, (e) the common equity contribution and (f) the related fees and expenses. The unaudited pro forma financial information of the Company does not include various one-time costs for operating expenses and capital expenditures associated with establishing the Company as a stand-alone entity.

Predecessor

Period from
October 1,
2001 to
December 20,
(dollars in thousands)	2001

Revenue	$58,780
Net loss	$(3,870)

Gains Acquisition

       On April 30, 2003, the Company exercised its option to purchase Gains from GSCP 2000, and other private equity funds affiliated with Goldman, Sachs & Co., who own substantially all of the Company’s common stock, for 664,380 shares of common stock valued at approximately $5.7 million plus the assumption of deferred consideration of $3.1 million and earn-out commitments up to a maximum of approximately $9.9 million dollars based on current exchange rates. With the acquisition of Gains, the Company will now offer voice and data services to the financial services community. This transaction follows the simultaneous completion of a transaction involving the sale of Gains International (US) Inc., Gains International (Europe) Limited and Gains International Asia Holdings Limited to entities formed by GSCP 2000, and its affiliates.

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

       The following table summarizes the fair value of the assets acquired and the liabilities assumed at the date of the acquisition. The purchase price on the date of the acquisition exceeded the fair market value of the net assets acquired by approximately $8.7 million and was recorded as goodwill on the consolidated balance sheet. The primary factor that contributed to a purchase price that resulted in the recognition of goodwill is the potential ability of Gains to generate income from operations and cash flows from operating activities in the future.

Condensed Balance Sheet (dollars in thousands)

Current assets	$6,280
Property, plant and equipment, net	2,645
Goodwill	8,715
Other long-term assets	12

Total assets acquired	17,652

Current liabilities	8,831
Deferred purchase price	3,128

Total liabilities assumed	11,959

Net assets acquired	$5,693

       The acquisition of Gains was accounted for as a purchase and accordingly, the Company’s results of operations include the operating results of Gains from the date of purchase. The following table represents the preliminary allocation of the excess of the purchase price over the historical cost of the net tangible assets acquired at the date of the purchase:

(dollars in thousands)

Common stock issued at closing	$5,693
Deferred purchase price payment	3,128
Estimated transaction costs	1,703

Total consideration	10,524
Historical cost of net tangible assets acquired	(1,809)

Excess of purchase price over net tangible assets acquired	$8,715

Allocation of excess purchase price:
Goodwill (subject to adjustment based upon appraisal and earn-out)	$8,715

       Set forth below is the unaudited pro forma combined results of operations of the Company for the period from October 1, 2001 to December 20, 2001, the period from November 15, 2001 to June 30, 2002 and the nine months ended June 30, 2003, respectively, assuming the Gains acquisition occurred as of the beginning of each period.

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

       The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent the results of operations of the Company for the periods described above had the Gains acquisition occurred as of the beginning of the period, or to project the results for any future period.

	Predecessor

	Period from	Period from	Nine
	October 1,	November 15,	Months
	2001 to	2001 to	Ended
	December 20,	June 30,	June 30,
	2001	2002	2003
(dollars in thousands)
Revenue	$61,648	$162,530	$178,221
Net loss	$(11,464)	$(13,638)	$(2,853)

3.     Inventories

	September 30,	June 30,
	2002	2003
(dollars in thousands)
Components and manufacturing work in process	$6,091	$7,749
Inventory on customer sites awaiting installation	8,025	28,493
Parts and maintenance supplies	8,102	7,125

	$22,218	$43,367

4.     Goodwill and Intangible Assets

       The Company adopted SFAS No. 142, effective December 20, 2001 (the date of the IPC Information Systems Acquisition). Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives are no longer amortized. Rather, they are reviewed for impairment annually or more frequently if certain indicators arise. Had the Company been accounting for its goodwill and indefinite lived intangible assets under SFAS No. 142 for all periods presented, the Company’s net loss would have been as follows:

	Predecessor

	Period from	Period from	Nine
	October 1,	November 15,	Months
	2001 to	2001 to	Ended
	December 20,	June 30,	June 30,
	2001	2002	2003
(dollars in thousands)
Reported net loss	$(11,028)	$(12,077)	$(1,780)
Add back goodwill amortization, net of tax	2,978	—	—
Add back indefinite lived intangible assets amortization, net of tax	950	—	—

Adjusted net loss	$(7,100)	$(12,077)	$(1,780)

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

       The following table reflects the changes in goodwill for the nine months ended June 30, 2003:

June 30,
2003
(dollars in thousands)
Balance at October 1, 2002	$72,279
Additions	8,715
Write-offs	—
Foreign exchange	1,641
Reductions — Global Crossing Settlement	(2,443)

Balance at June 30, 2003	$80,192

       The following table reflects the gross carrying amount and accumulated amortization of the Company’s goodwill and intangible assets included in the condensed consolidated balance sheets as of the dates indicated:

	September 30,	June 30,
	2002	2003
(dollars in thousands)
Intangible assets:
Amortized intangible assets:
Technology	$45,000	$45,000
Customer relationships	154,030	154,030
Effect of currency translation adjustments	2,754	4,793
Accumulated amortization — technology	(5,014)	(9,835)
Accumulated amortization — customer relationships	(6,100)	(12,015)

Net carrying amount	$190,670	$181,973

Non-amortized intangible assets:
Goodwill	$70,636	$76,908
Tradenames	18,000	18,000
Effect of currency translation adjustments	2,105	4,111

Net carrying amount	$90,741	$99,019

       Amortization expense for those intangible assets required to be amortized under SFAS No. 142 was $7.5 million and $10.7 million for the period from November 15, 2001 to June 30, 2002 and the nine months ended June 30, 2003, respectively.

       Amortization expense prior to the adoption of SFAS No. 142 was $9.3 million for the period from October 1, 2001 to December 20, 2001.

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

       Estimated annual amortization expense for fiscal year 2003 and each of the four succeeding fiscal years for identifiable intangible assets required to be amortized under SFAS 142 are as follows:

(dollars in thousands):
2003	$14,344
2004	14,344
2005	14,344
2006	14,344
2007	14,344

5.     Accrued Expenses and Other Current Liabilities

	September 30,	June 30,
	2002	2003
(dollars in thousands)
Accrued compensation and benefits	$7,719	$5,091
Warranty reserves	2,159	1,400
Sales taxes payable	1,267	1,533
Job accruals	1,867	2,476
Accrued transaction costs	651	1,162
Accrued interest	5,072	760
Accrued carrier costs	—	3,301
Other accruals	4,827	5,636

	$23,562	$21,359

6.     Long Term Debt

Senior Secured Credit Facilities

       On December 20, 2001, the Company entered into the senior secured credit facilities with a group of lenders comprised of (i) a $105.0 million term loan with a variable interest rate (7.5% at June 30, 2003) and (ii) a $15.0 million revolving credit facility. The maturity date of the loans is December 31, 2006. The senior secured credit facilities are guaranteed by the Company’s domestic subsidiaries. These subsidiary guarantees are both full and unconditional, as well as joint and several. The Company had no outstanding borrowings under the revolving credit facility at June 30, 2003. However, the amount available to the Company at June 30, 2003 under the revolving credit facility is reduced by outstanding letters of credit of $4.3 million, thereby reducing the amount available for borrowing under the revolving credit facility to $10.7 million.

       As required under the terms of the senior secured credit facilities, the Company made mandatory excess free cash flow repayments of $30.0 million and $0.8 million on September 30, 2002 and December 29, 2002, respectively, based upon 75% of the Company’s excess cash flow for the period ended September 30, 2002. Excess cash flow is defined in the Company’s credit agreement, as amended, as: 1) the sum of net income, interest expense, provisions for taxes, depreciation expense, amortization expense, other non-cash items affecting net income, and to the extent included in calculating net income, expenses incurred by the Company in connection

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

with the first amendment to the credit agreement, plus 2) a working capital adjustment, less 3) repayments of debt, capital expenditures, cash interest expense and provisions for taxes based on income. There is no required amortization on the revolving credit facility, and no amounts are outstanding on such facility at June 30, 2003.

       In addition to customary affirmative covenants, the senior secured credit facilities require the Company to enter into interest-rate hedging agreements to the extent necessary for 50% of the total outstanding consolidated indebtedness to be at a fixed rate. The senior secured credit facilities include negative covenants that, among other things, restrict the Company’s and its subsidiaries’ ability to: incur additional indebtedness (including guarantees of certain obligations); engage in mergers, consolidations, liquidations and dissolutions; sell assets; enter into capital leases; pay dividends or make other payments in respect of capital stock; make acquisitions; make investments, loans and advances; make payments with respect to or modify subordinated debt instruments; and enter into agreements with negative pledge clauses or clauses restricting subsidiary distributions.

       The senior secured credit facilities also contain minimum interest coverage and fixed charge coverage ratios and maximum senior secured and total leverage ratios. The senior secured credit facilities also contain a restriction on the amount of capital expenditures.

       On March 3, 2003, the Company voluntarily prepaid $14.0 million of its term loan under the senior secured credit facilities. In addition, the Company completed an amendment to its senior secured credit facilities that modifies the senior secured leverage, total leverage, interest coverage and capital expenditures covenants in the credit agreement to less restrictive amounts and secures consent from the Company’s lenders for the acquisition of the shares of Gains International (US) Inc. and Gains International (Europe) Limited (see Note 2).

       As of June 30, 2003, the remaining annual principal payments required under the term loan (excluding mandatory prepayments of 75% of any future excess free cash flow amounts), by fiscal year, are as follows (in thousands):

2003	$1,457
2004	5,827
2005	5,827
2006	29,865
2007	9,470

$52,446

Senior Subordinated Notes

       The Company issued $150.0 million in aggregate principal amount of 11.50% senior subordinated notes on December 20, 2001 to fund a portion of the consideration for the IPC Information Systems Acquisition. Under the terms of the indenture governing the senior subordinated notes, the Company may, subject to certain restrictions, issue additional notes up to a maximum aggregate principal amount of $250.0 million. The senior subordinated notes mature on December 15, 2009. The senior subordinated notes are guaranteed by certain of the Company’s domestic restricted subsidiaries. These subsidiary guarantees are both full and unconditional, as well as joint and several.

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

       Interest on the senior subordinated notes accrue at the rate of 11.50% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2002. Pursuant to a registration rights agreement entered into at the time the senior subordinated notes were issued, the Company completed an exchange offer registered under the Securities Act of 1933, as amended, in which all outstanding senior subordinated notes were exchanged for a different series of senior subordinated notes having substantially identical terms.

       The indenture governing the senior subordinated notes contains covenants that impose significant restrictions on the Company. These restrictions include limitations on the ability of the Company and its restricted subsidiaries to: incur indebtedness or issue preferred shares; pay dividends, make distributions in respect of capital stock or make other restricted payments; create liens; agree to payment restrictions affecting restricted subsidiaries; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with affiliates; and designate subsidiaries as unrestricted subsidiaries.

7.     Employee Benefit Plans

2002 Stock Option Plan

       In February 2002, the Company adopted the 2002 Stock Option Plan. The option plan provides for the grant of options to purchase shares of the Company’s common stock to selected employees, officers, consultants and directors. The purpose of the option plan is to provide an incentive to employees, officers, consultants and directors to devote their abilities and industry to the Company’s success. The maximum number of shares that may be made the subject of options granted under the option plan is 1,150,000. The Company granted 769,550 stock options in May 2002 and an additional 288,650 stock options in April 2003 with an option price of $10 per share. For each of the grant dates, the fair value of the Company’s common stock was the same or below the option price. The Company accounts for these options pursuant to APB Opinion No. 25 “Accounting for Stock Options Issued to Employees.” Accordingly, no compensation expense was recognized for these grants.

       The option plan is administered by the compensation committee of the Company’s board of directors, which determines the individuals to whom options are awarded, the number of shares subject to each award, the exercise price of the option and other terms and conditions of the awards. Unless otherwise provided by the compensation committee, an option becomes exercisable for 25% of the shares subject to the option on each of the first four anniversaries of the date the compensation committee grants the option. Options granted under the option plan are non-transferable and the shares acquired upon exercise of options are subject to certain transfer restrictions. The terms and conditions of each option are set forth in an option agreement.

       The option plan provides that the effect, if any, on an option upon a change in control or sale or the consummation of a merger, consolidation, or reorganization which results in certain of the Company’s current stockholders no longer owning any interests in the Company or any successor corporation will be set forth in the option agreement. Under the form option agreements that have been approved by the Company’s compensation committee for current use under the plan, upon a change in control, 50% of the unvested portion of each option will immediately become vested and exercisable. In the event an option holder’s employment is terminated by the Company for any reason other than cause or disability within one year following the change in control, the option will immediately become fully vested and exercisable

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

and remain exercisable for 180 days. The form agreements also provide that in the event of a sale or the consummation of a merger, consolidation or reorganization which results in certain of the Company’s stockholders no longer having any ownership interest in the Company or any successor corporation, the option will become fully vested and exercisable.

       Stock option transactions for the period from October 1, 2002 to June 30, 2003 are as follows:

	Number of	Weighted Average
	Shares	Exercise Price

Outstanding at September 30, 2002	751,025	$10.00
Granted	288,650	$10.00
Exercised	—	—
Cancelled	(54,894)	$10.00

Outstanding at June 30, 2003.	984,781	$10.00

       Of the total stock options outstanding, 174,033 stock options were exercisable at June 30, 2003. The amount of additional stock options available to be granted pursuant to the option plan was 165,219 at June 30, 2003.

Key Employee Equity Investment Plan

       In February 2002, the Company adopted the Key Employee Equity Investment Plan. Under the plan, certain key employees, officers and directors may be given the opportunity to purchase shares of the Company’s common stock at its current fair market value. The plan is administered by the compensation committee of the Company’s board of directors, which determines the individuals who may participate in the plan, the number of shares offered to each participant and the terms and conditions of each offer. Up to 100,000 shares in the aggregate may be sold under the plan. The shares are subject to certain transfer restrictions. Prior to the adoption of the Sarbanes-Oxley Act in July 2002, all participants were permitted to pay for up to two-thirds of the purchase price with a promissory note that is secured by the purchased shares. Since the adoption of the Sarbanes-Oxley Act, certain participants may no longer be permitted to purchase shares under the plan with such promissory notes. Through September 30, 2002, 60,000 shares were purchased under the plan by certain directors, officers and other key employees. To date, no shares have been purchased by such directors, officers and other key employees in fiscal year 2003. Promissory notes received by the Company for shares purchased by directors, officers and other key employees of the Company, prior to the adoption of the Sarbanes-Oxley Act, totaled $0.4 million.

8.     Commitments and Contingencies

Warranties

       The Company records a reserve for future warranty costs based on current unit sales, historical experience and management’s judgment regarding anticipated rates of warranty claims and cost per claim. The adequacy of the recorded warranty liabilities is assessed each quarter and adjustments are made as necessary. The specific terms and conditions of the warranties

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

vary depending on the products sold and the countries in which the Company does business. Changes in the warranty liability during the period are as follows:

(dollars in thousands)
Balance at September 30, 2002	$2,159
Warranty accrual	1,186
Material and labor usage	(1,945)

Balance at June 30, 2003.	$1,400

Guarantees

       The Company, through its subsidiaries, guaranteed certain equipment lease, real estate and other obligations of former affiliates. At the closing of the IPC Information Systems Acquisition, the Company deferred payment to Global Crossing of $20.8 million of the purchase price, which represented an amount intended to reflect the majority of such guaranteed obligations as certified by Global Crossing. There can be no assurance that the amounts certified by Global Crossing included all of the amounts actually guaranteed. Through the date of the settlement and rejection agreement with Global Crossing, the Company had paid approximately $13.5 million with respect to the guaranteed equipment lease obligations.

       The Company remains a guarantor of certain real estate lease obligations on behalf of Global Crossing including the sublease for office space at 67-73 Worship Street in London, England. These guaranties will expire in November 2004 and December 2005. These obligations were entered as a result of Global Crossing’s ownership of the Company and the Company is responsible for any payments if Global Crossing fails to make the required payments under the lease agreements. However, under the settlement and rejection agreement, $2.0 million has been placed in an escrow account pending the issuance of an irrevocable letter of credit from Global Crossing to the Company as beneficiary in the event that Global Crossing fails to make the required payments under the Worship Street sublease. The fair value of these guaranties is $4.9 million, reduced by the $2.0 million escrow amount, and such amount has been recorded on the Company’s consolidated balance sheet. The maximum potential future payments the Company could be required to make under these obligations is $5.2 million. Through June 30, 2003, Global Crossing’s affiliate has made all of the required Worship Street sublease payments.

Litigation

       Except as described below, the Company is not a party to any pending legal proceedings other than claims and lawsuits arising in the normal course of business. Management believes these proceedings will not have a material adverse effect on the Company’s consolidated financial condition or results of operations.

       On June 27, 2000, an action was brought against several defendants, including IPC Communications, Inc., in the United States District Court for the Southern District of New York by two telecommunications cabling contractors alleging that IPC Communications, Inc. violated federal antitrust and New York state law by conspiring with the International Brotherhood of Electrical Workers Local Union Number 3, AFL-CIO, and five electrical contractors, to exclude plaintiffs from telecommunications wiring and systems installation jobs in the New York City metropolitan area. Subsequently, the complaint was amended to add an additional plaintiff and an additional defendant contractor. The Company believes the suit is without merit. However, there

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

can be no assurance that the resolution of this lawsuit will ultimately be favorable. Plaintiffs are seeking injunctive relief and damages from the defendants, jointly and severally, in excess of an aggregate of $75 million.

9.     Income Taxes

       The Company’s effective tax rates for the nine month period ended June 30, 2003 was 301.8% compared to 2.8% and 29.0% for the period from October 1, 2001 to December 20, 2001 and the period from November 15, 2001 to June 30, 2002, respectively.

       The Company’s effective tax rate reflects the Company’s foreign, federal and state taxes, the non-deductibility of foreign losses for federal tax purposes, the non-deductibility of certain expenses and, for fiscal year 2003, taxable income at several of the Company’s foreign subsidiaries, which, combined with the lower absolute amount of pre-tax income for the 2003 periods as compared to the absolute amount of pre-tax loss for the 2002 periods, generates a more significant impact on the Company’s effective tax rate.

       As of June 30, 2003, the Company has recognized deferred tax assets related to its US federal and state net operating loss carryforwards of approximately $9.3 million. In determining whether it is more likely than not that the Company will realize the benefits of the net deferred tax assets from US operations, the Company considered all available evidence, both positive and negative. The principal factors that led the Company to recognize these benefits were: (1) US results of operations for the period ended September 30, 2002 reported a loss before income taxes of $22.1 million, after reflecting charges of $34.3 million resulting from the fair-value inventory adjustments under the purchase price allocation (which, as a result of the Internal Revenue Code Section 338(h)(10) tax election, jointly made by the Company and Global Crossing, also generate deductions for income tax purposes); (2) US results of operations for subsequent fiscal years are expected to generate sufficient taxable income to fully utilize these tax loss carryforwards; and (3) the Company’s conclusion that the net US deferred tax assets were generated by an event (the Company’s purchase of the business), rather than a continuing condition. As of June 30, 2003, no circumstances have arisen that would require the Company to change such conclusion.

       As a result of the rejection of the purchase agreement, Global Crossing has been relieved of all of its obligations under the purchase agreement, including, among other things, indemnifying the Company for tax liabilities that may be imposed upon IPC Information Systems, Inc. and its subsidiaries for periods prior to and including the date of the IPC Information Systems Acquisition. Therefore, in the event that any tax liabilities are imposed, as a result of an audit or otherwise, on IPC Information Systems, Inc. and/or its subsidiaries for these periods prior to and including the date of the IPC Information Systems Acquisition, the Company may be required to pay those taxes and is no longer able to seek indemnification from Global Crossing. As of the date of this filing, the aggregate amount of taxes for which the Company has received notices of taxes due from various jurisdictions and recognized as tax liabilities under purchase accounting is approximately $6.5 million. The Company estimates that the range of its exposure for additional tax liabilities is from $0 to $36 million. In computing its estimated range of potential tax liabilities, the Company took into account tax returns in certain jurisdictions where the statutes of limitations have not yet expired. Under those tax returns as filed, the remaining liability is zero. Although the Company believes that all those tax returns have been filed correctly, such returns may be audited and additional taxes may be assessed (or refunds may

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

be granted). Payment by the Company of a significant amount of these potential tax liabilities could have a material adverse effect on its financial condition and results of operations, requiring the Company to seek additional financing. In that event, the Company cannot assure you that it will be able to obtain additional financing on commercially reasonable terms, or at all.

10.     Business Segment Information

       The Company’s operations include the Trading Systems, Information Transport Systems, or I.T.S., and the Gains divisions. Trading Systems reports sales of turret systems to distributors and direct sales and installations of turret systems as “Product sales and installations.” It reports revenue from turret system maintenance, including annual and multi-year service contracts, and from MACs to existing turret system installations as “Service.” I.T.S. reports revenue from the design, integration and implementation of cabling infrastructure projects, including local and wide area networks, and from the sales of intelligent network products, such as hubs, bridges and routers, as “Product sales and installations.” It reports revenue from on-site maintenance of customer cable infrastructure, including annual and multi-year contracts, and from the provision of outsourcing services for the support, expansion and upgrading of existing customer networks, as “Service.” Revenue from the Gains division, which provides voice and data services to the financial community, is billed in advance and recorded ratably (on a monthly basis) over the contractual period, which is usually one year, as “Service”. The Company’s primary measures to evaluate performance are direct margin and income from operations. For the period from November 15, 2001 to June 30, 2002, goodwill and total assets have been reclassified from prior filings to reflect the final purchase accounting allocation of goodwill between the Trading Systems and I.T.S. divisions.

Period from October 1, 2001 to December 20, 2001

	Predecessor

	Trading
	Systems	I.T.S.	Consolidated

	(dollars in thousands)
Revenue:
Product sales and installations	$27,444	$8,247	$35,691
Service	18,795	4,294	23,089

Total revenue	46,239	12,541	58,780
Direct margin	28,690	2,734	31,424
Depreciation and amortization	10,729	8	10,737
Income (loss) from operations	(6,498)	1,090	(5,408)
Interest income (expense), net	(5,987)	—	(5,987)
Other income (expense), net	49	—	49
Income (loss) before income taxes	(12,436)	1,090	(11,346)
Income tax benefit	(318)	—	(318)
Goodwill, net	$180,328	$—	$180,328
Total assets	$350,787	$29,179	$379,966
Capital expenditures	$1,897	$5	$1,902

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

Period from November 15, 2001 to June 30, 2002

	Trading
	Systems	I.T.S.	Consolidated

	(dollars in thousands)
Revenue:
Product sales and installations	$88,512	$15,904	$104,416
Service	44,348	6,578	50,926

Total revenue	132,860	22,482	155,342
Direct margin	46,326	4,013	50,339
Depreciation and amortization	9,733	216	9,949
Income (loss) from operations	(2,635)	370	(2,265)
Interest income (expense), net	(14,678)	—	(14,678)
Other income (expense), net	(64)	—	(64)
Income (loss) before income taxes	(17,377)	370	(17,007)
Income tax benefit	(4,930)	—	(4,930)
Goodwill	$70,731	$1,408	$72,139
Total assets	$444,727	$22,024	$466,751
Capital expenditures	$2,766	$19	$2,785

For the Nine Months Ended June 30, 2003

	Trading
	Systems	I.T.S.	Gains	Consolidated

	(dollars in thousands)
Revenue:
Product sales and installations	$63,068	$26,156	$—	$89,224
Service	65,056	7,400	4,000	76,456

Total revenue	128,124	33,556	4,000	165,680
Direct margin	80,096	4,431	1,760	86,287
Depreciation and amortization	14,985	180	254	15,419
Income (loss) from operations	16,557	17	(341)	16,233
Interest income (expense), net	(18,695)	—	5	(18,690)
Other income (expense), net	3,331	—	8	3,339
Income (loss) before income taxes	1,193	17	(328)	882
Income tax provision	2,604	—	58	2,662
Goodwill	$70,362	$971	$8,859	$80,192
Total assets	$392,348	$29,352	$18,844	$440,544
Capital expenditures	$3,475	$19	$357	$3,851

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

11.     Guarantor Subsidiaries’ Financial Information

       Certain of the Company’s domestic restricted subsidiaries guarantee the senior secured credit facilities and the senior subordinated notes. These subsidiary guarantees are both full and unconditional, as well as joint and several. Information regarding the guarantors is as follows (in thousands):

Condensed Combining Statement of Operations

For the Period October 1, 2001 to December 20, 2001

			Non-
	IPC	Guarantor	Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Combined

Revenue	$—	$52,098	$13,777	$(7,095)	$58,780
Cost of goods sold	—	30,826	9,226	(7,014)	33,038

Gross profit	—	21,272	4,551	(81)	25,742
Other operating expenses	—	28,211	2,939	—	31,150

Income (loss) from operations	—	(6,939)	1,612	(81)	(5,408)
Interest income (expense) and other, net	—	(6,218)	280	—	(5,938)
Income tax provision (benefit)	—	639	(957)	—	(318)

Net income (loss)	$—	$(13,796)	$2,849	$(81)	$(11,028)

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

Condensed Combining Statement of Cash Flows

For the Period October 1, 2001 to December 20, 2001

			Non-
	IPC	Guarantor	Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Combined

Net cash provided by (used in) operating activities	$—	$19,702	$(4,455)	$—	$15,247
Capital expenditures	—	(1,875)	(27)	—	(1,902)

Net cash used in investing activities	—	(1,875)	(27)	—	(1,902)
Repayment of intercompany borrowings	—	(16,428)	1,294	—	(15,134)

Net cash (used in) provided by financing activities	—	(16,428)	1,294	—	(15,134)
Effect of exchange rate changes on cash	—	(1,076)	(920)	—	(1,996)

Net increase (decrease) in cash	—	323	(4,108)	—	(3,785)
Cash at beginning of period	—	(703)	5,239	—	4,536

Cash at end of period	$—	$(380)	$1,131	$—	$751

Condensed Consolidated Statement of Operations

For the Period November 15, 2001 to June 30, 2002

			Non-
	IPC	Guarantor	Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$133,922	$36,064	$(14,644)	$155,342
Cost of goods sold	—	109,158	23,386	(13,560)	118,984

Gross profit	—	24,764	12,678	(1,084)	36,358

Other operating expenses	—	32,053	6,570	—	38,623

Income (loss) from operations	—	(7,289)	6,108	(1,084)	(2,265)
Interest income (expense) and other, net	(14,720)	(168)	146	—	(14,742)
Income tax provision (benefit)	—	(6,196)	1,266	—	(4,930)

Net income (loss)	$(14,720)	$(1,261)	$4,988	$(1,084)	$(12,077)

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

Condensed Consolidated Statement of Cash Flows

For the Period November 15, 2001 to June 30, 2002

			Non-
	IPC	Guarantor	Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$(2,772)	$1,767	$27,721	$—	$26,716
Capital expenditures	—	(1,819)	(966)	—	(2,785)
Payment for acquisitions, net of cash acquired and working capital adjustments	(350,246)	3,806	(57)	751	(345,746)

Net cash provided by (used in) investing activities	(350,246)	1,987	(1,023)	751	(348,531)
Proceeds from debt, net of issuance costs	235,200	—	—	—	235,200
Principal payments on debt	(2,625)	—	—	—	(2,625)
Proceeds from equity issuances, net	139,700	—	—	—	139,700

Net cash provided by financing activities	372,275	—	—	—	372,275
Effect of exchange rate changes on cash	—	—	1,180	—	1,180

Net increase in cash	19,257	3,754	27,878	751	51,640
Cash at beginning of period	—	(380)	1,131	(751)	—

Cash at end of period	$19,257	$3,374	$29,009	$—	$51,640

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

Condensed Consolidating Balance Sheet at September 30, 2002

			Non-
	IPC	Guarantor	Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets:
Cash	$6,123	$(1,610)	$20,781	$—	$25,294
Restricted cash	7,272	—	—	—	7,272
Accounts receivable, net	—	32,900	19,568	—	52,468
Inventories, net	—	20,089	5,518	(3,389)	22,218
Prepaid and other current assets	—	1,658	2,956	—	4,614
Due from affiliate	(20,023)	67,819	(47,796)	—	—

Total current assets	(6,628)	120,856	1,027	(3,389)	111,866
Investment in subsidiaries	369,106	—	—	(369,106)	—
Property, plant and equipment, net	—	18,988	2,016	—	21,004
Goodwill and intangibles, net	—	205,298	76,113	—	281,411
Deferred financing costs, net	15,116	—	—	—	15,116
Other assets	—	662	173	—	835

Total assets	$377,594	$345,804	$79,329	$(372,495)	$430,232

Liabilities and stockholders’ equity:
Current portion of long-term debt	$6,460	$—	$—	$—	$6,460
Accounts payable, accrued expenses and other current liabilities	5,072	15,196	10,830	—	31,098
Customer advances and deferred revenue	—	17,116	6,377	—	23,493
Deferred purchase price obligation	7,272	—	—	—	7,272

Total current liabilities	18,804	32,312	17,207	—	68,323
Long-term debt	214,602	—	—	—	214,602
Other long-term liabilities	7,190	3,119	—	—	10,309

Total liabilities	240,596	35,431	17,207	—	293,234

Total stockholders’ equity	136,998	310,373	62,122	(372,495)	136,998

Total liabilities and stockholders’ equity	$377,594	$345,804	$79,329	$(372,495)	$430,232

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

Condensed Consolidating Balance Sheet at June 30, 2003

			Non-
	IPC	Guarantor	Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets:
Cash	$3,984	$2,747	$14,285	$—	$21,016
Accounts receivable, net	—	39,635	12,913	—	52,548
Inventories, net	—	39,249	8,590	(4,472)	43,367
Prepaid and other current assets	62	1,956	3,565	—	5,583
Due from affiliate	(60,459)	90,252	(29,793)	—	—

Total current assets	(56,413)	173,839	9,560	(4,472)	122,514
Investment in subsidiaries	394,963	10,524	—	(405,487)	—
Property, plant and equipment, net	—	19,414	3,403	—	22,817
Goodwill and intangibles, net	—	197,097	83,895	—	280,992
Deferred financing costs, net	13,410	—	—	—	13,410
Other assets	—	631	180	—	811

Total assets	$351,960	$401,505	$97,038	$(409,959)	$440,544

Liabilities and stockholders’ equity:
Current portion of long-term debt	$5,827	$—	$—	$—	$5,827
Accounts payable, accrued expenses and other current liabilities	760	16,129	15,167	—	32,056
Customer advances and deferred revenue	—	37,809	11,741	—	49,550
Deferred purchase price obligation	—	3,128	—	—	3,128

Total current liabilities	6,587	57,066	26,908	—	90,561
Long-term debt	196,619	—	—	—	196,619
Other long-term liabilities	4,657	4,610	—	—	9,267

Total liabilities	207,863	61,676	26,908	—	296,447

Total stockholders’ equity	144,097	339,829	70,130	(409,959)	144,097

Total liabilities and stockholders’ equity	$351,960	$401,505	$97,038	$(409,959)	$440,544

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

Condensed Consolidated Statement of Operations

For the Nine Months Ended June 30, 2003

			Non-
	IPC	Guarantor	Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$137,819	$39,253	$(11,392)	$165,680
Cost of goods sold	—	82,482	23,704	(10,309)	95,877

Gross profit	—	55,337	15,549	(1,083)	69,803
Other operating expenses	—	41,473	12,097	—	53,570

Income (loss) from operations	—	13,864	3,452	(1,083)	16,233
Interest income (expense) and other, net	(18,750)	123	3,276	—	(15,351)
Income tax provision (benefit)	—	(1,161)	3,823	—	2,662

Net income (loss)	$(18,750)	$15,148	$2,905	$(1,083)	$(1,780)

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended June 30, 2003

			Non-
	IPC	Guarantor	Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$16,787	$2,904	$(8,648)	$—	$11,043
Capital expenditures	—	(3,051)	(800)	—	(3,851)
Cash acquired in acquisitions	—	1,135	2,952	—	4,087
Proceeds from restricted cash account and other amounts in connection with Global Crossing settlement	—	9,419	—	—	9,419
Cash payments in connection with Global Crossing settlement	—	(5,200)	—	—	(5,200)

Net cash provided by (used in) investing activities	—	2,303	2,152	—	4,455
Debt issue costs	(310)	—	—	—	(310)
Principal payments on term loan	(18,616)	—	—	—	(18,616)

Net cash used in financing activities	(18,926)	—	—	—	(18,926)
Effect of exchange rate changes on cash	—	(850)	—	—	(850)

Net increase (decrease) in cash	(2,139)	4,357	(6,496)	—	(4,278)
Cash at beginning of period	6,123	(1,610)	20,781	—	25,294

Cash at end of period	$3,984	$2,747	$14,285	$—	$21,016

12.     Subsequent Events

Refinancing of Senior Secured Credit Facilities

       On September 4, 2003, the Company announced the amendment and restatement of its senior secured credit facilities. The amended and restated senior secured credit facilities consist of a $55.0 million term loan and a $25.0 million revolving credit facility; provided, however, we can increase the committed amount under these facilities by an amount of up to an additional $25.0 million so long as one or more lenders agrees to provide this incremental commitment and other customary conditions are satisfied. The Company used the amended and restated senior

IPC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

June 30, 2003
(Continued)

secured credit facilities primarily to repay existing senior debt. The amended and restated senior secured credit facilities will reduce borrowing costs and provides greater covenant flexibility than the previous senior secured credit facilities. The amended and restated senior secured credit facilities mature on September 2, 2008.

Purple Voice Acquisition

       IPC UK Holdings Limited, or IPC UK, one of the Company’s subsidiaries, entered into a series of transactions with Purple Voice Holdings Limited, or Purple Voice, a business-to-business IP software company that provides VoIP solutions to the financial community. As a result of these transactions, which closed on August 1, 2003:

•	IPC UK acquired approximately 40% of the currently outstanding common shares (calculated on a non-diluted basis) of Purple Voice, together with a warrant for additional shares from certain minority shareholders of Purple Voice, for approximately $120,000;

•	IPC UK invested $1.0 million in a 7% secured convertible note due September 2007 issued by Purple Voice, which is convertible into 49% of Purple Voice’s share capital on a fully diluted basis;

•	the remaining shareholders of Purple Voice granted a call option to IPC UK, which permits IPC UK to acquire the remaining issued share capital of Purple Voice for an aggregate amount of $0.8 million, plus an earn-out of up to $9.0 million, dependent on certain revenue targets being met; and

•	IPC Information Systems, Inc. and Purple Voice entered into an agreement under which IPC Information Systems, Inc. has been appointed Purple Voice’s exclusive reseller worldwide.

       The Company will consolidate Purple Voice in its consolidated financial statements as of August 1, 2003 in accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”.

Legal Proceedings

       On September 8, 2003, an action was brought against several defendants, including IPC Information Systems, Inc. and its President, in the United States District Court for the Eastern District of New York by Advance Relocation & Storage Co., Inc., a moving company. The complaint alleges that IPC Information Systems, Inc. and 23 other defendants violated the Racketeer Influenced and Corrupt Organizations Act and engaged in tortious interference with prospective business advantage by preventing the plaintiff from obtaining work as a mover in jobs performed in large commercial buildings in New York City. The Company believes the suit is without merit and intends to vigorously defend against all claims alleged against the Company in the complaint. Plaintiffs are seeking injunctive relief and damages from the defendants, jointly and severally, in an aggregate amount of approximately $7.0 million.

IPC ACQUISITION CORP.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

IPC Acquisition Corp.

       We have audited the accompanying consolidated balance sheet of IPC Acquisition Corp. as of December 31, 2001 and September 30, 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from November 15, 2001 (date of initial capitalization) to September 30, 2002 and the combined statements of operations, cash flows and stockholders’ equity of IPC Information Systems, including the Trading Systems division and Information Transport Systems division, operating divisions of a wholly owned subsidiary of Global Crossing Ltd., and Asia Global Crossing IPC Trading Systems Australia Pty. Ltd. (the “Predecessor”), for the period from October 1, 2001 to December 20, 2001 (the “Predecessor Period”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The combined balance sheets of IPC Information Systems, Inc. as of September 30, 2001, and the statements of operations, stockholders’ equity, and cash flows for the period October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000, and the year ended September 30, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated December 4, 2001.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IPC Acquisition Corp. at December 31, 2001 and September 30, 2002 and the consolidated results of its operations and its cash flows for the period from November 15, 2001 to September 30, 2002 and the combined results of operations and cash flows of IPC Information Systems for the period from October 1, 2001 to December 20, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey

December 4, 2002

REPRINTED COPY OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To IPC Information Systems:

       We have audited the accompanying combined balance sheets of the entities identified in Note 1, collectively referred to as IPC Information Systems, including the Trading Systems division and Information Transport Systems division, operating divisions of a wholly owned subsidiary of Global Crossing Ltd., and Asia Global Crossing IPC Trading Systems Australia Pty. Ltd., an operating division of a wholly owned subsidiary of Asia Global Crossing Ltd., as of September 30, 2000 and 2001, and the related combined statements of operations, capital, and cash flows for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000 (the “Predecessor Periods”), the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001 (the “Successor Periods”). These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IPC Information Systems as of September 30, 2000 and 2001, and the results of their operations and their cash flows for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Roseland, New Jersey

December 4, 2001 (except with respect to the matters discussed in Note 16 as to which the date is January 16, 2002)

Note:     Reprinted above is a copy of the report previously expressed by such firm which has ceased operations. The reprinting of this report is not equivalent to a current reissuance of such report as would be required if such firm was still operating. The consolidated balance sheet as of September 30, 2000 and the combined statement of operations, capital and cash flows for the year ended September 30, 1999 referred to in this report have not been included in the accompanying financial statements or schedule. Certain items in the September 30, 2001 and other Predecessor Period and Successor Period financial statements have been reclassified from amounts previously reported to conform to the presentation of the September 30, 2002 financial statements. Because such firm has not consented to the inclusion of this report in this registration statement, it may be more difficult for you to seek remedies against such firm and your ability to seek relief against such firm may be impaired.

IPC ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)

	Predecessor

	September 30,	December 31,	September 30,
	2001	2001	2002

Assets
Assets:
Cash	$4,536	$25,046	$25,294
Restricted cash	—	20,800	7,272
Accounts receivable, net of allowance of $2,648, $125 and $1,245, respectively	77,496	66,804	52,468
Inventories, net	45,258	67,810	22,218
Prepaid and other current assets	2,919	2,832	4,614

Total current assets	130,209	183,292	111,866
Property, plant and equipment, net	20,368	21,203	21,004
Goodwill	185,033	77,310	72,279
Tradenames	15,867	18,000	18,462
Technology, net	29,308	44,816	39,987
Customer relationships, net	94,838	152,785	150,683
Assembled workforce, net	12,617	—	—
Deferred financing costs, net	—	19,712	15,116
Other assets	871	552	835

Total assets	$489,111	$517,670	$430,232

Liabilities and Stockholders’ Equity
Liabilities:
Current portion of long term debt	$—	$5,250	$6,460
Accounts payable	9,254	6,597	4,530
Accrued expenses and other current liabilities	15,029	27,209	23,562
Current portion of deferred compensation	471	471	633
Income taxes payable	1,934	2,736	2,373
Customer advances on installation contracts	41,388	43,327	11,232
Deferred revenue on maintenance contracts	10,204	8,633	12,261
Due to affiliates	104,106	—	—
Deferred purchase price obligation	—	20,800	7,272

Total current liabilities	182,386	115,023	68,323
Term loan	—	99,750	64,602
Senior subordinated notes	—	150,000	150,000
Deferred taxes, net	56,679	10,940	7,190
Deferred compensation	3,377	3,354	3,119
Other long term liabilities	2,623	—	—

Total liabilities	245,065	379,067	293,234

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value (authorized 25,000,000 shares; none issued and outstanding at September 30, 2001; 14,000,000 shares issued and outstanding at December 31, 2001; 14,060,000 shares issued and outstanding at September 30, 2002)	—	140	141
Paid in capital	278,048	139,560	140,159
Notes receivable for purchases of common stock	—	—	(383)
Accumulated deficit	(32,710)	(1,382)	(9,200)
Accumulated other comprehensive income (loss)	(1,292)	285	6,281

Total stockholders’ equity	244,046	138,603	136,998

Total liabilities and stockholders’ equity	$489,111	$517,670	$430,232

The accompanying notes are an integral part of the consolidated financial statements.

IPC ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Predecessors

	Period from	Period from		Period from	Period from
	October 1,	June 15,	Fiscal Year	October 1,	November 15,
	1999 to	2000 to	Ended	2001 to	2001 to
	June 14,	September 30,	September 30,	December 20,	September 30,
	2000	2000	2001	2001	2002

Revenue:
Product sales and installations	$108,488	$72,994	$181,267	$35,691	$156,503
Service	66,021	30,706	98,430	23,089	76,281

	174,509	103,700	279,697	58,780	232,784

Cost of goods sold (depreciation shown separately below):
Product sales and installations	65,802	61,533	106,252	18,869	119,605
Service	36,744	18,217	58,349	13,953	41,528
Depreciation and amortization	454	195	834	216	815

	103,000	79,945	165,435	33,038	161,948

Gross profit	71,509	23,755	114,262	25,742	70,836
Research and development	8,854	4,024	15,502	3,519	11,617
Selling, general and administrative expense	29,480	12,202	33,541	17,110	34,576
Depreciation and amortization	6,629	13,808	47,801	10,521	14,250

Income (loss) from operations	26,546	(6,279)	17,418	(5,408)	10,393
Other income (expense):
Interest expense, net	(16,142)	(5,686)	(27,871)	(5,987)	(21,533)
Other income (expense), net	(18)	30	2,028	49	(346)

Income (loss) before income taxes	10,386	(11,935)	(8,425)	(11,346)	(11,486)
Income tax provision (benefit)	4,134	(2,582)	4,406	(318)	(2,286)

Income (loss) before extraordinary charge	6,252	(9,353)	(12,831)	(11,028)	(9,200)
Extraordinary loss on retirement of debt, net of income taxes of $7,269	—	(10,526)	—	—	—

Net income (loss)	$6,252	$(19,879)	$(12,831)	$(11,028)	$(9,200)

The accompanying notes are an integral part of the consolidated financial statements.

IPC ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Predecessors

	Period from	Period from	Fiscal Year	Period from	Period from
	Oct. 1, 1999	June 15, 2000	Ended	Oct. 1, 2001	Nov. 15, 2001
	to June 14,	to Sept. 30,	Sept. 30,	to Dec. 20,	to Sept. 30,
	2000	2000	2001	2001	2002

Cash flows from operating activities:
Net income (loss)	$6,252	$(19,879)	$(12,831)	$(11,028)	$(9,200)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,753	1,762	6,992	1,393	3,951
Amortization of goodwill and intangibles	3,330	12,241	41,643	9,344	11,114
Amortization of deferred financing costs	—	—	—	—	2,304
Provision for doubtful accounts	767	647	793	1,018	1,288
Deferred income taxes	(915)	(12,933)	(13,148)	(4,761)	(7,170)
Employee deferred compensation charge	(11)	(7)	(29)	(19)	(77)
Non-cash interest on senior discount notes	16,295	—	—	—	—
Issuance of stock for litigation settlement	1,774	—	—	—	—
Extraordinary loss on retirement of senior discount notes, net of income taxes	—	17,795	—	—	—
Changes in operating assets and liabilities:
Accounts receivables	(3,655)	(12,411)	(1,151)	4,702	17,957
Inventories	(14,230)	36,283	(1,056)	1,823	59,557
Prepaids and other current assets	5,774	1,168	4,429	(281)	(1,414)
Other assets	680	19,013	(28)	322	(154)
Accounts payable and accrued expenses	13,436	(8,441)	(18,894)	7,019	(10,972)
Income taxes payable	(2,109)	365	3,147	(988)	2,948
Customer advances and deferred revenue	20,037	(16,979)	20,816	9,326	(37,627)
Other liabilities	(115)	320	2,623	(2,623)	—

Net cash provided by operating activities	51,063	18,944	33,306	15,247	32,505

Cash flows from investing activities:
Capital expenditures	(2,761)	(1,053)	(9,370)	(1,902)	(6,506)
Payment for acquisitions, net of cash acquired (includes restricted cash of $7.3 million)	—	—	—	—	(345,746)

Net cash used in investing activities	(2,761)	(1,053)	(9,370)	(1,902)	(352,252)

Cash flows from financing activities:
Proceeds from (repayments of) intercompany borrowings	(63,179)	72,939	(23,186)	(15,134)	—
Principal payments on capital leases	(331)	(304)	(234)	—	—
Borrowings (repayments) under the revolving credit facility	12,290	(45,712)	—	—	—
Principal repayments on term loan	—	—	—	—	(33,938)
Proceeds from term loan, net of issuance costs	—	—	—	—	98,600
Proceeds from senior subordinated notes, net of issuance costs	—	—	—	—	138,980
Principal repayments on senior discount notes	—	(43,272)	—	—	—
Proceeds from the exercise of stock options	4,224	—	—	—	—
Proceeds from equity issuances, net	—	—	—	—	139,917

Net cash (used in) provided by financing activities	(46,996)	(16,349)	(23,420)	(15,134)	343,559

Effect of exchange rate changes on cash	(2,462)	(2,160)	868	(1,996)	1,482

Net (decrease) increase in cash	(1,156)	(618)	1,384	(3,785)	25,294
Cash, beginning of period	4,926	3,770	3,152	4,536	—

Cash, end of period	$3,770	$3,152	$4,536	$751	$25,294

Supplemental disclosures of cash flow information:
Cash paid during the periods for:
Income taxes	$1,609	$1,398	$2,755	$1,338	$2,574

Interest	$4,345	$123	$478	$66	$15,005

The accompanying notes are an integral part of the consolidated financial statements.

IPC ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In Thousands)

						Notes
				Retained	Accumulated	Receivable
				Earnings	Other	for Purchases
	Common	Paid in	Subscription	(Accumulated	Comprehensive	of Common
	Stock	Capital	Receivable	Deficit)	Income (Loss)	Stock	Total

Predecessor
Balance at September 30, 1999	$85	$(90,554)	$—	$2,187	$965	$—	$(87,317)
Stock option exercises	5	4,219					4,224
Shares issued for settlement of claim		1,774					1,774
Purchase accounting adjustments	(90)	332,773		(8,439)	1,497		325,741
Net income				6,252			6,252
Foreign currency translation adjustments					(2,462)		(2,462)

Total comprehensive income							3,790

Balance at June 15, 2000	$—	$248,212	$—	$—	$—	$—	$248,212

Predecessor
Capital contribution	$—	$92,406	$—	$—	$—	$—	$92,406
Net loss				(19,879)			(19,879)
Foreign currency translation adjustments					(2,160)		(2,160)

Total comprehensive loss							(22,039)

Balance at September 30, 2000	—	340,618	—	(19,879)	(2,160)	—	318,579
Deemed dividend to parent		(11,474)					(11,474)
Deemed dividend on stock option repatriation		(51,096)					(51,096)
Net loss				(12,831)			(12,831)
Foreign currency translation adjustments					868		868

Total comprehensive loss							(11,963)

Balance at September 30, 2001.	—	278,048	—	(32,710)	(1,292)	—	244,046
Net loss				(11,028)			(11,028)
Foreign currency translation adjustments					(1,965)		(1,965)

Total comprehensive loss							(12,993)

Balance at December 20, 2001	$—	$278,048	$—	$(43,738)	$(3,257)	$—	$231,053

IPC Acquisition Corp.
Initial equity subscription at November 15, 2001	$—	$10	$(10)	$—	$—	$—	$—
Issuance of common stock	141	140,149	10				140,300
Issuance of notes receivable for purchases of common stock						(383)	(383)
Net loss				(9,200)			(9,200)
Foreign currency translation adjustments					6,281		6,281

Total comprehensive loss							(2,919)

Balance at September 30, 2002.	$141	$140,159	$—	$(9,200)	$6,281	$(383)	$136,998

The accompanying notes are an integral part of the consolidated financial statements.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2002

1.	Basis of Presentation

       IPC Acquisition Corp. (the “Company”) was incorporated in Delaware and initially capitalized on November 15, 2001 for the purpose of entering into a purchase agreement to acquire: (1) 100% of the shares of common stock of IPC Information Systems, Inc. and 100% of the ordinary shares of Asia Global Crossing IPC Trading Systems Australia Pty Ltd. from Global Crossing Ltd. (“Global Crossing”) and its affiliates and (2) various assets owned by affiliates of Global Crossing related to the operation of these businesses (collectively “IPC”). As used herein, the “Company” refers to IPC Acquisition Corp. and its subsidiaries.

       Effective December 20, 2001, pursuant to a purchase agreement, as amended, between IPC Acquisition Corp. and Global Crossing, IPC Acquisition Corp. completed the acquisition of IPC (the “IPC Acquisition”). The Company’s financial statements for the period from November 15, 2001 (date of initial capitalization) to September 30, 2002 are substantially comprised of the funding and closing of the IPC Acquisition on December 20, 2001 and the results of operations of IPC from the closing through September 30, 2002. Under the purchase agreement, the total purchase price for the shares and assets was $360 million, subject to various adjustments for working capital and customer advances. Global Crossing and certain of its subsidiaries filed for bankruptcy protection on January 28, 2002 (see Note 3).

       The Company, headquartered in New York, designs, manufactures, installs and services turret systems for the trading operations of investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers and insurance companies. The Company also installs and services the cabling infrastructure and networks within the same building that connect voice and data communications for traders and others in the global financial and exchange trading industries.

       The Company markets its products and services worldwide in major financial centers, with the majority located in the United States.

2.	Summary of Significant Accounting Policies

Principles of Consolidation and Combination

       The combined financial statements for the period October 1, 1999 to June 14, 2000 represents IPC Information Systems, Inc. as it operated as a stand alone company. The combined financial statements for the periods June 15, 2000 to September 30, 2000, October 1, 2000 to September 30, 2001 and October 1, 2001 to December 20, 2001 include the accounts of IPC (the “Predecessor”). Intercompany balances and transactions have been eliminated.

       The consolidated financial statements for the period November 15, 2001 (date of initial capitalization) to September 30, 2002 include the accounts of the Company and its wholly owned subsidiaries. The principal activity of the Company consists of the IPC Acquisition, and the results of operations of the acquired business from December 20, 2001 through September 30, 2002. Intercompany balances and transactions have been eliminated.

Revenue Recognition

       Revenue from product sales and installation is recognized upon completion of the installation except for revenue from sales to distributors, which is recognized upon shipment. Under contract provisions, customers are progress-billed prior to the completion of the installations. The revenue related to these advance payments is deferred until the system installations are completed. All costs incurred on uncompleted contracts are accumulated and

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded as inventory awaiting installation. In addition, contracts for annual recurring turret and I.T.S. services are generally billed in advance, and are recorded as revenue ratably (on a monthly basis) over the contractual periods. Revenue from moves, additions and changes, commonly known as MACs, to turret systems is recognized upon completion, which generally occurs in the same month or the month following the order for services.

Cash and Cash Equivalents

       The Company maintains cash with several high credit quality financial institutions. Temporary cash investments with original maturities of three months or less are considered cash equivalents. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk.

Trade Receivables

       Trade accounts receivable potentially expose the Company to concentrations of credit risk, as a large volume of business is conducted with several major financial institutions, primarily companies in the brokerage, banking and financial services industries. To help reduce this risk, customers are progress-billed prior to the completion of the contract. At September 30, 2001, December 31, 2001 and September 30, 2002, uncollected accounts receivable recorded in customer advances amounted to $12.8 million, $7.9 million, and $6.3 million, respectively.

Inventories

       Inventories are stated at the lower of FIFO (first in, first out) cost or market but not in excess of net realizable value. Inventory costs include all direct manufacturing costs and applied overhead. Allowances are established based on management’s estimate of inventory on hand that is potentially obsolete or for which its market value is below cost. Cost of goods sold for the period ended September 30, 2002 reflects fair value inventory adjustments of $34.3 million associated with the purchase accounting treatment of the IPC Acquisition on December 20, 2001. Similarly, cost of goods sold for the fiscal year ended September 30, 2001 and the period from June 15, 2000 to September 30, 2000 include fair value inventory adjustments of $10.7 million and $24.9 million, respectively, associated with the purchase of the Predecessor by Global Crossing in June 2000.

Property, Plant and Equipment

       Property, plant and equipment are stated at cost and depreciated on a straight-line basis over the shorter of their estimated useful lives or related contract terms beginning in the year the asset was placed into service. Normal repair and maintenance costs are expensed as incurred. The useful lives by asset category are as follows:

Buildings	20 years
Furniture, fixtures and equipment	5 years
Computer software	3 years

       Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvements.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets

       The Company reviews long-lived assets, including property, plant and equipment and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the assets and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. No impairments have occurred to date. See “Effects of Recently Issued Accounting Standards” below.

Goodwill and Other Intangible Assets

       Goodwill represents the excess of the cost over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions. For the periods October 1, 1999 to June 14, 2000, June 15, 2000 to September 30, 2000, fiscal year ended September 30, 2001, and October 1, 2001 to December 20, 2001, the costs allocated to goodwill were amortized on a straight-line basis over the periods benefited, principally 10 years, and resulted in amortization of $3.3 million, $6.2 million, $21.1 million and $4.7 million, respectively.

       The Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”), effective upon the IPC Acquisition and, in accordance with SFAS No. 142, there is no amortization of goodwill and intangible assets that have indefinite useful lives for the period from November 15, 2001 to September 30, 2002. However, such assets are tested for impairment annually using the two-step process specifically provided in SFAS No. 142. Other intangible assets are carried at cost. Technology and customer relationships are amortized over the estimated useful lives of 7 and 20 years, respectively. Tradenames have been deemed to have an indefinite life and will not be subject to amortization expense, but instead will be subject to annual impairment tests in accordance with the provisions of SFAS No. 142. In determining that the trade name has an indefinite life, the Company considered the following factors: the ongoing active use of its trade name, which is directly associated with its market leading position in the turret business, the lack of any legal, regulatory or contractual provisions that may limit the useful life of the trade name, the lack of any substantial costs to maintain the asset, the positive impact on its trade name generated by its other ongoing business activities (including marketing and development of new technology and new products) and its commitment to products branded with its trade name over its 30 year history. The Company’s acquired trade name has significant market recognition and the Company expects to derive benefits from the use of such asset beyond the foreseeable horizon.

       The Company completed the required initial impairment test within the first six months of adoption as well as the annual impairment test as of July 1, 2002 (the first day of the fourth quarter of fiscal year 2002), and concluded that there was no impairment to its recorded goodwill or indefinite live intangible assets. The Company believes the recorded values of goodwill and tradenames in the amounts of $72.3 million and $18.5 million, respectively, are fully recoverable.

Deferred Financing Costs

       As part of the IPC Acquisition, the Company capitalized certain debt issuance costs in the amount of $17.4 million relating to the establishment of the senior secured credit facilities and the issuance of the senior subordinated notes. These costs are being amortized over the respective lives of the debt using the effective interest method. Amortization expense related to deferred

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financing costs is included in interest expense in the accompanying consolidated statement of operations and aggregated approximately $2.3 million for the period ended September 30, 2002.

Research and Development

       Research and development expenditures are charged to expense as incurred.

Income Taxes

       In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), the Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is “more likely than not” to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

       For the fiscal year ended September 30, 2001 and the period October 1, 2001 to December 20, 2001, the Predecessor had filed a consolidated Federal tax return with its parent. Prior to the fiscal year ended September 30, 2001, the Predecessor filed separate Federal income tax returns. These income taxes have been prepared in accordance with SFAS No. 109 and SEC Staff Accounting Bulletin Topic 1B, utilizing the separate return method. Resulting payables for taxes have been recorded as adjustments to the intercompany accounts. The Company is now required to file separate tax returns.

       Effective as of the date of the IPC Acquisition, the Company provides deferred income taxes on the unremitted earnings of its foreign subsidiaries.

Use of Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation Adjustment

       The balance sheets and statements of operations of the Company’s foreign operations are measured using the local currency as the functional currency. Assets and liabilities of these foreign operations are translated at the year-end exchange rate and revenue and expense amounts are translated at the average rates of exchange prevailing during the year. The resulting foreign currency translation adjustments are accumulated as a component of other comprehensive income. Gains and losses resulting from foreign currency transactions are recognized in other income (expense).

Fair Value of Financial Instruments

       The Company’s financial instruments at September 30, 2002 consist of accounts receivable, accounts payable and debt. As of September 30, 2002, the Company does not have any derivative financial instruments. The Company believes the reported carrying amounts of its accounts receivable and accounts payable approximates fair value, based upon the short term

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

nature of these accounts. The fair value of borrowings under the senior secured credit facilities was $67.5 million at September 30, 2002 as it bears interest at a floating rate. The fair value of the senior subordinated notes was $120 million at September 30, 2002.

Stock–Based Compensation

       As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company has elected to follow Accounting Principal Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for the 2002 Stock Option Plan. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the Company’s employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of the grant.

Reclassifications

       Certain items in the September 30, 2001 and other Predecessor period financial statements have been reclassified from amounts previously reported to conform to the presentation of the September 30, 2002 consolidated financial statements.

Effects of Recently Issued Accounting Standards

       In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards, (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which requires entities to record the fair value of the estimated liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes an amount equal to the present value of the estimated liability by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Company adopted SFAS No. 143 on October 1, 2002. Management does not believe the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

       In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, “Accounting for Impairment of Long Lived Assets” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary and Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 was adopted by the Company on October 1, 2002. Management does not believe the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

       In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). SFAS No. 145 eliminates the requirement under SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, to report gains and losses from extinguishments of debt as extraordinary items in the income statement. Accordingly, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“Opinion 30”). Upon adoption of this pronouncement, any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods that does not meet the criteria of Opinion 30 for such classification should be reclassified to conform with the provisions of SFAS No. 145. The Company adopted SFAS No. 145 on October 1, 2002. Management does not believe the adoption of this standard will have a material impact on the consolidated financial statements.

       In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”) and nullified EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF No. 94-3”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. The Company is required to adopt the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. Management does not believe the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

3. Acquisitions

The IPC Acquisition

       The Company was formed in November 2001 to acquire IPC Information Systems. On December 20, 2001, the Company purchased 100% of the common stock of IPC Information Systems, Inc. and 100% of the ordinary shares of Asia Global Crossing IPC Trading Systems Australia Pty. Ltd. from Global Crossing Ltd. and its affiliates. In addition, the Company acquired various assets owned by affiliates of Global Crossing related to the operation of these businesses. Under the purchase agreement, the total purchase price for the shares and assets was $360 million, subject to various adjustments for working capital and customer advances. As a result of the IPC Acquisition, the Company owns the leader in the turret industry, based on its base of approximately 110,000 turrets installed in trading positions worldwide.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of the IPC Acquisition. The purchase price on the date of the IPC Acquisition exceeded the fair market value of the net assets acquired by approximately $77.3 million and was recorded as goodwill on the consolidated balance sheet. The factors that contributed to a purchase price that resulted in the recognition of goodwill include the market leading position of IPC Information Systems, Inc. in the turret industry and its ability to generate significant income from operations and cash flows from operating activities.

Condensed Balance Sheet (dollars in thousands)
Current assets	$153,732
Property, plant and equipment, net	21,163
Intangible assets, net	216,000
Goodwill	77,310
Other long-term assets	549

Total assets acquired	468,754

Current liabilities	102,666
Deferred taxes	12,430
Other long-term liabilities	3,358

Total liabilities assumed	118,454

Net assets acquired	$350,300

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The IPC Acquisition was accounted for as a purchase. The purchase price allocation as presented is preliminary, as it is subject to adjustment for the working capital, assumed tax liabilities, and other purchase price obligations that are impacted by the Global Crossing bankruptcy filing. The following represents the preliminary allocation of the excess of the purchase price over the historical cost of the net tangible assets acquired at the date of the purchase:

(dollars in thousands)
Purchase price (including $20.8 million of deferred purchase price obligation)		$350,300
Estimated transaction costs		7,900

Total consideration		358,200
Historical cost of net tangible assets acquired		(43,020)

Excess of purchase price over net tangible assets acquired		$315,180

Allocation of excess purchase price:
Step-up inventory to fair value		$34,300
Deferred taxes		(12,430)
Residual goodwill		77,310
Identifiable intangibles:
Technology (7 year life)	$45,000
Trade names (indefinite life)	18,000
Customer relationships (20 year life)	153,000

Total identifiable intangibles		216,000

Total allocation of excess purchase price		$315,180

       At the closing, the purchase price was reduced by approximately $9.75 million for estimated working capital and customer advance adjustments. On January 16, 2002, Global Crossing and its affiliates paid the Company $3.0 million based upon a revised estimate of the working capital and customer advances adjustments. On January 28, 2002, Global Crossing and 54 of its subsidiaries filed petitions for relief under Chapter 11 of Title 11 of the United States Code. On January 31, 2002, the Company delivered to Global Crossing and its affiliates its determination of the amount of working capital and customer advances as of the closing. Based on the Company’s determination of these amounts, Global Crossing or various of its affiliates are obligated to pay the Company an additional amount of $4.8 million. The Company has not been paid this additional amount, nor has it been reflected as a reduction of the purchase price. On September 30, 2002, the Company filed a proof of claim in the bankruptcy case of Global Crossing and one of its affiliates for approximately $4.5 million relating to their pro rata portion of working capital and customer advance adjustments owed to the Company. The Company expects to also seek remedies against affiliates of Global Crossing that have not filed for bankruptcy for the working capital and customer advance adjustments owed to the Company, although there are no assurances that such efforts will be successful.

       The IPC Acquisition was accounted for by the purchase method and acquired intangible assets are recognized apart from goodwill in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The purchase price exceeded the fair value of the net assets

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquired by approximately $69.4 million. This excess has been recorded in the accompanying consolidated balance sheet as goodwill and has not been amortized in accordance with SFAS No. 142. SFAS No. 142 eliminates the requirement to amortize goodwill and intangible assets that have indefinite useful lives. However, it requires that such assets be tested for impairment at least annually using the guidance specifically provided in the statement. Accordingly, the Company’s consolidated financial statements for the year ended September 30, 2002 are not comparable to any prior period.

       In connection with the IPC Acquisition, the Company recorded the following amounts to reflect the purchase price allocation described above (in thousands):

Goodwill	$69,427
Fair value increase to inventory	34,300
Identified intangibles:
Customer relationships	153,000
Technology	45,000
Tradenames	18,000
Deferred taxes	(14,360)

Net impact of purchase accounting adjustments	$305,367

       The IPC Acquisition was financed with the net proceeds from the issuance of the outstanding senior subordinated notes, borrowings under the senior secured credit facilities and a common equity contribution of $140 million by a group including GS Capital Partners 2000, L.P., or GSCP 2000, and certain of its affiliates. Under the terms of the purchase agreement, approximately $20.8 million of the purchase price was not paid to Global Crossing at the closing. This deferred portion of the purchase price will not be paid to Global Crossing unless various contingent liabilities of former affiliates that the Company guaranteed have been paid by Global Crossing or the Company has been released from these guarantees. Such contingent liabilities include equipment lease, real estate lease and employee obligations and may include other third party obligations. An amount equal to the deferred payment was deposited into a bank account in the Company’s name and will be released to the Company as the guaranteed obligations and other liabilities are paid by Global Crossing or the Company is released from these obligations and other liabilities. While the Company has structured this agreement so that it retains ownership of the deposited funds, there can be no assurance that a contrary position will not be taken in Global Crossing’s bankruptcy case. Through September 30, 2002, the Company has paid approximately $13.5 million of these contingent liabilities and an equal amount has been withdrawn from the aforementioned bank account.

       At the closing of the IPC Acquisition, the Company and various of its subsidiaries entered into a network services, channel sales and transition services agreement with Global Crossing and various other parties. Following the commencement of Global Crossing’s bankruptcy case, Global Crossing failed to perform various obligations under the network services, channel sales and transition services agreement. On March 11, 2002, the Company filed a motion with the United States Bankruptcy Court for the Southern District of New York to compel Global Crossing to assume or reject this agreement. Thereafter, the Company negotiated with Global Crossing to resolve the issues raised in the motion and subsequently reached an agreement.

       On July 11, 2002, the bankruptcy court entered an order authorizing Global Crossing and its related subsidiaries to assume the network services, channel sales and transition services

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreement, as amended. Under the amendment, certain of IPC Information Systems Inc.’s obligations under the agreement, including the non-compete restrictions, have been suspended until the effective date of a plan of reorganization under applicable bankruptcy laws of Global Crossing and its related subsidiaries. Following the emergence of Global Crossing and its related subsidiaries from its bankruptcy reorganization, under the terms of the agreement, as amended, IPC Information Systems, Inc. will be permitted to continue to perform any activity or provide any service that would be prohibited by the non-compete restriction so long as that activity or service was commenced while the non-compete restriction was suspended or that activity or service is performed pursuant to a definitive agreement entered into while the non-compete was suspended.

       On October 17, 2002, Global Crossing filed a Joint Plan of Reorganization, or the Plan, with the bankruptcy court. Global Crossing’s Plan provides that Global Crossing will assume various executory contracts and leases. The Plan further provides that any executory contract or lease not specifically identified by Global Crossing for assumption will be rejected as of the effective date of the Plan. The purchase agreement was not included among the contracts Global Crossing assumed under its Plan. As a result, the Company filed an objection to Global Crossing’s proposed rejection of the purchase agreement. If no prior agreement is reached, a hearing on the Company’s objection will be held before the bankruptcy court on January 7, 2003.

       If the bankruptcy court permits Global Crossing to reject the purchase agreement, Global Crossing would likely be relieved of its obligations under the purchase agreement, including, among other things, indemnifying the Company for known tax liabilities imposed upon IPC Information Systems, Inc. and its subsidiaries prior to their purchase by the Company from Global Crossing, and paying the $4.8 million in working capital owed to the Company under the purchase agreement. If the purchase agreement is rejected, the Company may also be liable for other pre-IPC Acquisition tax liabilities if Global Crossing does not include IPC Information Systems, Inc. and its subsidiaries in certain tax returns for periods prior to and including the IPC Acquisition. Such tax liabilities, which the Company estimates to be in the range of $0 to $36 million, could have a material adverse effect on the Company’s financial condition and results of operations, including requiring the Company to seek financing to pay any additional pre-IPC Acquisition tax liabilities. Additionally, though the deferred portion of the purchase price is currently held in a bank account under the Company’s control and is only to be paid to Global Crossing or its affiliates upon fulfillment of certain obligations and liabilities by those entities, as discussed above, there can be no assurance that Global Crossing will not take a contrary position in connection with the hearing on the Company’s objection.

       Prior to the completion of the IPC Acquisition, the Company leased six floors at 67-73 Worship Street, London, England at an annual rate of approximately £565,000, or $888,000, assuming an exchange rate of £1 to $1.5715. Of these six floors, the Company uses one floor for office space and an affiliate of Global Crossing uses five floors for telecommunications and networking equipment. Under the lease, which expires in 2010, the Company remains liable to the landlord for all six floors. Pursuant to the purchase agreement with Global Crossing, the Company entered into a sublease for a portion of these premises with an affiliate of Global Crossing, which filed a petition for relief under Chapter 11 of Title 11 of the United States Code on August 30, 2002, and the landlord has consented to that sublease. In accordance with the procedures set forth in the Plan, the sublease will be assumed by Global Crossing’s affiliate as of the effective date of the Plan. Through December 18, 2002, Global Crossing’s affiliate has made all of its required sublease payments. At the closing of the IPC Acquisition, the Company deferred approximately $3.2 million of the purchase price, which represents approximately two years of rental payments under the sublease and the estimated

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

costs to restore the premises for use as a general office facility in the event Global Crossing’s affiliate were to vacate the premises. In the event that the Company, rather than Global Crossing or its affiliates, pay the landlord amounts up to $3.2 million with respect to Global Crossing’s portion of this space, under the terms of the purchase agreement the Company will no longer be obligated to make a deferred purchase price payment in the corresponding amount to Global Crossing.

       Set forth below is the unaudited pro forma results of operations of the Company for the fiscal year ended September 30, 2001 and the period October 1, 2001 to December 20, 2001, as if the IPC Acquisition and the related financings occurred as of the beginning of each period.

       The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent the results of operations of the Company for the periods described above had the IPC Acquisition and the related financings occurred as of the beginning of each period, or to project the results for any future period.

       The unaudited pro forma financial information gives effect to (a) the IPC Acquisition (b) the offering of the outstanding senior subordinated notes, (c) term loan borrowings under our senior secured credit facilities, (d) the purchase accounting adjustments associated with the IPC Acquisition, (e) the common equity contribution and (f) the related fees and expenses. The unaudited pro forma financial information assumes that no post-closing working capital adjustments have been made in connection with the IPC Acquisition. The unaudited pro forma financial information of the Company does not include various one-time costs for operating expenses and capital expenditures associated with establishing the Company as a stand-alone entity but does include the restructuring charge of $0.8 million and tax benefit of $2.1 million related to a 1999 dividend payment from the Company’s European operations for the fiscal year ended September 30, 2001.

	Predecessors

		Period from
	Fiscal Year	October 1,
	Ended	2001 to
	September 30,	December 20,
	2001	2001
(in thousands)
Revenue	$279,697	$58,780
Net income (loss)	$12,100	$(3,870)

       IPC has received notices of taxes due from various jurisdictions related to Federal and state payroll taxes, state income taxes, state sales taxes, VAT, and income taxes in several foreign countries. These notices are for periods prior to the IPC Acquisition. Under the purchase agreement, Global Crossing is responsible for payment of these taxes. Since Global Crossing is now under bankruptcy protection, the bankruptcy court must approve any such tax payments by Global Crossing for periods prior to the commencement of Global Crossing’s bankruptcy case. If the bankruptcy court does not approve Global Crossing’s payment of all amounts that are due with respect to these taxes, these jurisdictions may proceed against IPC for these amounts. If the purchase agreement is rejected, Global Crossing may avoid its obligations to pay the taxes and to indemnify the Company for payment of the taxes. Currently, the aggregate amount of taxes for which IPC has received notices is approximately $5.2 million and was recorded on the consolidated balance sheet as part of the Company’s purchase accounting. The ultimate settlement of these liabilities may be for amounts which are different from the amounts presently recorded.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Additionally, certain tax returns for periods prior to and including the IPC Acquisition are not yet due and still must be filed by Global Crossing pursuant to the purchase agreement. Global Crossing has informed the Company that as a result of its rejection of the purchase agreement, it may not include IPC Information Systems and its subsidiaries in such tax returns. In the Company’s objection to Global Crossing’s rejection of the purchase agreement, the Company has requested the bankruptcy court to uphold the purchase agreement and, in any event, to order Global Crossing to include IPC Information Systems and its subsidiaries in such tax returns even if the rejection of the purchase agreement is permitted. It is possible, however, that the Court will not grant the Company’s request. The Company believes that Global Crossing is contractually required to include IPC Information Systems and its subsidiaries in such tax returns, and further believes that Global Crossing does not have any legal basis to exclude IPC Information Systems and subsidiaries from these tax returns. If, however, Global Crossing does not include IPC Information Systems and its subsidiaries in such tax returns and IPC Information Systems and its subsidiaries are required to separately file these tax returns and pay any pre-IPC Acquisition tax liabilities, such liabilities, which the Company estimates to be in the range of $0 to $36 million, could have a material adverse effect on the Company’s financial condition and results of operations, including requiring the Company to seek financing to pay any additional pre-IPC Acquisition tax liabilities.

Acquisition of Hitachi Turret Business

       On March 11, 2002, the Company entered into an agreement to purchase the international customer base and related assets of the turret business of Hitachi, Ltd for approximately $2.5 million. This transaction was completed on March 29, 2002, and has been accounted for under purchase accounting in accordance with SFAS No. 141. This acquisition would not have had a material impact on the Company’s results of operations for the period October 1, 2001 to December 20, 2001, and the period November 15, 2001 to September 30, 2002

4. Inventories (in thousands)

	Predecessor

	September 30,	December 31,	September 30,
	2001	2001	2002

Components and manufacturing work in process	$9,720	$7,114	$6,091
Inventory on customer sites awaiting installation	25,775	51,536	8,025
Parts and maintenance supplies	9,763	9,160	8,102

	$45,258	$67,810	$22,218

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. Property, Plant and Equipment (in thousands)

	Predecessor

	September 30,	December 31,	September 30,
	2001	2001	2002

Building	$2,080	$1,893	$1,893
Furniture, fixtures and equipment	19,886	16,616	19,224
Leasehold improvements	2,613	1,501	2,738
Construction in progress	1,799	—	—
Land	1,440	1,349	1,349

	27,818	21,359	25,204
Less: accumulated depreciation	(7,450)	(156)	(4,200)

	$20,368	$21,203	$21,004

       Depreciation and amortization expense for the periods October 1, 1999 to June 14, 2000, June 15, 2000 to September 30, 2000, fiscal year ended September 30, 2001, October 1, 2001 to December 20, 2001, and November 15, 2001 to September 30, 2002 was $3.7 million, $1.8 million, $7.0 million, $1.4 million, and $4.0 million, respectively. Additionally, during the period November 15, 2001 to September 30, 2002, a reclassification of $2.7 million was made from furniture, fixtures and equipment to inventory for equipment leased to customers.

6. Goodwill and Intangible Assets

       The Company adopted SFAS No. 142, effective December 20, 2001 (the date of the IPC Acquisition). Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives are no longer amortized. Rather, they are reviewed for impairment annually or more frequently if certain indicators arise. Had the Predecessor been accounting for its goodwill and indefinite lived intangible assets (tradenames) under SFAS No. 142 for all periods presented, the Predecessor’s net income (loss) would have been as follows:

	Predecessors

	Period from	Period from		Period from	Period from
	October 1,	June 15,		October 1,	November 15,
	1999	2000	Fiscal Year	2001	2001
	to	to	Ended	to	to
	June 14,	September 30,	September 30,	December 20,	September 30,
	2000	2000	2001	2001	2002
(in thousands)
Reported net income (loss)	$6,252	$(19,879)	$(12,831)	$(11,028)	$(9,200)
Add back goodwill amortization, net of tax	2,108	3,925	13,367	2,978	—
Add back amortization of indefinite lived intangible assets, net of tax	—	1,243	4,263	950	—

Adjusted net income (loss)	$8,360	$(14,711)	$4,799	$(7,100)	$(9,200)

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following table reflects the gross carrying amount and accumulated amortization of the Company’s goodwill and intangible assets included in the consolidated balance sheets as of the dates indicated:

	Predecessor

	September 30,	December 31,	September 30,
	2001	2001	2002
(in thousands)
Intangible assets:
Amortized intangible assets:
Technology	$35,940	$45,000	$45,000
Customer relationships	108,904	153,000	154,030
Effect of currency translation adjustments	—	—	2,754
Accumulated amortization-technology	(6,632)	(184)	(5,014)
Accumulated amortization-customer relationships	(14,066)	(215)	(6,100)

Net carrying amount	$124,146	$197,601	$190,670

Non-amortized intangible assets:
Goodwill	$185,033	$77,310	$70,636
Tradenames	15,867	18,000	18,000
Effect of currency translation adjustments	—	—	2,105
Assembled workforce	12,617	—	—

Net carrying amount	$213,517	$95,310	$90,741

       Amortization expense for those intangible assets still required to be amortized under SFAS No. 142 was $11.1 million for the period from November 15, 2001 to September 30, 2002. Amortization expense for goodwill and intangible assets prior to the adoption of SFAS No. 142 was $3.3 million, $12.2 million, $41.6 million and $9.3 million for the periods October 1, 1999 to June 14, 2000, June 15, 2000 to September 30, 2000, fiscal year ended September 30, 2001, and October 1, 2001 to December 20, 2001, respectively. The Company estimates amortization expense on a straight-line basis will approximate $14.1 million for each of the five succeeding fiscal years ending September 30, 2007.

       The final September 30, 2002 goodwill balance of $72.3 million decreased $5.0 million from the amount initially recorded at December 20, 2001 of $77.3 million, primarily due to working capital adjustments to the purchase price and a reduction of certain estimated assumed and contingent liabilities, which were offset by the acquisition of the Hitachi Ltd. customer base and related assets on March 29, 2002 and foreign exchange adjustments related to the allocation of goodwill to the Company’s foreign operating units. Such goodwill, including $24.4 million allocated to the Company’s non-U.S. operations which is non-deductible for income tax purposes, was allocated to the Company’s operating segments as follows: $71.3 million to Trading Systems and $1.0 million to I.T.S.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7. Accrued Expenses and Other Current Liabilities (in thousands)

	Predecessor

	September 30,	December 31,	September 30,
	2001	2001	2002

Accrued compensation and benefits	$6,273	$6,874	$7,719
Warranty reserves	2,373	2,430	2,159
Sales taxes payable	792	1,033	1,267
Job Accruals	4,010	2,530	1,867
Accrued transaction costs	—	7,900	651
Accrued interest	—	757	5,072
Other accruals	1,581	5,685	4,827

	$15,029	$27,209	$23,562

8. Long Term Debt

Senior Secured Credit Facilities

       On December 20, 2001, the Company entered into senior secured credit facilities with a group of lenders, comprised of (i) a $105 million term loan and (ii) a $15 million revolving credit facility. The maturity date of the loans is December 31, 2006. The Company had no outstanding borrowings under the revolving credit facility at September 30, 2002. However, the amount available to the Company at September 30, 2002 under the revolving credit facility is reduced by outstanding letters of credit of $4.3 million.

       The term loan was borrowed in full at the closing and the proceeds thereunder funded a portion of the consideration for the IPC Acquisition. Quarterly principal repayments of $1.3 million were required beginning on March 31, 2002, increasing to $2.6 million on March 31, 2003 through December 31, 2005 and further increasing to $17.1 million for each quarter in 2006. Mandatory prepayments of the senior secured credit facilities are required upon the occurrence of certain events, including asset sales and equity issuances, as well as for excess cash flow, as defined.

       There is no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be prepaid at any time, in whole or in part, without premium or penalty and may be reborrowed at any time prior to December 31, 2006. A letter of credit subfacility of $5 million is available under the revolving credit facility. At September 30, 2002, an aggregate of $4.3 million letters of credit have been issued, thereby reducing the amount available for borrowing under the revolving credit facility to $10.7 million.

       Borrowings under the senior secured credit facilities bear interest, at the Company’s option, at either (i) a base rate (defined as a rate per annum equal to the greater of (a) the prime rate in effect on such day, and (b) the federal funds effective rate in effect on such day plus 1/2 of 1%) plus the applicable margin (as defined below) (the “Base Rate Loans”) or (ii) an adjusted LIBOR rate (the rate (as adjusted for statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for a period of one, two, three or six months (as selected by the Company) (the “Eurodollar Rate Loans”)), in each case plus the applicable margin. The “applicable margin” is (i) with respect to Base Rate Loans, 3.50% per annum and (ii) with respect to Eurodollar Rate Loans, 4.50% per annum; provided, that in no event will the applicable interest rate on the senior secured credit facilities be less than 7.50%. Interest is payable quarterly for Base Rate Loans and at the end of the relevant interest period (or quarterly in

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain cases) for all Eurodollar Loans. The default rate under the senior secured credit facilities is equal to the base rate plus 2%. At September 30, 2002, the interest rate on borrowings under the senior secured credit facilities was 7.50%.

       The senior secured credit facilities require the Company to pay a commitment fee calculated at a rate equal to 1% per annum on the average daily unused portion of the revolving credit facility and an annual administrative fee of $125,000.

       Obligations under the senior secured credit facilities are secured by a first priority security interest in substantially all of the assets of the Company and the assets of its domestic subsidiaries and by a pledge of 100% of the shares of domestic subsidiaries and 65% of the shares of direct foreign subsidiaries. The domestic subsidiaries have unconditionally guaranteed the Company’s obligations under the senior secured credit facilities. These subsidiary guarantees are both full and unconditional as well as joint and several.

       As required under the terms of the senior secured credit facilities, the Company made mandatory excess free cash flow repayments of $30.0 million and $0.8 million on September 30, 2002 and December 29, 2002, respectively, based upon 75% of the Company’s excess cash flow for the period ended September 30, 2002. Excess cash flow is defined in the Company’s credit agreement, as amended, as: 1) the sum of net income, interest expense, provisions for taxes, depreciation expense, amortization expense, other non-cash items affecting net income, and to the extent included in calculating net income, expenses incurred by the Company in connection with the first amendment to the credit agreement, plus 2) a working capital adjustment, less 3) repayments of debt, capital expenditures, cash interest expense and provisions for taxes based on income.

       In addition to customary affirmative covenants, the senior secured credit facilities require the Company to enter into interest-rate hedging agreements to the extent necessary for 50% of the total outstanding consolidated indebtedness to be at a fixed rate. The senior secured credit facilities include negative covenants that, among other things, restrict the Company’s and its subsidiaries’ ability to: incur additional indebtedness (including guarantees of certain obligations); engage in mergers, consolidations, liquidations and dissolutions; sell assets; enter into capital leases; pay dividends or make other payments in respect of capital stock; make acquisitions; make investments, loans and advances; make payments with respect to or modify subordinated debt instruments; and enter into agreements with negative pledge clauses or clauses restricting subsidiary distributions.

       The senior secured credit facilities also contain minimum interest coverage and fixed charge coverage ratios and maximum senior secured and total leverage ratios. The senior secured credit facilities also contain a restriction on the amount of capital expenditures.

       As of September 30, 2002, annual principal repayments required under the $105 million term loan, (excluding any future excess free cash flow amounts), by fiscal year, are as follows (in thousands):

2003	$6,460
2004	7,383
2005	7,383
2006	37,838
2007	11,998

$71,062

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Subordinated Notes

       The Company issued $150 million in aggregate principal amount of 11.50% senior subordinated notes on December 20, 2001 to fund a portion of the consideration for the IPC Acquisition. Under the terms of the indenture governing the senior subordinated notes, the Company may, subject to certain restrictions, issue additional notes up to a maximum aggregate principal amount of $250 million. The senior subordinated notes mature on December 15, 2009. The senior subordinated notes are general unsecured obligations of the Company, are subordinated in right of payment to all existing and future senior debt, including the senior secured credit facilities, are pari passu in right of payment with any future senior subordinated indebtedness of the Company, and are unconditionally guaranteed by certain of the Company’s domestic restricted subsidiaries.

       Interest on the senior subordinated notes accrue at the rate of 11.50% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2002. Pursuant to a registration rights agreement entered into at the time the senior subordinated notes were issued, on June 21, 2002 the Company completed an exchange offer registered under the Securities Act of 1933, as amended, in which 100% of the outstanding senior subordinated notes were exchanged for a different series of senior subordinated notes having substantially identical terms.

       The indenture governing the senior subordinated notes contains covenants that impose significant restrictions on the Company. These restrictions include limitations on the ability of the Company and its restricted subsidiaries to: incur indebtedness or issue preferred shares; pay dividends or make distributions in respect of capital stock or to make other restricted payments; create liens; agree to payment restrictions affecting restricted subsidiaries; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with affiliates; and designate subsidiaries as unrestricted subsidiaries.

9. Deferred Compensation and Other Benefit Plans

Deferred Compensation

       The Company has deferred compensation agreements with certain past key officers and employees. Amounts to be paid range from $6,250 to $75,000 per individual per annum and are non-interest-bearing, with the payments commencing on specified dates. Payments began in 1992 and continue through 2019. The gross and discounted present value (using an interest rate of 7.5%), net of cash payments, of the amounts to be paid under these agreements aggregated $5.6 million and $3.8 million, respectively, at September 30, 2002.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Approximate payments for subsequent fiscal periods related to the deferred compensation agreements at September 30, 2002, are as follows (in thousands):

Fiscal year ending September 30,:
2003	$633
2004	467
2005	503
2006	521
2007	490
Thereafter	2,989

Total minimum payments	5,603
Less amount representing interest	(1,851)

Present value of minimum payments	$3,752

Pension Plans

       The Company offers its qualified U.S. employees the opportunity to participate in a defined contribution employee retirement plan in accordance with section 401(k) of the Internal Revenue Code. Eligible employees are entitled to contribute up to 50% of their annual compensation, subject to certain limitations ($11,000 for the year ended December 31, 2002). The Company’s matching contributions is subject to the discretion of the board of directors. IPC UK, IPC Singapore, IPC Hong Kong and IPC Australia have defined contribution plans covering their employees. Employee contributions are limited by statute, generally not to exceed 17.5% (UK), 16.0% (Singapore), 10.0% (Hong Kong) and 9.0% (Australia) of base salary. The Company’s contributions to these plans, net of forfeitures, for the periods October 1, 1999 to June 14, 2000, June 15, 2000 to September 30, 2000, fiscal year ended September 30, 2001, October 1, 2001 to December 20, 2001, and November 15, 2001 to September 30, 2002, were $0.1 million, $0.1 million, $0.3 million, $0.1 million and $0.5 million, respectively.

       The Company paid to Kleinknecht Electric Company — New York (“KEC-NY”) and Kleinknecht Electric Company — New Jersey (“KEC-NJ”), both former affiliated companies owned by one of the Company’s minority stockholders, in accordance with labor pooling agreements, approximately $5.6 million, $2.0 million, $8.9 million, $1.9 million and $5.6 million, for the periods October 1, 1999 to June 14, 2000, June 15, 2000 to September 30, 2000, fiscal year ended September 30, 2001, October 1, 2001 to December 20, 2001, and November 15, 2001 to September 30, 2002, respectively. These payments represented pass-through contributions to various union sponsored pension plans.

Stock Option Plan

       In February 2002, the Company adopted the 2002 Stock Option Plan. The option plan provides for the grant of options to purchase shares of the Company’s common stock to selected employees, officers, consultants and directors. The purpose of the option plan is to provide an incentive to employees, officers, consultants and directors to devote their abilities and industry to the Company’s success. The maximum number of shares that may be made the subject of options granted under the option plan is 900,000. Through September 30, 2002, the Company has granted 769,550 stock options with an option price of $10 per share, which was the fair value of the Company’s common stock at such date. The Company accounts for these options pursuant to APB Opinion No. 25 “Accounting for Stock Options Issued to Employees.” Accordingly, no compensation expense was recognized for these grants.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The option plan is administered by the compensation committee of the Company’s board of directors, which determines the individuals to whom options are awarded, the number of shares subject to each award, the exercise price of the option and other terms and conditions of the awards. Unless otherwise provided by the compensation committee, an option becomes exercisable for 25% of the shares subject to the option on each of the first four anniversaries of the date the compensation committee grants the option. Options granted under the option plan are non-transferable and the shares acquired upon exercise of options are subject to certain transfer restrictions. The terms and conditions of each option are set forth in an option agreement.

       The option plan provides that the effect, if any, on an option upon a change in control or sale or the consummation of a merger, consolidation, or reorganization which results in certain of the Company’s current stockholders no longer owning any interests in the Company or any successor corporation will be set forth in the option agreement. Under the form option agreements that have been approved by the Company’s compensation committee for current use under the plan, upon a change in control, 50% of the unvested portion of each option will immediately become vested and exercisable. In the event an option holder’s employment is terminated by the Company for any reason other than cause or disability within one year following the change in control, the option will immediately become fully vested and exercisable and remain exercisable for 180 days. The form agreements also provide that in the event of a sale or the consummation of a merger, consolidation or reorganization which results in certain of the Company’s stockholders no longer having any ownership interest in the Company or any successor corporation, the option will become fully vested and exercisable.

       Stock option transactions for the period from November 15, 2001 (date of initial capitalization) to September 30, 2002 are as follows:

		Weighted
	Number of	Average
	Shares	Exercise Price

Outstanding at November 15, 2001.	—	—
Granted	769,550	$10.00
Exercised	—	—
Cancelled	(18,525)	10.00

Outstanding at September 30, 2002	751,025	$10.00

       Of the total stock options outstanding, none were exercisable at September 30, 2002. The amount of additional options available to be granted pursuant to the option plan was 148,975 at September 30, 2002.

       Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123 and has been determined as if the Company had been accounting for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: weighted-average risk-free interest rate of 3.5% for the period ended September 30, 2002; no dividends; volatility factor of the expected market price of the Company’s common stock of 74.2% for the period ended September 30, 2002, and a weighted-average expected life of the options of 5 years for the period ended September 30, 2002.

       The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

       For purposes of pro forma disclosures, the estimated fair value of the options granted during the period from November 15, 2001 to September 30, 2002 is amortized to expense over the option vesting periods. The weighted-average grant date fair value of options granted during the period ended September 30, 2002 was $6.28. The Company’s pro forma net loss for the period ended September 30, 2002 would be $9.3 million. This amount may not necessarily be indicative of the pro forma effect of SFAS 123 for future periods in which options may be granted.

Key Employee Equity Investment Plan

       In February 2002, the Company adopted the Key Employee Equity Investment Plan. Under the plan, certain key employees, officers and directors may be given the opportunity to purchase shares of the Company’s common stock at its current fair market value. The plan is administered by the compensation committee of the Company’s board of directors, which determines the individuals who may participate in the plan, the number of shares offered to each participant and the terms and conditions of each offer. Up to 100,000 shares in the aggregate may be sold under the plan. The shares will be subject to certain transfer restrictions. Prior to the adoption of the Sarbanes-Oxley Act in July 2002, all participants were permitted to pay for up to two-thirds of the purchase price with a promissory note that is secured by the purchased shares. Since the adoption of the Sarbanes-Oxley Act, certain participants may no longer be permitted to purchase shares under the plan with such promissory notes. Through September 30, 2002, 60,000 shares had been purchased under the plan by certain directors, officers and other key employees. Promissory notes received by the Company for shares purchased by directors, officers and other key employees of the Company prior to the adoption of the Sarbanes-Oxley Act totaled $0.4 million. The interest rate for the promissory notes received is equal to the applicable federal rate which is currently 3.18%. The promissory notes are due on the first of the three following events to occur, (1) the later of the fifth anniversary of the date the promissory note was issued or the 180th day immediately following an initial public offering of the Company’s stock, (2) the 30th day following termination of employment, or (3) the 180th day following death.

10.	Restructuring Charge

       The Company continues to expect current market conditions to cause the Company’s customers to exercise caution with information technology and communications spending, which may cause decreased product sales and installation revenue in the 2003 fiscal year. Accordingly, the Company reduced its work force by approximately 8%, or 75 employees, in the fourth quarter of the 2002 fiscal year to reduce fixed costs in the 2003 fiscal year. The reduction in work force included 21 employees from the Company’s engineering staff, 35 employees from the Company’s operations staff and 19 employees from the Company’s corporate staff. The total amount of severance and other benefits charged to the selling, general and administrative category of the Company’s statement of operations in the fourth quarter of the 2002 fiscal year was $0.6 million. As of September 30, 2002, $0.5 million has been paid and $0.1 million remains accrued.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Foreign Currency Instruments

       As an international company, the Company is exposed to foreign currency risk. In order to minimize the risk caused by currency fluctuations, the Company entered into two foreign currency hedging contracts, commonly known as collars, in the third quarter of the 2002 fiscal year with notional amounts of £4 million and £6 million, or approximately $6.3 million and $9.4 million, respectively, assuming an exchange rate of £1 to $1.5715, and maturity dates of September 13, 2002 and September 18, 2002, respectively. The Company used these collars to minimize exchange rate risk when repatriating funds from its UK subsidiary. The Company repatriated these funds in September 2002 in connection with its required bank debt repayments. The currency hedged was the British Pound. Under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the Company is required to recognize all derivatives as either assets or liabilities in the consolidated statement of financial position and measure those instruments at fair value. As of September 30, 2002, the Company recognized a loss of $0.3 million as a component of other income and expense in the consolidated statement of operations in connection with the settlement of these collars. As of September 30, 2002, there was no foreign currency hedging instruments or other derivatives outstanding.

12.	Commitments and Contingencies

Operating Leases

       The Company, through its subsidiaries, has entered into various operating leases for real estate, equipment, automobiles and telecommunications lines and circuits.

       Rental expenses under operating leases were $2.5 million, $0.8 million, $3.9 million, $1.0 million and $4.3 million for the periods October 1, 1999 to June 14, 2000, June 15, 2000 to September 30, 2000, fiscal year ended September 30, 2001, October 1, 2001 to December 20, 2001 and November 15, 2001 to September 30, 2002, respectively.

       Future minimum annual rental payments required under noncancellable operating leases at September 30, 2002 are as follows (in thousands):

2003	$5,072
2004	4,526
2005	3,524
2006	3,166
2007	3,136
Thereafter	8,002

$27,426

Legal Proceedings

       Except as described below, the Company is not a party to any pending legal proceedings other than claims and lawsuits arising in the normal course of business. Management believes these proceedings will not have a material adverse effect on the Company’s consolidated financial condition or results of operations.

       On June 27, 2000, an action was brought against several defendants, including IPC Communications, Inc., in the United States District Court for the Southern District of New York by two telecommunications cabling contractors alleging that IPC Communications, Inc. violated

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

federal antitrust and New York state law by conspiring with the International Brotherhood of Electrical Workers Local Union Number 3, AFL-CIO, and five electrical contractors, to exclude plaintiffs from telecommunications wiring and systems installation jobs in the New York City metropolitan area. Subsequently, the complaint was amended to add an additional plaintiff and an additional defendant contractor. The Company believes the suit is without merit. However, there can be no assurance that the resolution of this lawsuit will ultimately be favorable. Plaintiffs are seeking injunctive relief and damages from the defendants, jointly and severally, in excess of an aggregate of $75 million.

13.	Related Party Transactions

Services

       Through December 20, 2001, Global Crossing and IPC performed various services and provided certain equipment for each other. Services and/or equipment provided by Global Crossing were billed to IPC and settled through a periodic cash transfer to Global Crossing. Revenue related to services provided by IPC to Global Crossing amounted to $2.2 million, $1.1 million, $2.9 million, $0.4 million, for the periods October 1, 1999 to June 14, 2000, June 15, 2000 to September 30, 2000, fiscal year ended September 30, 2001, and October 1, 2001 to December 20, 2001, respectively.

       Through December 20, 2001, Global Crossing allocated certain shared costs to IPC for items such as human resources, information technology, legal and communication that amounted to $2.7 million and $0.5 million, for the fiscal year ended September 30, 2001 and the period from October 1, 2001 to December 20, 2001, respectively. Additionally, Global Crossing allocated a corporate charge to IPC of $1.9 million and $6.9 million for the fiscal year ended September 30, 2001 and the period from October 1, 2001 to December 20, 2001, which represented the allocation for fiscal year 2000 and 2001. IPC allocated charges to Global Crossing for shared real estate locations that amounted to $1.0 million for the period October 1, 2001 to December 20, 2001. Management believes that the costs allocated to IPC are reasonable.

       The Company provides certain services on an arm’s-length basis to Goldman, Sachs & Co., an affiliate of GSCP 2000. GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. own substantially all of the Company’s common stock. Services provided by the Company are billed to Goldman, Sachs & Co. and settled through the collection of trade receivables and are consistent with pricing offered to comparable globally positioned customers. Revenue related to these services amounted to $2.9 million and $4.4 million for the periods October 1, 2001 to December 20, 2001 and November 15, 2001 to September 30, 2002, respectively. At December 31, 2001 and September 30, 2002, the Company has recorded on its consolidated balance sheet $2.4 million and $1.1 million of trade receivables and $0.7 million and $2.7 million of customer advances, respectively, related to maintenance services provided to Goldman, Sachs & Co.

       The Company provides installation projects and maintenance services on turrets negotiated on an arm’s-length basis to Goldman, Sachs & Co. and are consistent with pricing offered to comparable globally positioned customers. The Company was paid $0.1 million for the period from November 15, 2001 to September 30, 2002 by Goldman, Sachs & Co. for these projects and services.

       Goldman, Sachs & Co. and its related investment funds provided advisory and other services to GSCP 2000 and the Company in connection with sourcing, structuring and arranging of the IPC Acquisition and received fees of $8.0 million for those services. Goldman, Sachs & Co.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

also acted as an initial purchaser in the offering of the outstanding senior subordinated notes and an affiliate of Goldman, Sachs & Co. acted as the arranger and syndication agent under the Company’s senior secured credit facilities. In connection with these transactions, Goldman, Sachs & Co. and its affiliates received aggregate fees of approximately $9.3 million. The fees charged by Goldman were commensurate with the fees Goldman charges for acting in a similar capacity on comparable transactions.

Agreements

       As of September 30, 2002, approximately 350 of the Company’s staff in the United States are represented by collective bargaining units, including approximately 310 workers who are retained under labor pooling agreements that the Company has entered into with KEC-NY and KEC-NJ, a company owned by one of our minority stockholders. Under these agreements, KEC-NY and KEC-NJ are signatories to collective bargaining agreements with the union locals that represent these employees. In addition, pursuant to these agreements, KEC-NY and KEC-NJ are responsible for paying the employees, remitting payroll taxes and making any required contributions to any union benefit plans covering the employees. The Company reimburses KEC-NJ and KEC-NY for these expenses, pays them a total fee of $50,000 per month and has agreed to indemnify them for liabilities related to the Company’s employees. The Company has a standby letter of credit in place in favor of KEC-NY and KEC-NJ in the amount of $1.5 million for labor compensation and benefits related to these employees. The agreements also require the Company to indemnify the shareholders of KEC-NY and KEC-NJ for losses, up to $5 million in the event the Company breaches the agreement or otherwise cause the shareholders to be subject to multi-employer pension plan withdrawal liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended.

14.	Income Taxes

       Pretax income (loss) consisted of the following (in thousands):

	Predecessors

	Period
	from	Period from		Period from	Period from
	October 1,	June 15,	Fiscal Year	October 1,	November 15,
	1999 to	2000 to	Ended	2001 to	2001 to
	June 14,	September 30,	September 30,	December 20,	September 30,
	2000	2000	2001	2001	2002

(in thousands)
United States	$5,086	$(16,735)	$(24,725)	$(16,230)	$(22,080)
Foreign	5,300	4,800	16,300	4,884	10,594

Total pretax income (loss)	$10,386	$(11,935)	$(8,425)	$(11,346)	$(11,486)

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The provision (benefit) for income taxes consisted of the following (in thousands):

	Predecessors

	Period from	Period from		Period from	Period from
	October 1,	June 15,		October 1,	November 15,
	1999	2000	Fiscal Year	2001	2001
	to	to	Ended	to	to
	June 14,	September 30,	September 30,	December 20,	September 30,
	2000	2000	2001	2001	2002

(in thousands)
Current:
State and local	$652	$1,903	$2,582	$747	$490
Foreign	2,091	1,709	5,835	1,344	4,394
Federal	2,306	6,738	9,137	2,352	—

	5,049	10,350	17,554	4,443	4,884

Deferred:
State	(202)	(2,849)	(2,897)	(1,050)	(930)
Foreign	—	—	—	—	(452)
Federal	(713)	(10,083)	(10,251)	(3,711)	(5,788)

	(915)	(12,932)	(13,148)	(4,761)	(7,170)

Total tax provision (benefit)	$4,134	$(2,582)	$4,406	$(318)	$(2,286)

       The components of net deferred tax assets (liabilities) are as follows (in thousands):

	Predecessor

	September 30, 2001			December 31, 2001			September 30, 2002

	US	Foreign	Total	US	Foreign	Total	US	Foreign	Total

Deferred tax assets:
Excess book over tax depreciation	$682	$—	$682	$—	$—	$—	$607	$—	$607
Amortization of intangibles	443	—	443	—	—	—	—	—	—
Inventory and receivables	2,225	—	2,225	4,520	—	4,520	1,962	—	1,962
Accrued expenses and deferred compensation	2,533	369	2,902	2,937	—	2,937	2,101	—	2,101
Net operating loss carryforwards	—	—	—	1,558	—	1,558	8,895	—	8,895

Total	5,883	369	6,252	9,015	—	9,015	13,565	—	13,565
Less valuation allowance	—	—	—	—	—	—	—	—	—

Total deferred tax assets	5,883	369	6,252	9,015	—	9,015	13,565	—	13,565

Deferred tax liabilities:
Intangible assets	(62,806)	—	(62,806)	(75)	—	(75)	(701)	—	(701)
Acquisition tax liabilities	—	—	—	(6,547)	—	(6,547)	(6,547)	—	(6,547)
Unremitted earnings of foreign entities	—	—	—	—	—	—	(706)	—	(706)
Excess tax over book depreciation	—	(125)	(125)	(80)	—	(80)	—	—	—
Excess book over tax basis in foreign subsidiaries	—	—	—	—	(13,497)	(13,497)	—	(12,801)	(12,801)

Net deferred tax liabilities	$(56,923)	$244	$(56,679)	$2,313	$(13,497)	$(11,184)	$5,611	$(12,801)	$(7,190)

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The current income tax provision (benefit) and deferred tax asset (liability) were computed using the separate return method. Foreign earnings are assumed to be repatriated to the United States.

       IPC will be included in the Global Crossing consolidated return for federal income tax purposes for the period ended December 20, 2001. Federal law provides that each member of an affiliated group that files a consolidated return is liable for the group’s entire tax obligation. Thus, to the extent Global Crossing or other members of the group failed to make any federal income tax payments required of them by law for 2001, the Company could be liable for the shortfall. Similar principles may apply for state income tax purposes in many states. Global Crossing has advised the Company that it does not believe that it had federal income tax liability for 2001. The Company cannot independently verify this information and can give no assurance that this information is correct. If Global Crossing’s federal income tax liabilities are significant and are imposed on IPC, these liabilities could have a material adverse effect on the Company’s financial condition and results of operations.

       Based on the separate return tax computation for IPC, the current federal tax liability for the period ended December 20, 2001 was treated as an intercompany liability to an affiliate included in Global Crossing’s consolidated federal tax return. For tax years ending prior to December 20, 2001, IPC filed a separate federal tax return with its affiliates and subsidiaries.

       A reconciliation between the statutory U.S. federal income tax rate and the effective tax rate is as follows:

	Predecessors

	Period from	Period from		Period from	Period from
	October 1,	June 15,		October 1,	November 15,
	1999	2000	Fiscal Year	2001	2001
	to	to	Ended	to	to
	June 14,	September 30,	September 30,	December 20,	September 30,
	2000	2000	2001	2001	2002

(in thousands)
Statutory U.S. Federal tax rate	35.0%	35.0%	35.0%	35.0%	35.0%
State and local income taxes, net of Federal benefit	2.8%	5.2%	2.5%	(4.3)%	5.3%
Incremental foreign tax effect	4.5%	(0.7)%	(0.8)%	(5.7)%	(9.3)%
Goodwill amortization	—	(22.1)%	(86.5)%	(27.7)%	—
Other, net	(2.5)%	4.2%	(2.5)%	5.5%	(11.1)%

	39.8%	21.6%	(52.3)%	2.8%	19.9%

       At September 30, 2002, for U.S. Federal income tax purposes, the Company has NOL carryforwards of approximately $22.2 million. For U.S. Federal income tax purposes, NOL carryforwards expire through 2022. NOL amounts, carryforward years, and rules of the use vary greatly for state income tax purposes.

       As of September 30, 2002, the Company has recognized deferred tax assets related to its US federal and state net operating loss carryforwards of approximately $8.9 million. In

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determining whether it is more likely than not that the Company will realize the benefits of the net deferred tax assets from US operations, the Company considered all available evidence, both positive and negative. The principal factors that led the Company to recognize these benefits were: (1) US results of operations for the period ended September 30, 2002 reported a loss before income taxes of $22.1 million, after reflecting charges of $34.3 million resulting from the fair-value inventory adjustments under the purchase price allocation (which, as a result of the Internal Revenue Code Section 338(h)(10) tax election, jointly made by the Company and Global Crossing, also generates deductions for income tax purposes); (2) US results of operations for fiscal 2003, 2004 and subsequent years are expected to generate sufficient taxable income to fully utilize these tax loss carryforwards; and (3) the Company’s conclusion that the net US deferred tax assets were generated by an event (the Company’s purchase of IPC Information Systems in December 2001), rather than a continuing condition.

       IPC has received notices of taxes due from various jurisdictions related to Federal and state payroll taxes, state income taxes, state sales taxes, VAT, and income taxes in several foreign countries. These notices are for periods prior to the IPC Acquisition. Under the purchase agreement, Global Crossing is responsible for payment of these taxes. Since Global Crossing is now under bankruptcy protection, the bankruptcy court must approve any such tax payments by Global Crossing for periods prior to the commencement of Global Crossing’s bankruptcy case. If the bankruptcy court does not approve Global Crossing’s payment of all amounts that are due with respect to these taxes, these jurisdictions may proceed against IPC for these amounts. If the purchase agreement is rejected, Global Crossing may avoid its obligations to pay the taxes and to indemnify the Company for payment of the taxes. Currently, the aggregate amount of taxes for which IPC has received notices is approximately $5.2 million and is accrued in the Company’s consolidated balance sheet at September 30, 2002. The ultimate settlement of these liabilities may be for amounts which are different from the amounts presently recorded.

       Additionally, certain tax returns for periods prior to and including the IPC Acquisition are not yet due and still must be filed by Global Crossing pursuant to the purchase agreement. Global Crossing has informed the Company that as a result of its rejection of the purchase agreement, it may not include IPC Information Systems and its subsidiaries in such tax returns. In the Company’s objection to Global Crossing’s rejection of the purchase agreement, the Company has requested the bankruptcy court to uphold the purchase agreement and, in any event, to order Global Crossing to include IPC Information Systems and its subsidiaries in such tax returns even if the rejection of the purchase agreement is permitted. It is possible, however, that the Court will not grant the Company’s request. The Company believes that Global Crossing is contractually required to include IPC Information Systems and its subsidiaries in such tax returns, and further believes that Global Crossing does not have any legal basis to exclude IPC Information Systems and its subsidiaries from these tax returns. If, however, Global Crossing does not include IPC Information Systems and its subsidiaries in such tax returns and IPC Information Systems and its subsidiaries are required to separately file these tax returns and pay any pre-IPC Acquisition tax liabilities, such liabilities, which the Company estimates to be in the range of $0 to $36 million, could have a material adverse effect on the Company’s financial condition and results of operations, including requiring the Company to seek financing to pay any additional pre-IPC Acquisition tax liabilities.

15. Business Segment Information

       The Company’s operations include the Trading Systems and Information Transport Systems, or I.T.S. divisions. Trading Systems reports sales of turret systems to distributors and direct sales and installations of turret systems as “Product sales and installations.” It reports

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

revenue from turret system maintenance, including annual and multi-year service contracts, and from moves, additions and changes to existing turret system installations as “Service.” I.T.S. reports revenue from the design, integration and implementation of cabling infrastructure projects including local and wide area networks, and from the sales of network products, such as hubs, bridges and routers as “Product sales and installations.” It reports revenue from on-site maintenance of customer cable infrastructure, including annual and multi-year contracts, and from the provision of outsourcing services for the support, expansion and upgrading of existing customer networks, as “Service.” The Company’s primary measures to evaluate performance are direct margin and income from operations.

	Predecessor

	Trading
	Systems	I.T.S.	Consolidated

	(in thousands)
Period from October 1, 1999 to June 14, 2000
Revenue:
Product sales and installations	$82,286	$26,202	$108,488
Service	55,323	10,698	66,021

Total revenue	$137,609	$36,900	$174,509
Direct margin	90,722	7,696	98,418
Income from operations	25,196	1,350	26,546
Depreciation and amortization	6,815	268	7,083
Interest expense, net	(16,142)	—	(16,142)
Other income (expense), net	(18)	—	(18)
Income (loss) before income taxes	9,036	1,350	10,386
Income tax provision	4,134	—	4,134
Goodwill, net	$13,099	—	$13,099
Total assets	$272,707	$25,623	$298,330
Capital expenditures	$2,692	$69	$2,761

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor

	Trading
	Systems	I.T.S.	Consolidated

	(in thousands)
Period from June 15, 2000 to September 30, 2000
Revenue:
Product sales and installations	$58,939	$14,055	$72,994
Service	25,227	5,479	30,706

Total revenue	$84,166	$19,534	$103,700
Direct margin	23,162	2,607	25,769
Income (loss) from operations	(6,349)	70	(6,279)
Depreciation and amortization	13,851	152	14,003
Interest expense, net	(5,686)	—	(5,686)
Other income (expense), net	30	—	30
Income (loss) before income taxes	(12,005)	70	(11,935)
Income tax benefit	(2,582)	—	(2,582)
Goodwill, net	$206,150	—	$206,150
Total assets	$507,515	$23,845	$531,360
Capital expenditures	$1,004	$49	$1,053

	Predecessor

	Trading
	Systems	I.T.S.	Consolidated

	(in thousands)
Fiscal Year Ended September 30, 2001
Revenue:
Product sales and installations	$138,165	$43,102	$181,267
Service	82,851	15,579	98,430

Total revenue	$221,016	$58,681	$279,697
Direct margin	129,746	12,508	142,254
Income from operations	12,700	4,718	17,418
Depreciation and amortization	48,370	265	48,635
Interest expense, net	(27,871)	—	(27,871)
Other income (expense), net	2,028	—	2,028
Income (loss) before income taxes	(13,143)	4,718	(8,425)
Income tax provision	4,406	—	4,406
Goodwill, net	$185,033	—	$185,033
Total assets	$459,066	$30,045	$489,111
Capital expenditures	$8,982	$388	$9,370

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor

	Trading
	Systems	I.T.S.	Consolidated

	(in thousands)
Period from October 1, 2001 to December 20, 2001
Revenue:
Product sales and installations	$27,444	$8,247	$35,691
Service	18,795	4,294	23,089

Total revenue	$46,239	$12,541	$58,780
Direct margin	28,690	2,734	31,424
Income (loss) from operations	(6,498)	1,090	(5,408)
Depreciation and amortization	10,729	8	10,737
Interest expense, net	(5,987)	—	(5,987)
Other income (expense), net	49	—	49
Income (loss) before income taxes	(12,436)	1,090	(11,346)
Income tax benefit	(318)	—	(318)
Goodwill, net	$180,328	—	$180,328
Total assets	$350,787	$29,179	$379,966
Capital expenditures	$1,897	$5	$1,902

	Trading
	Systems	I.T.S.	Consolidated

	(in thousands)
Period from November 15, 2001 to September 30, 2002
Revenue:
Product sales and installations	$127,246	$29,257	$156,503
Service	66,909	9,372	76,281

Total revenue	$194,155	$38,629	$232,784
Direct margin	84,215	5,717	89,932
Income (loss) from operations	10,475	(82)	10,393
Depreciation and amortization	14,760	305	15,065
Interest expense, net	(21,533)	—	(21,533)
Other income (expense), net	(346)	—	(346)
Income (loss) before income taxes	(11,404)	(82)	(11,486)
Income tax benefit	(2,286)	—	(2,286)
Goodwill, net	$71,308	$971	$72,279
Total assets	$415,395	$14,837	$430,232
Capital expenditures	$6,480	$26	$6,506

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Information about the Company’s operations by geographic location is as follows:

	Predecessors

	Period from	Period from		Period from	Period from
	October 1,	June 15,		October 1,	November 15,
	1999	2000	Fiscal Year	2001	2001
	to	to	Ended	to	to
	June 14,	September 30,	September 30,	December 20,	September 30,
	2000	2000	2001	2001	2002
(in thousands)
Revenues:
Americas	$131,266	$63,924	$213,081	$44,939	$169,069
Europe	37,443	24,237	47,817	10,424	48,928
Asia Pacific	5,800	15,539	18,799	3,417	14,787

	$174,509	$103,700	$279,697	$58,780	$232,784

Long-lived assets:
Americas	$32,206	$318,019	$287,192	$275,816	$227,265
Europe	6,252	66,779	58,563	57,197	54,375
Asia Pacific	214	13,341	13,147	16,214	20,775

	$38,672	$398,139	$358,902	$349,227	$302,415

       Included in the Europe and Asia Pacific revenues are U.S. export sales to unaffiliated customers of $2.0 million and $6.7 million for the period October 1, 1999 to June 14, 2000, $1.2 million and $14.5 million for the period June 15, 2000 to September 30, 2000, $2.0 million and $12.6 million for the fiscal year ended September 30, 2001, $1.1 million and $0.3 million for the period October 1, 2001 to December 20, 2001, and $1.1 million and $5.3 million, for the period November 15, 2001 to September 30, 2002, respectively.

       Transfers from the United States to Europe and Asia Pacific, eliminated in consolidation, were $19.5 million and $0.9 million for the period October 1, 1999 to June 14, 2000, $5.4 million and $1.6 million for the period June 15, 2000 to September 30, 2000, $17.8 million and $4.0 million for the fiscal year ended September 30, 2001, $5.6 million and $1.1 million for the period October 1, 2001 to December 20, 2001, and $14.1 million and $5.4 million for the period November 15, 2001 to September 30, 2002.

       The Company performs periodic credit evaluations of its customers’ financial condition and although the Company does not generally require collateral, it does require cash payments in advance when the assessment of credit risk associated with a customer is substantially higher than normal. Credit losses have consistently been within management’s expectations and are provided for in the consolidated financial statements.

       For the periods October 1, 1999 to June 14, 2000, June 15, 2000 to September 30, 2000, fiscal year ended September 30, 2001, October 1, 2001 to December 20, 2001 and from November 15, 2001 to September 30, 2002, no single customer accounted for 10% or more of total revenues.

       As of September 30, 2002, the Company’s operations employed approximately 630 persons on a full-time or full-time equivalent basis, 40 of which are covered under collective bargaining agreements. Additionally, the Company subcontracts approximately 350 employees covered under collective bargaining agreements.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16. Guarantor Subsidiaries’ Financial Information

       Certain of the Company’s domestic restricted subsidiaries guarantee the senior secured credit facilities and the senior subordinated notes. These subsidiary guarantees are both full and unconditional, as well as joint and several. Information regarding the guarantors is as follows (in thousands):

Condensed Combining Statement of Operations
For the Period October 1, 1999 to June 14, 2000

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Combined

Revenue	$157,630	$39,379	$(22,500)	$174,509
Cost of goods sold	94,169	27,024	(18,193)	103,000

Gross profit	63,461	12,355	(4,307)	71,509
Other operating expenses	36,981	7,982	—	44,963

Income (loss) from operations	26,480	4,373	(4,307)	26,546
Interest expense and other, net	(16,410)	250	—	(16,160)
Income tax provision	2,618	1,516	—	4,134

Net income (loss)	$7,452	$3,107	$(4,307)	$6,252

Condensed Combining Statement of Cash Flows
For the Period October 1, 1999 to June 14, 2000

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Combined

Net cash provided by operating activities	$45,714	$5,349	$—	$51,063
Capital expenditures	(2,661)	(100)	—	(2,761)

Net cash used in investing activities	(2,661)	(100)	—	(2,761)
Repayments of intercompany borrowings	(57,144)	(6,035)	—	(63,179)
Borrowings under revolving credit facility	12,290	—	—	12,290
Proceeds from exercise of stock options	4,224	—	—	4,224
Principal payments on capital leases	(331)	—	—	(331)

Net cash used in financing activities	(40,961)	(6,035)	—	(46,996)
Effect of exchange rate changes on cash	(2,462)	—	—	(2,462)

Net decrease in cash	(370)	(786)	—	(1,156)
Cash at beginning of period	(138)	5,064	—	4,926

Cash at end of period	$(508)	$4,278	$—	$3,770

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Combining Statement of Operations
For the Period June 15, 2000 to September 30, 2000

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Combined

Revenue	$85,618	$24,820	$(6,738)	$103,700
Cost of goods sold	63,907	25,106	(9,068)	79,945

Gross profit	21,711	(286)	2,330	23,755
Other operating expenses	26,451	3,583	—	30,034

Income (loss) from operations	(4,740)	(3,869)	2,330	(6,279)
Interest expense and other, net	(5,758)	102	—	(5,656)
Extraordinary loss on senior discount notes	(17,795)	—	—	(17,795)
Income tax provision (benefit)	(11,410)	1,559	—	(9,851)

Net income (loss)	$(16,883)	$(5,326)	$2,330	$(19,879)

Condensed Combining Statement of Cash Flows
For the Period June 15, 2000 to September 30, 2000

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Combined

Net cash provided by operating activities	$13,963	$4,981	$—	$18,944
Capital expenditures	(973)	(80)	—	(1,053)

Net cash used in investing activities	(973)	(80)	—	(1,053)
Proceeds from (repayments of) intercompany borrowings	79,359	(6,420)	—	72,939
Repayments under revolving credit facility	(45,712)	—	—	(45,712)
Principal payments on senior discount notes	(43,272)	—	—	(43,272)
Principal payments on capital leases	(304)	—	—	(304)

Net cash used in financing activities	(9,929)	(6,420)	—	(16,349)
Effect of exchange rate changes on cash	(2,160)	—	—	(2,160)

Net increase (decrease) in cash	901	(1,519)	—	(618)
Cash at beginning of period	(508)	4,278	—	3,770

Cash at end of period	$393	$2,759	$—	$3,152

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Combining Balance Sheet at
September 30, 2001

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Combined

Assets:
Cash	$(703)	$5,239	$—	$4,536
Accounts receivable, net	64,005	13,491	—	77,496
Inventories, net	41,991	8,254	(4,987)	45,258
Prepaid and other current assets	410	2,509	—	2,919
Due from affiliate	(13,977)	13,597	380	—

Total current assets	91,726	43,090	(4,607)	130,209
Property, plant and equipment, net	18,595	1,773	—	20,368
Goodwill and intangibles, net	265,467	72,196	—	337,663
Deferred financing costs	—	—	—	—
Other assets	722	149	—	871

Total assets	$376,510	$117,208	$(4,607)	$489,111

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$17,521	$9,167	$—	$26,688
Customer advances and deferred revenue	45,138	6,454	—	51,592
Due to affiliates	104,106	—	—	104,106

Total current liabilities	166,765	15,621	—	182,386
Other long-term liabilities	62,679	—	—	62,679

Total liabilities	229,444	15,621	—	245,065
Total stockholders’ equity	147,066	101,587	(4,607)	244,046

Total liabilities and stockholders’ equity	$376,510	$117,208	$(4,607)	$489,111

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Combining Statement of Operations
For the Fiscal Year Ended September 30, 2001

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Combined

Revenue	$245,038	$58,679	$(24,020)	$279,697
Cost of goods sold	146,649	41,498	(22,712)	165,435

Gross profit	98,389	17,181	(1,308)	114,262
Other operating expenses	81,207	15,637	—	96,844

Income (loss) from operations	17,182	1,544	(1,308)	17,148
Interest expense and other, net	(26,236)	393	—	(25,843)
Income tax provision (benefit)	(175)	4,581	—	4,406

Net income (loss)	$(8,879)	$(2,644)	$(1,308)	$(12,831)

Condensed Combining Statement of Cash Flows
For the Fiscal Year Ended September 30, 2001

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Combined

Net cash provided by operating activities	$21,213	$12,093	$—	$33,306
Capital expenditures	(9,353)	(17)	—	(9,370)

Net cash used in investing activities	(9,353)	(17)	—	(9,370)
Repayments of intercompany borrowings	(13,590)	(9,596)	—	(23,186)
Principal payments on capital leases	(234)	—	—	(234)

Net cash used in financing activities	(13,824)	(9,596)	—	(23,420)
Effect of exchange rate changes on cash	868	—	—	868

Net increase (decrease) in cash	(1,096)	2,480	—	1,384
Cash at beginning of period	393	2,759	—	3,152

Cash at end of period	$(703)	$5,239	$—	$4,536

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Combining Statement of Operations
For the Period October 1, 2001 to December 20, 2001

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Combined

Revenue	$52,098	$13,777	$(7,095)	$58,780
Cost of goods sold	30,826	9,226	(7,014)	33,038

Gross profit	21,272	4,551	(81)	25,742
Other operating expenses	28,211	2,939	—	31,150

Income (loss) from operations	(6,939)	1,612	(81)	(5,408)
Interest expense and other, net	(6,218)	280	—	(5,938)
Income tax provision (benefit)	639	(957)	—	(318)

Net income (loss)	$(13,796)	$2,849	$(81)	$(11,028)

Condensed Combining Statement of Cash Flows
For the Period October 1, 2001 to December 20, 2001

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Combined

Net cash provided by (used in) operating activities	$19,702	$(4,455)	$—	$15,247
Capital expenditures	(1,875)	(27)	—	(1,902)

Net cash used in investing activities	(1,875)	(27)	—	(1,902)
Proceeds from (repayments of) intercompany borrowings	(16,428)	1,294	—	(15,134)

Net cash (used in) provided by financing activities	(16,428)	1,294	—	(15,134)
Effect of exchange rate changes on cash	(1,076)	(920)	—	(1,996)

Net increase (decrease) in cash	323	(4,108)	—	(3,785)
Cash at beginning of period	(703)	5,239	—	4,536

Cash at end of period	$(380)	$1,131	$—	$751

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating
Balance Sheet at December 31, 2001

	IPC	Guarantor	Non-Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets:
Cash	$24,654	$549	$(157)	$—	$25,046
Restricted cash	20,800	—	—	—	20,800
Accounts receivable, net	—	44,663	22,141	—	66,804
Inventories, net	—	64,782	7,233	(4,205)	67,810
Prepaid and other current assets	—	828	2,004	—	2,832
Due from affiliate	—	34,169	(34,630)	461	—

Total current assets	45,454	144,991	(3,409)	(3,744)	183,292
Investment in subsidiaries	360,177	—	—	(360,177)	—
Property, plant and equipment, net	—	19,427	1,776	—	21,203
Goodwill and intangibles, net	—	224,679	68,232	—	292,911
Deferred financing costs, net	19,712	—	—	—	19,712
Other assets	—	663	(111)	—	552

Total assets	$425,343	$389,760	$66,488	$(363,921)	$517,670

Liabilities and stockholders’ equity:
Current portion of long-term debt	$5,250	$—	$—	$—	$5,250
Accounts payable, accrued expenses and other current liabilities	—	33,057	3,956	—	37,013
Customer advances and deferred revenue	—	45,003	6,957	—	51,960
Deferred purchase price obligation	20,800	—	—	—	20,800

Total current liabilities	26,050	78,060	10,913	—	115,023
Long-term debt	249,750	—	—	—	249,750
Other long-term liabilities	10,940	3,354	—	—	14,294

Total liabilities	286,740	81,414	10,913	—	379,067

Total stockholders’ equity	138,603	308,346	55,575	(363,921)	138,603

Total liabilities and stockholders’ equity	$425,343	$389,760	$66,488	$(363,921)	$517,670

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet at
September 30, 2002

	IPC	Guarantor	Non-Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets:
Cash	$6,123	$(1,610)	$20,781	$—	$25,294
Restricted cash	7,272	—	—	—	7,272
Accounts receivable, net	—	32,900	19,568	—	52,468
Inventories, net	—	20,089	5,518	(3,389)	22,218
Prepaid and other current assets	—	1,658	2,956	—	4,614
Due from affiliate	(20,023)	67,819	(47,796)	—	—

Total current assets	(6,628)	120,856	1,027	(3,389)	111,866
Investment in subsidiaries	369,106	—	—	(369,106)	—
Property, plant and equipment, net	—	18,988	2,016	—	21,004
Goodwill and intangibles, net	—	205,298	76,113	—	281,411
Deferred financing costs, net	15,116	—	—	—	15,116
Other assets	—	662	173	—	835

Total assets	$377,594	$345,804	$79,329	$(372,495)	$430,232

Liabilities and stockholders’ equity:
Current portion of long-term debt	$6,460	$—	$—	$—	$6,460
Accounts payable, accrued expenses and other current liabilities	5,072	15,196	10,830	—	31,098
Customer advances and deferred revenue	—	17,116	6,377	—	23,493
Deferred purchase price obligation	7,272	—	—	—	7,272

Total current liabilities	18,804	32,312	17,207	—	68,323
Long-term debt	214,602	—	—	—	214,602
Other long-term liabilities	7,190	3,119	—	—	10,309

Total liabilities	240,596	35,431	17,207	—	293,234

Total stockholders’ equity	136,998	310,373	62,122	(372,495)	136,998

Total liabilities and stockholders’ equity	$377,594	$345,804	$79,329	$(372,495)	$430,232

Condensed Consolidated Statement of Operations
For the Period November 15, 2001 to September 30, 2002

	IPC	Guarantor	Non-Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$193,365	$59,907	$(20,488)	$232,784
Cost of goods sold	—	144,585	39,611	(22,248)	161,948

Gross profit	—	48,780	20,296	1,760	70,836
Other operating expenses	—	49,539	10,904	—	60,443

Income (loss) from operations	—	(759)	9,392	1,760	10,393
Interest expense and other, net	(21,725)	157	(311)	—	(21,879)
Income tax provision (benefit)	—	(6,680)	4,394	—	(2,286)

Net income (loss)	$(21,725)	$6,078	$4,687	$1,760	$(9,200)

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Cash Flows
For the Period November 15, 2001 to September 30, 2002

	IPC	Guarantor	Non-Guarantor
	Acquisition	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$12,810	$(1,475)	$21,170	$—	$32,505
Capital expenditures	—	(5,043)	(1,463)	—	(6,506)
Acquisitions, net of cash acquired	(350,246)	3,806	(57)	751	(345,746)

Net cash used in investing activities	(350,246)	(1,237)	(1,520)	751	(352,252)
Proceeds from debt, net of issuance costs	237,580	—	—	—	237,580
Principal payments on term loan	(33,938)	—	—	—	(33,938)
Proceeds from equity issuances, net	139,917	—	—	—	139,917

Net cash (used in) provided by financing activities	343,559	—	—	—	343,559
Effect of exchange rate changes on cash	—	1,482	—	—	1,482

Net increase (decrease) in cash	6,123	(1,230)	19,650	751	25,294
Cash at beginning of period	—	(380)	1,131	(751)	—

Cash at end of period	$6,123	$(1,610)	$20,781	$—	$25,294

17.     Quarterly Financial Information (Unaudited):

       The following table sets forth unaudited quarterly financial information for the fiscal years ended September 30, 2001 and 2002 (in thousands):

	Predecessor

	Quarter Ended

	December 31,	March 31,	June 30,	September 30,

Fiscal year ended September 30, 2001:
Revenue	$60,945	$72,778	$76,062	$69,912
Gross profit (excluding depreciation and amortization)	$16,444	$31,444	$35,811	$30,563
Net income (loss)	$(23,457)	$1,760	$5,136	$3,730

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor

	Period from	Period from
	October 1, 2001	November 15, 2001
	to	to	Quarter Ended
	December 20,	December 31,
	2001	2001	March 31,	June 30,	September 30,

Fiscal year ended September 30, 2002:
Revenue	$58,780	$14,329	$78,205	$62,808	$77,442
Gross profit (excluding depreciation and amortization)	$25,742	$362	$17,375	$18,621	$34,478
Net income (loss)	$(11,028)	$(1,382)	$(5,310)	$(5,385)	$2,877

18.     Subsequent Events (Unaudited)

Gains Transactions

       On January 22, 2003, IPC Information Systems, Inc. reached an agreement with Gains International (US) Inc. and Gains International (Europe) Limited to co-market voice and data network services to financial institutions in the Americas and Europe. On that same date, GS Capital Partners 2000, L.P., or GSCP 2000, and other related funds that own substantially all of the Company’s common stock announced that they had reached an agreement to purchase Gains International (US) Inc., Gains International (Europe) Limited and Gains International Asia Holdings Limited. IPC Information Systems, Inc. also entered into an agreement that grants the Company and IPC Information Systems, Inc. the option to purchase all of the outstanding shares of Gains International (US) Inc. and Gains International (Europe) Limited in December 2003, subject to specified conditions. Both the co-marketing and option agreements are contingent on the closing of the announced sale to GSCP 2000 and other related funds. The Company may extend loans or a line of credit to Gains International (US) Inc. and Gains International (Europe) Limited; however, the terms of such agreements have not been finalized.

Senior Secured Credit Facilities Prepayment and Amendment

       On March 3, 2003, the Company voluntarily prepaid $14.0 million of its term loans under the senior secured credit facilities. In addition, the Company completed an amendment to the senior secured credit facilities that modifies the senior secured leverage, total leverage, interest coverage and capital expenditures covenants in the credit agreement and secures consent from the Company’s lenders for the previously announced option agreement to purchase all issued and outstanding shares of Gains International (US) Inc. and Gains International (Europe) Limited in December 2003. Following the prepayment, the Company has $55.4 million of its term loans outstanding under the senior secured credit facilities.

Settlement and Rejection Agreement

       On March 13, 2003, the Company entered into a settlement and rejection agreement with Global Crossing. Pursuant to the settlement and rejection agreement, Global Crossing rejected all of its remaining obligations under the purchase agreement pursuant to which the Company acquired 100% of the common stock of IPC Information Systems, Inc. and 100% of the ordinary shares of Asia Global Crossing IPC Trading Systems Australia Pty Ltd. and various assets related to the operations of these businesses. In addition, the Company and Global Crossing mutually released each other for all prior claims and Global Crossing expressly waived and released its rights to the balance of the deferred portion of the purchase price. The bankruptcy court entered an order on March 14, 2003 approving the settlement and rejection agreement.

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Under the terms of the settlement and rejection agreement, the Company has deposited $5.2 million in a new escrow account. Global Crossing will receive $3.2 million from the escrow account upon the filing of certain tax returns in the United Kingdom. Global Crossing will be permitted to receive the remaining $2.0 million from the escrow account after it issues to the Company as beneficiary an irrevocable $2.0 million letter of credit. The Company will have the right to draw on that letter of credit in the event Global Crossing’s affiliate fails to make any payments due to the Company pursuant to the sublease for office space at 67-73 Worship Street in London, England.

       Based on the terms of the settlement and rejection agreement, the Company believes that all tax returns required to be filed in respect of IPC Information Systems, Inc. and its subsidiaries for periods prior to and including the date of the IPC Acquisition, have now been filed, except for the United Kingdom tax returns, which the Company expects will be filed by April 30, 2003. These returns consist of consolidated tax returns with Global Crossing, and, where required by law, separate tax returns for IPC Information Systems, Inc. and/or its subsidiaries.

       As a result of the rejection of the purchase agreement, Global Crossing has been relieved of all of its obligations under the purchase agreement, including, among other things, indemnifying the Company for tax liabilities that may be imposed upon IPC Information Systems, Inc. and its subsidiaries for periods prior to and including the date of the IPC Acquisition. The Company therefore will be liable for any tax liabilities that may be imposed, as a result of an audit or otherwise, on IPC Information Systems, Inc. and/or its subsidiaries for these periods. As of the date of this filing, the aggregate amount of taxes for which the Company has received notices of taxes due from various jurisdictions and recognized as tax liabilities under purchase accounting is approximately $6.5 million. The Company estimates that the range of our exposure for additional tax liabilities is from zero to $36 million. In computing our estimated range of potential tax liabilities, the Company took into account tax returns in certain jurisdictions where the statutes of limitations have not yet expired. Under those tax returns as filed, the remaining liability is zero. Although the Company believes that all those tax returns have been filed correctly, such returns may be audited and additional taxes may be assessed (or refunds may be granted). Payment by the Company of a significant amount of these potential tax liabilities could have a material adverse effect on our financial condition and results of operations, requiring the Company to seek additional financing. In that event, the Company cannot assure you that it will be able to obtain additional financing on commercially reasonable terms, or at all.

       Pursuant to the settlement and rejection agreement, Global Crossing has also paid over to the Company the sum of $2,355,351.85 for payroll and federal tax refunds received by it for periods prior to and including the date of the IPC Acquisition. Global Crossing is also required to pay the Company any future tax refunds or credits it receives on the Company’s behalf or make credits applicable to IPC Information Systems, Inc. and its subsidiaries for these periods.

       As part of the settlement and rejection agreement, the Company also entered into a second amendment to the network services, channel sales and transition services agreement. Under the second amendment, the Company no longer has any obligation to market or resell Global Crossing’s channel network services to its customers. In addition, the restrictions on the Company’s ability to compete with Global Crossing will terminate on June 20, 2004 (instead of December 20, 2004), or, on June 20, 2003 (instead of December 20, 2003) in connection with a business combination transaction with an unrelated third party that is or becomes a competitor of Global Crossing. Finally, pursuant to the settlement and rejection agreement, the Company will be permitted to use any other provider of network services for its own internal purposes provided the Company’s aggregate annual payments to Global Crossing and their subsidiaries is at least

IPC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$48,000. Neither this second amendment nor the first amendment to the network services, channel sales and transition services agreement was signed by Asia Global Crossing Asia Pacific Commercial, Ltd., a former Global Crossing affiliate that was an original signatory to this agreement. Accordingly, with respect to Asia Global Crossing Asia Pacific Commercial, Ltd., the non-compete restrictions contained in the original network services, channel sales and transition services agreement have not been suspended and the Company’s ability to engage in certain new lines of business activities in Asia may be restricted.

________________________________________________________________________________

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is currently only as of its date.

________________________________________________________________________________

IPC Acquisition Corp.

11.50% Senior Subordinated

Notes due 2009

PROSPECTUS

November 12, 2003